Exhibit T3E.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------x

         In re                 :       Chapter 11 Case Nos.
                                       92 B 42698 (JLG)
OLYMPIA & YORK                 :
  REALTY CORP., et al.,                (Jointly Administered)
                               :
         Debtors.
                               :
-------------------------------x


                     DEBTORS' DISCLOSURE STATEMENT PURSUANT
                   TO SECTION 1125 OF THE BANKRUPTCY CODE FOR
                 THE SECOND AMENDED JOINT PLAN OF REORGANIZATION
















WEIL, GOTSHAL & MANGES LLP        KAYE, SCHOLER, FIERMAN,
Attorneys for Debtors and          HAYS & HANDLER LLP
  Debtors in Possession           Attorneys for Olympia & York
(except Olympia & York Tower        Tower B Lease Company
   B Lease Company)               425 Park Avenue
767 Fifth Avenue                  New York, New York 10022
New York, New York 10153          (212) 836-8000
(212) 310-8000

Dated:  New York, New York
        August 9, 1996





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                                 I. INTRODUCTION

          Olympia & York Realty Corp. ("Realty Corp.")1, Olympia & York SF Holdings Corporation ("SF Holdings"), O&Y Equity (Canada) Ltd. ("Equity Canada"), O&Y (U.S.) Development Canada, Ltd. ("Devco Canada" and together with Realty Corp., SF Holdings and Equity Canada, the "Canadian Debtors"), O&Y (U.S.) Development Company, L.P. ("Devco"), O&Y (U.S.) Development General Partner Corp. ("Devco GP"), O&Y Equity Company, L.P. ("Equityco"), O&Y Equity General Partner Corp. ("Equity GP"), Olympia & York Real Estate (U.S.A.) Inc., ("OYREUSA"), Baden Real Estate Corp. ("Baden" and together with Devco, Devco GP, Equityco, Equity GP and OYREUSA, the "O&Y (U.S.) Debtors") and each of the other entities listed on Schedule 1 hereto (collectively, with the Canadian Debtors and the O&Y (U.S.) Debtors, the "Debtors", and each, a "Debtor") submit this Disclosure Statement pursuant to section 1125 of the United States Bankruptcy Code, 11 U.S.C. ss. 101 et. seq. (the "Bankruptcy Code"), to creditors of the Debtors (collectively, the "Creditors") and holders of the equity interests of the Debtors (collectively, the "Equity Interest Holders") in connection with (i) the solicitation of acceptances or rejections from Creditors and Equity Interest Holders on the Second Amended Joint Plan of Reorganization, dated August 9, 1996 (the "Plan"), proposed by the Debtors and Carena Bancorp U.S., Inc. ("Carena"), Battery Park Holdings Inc. ("BPHI"), Canadian Imperial Bank of Commerce ("CIBC"), Citibank, N.A. ("Citibank") and Dragon Holdings Limited ("Dragon") (collectively, the "Co-Proponents", and together with the Debtors, the "Plan Proponents"), and filed by the Plan Proponents with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), and (ii) the hearing on confirmation of the Plan scheduled for September 11, 1996. Unless otherwise defined herein, all capitalized terms contained herein will have the meanings ascribed to them in the Plan.

          On August 9, 1996, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable hypothetical, reasonable investors typical of the Creditors and the Equity Interest Holders in each class under the Plan to make an informed judgment as to whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.


--------

1 Capitalized terms used, but not otherwise defined herein, shall have the meaning assigned to such terms in the Plan.



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                                       -3-



          EACH CREDITOR AND EQUITY INTEREST HOLDER SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE OTHER EXHIBITS TO THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

          ALL EXHIBITS OR SCHEDULES TO THIS DISCLOSURE STATEMENT ARE EITHER ANNEXED HERETO OR ARE CONTAINED IN A SEPARATE EXHIBIT VOLUME WHICH WERE FILED WITH THE CLERK OF THE BANKRUPTCY COURT ON MAY 13, 1996 AND SUPPLEMENTED WITH CERTAIN ADDITIONAL MATERIALS ON AUGUST 2, 1996 AND AUGUST 9, 1996. EXCEPT TO THE EXTENT THAT THE PLAN IS AMENDED TO DELETE ONE OR MORE OF THE EXHIBITS THERETO, THE EXHIBITS TO THE PLAN WILL BE FILED NO LATER THAN SEVEN (7) DAYS PRIOR TO THE CONFIRMATION HEARING. NOTWITHSTANDING THE FOREGOING, THE DEBTORS ANTICIPATE THAT ALL OF THE EXHIBITS CURRENTLY SET FORTH AND DESCRIBED IN THE PLAN WILL BE FILED NO LATER THAN SEVEN (7) DAYS PRIOR TO THE CONFIRMATION HEARING. ALL EXHIBITS OR SCHEDULES TO THIS DISCLOSURE STATEMENT OR THE PLAN MAY BE INSPECTED AT THE OFFICE OF THE CLERK OF THE BANKRUPTCY COURT DURING NORMAL COURT HOURS. CREDITORS AND EQUITY INTEREST HOLDERS MAY OBTAIN COPIES OF THE EXHIBITS AND SCHEDULES TO THE DISCLOSURE STATEMENT AND THE PLAN, ONCE FILED, UPON WRITTEN REQUEST ONLY TO THE FOLLOWING ADDRESS:

                           WEIL, GOTSHAL & MANGES LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attn.:  Michael I. Schor, Esq.

          PLAN PROVISION SUMMARIES AND ALL OTHER STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE OTHER EXHIBITS AND SCHEDULES HERETO AND THERETO AND ANY OTHER DOCUMENTS REFERENCED HEREIN OR THEREIN.

          Pursuant to the provisions of the Bankruptcy Code, only classes of claims or equity interests that are "impaired" and that are not deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code are entitled to vote to accept or reject the plan. Any class of claims or equity interests that is "unimpaired" is not entitled to vote to accept or reject the plan. As set forth in section 1124 of the Bankruptcy Code, a class is "impaired" by the plan if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified. See "Voting and Confirmation of the Plan -- Who May Vote".

          The Claims and Equity Interests in each of Consolidated Devco Class 1, Consolidated Realty Corp. Class 1, SF Holdings Class 1, Devco Canada Class 1, Equity Canada Class 1, Consolidated OLP Class 1, Tower A Co. Class 1, Tower Corp. Class 1, Consolidated 245 Class 1 and Tower B Leaseco Class 1 are not



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                                       -4-


impaired under the Plan, and each such Class is, therefore, conclusively deemed to have accepted the Plan. The holders of Claims or Equity Interests in each of Consolidated Devco Class 12, Consolidated Realty Corp. Class 7, Devco Canada Class 4, Equity Canada Class 4, Tower Corp. Classes 4 and 5 and Tower B Leaseco Class 5 will not receive or retain any property under the plan on account of such Claims and Interests, and each such Class is, therefore, conclusively deemed to have rejected the Plan. The Claims in each of Consolidated Devco Classes 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11, Consolidated Realty Corp. Classes 2, 3, 4, 5 and 6, SF Holdings Classes 2 and 3, Devco Canada Classes 2 and 3, Equity Canada Classes 2 and 3, Consolidated OLP Classes 2, 3, 4, 5 and 6, Tower A Co. Classes 2, 3, 4, 5 and 6, Tower Corp. Classes 2 and 3, Consolidated 245 Classes 2, 3, 4, 5, 6, 7 and 8, and Tower B Leaseco Classes 2, 3 and 4 are impaired under the Plan, and the holders of Claims or Equity Interests in such Classes are entitled to vote to accept or reject the Plan.

          The Bankruptcy Code requires as a condition to confirmation of a consensual plan of reorganization that each impaired class of claims or equity interests accept the plan. The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims in that class who cast ballots for acceptance or rejection of the plan. Under the Bankruptcy Code, acceptance by a class of equity interests requires the acceptance by the holders of at least two-thirds of the allowed equity interests of that class held by the holders of equity interests who cast ballots for acceptance or rejection of the plan.

          In order for the Plan to be confirmable under section 1129(a) of the Bankruptcy Code, the Plan must be accepted by the requisite majorities of holders of Claims or Equity Interests in each of Consolidated Devco Classes 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11, Consolidated Realty Corp. Classes 2, 3, 4, 5 and 6, SF Holdings Classes 2 and 3, Devco Canada Classes 2 and 3, Equity Canada Classes 2 and 3, Consolidated OLP Classes 2, 3, 4, 5 and 6, Tower A Co. Classes 2, 3, 4, 5 and 6, Tower Corp. Classes 2 and 3, Consolidated 245 Classes 2, 3, 4, 5, 6, 7 and 8, and Tower B Leaseco Classes 2, 3 and 4. For a complete description of the requirements for acceptance of the Plan, see "Voting and Confirmation of the Plan -- Requirements for Confirmation of the Plan".

          The Plan also provides that the Debtors may seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, notwithstanding the non-acceptance of the Plan by one or more impaired classes of Claims or Equity Interests.
Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of



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                                       -5-


reorganization notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or equity interests. Under that section, a plan of reorganization may be confirmed by the Bankruptcy Court if it does not discriminate unfairly and is "fair and equitable" with respect to the non-accepting class. For a discussion of the consequences of a non-consensual confirmation of the Plan, see "Voting and Confirmation of the Plan -- Non-Consensual Confirmation of the Plan -- 'Cramdown'".

          After carefully reviewing this Disclosure Statement, including the Exhibits and Schedules hereto, each Creditor holding an Allowed Claim and each Allowed Equity Interest Holder in an impaired class should vote on the enclosed Ballot and return the Ballot in the pre-addressed envelope so that it is received by 5:00 p.m. Eastern Daylight Time on or before September 4, 1996. Please note that the Plan contains certain provisions for elections to be made by Creditors on the Ballot. Accordingly, please review the Ballot carefully to determine if your claim falls within a class entitled to make an election under the Plan. Please vote and return your Ballot to the Debtors' Ballot Agent:

                                    Georgeson & Company Inc.
                                    Wall Street Plaza
                                    New York, New York 10005
                                    Telephone: (212) 440-9820
                                               (800) 223-2064 (Toll Free)
                                    Fax Number: (212) 440-9009
                                    Attn:  Mr. John C. Stephenson

          If you have any questions about this Disclosure Statement or the Plan, the procedure for voting, or if you did not receive a Ballot, received a damaged Ballot or lost your Ballot, please call Georgeson & Company Inc., Attention: Mr. John C. Stephenson, the Debtors' Ballot Agent, at either (212) 440- 9820 or
(800) 223-2064 (Toll Free).

          TO BE COUNTED, YOUR BALLOT MUST BE SIGNED AND RECEIVED AT THE ADDRESS SPECIFIED ABOVE BY 5:00 P.M. EASTERN DAYLIGHT TIME ON OR BEFORE SEPTEMBER 4, 1996. ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN. BALLOTS SUBMITTED BY FACSIMILE WILL NOT BE ACCEPTED. ONLY ORIGINALLY SIGNED BALLOTS WILL BE COUNTED.

          The Bankruptcy Court has scheduled a hearing to consider the confirmation of the Plan, pursuant to section 1128 of the Bankruptcy Code, (the "Confirmation Hearing") on Wednesday September 11, 1996 at 2:00 p.m. before the Honorable James L. Garrity, Jr., United States Bankruptcy Judge, in Courtroom 610-2



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                                       -6-


on the Sixth Floor of the United States Bankruptcy Court, Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York. The Bankruptcy Court has directed that objections, if any, to the confirmation of the Plan be served and filed on or before August 28, 1996 at 5:00 p.m. Eastern Daylight Time. See "Voting and Confirmation of the Plan -- Confirmation Hearing". The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of an adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

          THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO THEIR CREDITORS AND EQUITY INTEREST HOLDERS. THEREFORE, THE DEBTORS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CREDITORS AND EQUITY INTEREST HOLDERS, AND RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

          ALL PROJECTED RECOVERIES OF HOLDERS OF ALLOWED CLAIMS AND ALLOWED EQUITY INTERESTS SET FORTH HEREIN ARE BASED ON THE FINANCIAL INFORMATION SET FORTH IN THE FIRST AMENDED FINANCIAL APPENDIX ANNEXED HERETO AS EXHIBIT B AND THE ASSUMPTIONS SUMMARIZED THEREIN AND THROUGHOUT THE ENTIRETY OF THIS DISCLOSURE STATEMENT. ALL SUCH RECOVERIES ARE MERELY PROJECTED RECOVERIES, BASED ON ASSUMPTIONS WHICH ARE SET FORTH IN THE FIRST AMENDED FINANCIAL APPENDIX. TO THE EXTENT THAT ACTUAL RESULTS VARY FROM THE ASSUMPTIONS, RECOVERIES MAY VARY FROM THE PROJECTIONS.

          THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS AND DOES NOT NECESSARILY REFLECT ALL OF THE VIEWS OF THE CO-PROPONENTS.

          UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS USED OR REFERENCED HEREIN OR IN THE PLAN ARE UNITED STATES DOLLAR AMOUNTS.




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                                       -7-


                   II. OVERVIEW OF THE PLAN OF REORGANIZATION

A.       GENERAL

          The Plan is primarily an "equity conversion" plan, pursuant to which the majority of claims against the holding companies of O&Y (U.S.) (including Devco, Equityco, U.S. Finco and certain other of the O&Y (U.S.) Debtors) will be converted into equity interests in the entities to be created or reorganized under the Plan -- i.e., Newco LP, Managing GP and Liquidating Corp. Claims against any property-level companies of O&Y (U.S.) that own the Core Properties will generally either (i) in the case of Allowed General Unsecured Claims on account of operating Liabilities, be paid in full (except in the case of Tower A Co., which is a participating entity in the Plan), or (ii) in the case of claims secured by a Core Property, be restructured on the terms described under the captions "Summary of the Plan of Reorganization" and "Background History of Olympia & York -- Business of the U.S. Operations -- Current Status of O&Y (U.S.) in 1996 -- Core Properties" in this Disclosure Statement. In addition, under the Plan, certain outside partner interests in the entities owning certain of the Core Properties will, or may at such partner's option, be "rolled up" into Newco LP in exchange for either Class A Interests or, in the case of JMB, for interests in 245 Park Holding LP, which will, in turn, own Class A Interests. Finally, Class B Interests will be distributed to the holders of Allowed General Unsecured Claims in Consolidated Realty Corp. Class 6.

          1. Interests in Newco LP

          Under the Plan, four groups of Creditors or Equity Interest Holders will be receiving shares in Newco LP on account of their Allowed Claims against, or Equity Interests in, the Debtors (or, in certain cases, O&Y (U.S.)). Those four Creditor and Equity Interest Holder groups are: (i) holders of Allowed Unaffiliated Unsecured Claims, on account of their Allowed Claims in Consolidated Devco Class 11, for Class A Interests having a value on the Confirmation Date equal to 2.29% of such holder's Allowed Unaffiliated Unsecured Claim; (ii) Consolidated Realty Corp. General Unsecured Creditors (including Citibank) for Class A Interests based on the value of the Undisputed Realty Corp. Assets and Class B Interests based on the value of the Disputed Realty Corp. Assets, which interests will have an aggregate estimated value of between $8.4 million - $47 million, depending on the ultimate resolution of the disputes relating to the Disputed Realty Corp. Assets; (iii) JMB, through 245 Holding LP (the successor to 245 Park Co.), on account JMB's Allowed Equity Interests in 245 Park Co., for at least $30 million of Class A Interests; and (iv) the Co-Proponents, for the remainder of the



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                                       -8-


Class A Interests, Class B Interests (in accordance with section 8.6 of the
Plan) and a 1% General Partner Interest in Newco LP (which interest will be held by Managing GP and will have the same rights in respect of distributions and allocations as the Class A Interests but shall entitle Managing GP to all of the rights, and subject Managing GP to all of the obligations, of a general partner under the Newco LP Partnership Agreement and applicable law), on account of:

                  (a) the recoveries of BPHI in accordance with the BPHI Settlement (see "Significant Developments in the Debtors' Chapter 11 Cases -- BPHI Settlement");

                  (b) the recoveries of the Co-Proponents as the holders of the Club Loan, distributions in respect of which are to be received by the Co-Proponents pursuant to the January 12th Settlement Agreement;

                  (c) the recoveries of CIBC, on account of its Allowed Secured Claims in Consolidated Devco Class 3;

                  (d) the recoveries of the Co-Proponents on account of their Allowed Unsecured Claims in Consolidated Devco Class 11, which are estimated in the amount of $310 million; and

                  (e) the Co-Proponents' Capital Infusion of $75 million.

          2. The Co-Proponents

          The Plan is being jointly proposed by the Debtors and the Co-Proponents, whose Claims against and Equity Interests in the Debtors (and certain affiliates) are described more fully below.

                  BPHI and Carena: Carena is a subsidiary of Carena Developments Limited, which is a major real estate development and investment company with property holdings in both the United States and Canada. BPHI is a wholly-owned subsidiary of Carena and certain of its affiliates and is the entity through which Carena holds certain of its property interests in the United States. BPHI holds various partner interests in various O&Y (U.S.) entities that control Towers A, B and D of the World Financial Center, constituting approximately a nominal 26% equity interest in Tower A, a nominal 35% equity interest in Tower B and a nominal 17% equity interest in Tower D. BPHI also holds certain Unsecured Claims in Consolidated Devco Class 11 that O&Y (U.S.)



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                                       -9-


                  and BPHI have agreed to settle in the aggregate Allowed amount of approximately $22.25 million. In addition, pursuant to the January 12th Settlement Agreement, Carena will acquire, together with certain of the other Co-Proponents, from Apollo and the other current holders of the Club Loan, all of their respective interests in the Club Loan as well as the Allowed Unsecured Claims held by Apollo in the approximate amount of $91 million.

                  CIBC: CIBC is a bank organized under and governed by the laws of Canada. CIBC holds (i) a claim in the projected amount, as of June 30, 1996, of approximately $75,658,000 plus interest accruing from and after June 30, 1996 through the Effective Date and attorneys' fees and expenses incurred through the Effective Date that are payable in accordance with the governing loan documents and applicable law, against U.S. Finco, Devco and Devco GP, which is secured by a pledge of O&Y (U.S.)'s equity interests in Liberty Plaza Co., OLP Co. and Trinity Place Co. and pledges and collateral assignments of certain subordinated notes and mortgages held by U.S. Finco, as well as (ii) Unsecured Claims held by CIBC or its affiliates in Consolidated Devco Class 11 of approximately $46 million. In addition, pursuant to the January 12th Settlement Agreement, CIBC or its affiliate will acquire, together with certain of the other Co-Proponents, from Apollo and the other current holders of the Club Loan, all of their respective interests in the Club Loan as well as the Allowed Unsecured Claims held by Apollo in the approximate amount of $91 million.

                  Citibank: Citibank is one of the largest commercial banks in the United States. Among other claims, Citibank holds approximately $85 million of Unsecured Claims in Consolidated Devco Class 11 and Citibank, or its affiliates, holds approximately $267 million of General Unsecured Claims against Realty Corp. In addition, pursuant to the January 12th Settlement Agreement, Citibank or its affiliate will acquire, together with certain of the other Co-Proponents, from Apollo and the other current holders of the Club Loan, all of their respective interests in the Club Loan as well as the Allowed Unsecured Claims held by Apollo in the approximate amount of $91 million.

                  Dragon Holdings Limited: Dragon is a real estate development and investment corporation, associated with financier Li KaShing, with its principal offices in



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                                      -10-


                  Hong Kong. Dragon (and/or its affiliates) holds certain Unsecured Claims against Consolidated Devco and Realty Corp. related to 60 Broad Street, New York, New York, which Devco and Realty Corp. have agreed to settle at approximately $60 million. Dragon will continue to hold claims against O&Y Concord 60 Broad Street Company, an affiliate of the Debtors.

          The Co-Proponents in the aggregate own, or will own or control the right to deliver, at least $133.25 million in principal amount of the notes issued in the aggregate original principal amount of $970 million by, among others, the predecessors to 237 Park Avenue Associates LLC and 1290 Associates LLC, and secured by mortgage liens relating to the properties located at 237 Park Avenue, New York, New York and 1290 Avenue of the Americas, New York, New York (the "970 Notes"), to effectuate the January 12th Settlement Agreement. In exchange for such 970 Notes and the other transfers and considerations set forth in the January 12th Settlement Agreement, the Co-Proponents in the aggregate will own all of the General Unsecured Claims in Consolidated Devco Class 11 currently held by Apollo, which will be Allowed Co-Proponent Unsecured Claims.

          After giving effect to the distributions of Class A Interests and Class B Interests to (a) the holders of Allowed Unaffiliated Unsecured Claims in accordance with section 7.11.1 of the Plan, (b) the holders of Allowed General Unsecured Claims against any of Realty Corp., OYREUSA and/or Baden in accordance with section 8.6 of the Plan and (c) JMB, on account of its Allowed Equity Interest in 245 Park Co., in accordance with section 15.8.1 of the Plan, the Co-Proponents, on account of their respective Allowed Claims and Allowed Equity Interests in accordance with the Plan and the Restructuring Transactions, will be distributed the General Partner Interest in Newco LP, the remaining Class A Interests, Class B Interests (in accordance with section 8.6 of the Plan) and 100% of the Liquidating Corp. Shares (the "Residual Newco Equity") in partial consideration of the Co-Proponents' Capital Infusion and the Allowed Co-Proponent Unsecured Claims. The General Partner Interest and a 1% Class B Interest will be held by the Co-Proponents through Managing GP, a newly-formed corporation to be owned by the Co-Proponents. Other than in respect of the Equity Interests in Newco LP held by the Co-Proponents through Managing GP, the Co-Proponents will hold their remaining Equity Interests in Newco LP (either directly or indirectly), as each determines. The Co-Proponents will enter into a stockholders' agreement with respect to their ownership in, and the governance of, Managing GP. The Co-Proponents will enter into a stockholders' agreement with respect to their ownership in, and the governance of, Managing GP.



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                                      -11-



B.       SUMMARY DESCRIPTION OF ENTITIES AS REORGANIZED OR CREATED
         UNDER THE PLAN

          The following is an overview of the various entities as organized or reorganized under the Plan, the classification and treatment of Claims and Equity Interests under the Plan, and the expected recoveries to be realized under the Plan. The following summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which was filed with the Bankruptcy Court simultaneously with the filing of this Disclosure Statement.

          Under the Plan, the six Core Properties listed below will be the foundation of the reorganized company:

                  o        World Financial Center Tower A, New York, New York
                           ("Tower A")

                  o        World Financial Center Tower B, New York, New York
                           ("Tower B")

                  o        World Financial Center Tower D, New York, New York
                           ("Tower D")

                  o        One Liberty Plaza, New York, New York ("OLP")

                  o        245 Park Avenue, New York, New York ("245 Park")

                  o        53 State Street, Boston, Massachusetts ("53
                           State")

          The Core Properties will be owned through Newco LP, a Delaware limited partnership. For a complete description of each of the Core Properties and the restructured terms, if any, of the mortgage and pledge debt related thereto, see "Background History of Olympia & York -- Business of the U.S. Operations -- Current Status of O&Y (U.S.) in 1996 -- Core Properties".

          The following is a diagram of the ownership structure for the Core Properties through Newco LP (the "Newco Structure Chart").



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                                      -12-


                              NEWCO STRUCTURE CHART



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                                      -13-


          The assets and Liabilities and ownership structure of certain of the Entities depicted in the Newco Structure Chart are briefly discussed in this section. For a more complete description of the ownership of Newco LP, see "Means of Implementation/Flow of Assets".

          a. Newco LP

          The principal holding company which will directly and indirectly own at least a majority and controlling interest in all six Core Properties is Newco LP. On or before the Effective Date, Newco LP will be created and established as a Delaware limited partnership. Managing GP will own a 1% General Partner Interest and 1% of the Class B Interests. The remaining Class A Interests will be owned by the holders of Allowed Unaffiliated Unsecured Claims in Consolidated Devco Class 11, JMB (through 245 Holding LP) and the Co-Proponents, either directly or indirectly, in accordance with sections 4.3, 7.2, 7.4, 7.11, 8.2, 12.3, 14.2, 15.2 and 15.5 of the Plan.

          The remaining Class B Interests will be owned, either directly or indirectly, by the holders of Allowed Unsecured Claims in Consolidated Realty Corp. Class 6 (including the Co- Proponents). Class B Interests entitle the holders thereof, in the aggregate, to participate in any value realized from successful prosecution of certain litigations with respect to the Disputed Realty Corp. Assets. For a further description of the Disputed Realty Corp. Assets, see "Background History of Olympia & York -- Business of the U.S. Operations -- Current Status of O&Y (U.S.) in 1996 -- Realty Corp. Assets".

          b. Managing GP

          Managing GP will be organized as a Delaware corporation, and 100% of its capital stock will be owned by the Co-Proponents.

          c. Devco GP

          On the Effective Date, Equity GP will be merged with and into Devco GP, with Devco GP as the surviving corporation. On the Effective Date, Newco LP will own 100% of the outstanding common stock of Devco GP. The business and affairs of Devco GP will be managed by and under the direction of a board of directors elected by Newco LP, Devco GP's sole stockholder.




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                                      -14-


          d. Liquidating Corp.

          Liquidating Corp. will be organized on or before the Effective Date for the sole purpose of liquidating the Non-Core Properties owned by O&Y (U.S.) that are not transferred directly or indirectly to Newco LP. The Co-Proponents will hold 100% of the issued and outstanding shares of the capital stock of Liquidating Corp.

C.       SUMMARY DESCRIPTION OF CERTAIN SUBSTANTIVE CONSOLIDATIONS
         UNDER THE PLAN

          1. Substantive Consolidation

          All assets and Liabilities of each of Devco, Devco GP, Equityco, Equity GP, U.S. Finco, and O&Y Finco (collectively, "Consolidated Devco" or the "Consolidated Devco Entities" and each entity, a "Consolidated Devco Entity") will be substantively consolidated. On the Effective Date, each Claim filed, or to be filed, in the Reorganization Cases of the Consolidated Devco Entities will be deemed filed against Consolidated Devco and will be deemed one Claim against, and obligation of, Consolidated Devco.

          All assets and Liabilities of Realty Corp., OYREUSA and Baden (collectively, "Consolidated Realty Corp.") will be substantively consolidated. On the Effective Date, each Claim filed, or to be filed, in the Reorganization Cases of Realty Corp., OYREUSA or Baden will be deemed filed against Consolidated Realty Corp. and will be deemed one Claim against, and obligation of, Consolidated Realty Corp.

          All assets and Liabilities of Liberty Plaza Co., OLP Co. and Trinity Place Co. (collectively, "Consolidated OLP") will be substantively consolidated. On the Effective Date, each Claim filed, or to be filed, in the Reorganization Cases of Liberty Plaza Co., OLP Co. and Trinity Place Co. will be deemed filed against Consolidated OLP and will be deemed one Claim against, and obligation of, Consolidated OLP.

          All assets and Liabilities of 245 Park Co., 245 Holding LP and 245 Corp. (collectively, "Consolidated 245") will be substantively consolidated. On the Effective Date, each Claim filed, or to be filed, in the Reorganization Cases of 245 Park Co., 245 Park Holding LP and 245 Corp. will be deemed filed against Consolidated 245 and will be deemed one Claim against, and obligation of, Consolidated 245.

          See "Summary of the Plan of Reorganization for the Debtors -- Description of Substantive Consolidations".

            SUMMARY CHART OF RECOVERIES FROM ENTITIES UNDER THE PLAN


          Debtor Against Which      Entity From Which You
            You Hold A Claim       Recover Under The Plan
            ----------------       ----------------------

     1       Realty Corp.           Consolidated Realty
                                           Corp.

     2        SF Holdings               SF Holdings

     3       Equity Canada             Equity Canada

     4       Devco Canada              Devco Canada

     5           Devco              Consolidated Devco

     6         Devco GP             Consolidated Devco

     7         Equityco             Consolidated Devco

     8         Equity GP            Consolidated Devco

     9          OYREUSA             Consolidated Realty
                                           Corp.

    10           Baden              Consolidated Realty
                                           Corp.

    11        U.S. Finco            Consolidated Devco

    12        Tower A Co.               Tower A Co.

    13      WFC Tower Corp.           WFC Tower Corp.

    14      Tower B Leaseco           Tower B Leaseco

    15         O&Y Finco            Consolidated Devco

    16       245 Park Co.            Consolidated 245

    17         245 Corp.             Consolidated 245

    18      245 Park Avenue          Consolidated 245
              Holding Co.

    19          OLP Co.              Consolidated OLP

    20     Liberty Plaza Co.         Consolidated OLP

    21     Trinity Place Co.         Consolidated OLP

         2.       O&Y Affiliates2 That Are Chapter 11
                  Debtors But Are Not Participating in the Plan

                  a.       Olympia & York World Financial Center Finance
                           Corp.

                  b.       Chicago-Superior Associates

                  c.       Devco 11601-A, L.P.

                  d.       Devco 11601-B, L.P.

                  e.       11601 Holding Corp.

                  f.       Olympia & York Tower B Company

                  g.       237 Park Avenue Associates LLC

                  h.       1290 Associates LLC

D.       SETTLEMENTS AND AGREEMENTS IMPLEMENTED BY THE PLAN

          The Plan implements certain settlements and agreements, each of which is described below.

          1. Settlement of Intercompany Claims

          The Plan provides for a settlement of all claims held by the Debtors and/or any Wholly-Owned Affiliate and/or Controlled Affiliate against any other Debtor and/or Wholly-Owned Affiliate and/or Controlled Affiliate. This settlement is a compromise of certain accounts, reflected on the books and records of O&Y (U.S.), which represent transactions between O&Y Affiliates. Since, in most cases, the amount owed by one O&Y Affiliate to another is offset by a corresponding receivable from such entity (each such transaction being reflected on the books and records of O&Y (U.S.)), the Debtors have determined to settle these accounts in the manner described below:

          On the Effective Date, all Claims held by a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate against a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate shall be released and cancelled in accordance with the Restructuring Transactions and, to the extent not so released and cancelled, released and cancelled in consideration for the mutual release and cancellation of any and all Claims held by a Debtor, a

--------

2   See Exhibit I hereto for a list of all O&Y Affiliates.

Wholly-Owned Affiliate or a Controlled Affiliate against such Debtor, Wholly-Owned Affiliate or such Controlled Affiliate; provided, however, that section 4.1 of the Plan shall not release and eliminate the Claims of Tower B Co. against WFC Fincorp3 and the Claims of Olympia & York Maiden Lane Company to Olympia & York Maiden Lane Finance Corp.4, the U.S. Finco/OLP Claims not contributed to OLP under the Restructuring Transactions and the Claims of Tower A Co. against Tower A Holding and Devco remaining outstanding under the Restructuring Transactions.5 Notwithstanding the foregoing, all postpetition Claims held by a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate against a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate that arise by reason of (a) the guarantee by a Debtor of the payment of postpetition professional fees and expenses of another Debtor in accordance with the DIP Order, (b) any Cash assets required to be advanced to Devco and deposited in accordance with the DIP Loan and the DIP Order, including the proceeds of any postpetition asset sale occurring prior to the Effective Date required to be repaid under the DIP Loan and DIP Order, (c) the Services Agreements approved by the Bankruptcy Court by order dated October 11, 1995, (d) the Restructuring Transactions, and (e) the terms of the January 12th Settlement Agreement, shall not be released and cancelled. To the extent the postpetition Claims described in clauses (a), (b), (c) and (e) above are Claims against one or more the Debtors, such Claims shall be treated as Administrative Expense Claims under the Plan.

          For a more detailed description of the Settlement of Intercompany Claims and the factual basis for such Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Intercompany Settlement".

          2. The January 12th Settlement Agreement

          The January 12th Settlement Agreement forms the basis for the structure of the Plan: the organization of Newco LP around the Core Properties and the organization of an independent real estate investment trust (a "REIT") owned by the 970

--------

3 This claim is not being cancelled for the reasons set forth in the Tower B Co. Plan. 4This claim is not being cancelled because it relates to an issue between non-debtor third parties, which parties are currently in a foreclosure proceeding before another court. 5The preceding two claims are not being cancelled so that such claims may be used in a tax-efficient manner which benefits the Debtors.

Noteholders, which REIT will own two other O&Y (U.S.) properties, namely 237 Park Avenue, New York, New York ("237 Park"), and 1290 Avenue of the Americas, New York, New York ("1290 Avenue of the Americas"). The January 12th Settlement Agreement contemplates a series of transactions between and among the Debtors, Apollo Real Estate Investment Fund, L.P. ("Apollo"), a significant secured and unsecured creditor of the Debtors which presently holds, among other things, approximately 81% of the Club Loan, and the Co-Proponents, in which the current holders of the Club Loan will transfer the Club Loan, along with Apollo's Allowed Unsecured Claims against O&Y (U.S.) in the approximate aggregate amount of $91 million, to certain of the Co-Proponents in exchange for certain 970 Notes to be delivered by certain of the Co-Proponents to the current holders of the Club Loan and certain other consideration described in the January 12th Settlement Agreement. The January 12th Settlement Agreement also provides that a condition precedent to its effectiveness is the entry of an order of the Court allowing, and thereby resolving various potential disputes with respect to, various claims of the Debtors, the Co- Proponents and Apollo.

          In the event the January 12th Settlement Agreement has not been approved in all respects by a Final Order on or before the commencement of the Confirmation Hearing, the January 12th Settlement Motion is incorporated and made a part of the Plan, and the Plan will constitute a motion of the Debtors requesting: (a) all of the relief requested in the January 12th Settlement Motion; (b) approval of the transfer of Claims, properties, interests in property and assets under the January 12th Settlement Agreement prior to the Effective Date; and (c) approval of the protections afforded to the Claims, properties, interests in property and assets to be transferred under the January 12th Settlement Agreement as of the date of transfer irrespective of whether the Effective Date occurs.

          For a detailed discussion of the January 12th Settlement Agreement, see "Significant Developments in the Debtors' Chapter 11 Cases -- The Exclusivity Litigation and the January 12th Settlement Agreement".

          3. BPHI Settlement

          The BPHI Settlement is a compromise of certain claims by and between certain of the Debtors and BPHI arising from their relationship as direct and/or indirect partners in the partnerships owning Towers A, B and D of the World Financial Center. The BPHI Settlement contemplates the following:

          On the Effective Date, all Claims of BPHI against the Debtors will be resolved and compromised and BPHI will exchange its Claims against the Debtors and its Equity Interests in and Claims against the BPHI Partnerships as follows:

                  o BPHI (or its designee) will be distributed on account of (i) its Equity Interests in the BPHI Partnerships, (ii) the Claims of BPHI against Tower B Co. and the BPHI Partnerships, and (iii) the Claims of BPHI against Devco (to the extent of and in its capacity as a partner in the BPHI Partnerships) and certain other Debtors, that number of Class A Interests representing 30.06% of the ownership of Newco LP (before taking into account the Co-Proponents' Capital Infusion).

                  o On the Effective Date, BPHI shall fund 48.75% of the Co-Proponents' Capital Infusion.

                  o BPHI will have an Allowed General Unsecured Claim against Devco in the amount of $22,250,000, which Allowed Claim will receive the treatment accorded to holders of Allowed Co-Proponent Unsecured Claims against the Consolidated Devco Entities.

                  o In addition to the releases provided in the Plan and in the Tower B Co. Plan, Tower B Co. and the O&Y Affiliates and the Controlled Affiliates, on the one hand, and BPHI, on the other hand, will execute and deliver mutual releases of all Liabilities and Causes of Action relating to all acts and omissions occurring prior to the Effective Date with respect to the Debtors, the Plan, the Reorganization Cases, Tower B Co., the Tower B Co. reorganization case and the Tower B Co. Plan.

          For a detailed discussion of the issues between O&Y (U.S.) and BPHI and a complete description of the settlement thereof, see "Significant Developments in the Debtors' Chapter 11 Cases -- BPHI Settlement".

          4. Merrill Lynch Settlement

          Merrill Lynch, through leasehold interests held by certain of its affiliates, is the largest tenant of O&Y (U.S.), leasing (on a triple-net basis) substantially all of the space in Towers B and D of the World Financial Center. Merrill Lynch has various claims against certain O&Y Affiliates arising out of this relationship and certain O&Y Affiliates have claims against Merrill Lynch, as well. O&Y (U.S.) has negotiated a settlement of all of these claims with Merrill Lynch on the following basic terms:

                  o Merrill Lynch will consent to the assumption by Devco and Tower A Co. pursuant to section 365 of the Bankruptcy Code of the Operator Component of the Project Operating Agreement and the assignment of such WFC Operator Component to Newco LP. In accordance with section 365(b) of the Bankruptcy Code, Merrill Lynch/WFC/L, Inc. or its designee will be entitled to the release of the funds held in the Merrill Lynch Escrow and the O&Y Affiliates will release any and all claims for the return of the funds held in the Merrill Lynch Escrow.

                  o Merrill Lynch/WFC/L, Inc. will consent to all Available Cash of Tower B Leaseco being used: (i) to pay in full Administrative Expense Claims, Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims against Tower B Leaseco; (ii) thereafter, as a distribution on account of the Merrill Lynch/Tower B Leaseco Secured Claim equal to $502,000 to the Merrill Lynch Capital Fund to be held by Merrill Lynch and to be used to fund the River Water By-Pass Project and certain window and facade repairs required to be made to Tower B; and (iii) thereafter, to pay each holder of an Allowed General Unsecured Claim against Tower B Leaseco such holder's Ratable Proportion of the Available Cash of Tower B Leaseco, after giving effect to clauses (i) and (ii) above.

                  o Merrill Lynch/WFC/L, Inc. will have an Allowed General Unsecured Claim against Tower B Leaseco of $93,000,000 and, to the extent such Allowed General Unsecured Claim against Tower B Leaseco will not receive payment in full in accordance with section 16.4 of the Plan, Merrill Lynch/WFC/L, Inc. will have an Allowed Unaffiliated Unsecured Claim against Devco arising from Devco's guarantee of the obligations of Tower B Leaseco, which Allowed Claim shall be in an amount equal to the difference between $93,000,000 and the amount of any distributions received by Merrill Lynch/WFC/L, Inc. on account of its Allowed General Unsecured Claim against Tower B Leaseco will receive the treatment afforded to holders of Allowed Unaffiliated Unsecured Claims against Consolidated Devco, pursuant to section
                           7.11.1 of the Plan.

                  o Merrill Lynch will consent to the modification and amendment of the Tower D Co. Partnership Agreement, which modification and amendment will provide for the elimination of the debt service and principal limitations applicable to a refinancing of mortgage debt relating to Tower D as set forth in section 16 of such partnership agreement.

                  o Merrill Lynch will cooperate in effectuating a refinancing of the indebtedness on Tower D of the World Financial Center on terms which are mutually acceptable to Merrill Lynch, the Co-Proponents and the Debtors. Such financing is expected to take the form of a securitized rated debt.

                  o Merrill Lynch will consent to the modification and amendment of the Tower B Reimbursement Agreement and the Tower D Reimbursement Agreement, which modifications and amendments shall provide, among other things, for:

                         o the limitation of the recourse provisions of the Tower B Reimbursement Agreement and the Tower D Reimbursement Agreement such that the obligations under such agreements will only be recourse to Tower B Co. and Tower D Co., respectively;

                         o the provisions of the Tower D Reimbursement Agreement will be guaranteed by Newco LP; provided, however, that such guarantee shall not cover matters for which Merrill Lynch Tower D Partner is obligated under the Tower D Co. Partnership Agreement;

                         o the make-whole provisions relating to Floors 26, 27 and 28 of Tower B in the Tower B Reimbursement Agreement will be deleted; and

                         o in connection with the Tower B Refinancing contemplated by section 7.1 of the Tower B Co. Plan or any other refinancing of Tower B, Merrill Lynch/WFC/L, Inc. will cooperate with respect to modifications of the Tower B Reimbursement Agreement.

                  o In exchange for the consideration provided by Merrill Lynch in paragraphs (d) and (e) above and in the Tower B Co. Plan, Merrill Lynch/WFC/L, Inc.

                           will elect on the Ballot to be distributed with respect to the Plan and the Tower B Co. Plan:

                         (i) a payment in Cash to Merrill Lynch/WFC/L, Inc. equal to $26,400,000, payable on the Effective Date, plus interest at the rate of 9% per annum for the period commencing on July 1, 1996 and ending on the Effective Date; or

                         (ii) a rent reduction on the Merrill Lynch Tower D
                              Lease equivalent to the Cash payment determined in clause (i) of the immediately preceding paragraph, which will be recovered over a period of at least five (5) years following the Effective Date using an annual discount rate (payable monthly in advance) of 6.73%.

                  o        With respect to the Tower D Reimbursement
                           Agreement: (i) there shall be a first-priority nonrecourse pledge to Merrill Lynch of the equity in Tower D Co. owned (subject to the terms of section 7.4 of the Plan), directly or indirectly, by the O&Y Affiliates, BPHI and/or Newco LP, as the successor to the O&Y Affiliates, to secure the obligations of Tower D Co. under the Tower D Reimbursement Agreement; (ii) any claim arising under the Tower D Reimbursement Agreement shall be subordinate only to the Tower D Mortgage Debt and no remedies will be exercisable against Tower D Co. until the Tower D Mortgage Debt is satisfied;
                           and      (iii) until the Tower D Mortgage Debt is
                           satisfied, Merrill Lynch will agree not to pursue collection of such amounts due or interest accruing thereon under the Tower D Reimbursement Agreement.

                  o The Shared Management Agreement for Tower D shall be modified to delete (effective as of July 1, 1996) 100% of the management fee (currently $227,000 annually). Merrill Lynch shall be provided an initial credit of $33,000, increasing by 3% annually, for a total initial credit of $260,000, against the operating and other costs payable by Merrill Lynch under such agreement, and, as modified, assumed and assigned to Newco LP. The present value of the amounts described in this paragraph shall be increased at a rate of 9% per annum from July 1, 1996 through the Effective Date.

          For a detailed discussion of the Merrill Lynch Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Merrill Lynch Settlement".

          5. Unsecured Creditors' Agreement

          The Debtors have reached a settlement with the Official Committee of Unsecured Creditors (the "Creditors' Committee") of all Allowed Unaffiliated Unsecured Claims against Consolidated Devco. The Creditors' Committee recommends that all holders of Unaffiliated Unsecured Claims against Consolidated Devco accept the treatment for such claims described herein and in the Plan and vote on the Ballot distributed with the Plan to accept the Plan. The terms of the Unsecured Creditors' Agreement are as follows:

          On the Effective Date and in accordance with the Restructuring Transactions, each holder of an Allowed Unaffiliated Unsecured Claim against the Consolidated Devco Entities shall be distributed consideration having a value equal to 8% of the amount of such Allowed Unaffiliated Unsecured Claim. Such consideration shall be comprised of (a) Class A Interests having a value on the Confirmation Date equal to 2.29% of such holder's Allowed Unaffiliated Unsecured Claim, and (b) a Convertible Note Interest having a value equal to 5.71% of such Allowed Unaffiliated Unsecured Claim. In the aggregate, the amount distributed to each holder of an Unaffiliated Unsecured Claim against Consolidated Devco under clauses (a) and (b) will result in a recovery to such holder of 8(cent) on each dollar of claims held by such holder.

          For a detailed discussion of the Unsecured Creditors' Agreement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Unsecured Creditors' Agreement".

          6. TIAA Settlement

          The TIAA Settlement settles the claims of Teachers' Insurance and Annuity Association of America ("TIAA") arising out of litigations that TIAA has commenced alleging that certain of the Debtors breached loan commitment agreements with TIAA and certain other motions brought by TIAA in the Bankruptcy Court.

          The TIAA Settlement contemplates that TIAA will receive a Cash payment of $6.5 million on the Effective Date. The 53 State Street Segregated Funds shall be released to TIAA and all claims that the Debtors or the O&Y Affiliates may have relating to the 53 State Street Segregated Funds and the Tower A Segregated Funds shall be released. TIAA will also receive a deferred cash payment of $3,000,000, payable by a note issued by New Tower A LP, which will provide for a $1 million cash payment from New Tower A LP (payable quarterly in arrears in four equal installments of $250,000) on each of the first three anniversaries of the Effective Date. The payment obligation under this note will be secured by a collateral assignment of certain asset management fees payable to Newco LP pursuant to section 13.2 of the Plan. TIAA will also have an Unaffiliated Unsecured Claim against Consolidated Devco of $75,000,000, on account of which TIAA will be distributed Class A Interests having a value equal $1,714,286 and Convertible Note Interests having a face amount equal to $4,285,714. In addition, TIAA, BPHI, Carena and the O&Y Affiliates (or their respective successors) will execute and deliver mutual releases that are consistent with the provisions of section 4.5 of the Plan.

          For a further description of the TIAA Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- TIAA Litigations and TIAA Settlement".

          7. Bank of Nova Scotia Settlement

          As discussed in detail below, the Bank of Nova Scotia has certain claims arising out of its lending relationship with OYDL and related pledges of certain notes (the "MCJV Notes"), secured by real property in Miami, Florida (the "MCJV Lands"), owned by Baden (the "Baden Pledge") relating to the Miami Center Joint Venture ("MCJV"). O&Y (U.S.) has reached a compromise with Bank of Nova Scotia of all of its claims arising out of this relationship. The basic terms of the Bank of Nova Scotia Settlement are as follows:

                  o Newco LP will be solely responsible for managing the MCJV Lands, making all decisions with respect to the conduct of litigation affecting the interest of Newco LP in the MCJV Lands (including any litigation with respect to the MCJV Notes), and making all decisions with respect to all matters pertaining to the maintenance, management and marketing of the MCJV Lands.

                  o Newco LP will pay up to $4,500,000 of the costs incurred with respect to the preservation, maintenance, management, marketing and sale of the MCJV Lands (including all unpaid real estate taxes relating to the MCJV Lands), the enhancement of the value of the MCJV Lands and the conduct of any litigation affecting the interest of Newco LP in the MCJV Lands (the "Costs").

                  o Upon a sale of all or a portion of the MCJV Lands, the proceeds thereof will be allocated as follows:

                                            The first $15,000,000 in gross sale
                                            proceeds from the sale of all or a
                                            portion of the MCJV Lands will be
                                            used to pay, among other things, any
                                            then outstanding real estate taxes
                                            (unless assumed by the purchaser),
                                            any outstanding costs of the sale or
                                            any prior sale that have not yet
                                            been reimbursed to Newco LP and any
                                            outstanding Cost Recovery Priority
                                            with interest thereon at a rate
                                            specified in section 4.7 of the
                                            Plan. The balance of the first
                                            $15,000,000 in gross sale proceeds
                                            will be distributed 50% to Newco LP
                                            and 50% to Bank of Nova Scotia. The
                                            gross sale proceeds in excess of
                                            $15,000,000 will be distributed 75%
                                            to Newco LP and 25% to Bank of Nova
                                            Scotia.

          For a further description of the Bank of Nova Scotia Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Bank of Nova Scotia Settlement".

          8. Toronto Dominion Settlement

          The Debtors have reached a settlement with Toronto Dominion of any and all claims that Toronto Dominion may have against any of the Debtors, including Baden, arising out of a certain loan made by Toronto Dominion Bank referable to the Independence Bay, Florida property (the "Chase Note"). The Chase Note was originally made to York Chase Ronto Co., the predecessor in interest to York Venture Co., and secured by first and second mortgages on the Independence Bay property. As additional security, Baden unconditionally guaranteed the obligations of York Chase Ronto Co. to Toronto Dominion. The settlement compromises, among other things, any claims that Toronto Dominion may have against Baden arising from such guarantee on the following terms:

          On the Effective Date, in full satisfaction of the Toronto Dominion Judgment Claims and all other Claims that Toronto Dominion may have against any of Baden, York Venture Co. or all other O&Y Affiliates (including any Claims under or related to the Toronto Dominion Letter of Credit), Toronto

Dominion will be distributed (a) the Chase Note and any proceeds of the Chase Note received after August 9, 1996 by the O&Y Affiliates prior to the Effective Date and (b) a deed to the unsold property currently owned by York Venture Co. located at Independence Bay; provided, however, that the transfer of such unsold property shall remain subject to the rights and obligations set forth in the Independence Bay Contracts. To the extent that such property, or any portion thereof, is sold prior to the Effective Date pursuant to the Independence Bay Contracts, the proceeds thereof (net of the costs of sale) shall be delivered to Toronto Dominion upon the consummation of such sale. In the event that such transactions are not consummated prior to the Effective Date, Toronto Dominion shall assume and perform any and all obligations under the Independence Bay Contracts from and after the Effective Date, and shall indemnify and hold harmless York Venture Co., the Debtors, the Debtors in Possession, any and all other O&Y Affiliates and each of their respective successors in interest from any and all Liabilities that may arise from the failure of Toronto Dominion to specifically perform the Independence Bay Contracts from and after the Effective Date.

          For a further description of the Toronto Dominion Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Toronto Dominion Settlement".

          9. Reichmann Settlement

          Certain of the Debtors have claims against the Reichmann Family (and certain corporations controlled by members of the Reichmann Family (collectively, the "Family Corps.")) (the Reichmann Family and the Family Corps. are referred to collectively herein as the "Reichmann Entities") arising from the Reichmann Family's status as 100% shareholders in OYDL and, as a result of such position, from the operation and management decisions made by certain members of the Reichmann Family who participated in the management of the Canadian Debtors and O&Y (U.S.). O&Y (U.S.) has agreed to settle its claims against the Reichmann Entities (the "O&Y (U.S.)/Reichmann Claims"), and the Reichmann Entities have agreed to settle their claims against O&Y (U.S.) (the "Reichmann Claims" and/or "Reichmann Bank Claims"), on the following basic terms:

                  o On the Effective Date, the Debtors, the Debtors in Possession and the O&Y Affiliates will release the O&Y (U.S.)/Reichmann Claims, and the Reichmann Entities will release the Reichmann Claims. The release provided in the preceding sentence does not in any way release O&Y 25 Realty Company, O&Y 25 Realty Company, L.P. and U.S. Holdings from any Liabilities; provided, however, that the Reichmann
                                        --------  -------

                           Entities will be exculpated from all Liabilities arising from the status of one or more of the Reichmann Entities as a direct or indirect partner of O&Y 25 Realty Company, O&Y 25 Realty Company, L.P. and U.S. Holdings. This release shall not prohibit the use by one or more of the Debtors, the Debtors in Possession and the O&Y Affiliates of the O&Y (U.S.)/Reichmann Claims as an affirmative defense or a counterclaim.

                  o If A.R.F. Corp. acquires title to the Reichmann Bank Claims from Svenska Handelsbanken and Bank Leumi prior to the Effective Date, A.R.F. Corp. shall subordinate the Reichmann Bank Claims to Allowed General Unsecured Claims against Consolidated Devco and/or Consolidated Realty Corp., as the case may be (with the effect that the Reichmann Bank Claims shall receive no distribution under the Plan), or transfer the Reichmann Bank Claims as directed by one or more of the Debtors, the Debtors in Possession and the O&Y Affiliates.

                  o If A.R.F. Corp. does not acquire title to the Reichmann Bank Claims prior to the Effective Date, the Svenska Claims will be reserved for in the Class 8.6 Disputed Claims Equity Escrow and the Bank Leumi Claims will be reserved for in the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow. The Disbursing Agent shall continue to maintain reserves on account of the Reichmann Bank Claims until such time as Svenska Handelsbanken and Bank Leumi shall have elected to either (a) receive the Old Bridge Lands in full satisfaction of their respective interests in such Claims or
                           (b) receive the respective distributions reserved for on account of the Svenska Claims and the Bank
                           Leumi Claims.   Such election shall determine
                           title to the Svenska Claims and the Bank Leumi
                           Claims.

                  o In the event Svenska Handelsbanken and Bank Leumi elect to receive the treatment provided in clause
                           (a) of the preceding paragraph, Svenska
                           Handelsbanken and Bank Leumi shall transfer the Reichmann Bank Claims to A.R.F. Corp. and A.R.F. Corp. shall subordinate such Claims to Allowed General Unsecured Claims against Consolidated Devco and/or Consolidated Realty Corp., as the case may be (with the effect that the Reichmann

                           Bank Claims shall receive no distribution under the
                           Plan), or transfer the Reichmann Bank Claims as directed by one or more of the Debtors, the Debtors in Possession and the O&Y Affiliates. In this event, the reserves established on account of the Reichmann Bank Claims will be released to the Co-Proponents.

                  o In the event Svenska Handelsbanken and Bank Leumi elect to receive the treatment provided in clause
                           (b) of the second preceding paragraph, (a) Svenska Handelsbanken will receive a distribution on account of the Svenska Claims from the Class 8.6 Disputed Claims Equity Escrow and (b) Bank Leumi will receive a distribution on account of the Bank Leumi Claims from the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow. In consideration of such distributions, on the Effective Date, Svenska Handelsbanken and Bank Leumi shall transfer their rights under the mortgages relating to the Old Bridge Lands to A.R.F. Corp. and A.R.F. Corp. shall transfer such mortgages to Newco LP or its designee. In the event of such transfers, the Reichmann Entities agree to sell the Old Bridge Lands as directed by Newco LP or its designee.

                  o The Reichmann Entities will provide to the Debtors a letter in the form previously provided to the Debtors by counsel to the Reichmann Entities describing the financial condition of MAT Investment, Inc.

                  o The Family Corps. will provide to the Debtors their most recent financial statements and journal entries reflecting significant transactions subsequent to the date of such financial statements in the form actually maintained by the Family Corps. in the operation of their respective businesses.

                  o The Reichmann Entities will cooperate in all reasonable requests made by the Debtors to assist them in confirming the Plan and any requests to preserve and protect the assets of the Debtors, the Debtors in Possession and the O&Y Affiliates; provided, however, that, in no event shall this
                           --------  -------
                           agreement to cooperate require any Reichmann
                           Entity to take any action which could create, impose or otherwise result in any liability to any Reichmann Entity.

                  o In the event that subsequent to the Effective Date, Coopers & Lybrand OYDL, Inc./Limited or any other person claiming by, through, or under OYDL or any successor holder of the 25 Realty Note, maintains any action or proceeding challenging the enforceability or propriety of the transfer or subordination of the Reichmann Bank Claims in accordance with this settlement, or to impose any Liability on any Reichmann Entity as a result of such transfer or subordination, Newco LP shall defend any such action and will hold the Family Corps. and each and every Reichmann Entity harmless from any and all Claims, debts or Liabilities based upon, arising out of and related to such transfer or subordination.

          For a further description of the history of the Reichmann Claims and a detailed description of the terms of the settlement of the Reichmann Claims, see "Significant Developments in the Debtors' Chapter 11 Cases -- Reichmann Settlement".

          10. American Express Settlement

          The Debtors have entered into a settlement with the American Express Company ("Amex"), the parcel tenant at Tower C of the World Financial Center, of any and all claims that Amex may have against the Debtors owing to (i) Devco's performance as Operator under the Project Operating Agreement for the World Financial Center, and (ii) any obligation that Olympia & York WFC Retail Company ("Retailco"), or its general partners or predecessors in interest, may have to Amex under a certain lease between Amex and Retailco (the "Amex/Retailco Lease"). The terms of the settlement are as follows:

                  o Amex will cooperate in the construction of the River Water By-Pass Project.

                  o The O&Y Affiliates will bear the entire cost of the Merrill Lynch Settlement relating to the electric arbitration, including legal fees.

                  o Tower A Co. will assume the WFC Operator Component of the Project Operating Agreement and will designate Newco LP or an Affiliate thereof to perform the services described in the Project Operating Agreement.

                  o All existing Claims between Amex and the O&Y Affiliates with respect to the World Financial Center will be released and forever barred.

                  o Amex will have an Allowed Unaffiliated Unsecured Claim against Devco in the amount of $320,000 in complete settlement of all Claims relating to the World Financial Center, including Claims relating to roof and window warranties, chilled water and other charges under the Project Operating Agreement.

                  o Amex will have an Allowed Unaffiliated Unsecured Claim against Devco in the amount of $4,000,000, representing the maximum damages that Amex would be allowed under the Bankruptcy Code for unpaid rent and for damages if the Amex/Retailco Lease had been rejected. The O&Y Affiliates will continue to pay base rent at the existing rate until February 28, 1997.

                  o The Amex/Retailco Lease will be restructured on the terms contained in section 4.8 of the Plan.

          11. Dragon Settlement

          Dragon, one of the Co-Proponents, holds claims against the Debtors related to Dragon's status as a partner with certain of the Debtors and certain O&Y Affiliates in the entity which owns certain real property located at 60 Broad Street, New York, New York, namely O&Y Concord 60 Broad Street Company. The Debtors and Dragon have negotiated a settlement of all claims which Dragon holds against the Debtors arising out of such relationship on the following basic terms:

          On the Effective Date, in full satisfaction of any and all Claims of Dragon against the Debtors, the Debtors in Possession and the O&Y Affiliates (other than O&Y Concord 60 Broad Street Company), the Dragon Unsecured Claim shall be Allowed in the amount of $60,000,000 and shall be provided the treatment accorded to Allowed Co-Proponent Unsecured Claims set forth in section
7.11.2 of the Plan. Nothing herein or in the Plan will prejudice or in any way release the Liens and Claims of Dragon against O&Y Concord 60 Broad Street Company. In consideration of the treatment provided to Dragon in section 4.10 of the Plan, Dragon shall release and waive all other Claims that it has or may have against the Debtors, the Debtors in Possession and the O&Y Affiliates (other than O&Y Concord 60 Broad Street Company).

         12. Oppenheimer Indirect Capital Contribution and Treatment of Oppenheimer Claim

          Oppenheimer & Co. ("Oppenheimer") has certain claims against the Debtors, and in particular Tower A Co., arising out of its relationship with certain of the O&Y Affiliates as a partner in Tower A Co. In compromise of its claims against the Debtors, and in consideration for contributing $6 million to assist the Debtors in consummating the TIAA Settlement, Oppenheimer will receive the following treatment:

          On the Effective Date, (a) in order to assist Tower A Co. in its settlement with TIAA, and subject to a resolution of the partnership issues relating to Tower A as set forth below, Oppenheimer will contribute to the capital of Tower A Associates the sum of $6,000,000 which will ultimately be used by Tower A Co. to fund $6,000,000 of the Cash payments required to be made to TIAA in accordance with section 4.5 of the Plan and (b) in full satisfaction and settlement of all Claims that Oppenheimer has filed or could have filed against any of the Debtors, the Debtors in Possession and the O&Y Affiliates (other than Oppenheimer's Claim against Devco relating to commercial rent taxes and any Claims arising in connection with Oppenheimer's lease of space at Tower
A) and all Claims arising in connection with Oppenheimer's indirect Equity Interest in Tower A Co., Oppenheimer will have an Allowed Unaffiliated Unsecured Claim against Devco arising out of the partnership agreement for Tower A Co. in an agreed amount equal to $60,000,000, which Claim shall receive the treatment described in section 7.11.1 of the Plan.

          Oppenheimer and the Debtors have agreed that the Tower A Co. Partnership Agreement shall be amended in the following manner:

          The Tower A Co. Partnership Agreement will be amended to include a provision that specially allocates a portion of the federal income tax deduction attributable to the TIAA settlement to TALP in an amount equal to the Oppenheimer contribution. Tower A Co. will report the TIAA settlement as a deductible payment for federal income tax purposes.

          The receivable due to Tower A Co. from BPHI, Devco and Tower A Holding (the "Tower A Partner Receivable") will be amended to accrue interest at 10.5% per annum, compounded semi-annually. Such interest will be due and payable upon a repayment of the Tower A Partner Receivable. Tower A Co.'s tax reporting for interest accruals on the Tower A Partner Receivable will conform to the obligor's reporting of such interest accruals.

          All existing preferences in the Tower A Co. Partnership Agreement will be deleted.

          The Tower A Co. Partnership Agreement will be amended to explicitly acknowledge that the Restructuring Transactions involving Tower A Co. will not increase the amount of gain allocable to TALP under section 704(c) of the IRC or increase TALP's share of "partnership minimum gain" (as such term is defined in Treasury Regulation ss. 1.704-2(c)) as described in Treasury Regulation ss. 1.704-2(g)(1) and that the aggregate book value of the assets of Tower A Co. will be unchanged as a result of the Restructuring Transactions.

          Section 7.1(c) of the Tower A Co. Partnership Agreement will be amended to provide that if the 1987 assumptions of portions of the Sanwa indebtedness made by the partners of Tower A Co. result in an Adjusted Capital Deficit (as defined in the Tower A Co. Partnership Agreement) for TALP, unless otherwise required by explicit authority to the contrary, items of Tower A Co. income and gain shall first be specially allocated to all partners of Tower A Co. other than TALP until the Adjusted Capital Deficits of such other partners have been eliminated before any income or gain is allocated to TALP pursuant to such section 7.1(c).

          As of the closing of the Restructuring Transactions, all provisions of the Tower A Co. Partnership Agreement requiring one party to indemnify the other with respect to tax terminations will be deleted (including the Target Allocations, as defined in the Tower A Co. Partnership Agreement). All partners will waive any Claims against the Debtors, with respect to tax terminations in connection with or prior to the Restructuring Transactions will be waived provided that Oppenheimer receives an Allowed Unaffiliated Unsecured Claim in the amount of $60,000,000.

          Any other amendment to the Tower A Co. Partnership Agreement, or any tax reporting by Tower A Co. that is inconsistent with the tax reporting contemplated by section 4.11 of the Plan or otherwise adversely affects Oppenheimer, shall require the consent of Oppenheimer, which consent shall not be unreasonably withheld.


E.       CLASSIFICATION AND TREATMENT SUMMARY

          The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan. In no case will any Creditor receive more than 100% of its Allowed Claims.

Classes                                        Type of Claim and Treatment

Administrative
Claims, Priority
Tax Claims and
Convenience Claims



                         Administrative Expense Claims

                         o On the Effective Date, each holder of an Administrative Expense Claim will receive a payment in Cash equal to the Allowed Amount of its Claim unless such holder agrees to a different treatment of its Claim.

                         o Distributions to holders of Administrative Expense Claims will be made (a) upon the later of (i) the Effective Date and (ii) the date that is ten (10) Business Days after an order of the Bankruptcy Court with respect to any such Administrative Expense Claim becomes a Final Order or (b) upon such other terms as may be mutually agreed upon between such holder of the Claim and any of the Debtors.

                         o    See section 5.1 of the Plan.

                         Priority Tax Claims

                         o Each holder of an Allowed Priority Tax Claim (except those holding such claims against Tower B Leaseco) will receive on the Effective Date a Tax Note that complies with the requirements of section 1129(a)(9)(C) of the Bankruptcy Code or such other, more favorable treatment, as the Debtors in their sole discretion shall elect.

                         o Each holder of an Allowed Priority Tax Claim against Tower B Leaseco will receive on the Effective Date a payment in Cash equal to the amount of such Claim.

                         o    See section 5.2 of the Plan.


                         Consolidated Devco Convenience Claims

                         o Paid in Cash, in full, on the Effective Date, subject to the Employee Withholding Requirement for Consolidated Devco Convenience Claims that are Compensation Claims.

                         o    See section 5.3 of the Plan.

Consolidated Devco


Consolidated Devco
Class 1                   Priority Non-Tax Claims against
                          Consolidated Devco

                         o    Unimpaired.

                         o Each holder of an Allowed Priority Non-Tax Claim against Consolidated Devco will be distributed a payment in Cash on the Effective Date equal to the amount of its Allowed Priority Non-Tax Claim.

                         o    See section 7.1 of the Plan.

Consolidated Devco       Secured Club Loan Claims against
Class 2                  Devco GP, Equity GP, Devco, Equityco,
                         and U.S. Finco

                         o    Impaired.

                         o On the Effective Date, the New Club Loan Disbursing Agent will receive Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the

                              Collateral securing the Allowed Club Loan Claims pledged by Devco, Devco GP, Equityco, Equity GP and U.S. Finco.

                         o In accordance with this sections 7.2, 8.2, 14.2 and 15.2 of the Plan and without duplication, the New Club Loan Disbursing Agent will be distributed, in the aggregate and in full satisfaction of the Allowed Club Loan Claims, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by any Debtor under the Plan.

                         o    See section 7.2 of the Plan.

Consolidated Devco       Secured CIBC/OLP Claims Against Devco
Class 3                  and U.S. Finco

                         o    Impaired.

                         o The CIBC/OLP Claims will be Allowed in the amount of $75,658,000 plus interest accruing from and after June 30, 1996 through the Effective Date (plus any unpaid attorneys' fees and expenses incurred through the Effective Date that are payable under the agreements evidencing the CIBC/OLP Claims).

                         o On the Effective Date, CIBC (or its designee) will receive Class A Interests having an aggregate value equal to the lesser of (a) the amount of the Allowed CIBC/OLP Claims on the Effective Date and
                              (b) the value, as of the Confirmation Date, of the Collateral securing the Allowed CIBC/OLP Claims.

                         o    See section 7.3 of the Plan.


Consolidated Devco       Secured Sumitomo Bank/Tower D Pledge
Class 4                  Loan Claims against Devco and Devco
GP

                         o    Impaired.

                         o Sumitomo Bank will receive a payment in Cash of $74,750,000 plus any unpaid and accrued interest at the rate of LIBOR plus 100 basis points accrued on the Sumitomo Bank/Tower D Pledge Loan together with any costs and expenses payable under Sumitomo Bank/Tower D Pledge Loan the through the Effective Date.

                         o On the Effective Date, the Sumitomo Bank/Tower D Pledge Loan and any Claims otherwise arising under or related to the such pledge loan or any of the guarantees, mortgages or security interests issued in connection therewith will be released and cancelled in consideration of the treatment provided in the Plan.

                         o    See section 7.4 of the Plan.


Consolidated Devco       Secured Citibank Letter of Credit
Class 5                  Claims against the Consolidated Devco
                         Entities

                         o    Impaired.

                         o On the Effective Date, Citibank will receive the Collateral that secures the reimbursement obligation under the Citibank Letter of Credit.

                         o    See section 7.5 of the Plan.

Consolidated Devco       Secured Citibank Swap
Class 6                  Claims Against Devco

                         o    Impaired.

                         o On the Effective Date, Citibank will receive the Collateral (a certain Cash account which held $443,507.31 as of March 31, 1996) that secures the Secured Citibank Swap Claim to the extent such Claim is an Allowed Secured Claim. The Deficiency Claim on the Allowed Citibank Swap Claim will receive the treatment afforded to Co- Proponent Unsecured Claims set forth in section 7.11.2 of the Plan.

                         o    See section 7.6 of the Plan.


Consolidated Devco       Secured Sterling National Letter of
Class 7                  Credit Claims against Devco GP

                         o    Impaired.

                         o On the Effective Date, Sterling National will receive the Sterling National Amended and Restated Reimbursement Agreement, pursuant to which Newco LP will be substituted for Devco GP as the obligor on such reimbursement agreement.

                         o    See section 7.7 of the Plan.

Consolidated Devco       Secured 245 Park Co. Partnership
Class 8                  Claims against Devco

                         o    Impaired.

                         o On the Effective Date, the holders of the Allowed 245 Park Co. Partnership Claims against Devco will receive the distributions provided to the holders of Allowed Equity Interests in 245 Park Co. pursuant to section 15.8.2 of the Plan.

                         o    See section 7.8 of the Plan.

Consolidated Devco       CIBC/Lost Note Indemnity Claims
Class 9                  Against O&Y Finco, Equityco and
                         Equity GP

                         o    Impaired.

                         o On the Effective Date, CIBC will receive the CIBC Amended and Restated Indemnity Agreement, pursuant to which Newco LP will be substituted for O&Y Finco, Equityco and Equity GP as the obligor on such indemnity agreement.

                         o    See section 7.9 of the Plan.

Consolidated Devco       Insured Claims Against the
Class 10                 Consolidated Devco Entities

                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim will only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, any of the Consolidated Devco Entities.

                         o    See section 7.10 of the Plan.

Consolidated Devco       General Unsecured Claims against the
Class 11                 Consolidated Devco Entities

                         o    Impaired.

                         o    Unaffiliated Unsecured Claims:

                              On the Effective Date each holder of an Allowed Unaffiliated Unsecured Claim against the Consolidated Devco Entities will be distributed consideration having a value equal to 8% of the amount of such Allowed Unaffiliated Unsecured Claim. Such consideration will consist of (a) Class A Interests having a value on the Confirmation Date equal to 2.29% of such holder's Allowed Unaffiliated Unsecured Claim, and (b) a Convertible Note Interest having a value equal to 5.71% of such Allowed Unaffiliated Unsecured Claim.

                         o    Co-Proponent Unsecured Claims:

                              Each Co-Proponent has agreed to subordinate the Allowed Co- Proponent Unsecured Claims held by such Co-Proponent to enable the holders of Allowed Unaffiliated Unsecured Claims to receive the distributions under section 7.11.1 of the Plan. After all distributions required by section 7.11.1 of the Plan have been made, the Residual Newco Equity shall be distributed to the Co-Proponents on account of, among other things, the Co-Proponents' Capital Infusion and the Allowed Co-Proponent Unsecured Claims.

                         o    See section 7.11 of the Plan.

Consolidated Devco       Equity Interests in the Consolidated
Class 12                 Devco Entities

                         o    Impaired.

                         o Each holder of an Equity Interest in any of the Consolidated Devco Entities will receive no distribution, will retain no value on account thereof and Consolidated Devco Class 12 will, therefore, be conclusively deemed to have rejected the Plan.

                         o    See section 7.12 of the Plan.


Consolidated Realty
Corp.


Consolidated Realty      Priority Non-Tax Claims against
Corp. Class 1            Realty Corp., Baden and OYREUSA

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Realty Corp., Baden or OYREUSA will receive a payment in Cash equal to the amount of its Allowed Claim.

                         o    See section 8.1 of the Plan.

Consolidated Realty      Secured Club Loan Claims against
Corp. Class 2            OYREUSA

                         o    Impaired.

                         o On the Effective Date, the New Club Loan Disbursing Agent will receive Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by OYREUSA, after taking into account the treatment of the OpCo Notes set forth in the Restructuring Transactions.

                         o    In accordance with sections 7.2, 8.2, 14.2 and
                              15.2 of the Plan and without duplication, the New Club Loan Disbursing Agent shall be distributed, in the aggregate and in full satisfaction of the Allowed Club Loan Claims, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by any Debtor under the Plan.

                         o    See section 8.2 of the Plan.

Consolidated Realty      Toronto Dominion Judgment Claims
Corp. Class 3            against Baden


                         o    Impaired.

                         o On the Effective Date, Toronto Dominion will receive the consideration provided in the Toronto Dominion Settlement described in section 4.6 of the Plan.

                         o    See sections 4.6 and 8.3 of the Plan.

Consolidated Realty      Bank of Nova Scotia Claims against
Corp. Class 4            Baden

                         o    Impaired.

                         o On the Effective Date, the Bank of Nova Scotia will receive the consideration provided in the Bank of Nova Scotia Settlement described in section 4.9 of the Plan.

                         o    See sections 4.9 and 8.4 of the Plan.

Consolidated Realty      Insured Claims Against Consolidated
Corp. Class 5            Realty Corp.

                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim will only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, any of Realty Corp., OYREUSA and/or Baden.

                         o    See section 8.5 of the Plan.

Consolidated Realty      General Unsecured Claims against
Corp. Class 6            Realty Corp., OYREUSA and Baden

                         o    Impaired.

                         o On the Effective Date, based on an election to be made by each holder of a Claim in Consolidated Realty Corp. Class 6 on such holder's Ballot, each holder will receive distributions under either of the following options:

                         o (a) On the Effective Date, the holder of a claim in this class will receive such holder's Ratable Proportion of (x) that number of Class A Interests having a value as of the Confirmation Date equal to the value of the Undisputed Realty Corp. Assets and (y) 100% of the outstanding Class B Interests.

                                     - or -

                         (b) On the Effective Date, the holder of a claim in this class which qualifies as, and elects to be treated as, a Realty Corp. Cash-Out Claim will receive a payment in Cash equal to such holder's Realty Corp. Cash-Out Claim.

                         o In the event that the aggregate amount of Cash to be distributed on account of the Realty Corp. Cash-Out Claims exceeds $500,000 (except to the extent such amount is increased by the Debtors and the Co-Proponents in their sole discretion), then this election of alternative treatments will be eliminated and each holder of a Realty Corp. Cash-Out Claim will receive the treatment provided in subsection (a) above.

                         o    See section 8.6 of the Plan.

Consolidated Realty      Equity Interests in Realty Corp.
Corp. Class 7
                         o    Impaired.

                         o OYDL will receive no distribution on account of its Equity Interest in Consolidated Realty Corp., will retain no value on account thereof and will, therefore, be conclusively deemed to have rejected the Plan.

                         o    See section 8.7 of the Plan.

SF Holdings

SF Holdings Class 1      Priority Non-Tax Claims against SF
                         Holdings

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against SF Holdings will receive a payment in Cash equal to the Allowed amount of such holder's Claim.

                         o    See section 9.1 of the Plan.

SF Holdings Class 2      General Unsecured Claims against SF
                         Holdings

                         o    Impaired.

                         o On the Effective Date, each holder of an Allowed General Unsecured Claim against SF Holdings will receive the lesser of (a) a payment in Cash equal to the Allowed amount of such holder's Claim against SF Holdings, if the Available Cash of SF Holdings at the time is sufficient to fund similar payment of all Allowed General Unsecured Claims against SF Holdings, and (b) a payment in Cash equal to such holder's Ratable Proportion of the Available Cash of SF Holdings on the Effective Date.

                         o In the event the holders of Allowed General Unsecured Claims against SF Holdings are provided the distribution provided in clause (b) above, if any non- Cash assets of SF Holdings are converted to Cash, each holder of an Allowed General Unsecured Claim against SF Holdings will receive a semi-annual distribution equal to such holder's Ratable Proportion of the Cash realized from such conversion.

                         o    See section 9.2 of the Plan.

SF Holdings Class 3      Equity Interest in SF Holdings

                         o    Impaired.

                         o On the Effective Date, the capital stock of SF Holdings will be transferred to Newco LP.

                         o    See section 9.3 of the Plan.

Devco Canada

Devco Canada Class 1     Priority Non-Tax Claims against Devco
                         Canada

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Devco

                              Canada will receive a payment in Cash equal to such holder's Allowed Claim.

                         o    See section 10.1 of the Plan.

Devco Canada Class 2     Insured Claims Against Devco Canada

                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim will only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, Devco Canada.

                         o    See section 10.2 of the Plan.

Devco Canada Class 3     General Unsecured Claims against
                         Devco Canada

                         o    Impaired.

                         o On the Effective Date, each holder of an Allowed General Unsecured Claim against Devco Canada will receive the lesser of (a) a payment in Cash equal to the amount of such holder's Allowed General Unsecured Claim against Devco Canada, if the Available Cash of Devco Canada at the time is sufficient to fund similar payment of all Allowed General Unsecured Claims against Devco Canada, and
                              (b) a payment in Cash equal to such holder's
                              Ratable Proportion of the Available Cash of Devco Canada on the Effective Date.

                         o In the event that the holders of Allowed General Unsecured Claims against Devco Canada are provided the distribution provided in clause (b) above, if any non-Cash assets of Devco Canada are converted to Cash, each holder of an Allowed General Unsecured Claim against Devco Canada will receive a semi-annual distribution equal to such holder's Ratable Proportion of the Cash (net of costs) realized from such conversion of the non-Cash assets.

                         o    See section 10.3 of the Plan.

Devco Canada Class 4     Equity Interest in Devco Canada

                         o    Impaired.

                         o OYDL will receive no distribution on account of its Equity Interest in Devco Canada, will retain no value on account thereof and will, therefore, be conclusively deemed to have rejected the Plan.

                         o    See section 10.4 of the Plan.


Equity Canada

Equity Canada            Priority Non-Tax Claims against
Class 1                  Equity Canada

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Equity Canada will be distributed a payment in Cash equal to the amount of such holder's Allowed Claim.

                         o    See section 11.1 of the Plan.

Equity Canada            Insured Claims Against Equity Canada
Class 2
                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim will only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, Equity Canada.

                         o    See section 11.2 of the Plan.

Equity Canada            General Unsecured Claims against
Class 3                  Equity Canada

                         o    Impaired.

                         o On the Effective Date, each holder of an Allowed General Unsecured Claim against Equity Canada will receive the lesser of (a) a payment in Cash equal to the amount of such holder's Allowed General Unsecured Claim against Equity Canada, if the Available Cash of Equity Canada at the time is sufficient to fund similar payment of all Allowed General Unsecured Claims against Equity Canada, and (b) a payment in Cash equal to such holder's Ratable Proportion of the Available Cash of Equity Canada on the Effective Date.

                         o In the event that the holders of Allowed General Unsecured Claims against Equity Canada are provided the distribution provided in clause (b) above, if any non-Cash assets of Equity Canada are converted to Cash, each holder of an Allowed General Unsecured Claim against Equity Canada will receive a semi-annual distribution equal to such holder's Ratable Proportion of the Cash (net of costs) realized from such conversion of the non-Cash assets.

                         o    See section 11.3 of the Plan.

Equity Canada            Equity Interests in Equity Canada
Class 4
                         o    Impaired.

                         o OYDL will receive no distribution on account of its Equity Interest in Equity Canada, will retain no value on account thereof and will, therefore, be conclusively deemed to have rejected the Plan.

                         o    See section 11.4 of the Plan.


Consolidated OLP

Consolidated OLP         Priority Non-Tax Claims against OLP
Class 1                  Co., Liberty Plaza Co. or Trinity
                         Place Co.

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against OLP Co., Liberty Plaza Co. and/or Trinity Place Co. will receive a payment in Cash equal to the amount of its Allowed Claim.

                         o    See section 12.1 of the Plan.

Consolidated OLP         Secured Sanwa/OLP Claims against
Class 2                  Liberty Plaza Co., OLP Co. and
                         Trinity Place Co.

                         o    Impaired.

                         o On the Effective Date, Sanwa will receive the Sanwa/OLP Restructured Mortgage Loan.

                         o The Sanwa/OLP Mortgage Loan and the Liens on the 53 State Street Collateral (excluding the pledge of O&Y 25 Realty Co.'s interest in 53 State Limited) and any Claims otherwise arising under or related to the Sanwa/OLP Mortgage Loan or any of the guarantees, mortgages or security interests issued in connection therewith will be released and cancelled on the Effective Date.

                         o    See section 12.2 of the Plan.

Consolidated OLP         Secured U.S. Finco/OLP Claims against
Class 3                  OLP Co., Liberty Plaza Co. and
                         Trinity Place Co.

                         o    Impaired.

                         o After giving effect to the distribution to CIBC in accordance with section 7.4 of the Plan in respect of the CIBC/OLP Loan, CIBC, as the collateral assignee of the U.S. Finco Mortgages, will elect on behalf of U.S. Finco to contribute the Allowed U.S. Finco/OLP Claims to the capital of New Liberty Plaza LP to the extent provided in the Restructuring Transactions.

                         o    See section 12.3 of the Plan.

Consolidated OLP         Insured Claims Against Liberty Plaza
Class 4                  Co., OLP Co. and Trinity Place Co.

                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim will only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, any of Liberty Plaza Co., OLP Co. and Trinity Place Co.

                         o    See section 12.4 of the Plan.

Consolidated OLP         General Unsecured Claims against OLP
Class 5                  Co., Liberty Plaza Co. or Trinity
                         Place Co.

                         o    Impaired.

                         o On the Effective Date, each holder of an Allowed General Unsecured Claim against OLP Co., Liberty Plaza Co. and/or Trinity Place Co. will receive a payment in Cash from Available Cash equal to the amount of such Allowed Claim.

                         o    See section 12.5 of the Plan.

Consolidated OLP         Equity Interests in OLP Co., Liberty
Class 6                  Plaza Co. and Trinity Place Co.

                         o    Impaired.

                         o On the Effective Date, Devco and Devco GP will be distributed Equity Interests in New Liberty Plaza LP, the reorganized successor to OLP Co., Liberty Plaza Co. and Trinity Place Co.

                         o    See section 12.6 and 18.5 of the Plan.

Tower A Co.

Tower A Co. Class 1      Priority Non-Tax Claims against Tower
                         A Co.

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Tower A

                              Co. will be distributed a payment in Cash equal to the Allowed amount of its Claim.

                         o    See section 13.1 of the Plan.

Tower A Co. Class 2      Secured Sanwa/Tower A Claims against
                         Tower A Co.

                         o    Impaired.

                         o On the Effective Date, Sanwa will receive the Sanwa/Tower A Restructured Mortgage Loan which will have the terms and conditions described in section 13.2 of the Plan.

                         o On the Effective Date, the Sanwa/Tower A Mortgage Loan and any Claims otherwise arising under or related to the Sanwa/Tower A Mortgage Loan or any of the guaranties, mortgages or security interests issued in connection therewith, will be released and cancelled in consideration of the Sanwa/Tower A Restructured Mortgage Loan.

                         o    See section 13.2 of the Plan.

Tower A Co. Class 3      TIAA Judgment Claims Against Tower A
                         Co.

                         o    Impaired.

                         o On the Effective Date, TIAA will be distributed the consideration provided in the TIAA Settlement described in section 4.5 of the Plan.

                         o    See section 4.5 of the Plan.

Tower A Co. Class 4      Insured Claims Against Tower A Co.

                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim will only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, Tower A Co.

Tower A Co. Class 5      General Unsecured Claims against
                         Tower A Co.

                         o    Impaired.

                         o On the Effective Date, each holder of an Allowed General Unsecured Claim against Tower A Co. will be distributed its Ratable Proportion of $100,000 payable from the Available Cash of Tower A Co.

                         o    See section 13.5 of the Plan.

Tower A Co. Class 6      Equity Interests in Tower A Co.

                         o    Impaired.

                         o On the Effective Date, each holder of an Allowed Equity Interest in Tower A Co. will have an Allowed Equity Interest and will retain its Allowed Equity Interest in Tower A Co.

                         o    See section 13.6 of the Plan.

Tower Corp.

Tower Corp. Class 1      Priority Non-Tax Claims against Tower
                         Corp.

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Tower Corp. will be distributed a payment in Cash equal to the Allowed amount of its Claim.

                         o    See section 14.1 of the Plan.

Tower Corp. Class 2      Secured Club Loan Claims against
                         Tower Corp.

                         o    Impaired.

                         o On the Effective Date, the New Club Loan Disbursing Agent will be distributed, on account of the Allowed Secured Club Loan Claims against Tower Corp., Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by Tower Corp.

                         o In accordance with this sections 7.2, 8.2, 14.2 and 15.2 of the Plan and without duplication, the New Club Loan Disbursing Agent shall be distributed, in the aggregate and in full satisfaction of the Allowed Club Loan Claims, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by any Debtor under the Plan.

                         o    See section 14.2 of the Plan.

Tower Corp. Class 3      Insured Claims Against Tower Corp.

                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim will only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy issued by such company to, or for the benefit of, Tower Corp.

                         o    See section 14.3 of the Plan.

Tower Corp. Class 4      General Unsecured Claims against
                         Tower Corp.

                         o    Impaired.

                         o Holders of General Unsecured Claims against Tower Corp. will receive no distribution on account of such Claims, will retain no value on account thereof, and will, therefore, be conclusively deemed to have rejected the Plan.

                         o    See section 14.4 of the Plan.

Tower Corp. Class 5      Equity Interests in Tower Corp.

                         o    Impaired.

                         o Holders of Equity Interests in Tower Corp. will receive no distribution on account of such Interests, will retain no value on account thereof, and will, therefore, be conclusively deemed to have rejected the Plan.

                         o    See section 14.5 of the Plan.

Consolidated 245

Consolidated 245         Priority Non-Tax Claims against 245
Class 1                  Park Co., 245 Holding LP and 245
                         Corp.

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against 245 Park Co., 245 Holding LP and/or 245 Corp. will be distributed a payment in Cash equal to the Allowed amount of its Claim.

                         o    See section 15.1 of the Plan.

Consolidated 245         Secured Club Loan Claims Against 245
Class 2                  Holding LP and 245 Corp.

                         o    Impaired.

                         o On the Effective Date, the New Club Loan Disbursing Agent will be distributed Class A Interests having a value equal to the lesser of
                              (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by 245 Holding LP and 245 Corp.

                         o    In accordance with sections 7.2, 8.2, 14.2 and
                              15.2 of the Plan and without duplication, the Disbursing Agent shall be distributed, in the aggregate and in full satisfaction of the Allowed Club Loan Claims, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by any Debtor under the Plan.

                         o    See section 15.2 of the Plan.

Consolidated 245         Secured Aetna Mortgage Loan Claims
Class 3                  against 245 Park Co.

                         o    Impaired.

                         o On the Effective Date, the Aetna Restructured Mortgage Loan Documents shall be executed and delivered to Aetna.

                         o On the Effective Date, the Aetna Mortgage Loan and any Claims otherwise arising under or related to the Aetna Mortgage Loan or any of the guarantees, mortgages or security interests issued in connection therewith shall be released and cancelled in consideration of the Aetna Restructured Mortgage Loan.

                         o    See section 15.3 of the Plan.

Consolidated 245         Secured DKB Mortgage Loan Claims
Class 4                  against 245 Park Co.

                         o    Impaired.

                         o On the Effective Date, in full satisfaction of the Allowed DKB Mortgage Loan Claims, the DKB Restructured Mortgage Loan Documents shall be executed and delivered to DKB.

                         o On the Effective Date, the DKB Mortgage Loan and any Claim under or relating to the DKB Mortgage Loan or any of the guarantees, mortgages or security interests issued in connection therewith shall be released and cancelled in consideration of the DKB Restructured Mortgage Loan.

                         o    See section 15.4 of the Plan.

Consolidated 245         Club Loan/245 Park Deficiency Claims
Class 5                  Against 245 Holding LP and 245 Corp.

                         o    Impaired.

                         o On the Effective Date, the New Club Loan Disbursing Agent shall receive the distributions provided to the New Club Loan Disbursing Agent (for the benefit of those Co-Proponents for which it is agent) in accordance with sections 7.2, 8.2,
                              14.2 and 15.2 of the Plan.

                         o    See section 15.5 of the Plan.

Consolidated 245         Insured Claims Against 245 Park Co.,
Class 6                  245 Holding LP and 245 Corp.

                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim against any of 245 Park Co., 245 Holding LP and 245 Corp. shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, any of 245 Park Co., 245 Holding LP and 245 Corp.

                         o    See section 15.6 of the Plan.

Consolidated 245         General Unsecured Claims against 245
Class 7                  Park Co., 245 Holding LP or 245 Corp.

                         o    Impaired.

                         o On the Effective Date, each holder of an Allowed General Unsecured Claim against 245 Park Co., 245 Holding LP and 245 Corp. will be distributed a Cash payment equal to the amount of such Allowed General Unsecured Claim against 245 Park Co., 245 Holding LP and 245 Corp.

                         o    See section 15.7 of the Plan.

Consolidated 245         Equity Interests in 245 Park Co., 245
Class 8                  Holding LP and 245 Corp.

                         o    Impaired.

                         o JMB Treatment: On the Effective Date, JMB will retain its general partner interest in 245 Park Co. and, after taking into account the transactions effected by the Plan, 245 Park Co. will own an interest in 245 Holding LP.

                              On the Effective Date, JMB will receive
                              distributions as follows: JMB will roll up its interest in 245 Park Co. for (1) indirect Equity Interests in Newco LP having an aggregate value equal to the greater of (a) the Newco LP Reorganization Value multiplied by 5.44% and (b) $30,000,000; plus (2) a percentage of Class B Interests as determined by the formula described in section 15.8.1 of the Plan.

                         o Equity Interests of Equityco, Equity GP, 245 Holding LP and 245 Corp. in 245 Park Co.: On the Effective Date, each holder of an Allowed Equity Interest in 245 Park Co., 245 Holding LP and 245 Corp., other than JMB, will be distributed an Equity Interest in New 245 Park LP, subject to the rights of JMB to retain its partner interest in 245 Park Co., in accordance with section 15.8.1 of the Plan.

                         o    See section 15.8 of the Plan.

Tower B Leaseco

Tower B Leaseco          Priority Non-Tax Claims against Tower
Class 1                  B Leaseco

                         o    Unimpaired.

                         o On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Tower B Leaseco will receive a payment in Cash equal to the amount of its Allowed Claim.

                         o    See section 16.1 of the Plan.

Tower B Leaseco          Merrill Lynch/Tower B Leaseco Secured
Class 2                  Claim

                         o    Impaired.

                         o On the Effective Date, Merrill Lynch will receive a Cash payment of $502,000.

                         o    See section 16.2 of the Plan.

Tower B Leaseco          Insured Claims Against Tower B
Class 3                  Leaseco

                         o    Impaired.

                         o On the Effective Date, each holder of an Insured Claim will only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, Tower B Leaseco.

                         o    See section 16.3 of the Plan.

Tower B Leaseco          General Unsecured Claims against
Class 4                  Tower B Leaseco

                         o    Impaired.

                         o On the Effective Date, each holder of an Allowed General Unsecured Claim against Tower B Leaseco will receive the lesser of (a) a payment in Cash equal to the amount of such holder's Allowed Claim, if the Available Cash of Tower B Leaseco at the time is sufficient to fund similar payment of all Allowed General Unsecured Claims against Tower B Leaseco, and (b) a payment in Cash equal to such holder's Ratable Proportion of the Available Cash of Tower B Leaseco on the Effective Date.

                         o    See section 16.4 of the Plan.

Tower B Leaseco          Allowed Equity Interests in Tower B
Class 5                  Leaseco

                         o    Impaired.

                         o Each holder of an Allowed Equity Interest in Tower B Leaseco will receive no distribution on account of such Equity Interest, will retain no value on account thereof and will, therefore, be conclusively deemed to have rejected the Plan.

                         o    See section 16.5 of the Plan.


F.       PROJECTED RECOVERIES UNDER THE PLAN

         1.       General

                  The value of Newco LP will be derived from the value of the six Core Properties to be directly and/or indirectly owned by Newco LP, interests in certain assets of Realty Corp. and certain Non-Core Properties, and management agreements relating to the Core Properties.

                  The Plan is premised, in part, on the following assumptions:
(i) the Equity Interests in Devco, Devco GP, Equityco and Equity GP are valueless, (ii) the holders of such Equity Interests will be distributed or retain nothing under the

Plan, and (iii) the holders of such Equity Interests are themselves insolvent.

          All recoveries under the Plan by the Co-Proponents, General Unsecured Creditors of Consolidated Devco and Consolidated Realty Corp. will be in the form of some combination of Class A Interests, Class B Interests, a 1% General Partner Interest in Newco LP and, in the case of holders of Allowed Unaffiliated Unsecured Claims against Consolidated Devco, Convertible Note Interests.

         2.       Summary of Distributions of
                  Newco LP Equity Under the Plan

          The Debtors project that, on the Effective Date, JMB, through 245 Holding LP, will be distributed at least $30 million in value of the equity in Newco LP. The holders of Allowed Unaffiliated Unsecured Claims against Consolidated Devco will own Class A Interests having a value on the Confirmation Date equal to 2.29% of such holder's Allowed Unaffiliated Unsecured Claim, and
(b) a Convertible Note Interest having a value equal to 5.71% of such Allowed Unaffiliated Unsecured Claim. The Consolidated Realty Corp. General Unsecured Creditors (including the Co- Proponents) will own Class A Interests based on the value of the Undisputed Realty Corp. Assets and Class B Interests based on the value of the Disputed Realty Corp. Assets, which interests are estimated to have a value between $8.4 million and $47 million. For a discussion of the Realty Corp. Assets, see "Background History of Olympia & York -- Business of the U.S. Operations -- Status of O&Y (U.S.) in 1996 -- Realty Corp. Assets". The Co-Proponents will, on an aggregate basis, own all of the remaining Class A Interests, Class B Interests (in accordance with section 8.6 of the Plan), 100% of the issued and outstanding shares of Liquidating Corp. and, indirectly (through Managing GP), the General Partner Interest in Newco LP.

          The number of Class A Interests and Class B Interests that will be distributed to each holder of an Allowed General Unsecured Claim in Consolidated Realty Corp. Class 6 will be a function of the amount of Allowed General Unsecured Claims in that Class and the value of the Disputed Realty Corp. Assets. Based on the Debtors' books and records, the Debtors believe that the range of the Allowed General Unsecured Claims in Consolidated Realty Corp. Class 6 will be between $345 million and $375 million.

          THE RECOVERIES FOR ALLOWED GENERAL UNSECURED CLAIMS IN CONSOLIDATED REALTY CORP. CLASS 6 SET FORTH IN THE CHART BELOW ASSUME THAT THE AMOUNT OF ALLOWED GENERAL UNSECURED CLAIMS IN CONSOLIDATED REALTY CORP. CLASS 6 IS IN THE RANGE LISTED ABOVE ($345-$375 MILLION). IN REACHING SUCH PROJECTED RECOVERIES, THE DEBTORS HAVE ASSUMED THAT OBJECTIONS TO A SUBSTANTIAL NUMBER AND AMOUNT OF CLAIMS WILL BE PROSECUTED BY THE DEBTORS. THE LEVEL OF ALLOWED GENERAL UNSECURED CLAIMS IN CONSOLIDATED REALTY CORP. CLASS 6 AS OF THE EFFECTIVE DATE WILL DEPEND UPON A NUMBER OF VARIABLES, INCLUDING THE NUMBER OF OBJECTIONS TO CLAIMS THAT ARE FILED BY THE DEBTORS, THE TIMING OF THE HEARINGS TO CONSIDER SUCH OBJECTIONS, THE TIMING OF THE DETERMINATION OF SUCH OBJECTIONS BY THE BANKRUPTCY COURT, AND THE SUCCESS OF THOSE OBJECTIONS. ACCORDINGLY, NO ASSURANCE MAY BE GIVEN AS TO THE LEVEL OF SUCH ALLOWED CLAIMS AS OF THE EFFECTIVE DATE. IF THESE ASSUMPTIONS DO NOT PROVE TO BE CORRECT, THE CONSEQUENCES OF DELAYS IN DETERMINATIONS RELATING TO THE DISPUTED UNSECURED CLAIMS COULD MATERIALLY LOWER THE PROJECTED DISTRIBUTIONS UNDER THE PLAN.

          THE PROJECTED RECOVERIES SET FORTH BELOW ARE PREDICATED UPON THE ASSUMPTIONS SUMMARIZED IN THE FIRST AMENDED FINANCIAL APPENDIX, ANNEXED AS EXHIBIT B IN THE SEPARATE EXHIBIT VOLUME TO THIS DISCLOSURE STATEMENT, AND THROUGHOUT THE ENTIRETY OF THIS DISCLOSURE STATEMENT. THE RECOVERIES SET FORTH BELOW ARE MERELY PROJECTED RECOVERIES, BASED ON ASSUMPTIONS WHICH ARE SET FORTH IN THE PROJECTIONS, THE FIRST AMENDED FINANCIAL APPENDIX AND HEREIN. TO THE EXTENT THAT ACTUAL RESULTS VARY FROM THE ASSUMPTIONS, RECOVERIES WILL VARY FROM THE PROJECTIONS. CREDITORS AND HOLDERS OF EQUITY INTERESTS ARE ENCOURAGED TO READ THE FIRST AMENDED FINANCIAL APPENDIX IN ITS ENTIRETY IN ORDER TO FULLY UNDERSTAND THE MANNER IN WHICH THE PROJECTED RECOVERIES WERE DETERMINED.

                                                                 Present Value
                                                                  Recovery on
CONSOLIDATED DEVCO                                               Allowed Claims

Class 1           Priority Claims                                        100%
Class 2           Club Loan Claims                                    95-100%
Class 3           CIBC Secured OLP Claim                                 100%
Class 4           Sumitomo Bank Secured Tower D Pledge Loan              100%
Class 5           Citibank Secured Letter of Credit Claims               100%
Class 6           Secured Citibank Swap Claims                           100%
Class 7           Sterling National Secured Letter of
                    Credit Claims                                        100%
Class 8           245 Park Co. Partnership Claims                         (1)
Class 9           CIBC/Lost Note Indemnity Claims                        100%
Class 10          Insured Litigation Claims                              100%
Class 11          Unaffiliated General Unsecured Claims                    8%
Class 12          Equity Interests in Consolidated Devco                  (2)

CONSOLIDATED REALTY CORP.

Class 1           Priority Claims                                        100%
Class 2           Club Loan Claims                                    95-100%
Class 3           Toronto Dominion Judgment Claims                        74%
Class 4           Bank of Nova Scotia Claims                              17%
Class 5           Insured Litigation Claims                              100%
Class 6           General Unsecured Claims                          2.2-13.6%(3)
Class 7           Equity Interests                                        (4)

--------

1 Creditors holding Claims in Consolidated Devco Class 8 will receive the recovery set forth in Consolidated 245 Class 8.

2 Consolidated Devco Class 12, as an equity class, is not allowed in a dollar amount.

3 Assumes value of Undisputed Realty Corp. Assets actually contributed to Newco LP will have a value in the range of $8.4 - $47 million and that there will be Allowed General Unsecured Claims against Consolidated Realty Corp. in the range of $345 - $375 million.

4 Consolidated Realty Corp. Class 7, as an equity class, is not allowed in a dollar amount.

                                                        Present Value
                                                         Recovery on
SF HOLDINGS                                             Allowed Claims

Class 1           Priority Claims                          100%
Class 2           General Unsecured Claims                 100%
Class 3           Equity Interests                          5

DEVCO CANADA

Class 1           Priority Claims                          100%
Class 2           Insured Litigation Claims                100%
Class 3           General Unsecured Claims                   0%
Class 4           Equity Interests                          (5)

EQUITY CANADA

Class 1           Priority Claims                          100%
Class 2           Insured Litigation Claims                100%
Class 3           General Unsecured Claims                   0%
Class 4           Equity Interests                          (5)


--------

5 SF Holdings Class 3, Devco Canada Class 4 and Equity Canada Class 4, as equity classes, are not allowed in a dollar amount.

                                                               Present Value
                                                                Recovery on
CONSOLIDATED OLP                                               Allowed Claims

Class 1           Priority Claims                                    100%
Class 2           Sanwa Secured OLP Claim                            100%
Class 3           U.S. Finco Secured OLP Claim                       100%
Class 4           Insured Litigation Claims                          100%
Class 5           General Unsecured Claims                           100%
Class 6           Equity Interests in Liberty Plaza Co.,
                    OLP Co. and Trinity Place Co.                     (6)

TOWER A CO.

Class 1           Priority Claims                                    100%
Class 2           Sanwa Secured Mortgage Loan Claim                  100%
Class 3           TIAA Judgment Claims                               43%(7)
Class 4           Insured Litigation Claims                          100%
Class 5           General Unsecured Claims                         10-25%(8)
Class 6           Equity Interests                                    (6)

TOWER CORP.

Class 1           Priority Claims                                    100%
Class 2           Club Loan Claims                                95-100%
Class 3           Insured Litigation Claims                          100%
Class 4           General Unsecured Claims                             0%
Class 5           Equity Interests                                    (6)

--------

6 Consolidated OLP Class 6, Tower A Co. Class 6 and Tower Corp. Class 5, as equity classes, are not allowed in a dollar amount.

7 This figure includes the recovery by TIAA on the Claim asserted against Tower A Co. and Devco relating to WFC Tower A, however, it does not include any liquidated amounts on Claims asserted by TIAA against Devco relating to 53 State Street. If such liquidated amounts were included, TIAA's recovery on a percentage basis would be substantially lower.

8 Assumes that there will be Allowed General Unsecured Claims against Tower A Co. in the range of $400,000 to $1 million.

                                                                 Present Value
                                                                  Recovery on
CONSOLIDATED 245                                                 Allowed Claims

Class 1           Priority Claims                                       100%
Class 2           Club Loan Claims                                   95-100%
Class 3           Aetna Secured Mortgage Loan Claim                     100%
Class 4           DKB Secured Mortgage Loan Claim                       100%
Class 5           Club Loan/245 Park Deficiency Claims                    0%
Class 6           Insured Litigation Claims                             100%
Class 7           General Unsecured Claims                              100%
Class 8           JMB Equity Interests in 245 Park Co.                   (9)
                  Other Equity Interests in 245 Park Co.,
                    245 Holding LP and 245 Corp.                         (9)

TOWER B LEASECO

Class 1           Priority Claims                                       100%
Class 2           Merrill Lynch/Tower B Leaseco Secured Claims          100%
Class 3           Insured Litigation Claims                             100%
Class 4           General Unsecured Claims                              0.6%(10)
Class 5           Equity Interests                                        (9)


G.       CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE
         EFFECTIVE DATE OF THE PLAN

          There are important conditions precedent to the Effective Date and the Confirmation Date of the Plan. For a complete discussion of such conditions see "Summary of the Plan of Reorganization for the Debtors -- Conditions Precedent to the Confirmation Date and the Effective Date of the Plan".

--------

9 Consolidated 245 Class 8 and Tower B Leaseco Class 4, as equity classes, are not allowed in a dollar amount.

10 Assumes that the funds available for distribution to General Unsecured Creditors of Tower B Leaseco is approximately $600,000 and that there will be Allowed General Unsecured Claims against Tower B Leaseco in the approximate amount of $93 million.

                    III. BACKGROUND HISTORY OF OLYMPIA & YORK

A.       INTRODUCTION(3)

         1.       The Reichmann Family and
                  Development of the O&Y Enterprise

          Evolving in the late 1950's out of a tile distribution company owned by the Reichmann Family, Olympia & York, in its early years, engaged in the construction of light industrial buildings, warehouses and small office buildings in suburban Toronto, Canada.

          Olympia & York's single largest building constructed in the 1960's was Place Bell Canada in Ottawa, Ontario, Canada, which, through careful management and innovative construction techniques, was built in record time at an extremely competitive cost for its level of quality. This innovative and cost-effective approach to construction became one of the hallmarks of Olympia & York.

          Thereafter, Olympia & York's development efforts expanded and in 1971, the First Canadian Place development in Toronto was built, including a 950-foot 72-story "First Bank Tower". First Canadian Place incorporated a full array of shops, restaurants, services and amenities, including five acres of public space.

          By 1991, Olympia & York, through its parent corporation OYDL, had gross assets of over $24.3 billion and had shareholders' equity of over $2.1 billion. OYDL's operations were divided up into three primary geographic areas:
Canada, the United Kingdom and the United States.

          As of January 1, 1992, OYDL and its subsidiaries had incurred consolidated (unaudited) liabilities of approximately $17 billion. Consequently, OYDL and its subsidiaries faced substantial interest expense and principal payment obligations. During the late 1980's and early 1990's, OYDL raised substantial sums of money to finance its obligations by issuing to the public short-term promissory notes or bonds, commonly described as

--------

3 This "Introduction" section was composed primarily using materials from, the Information Circular which was prepared by Olympia & York Developments Limited ("OYDL") as part of its proceedings in Canada under the Companies' Creditors Arrangement Act. O&Y (U.S.) does not have any independent knowledge of the facts set forth in this Section, to the extent that such facts were learned from the Information Circular.

commercial paper. In early 1992, OYDL had two commercial paper facilities outstanding in an aggregate amount of approximately $650 million (the "O&Y Commercial Paper"). The effect of this indebtedness upon the business and operation of Olympia & York was complicated by the downturn in the world-wide economy, which caused a severe recession in the world-wide commercial real estate market, including Toronto, London and New York City where Olympia & York owned substantial real estate holdings. At the same time that Olympia & York's real estate portfolio was struggling against the tide of falling real estate values, three other industries in which it maintained substantial holdings, the forest products/newsprint, energy and transportation industries, experienced their own worst recessions.

          While OYDL's cash flow diminished as a result of the worldwide economy, its cash flow demands increased, particularly due to its major commitment, the development of Canary Wharf in London, England, which began in 1987. At that time, Canary Wharf was the world's largest private real estate development project.

          On February 13, 1992, the O&Y Commercial Paper was downgraded by Dominion Bond Rating Service, one of two Canadian bond rating agencies. On March 18, 1992, Dominion Bond Rating Service issued an alert on O&Y Commercial Paper and, as a result, the market for O&Y Commercial Paper disappeared and it became impossible for OYDL to refinance its commercial paper obligations on maturity in the commercial paper market. OYDL was forced to use funds which otherwise would have been available to finance its ongoing operations to meet the significant and unanticipated cash requirements resulting from its inability to refinance its outstanding commercial paper obligations.

          2. OYDL's Restructuring Efforts

          In the wake of growing rumors concerning the cash crisis experienced at OYDL, its lines of credit and other access to cash resources became increasingly scarce. As a result, OYDL commenced negotiations with its lenders aimed at a global restructuring of its obligations. On April 13, 1992, representatives of OYDL met with more than ninety (90) of its lenders in Toronto. At that meeting, OYDL submitted an initial restructuring plan and provided its lenders with information books setting forth in detail its assets and liabilities as well as the future prospects of Olympia & York as a whole. Thereafter, OYDL met with its lenders, individually and in separate groups, on virtually a daily basis in order to develop a comprehensive restructuring plan in respect of all of its indebtedness.

          OYDL's initial restructuring plan was not acceptable to its lenders and on May 14, 1992, OYDL and certain of its affiliates, including the Canadian Debtors, filed applications pursuant to the Canadian Companies' Creditors Arrangement Act (the "CCAA") for authorization to file a Plan of Compromise and Arrangement (a "CCAA Plan") thereunder (the "CCAA Case").

          On May 21, 1992, the Ontario Court authorized the issuance of a bankruptcy petition against OYDL and certain of its affiliates in order to crystallize applicable preference periods under the Bankruptcy and Insolvency Act (Canada) (the "BIA") (the "May 1992 Petition"). OYDL's CCAA Plan provided Coopers & Lybrand OYDL, Inc./Limited with the ability to commence preference actions under Canadian law (a "Preference Action") and the right to utilize certain enhanced powers to seek to set aside preferential transactions provided to a trustee in bankruptcy under the BIA, notwithstanding the fact that OYDL's CCAA Plan was governed by the CCAA and not the BIA. OYDL's CCAA Plan further provided that, in the event that a defendant to a Preference Action challenged Coopers & Lybrand OYDL, Inc./Limited's ability to rely on the provisions of the BIA when OYDL was not bankrupt, Coopers & Lybrand OYDL, Inc./Limited was entitled to consent to the making of a receiving order in bankruptcy against OYDL pursuant to the May 1992 Petition for the purpose of attempting to deal with such jurisdictional arguments. Such an Order was made by the Ontario Court on December 20, 1994 (the "December 20 Order") after a defendant to a Coopers & Lybrand OYDL, Inc./Limited Preference Action challenged Coopers & Lybrand OYDL, Inc./Limited's ability to rely on the provisions of the BIA when OYDL was not bankrupt. The jurisdiction of the Ontario Court to make an Order "partially" bankrupting OYDL was the subject of an appeal which was pending before the Court of Appeal for Ontario was at the time the orders of the Ontario Court referred to below were made.

                  A CCAA Plan for OYDL and certain other applicants in the CCAA Case (the "CCAA Plan")(4) was sanctioned by the Ontario

--------

4 The Canadian Debtors were among the original CCAA Canadian Applicants but did not participate in the CCAA Plan (except with respect to certain encumbered assets of SF Holdings). By resolution of the Independent Board dated September 21, 1995, management of the Canadian Debtors was authorized to abandon (dismiss) the CCAA Cases of Realty Corp., Devco Canada and Equity Canada. By cross-motion in the Canadian Court dated January 23, 1996, the Canadian Debtors sought, among other things, to abandon the CCAA Cases. The impact of the abandonment of the CCAA Cases would be to remove any jurisdiction of the Canadian Court over (footnote continued on next page)

(Canada) Court of Justice (the "Ontario Court" or "Canadian Court") by order dated February 5, 1993 (the "Sanction Order"). Under the CCAA Plan, which went into effect on March 12, 1993: (i) secured creditors generally were permitted to enforce their rights against their collateral upon consummation of the CCAA Plan if the prescribed notice was given before consummation and, thereafter, are permitted to enforce such rights upon prescribed notice; and (ii) the OYDL board of directors was reconstituted and is comprised of three persons, two of whom were appointed by the shareholders of OYDL and one of who was appointed by Coopers & Lybrand OYDL Inc. ("Coopers & Lybrand OYDL, Inc./Limited"). Coopers & Lybrand OYDL, Inc./Limited was appointed by the Ontario Court in the Sanction Order to carry on, manage and supervise the business and affairs of OYDL in accordance with the provisions of the CCAA Plan.

                  Prior to the consummation of the CCAA Plan, the board of directors of OYDL delegated to Coopers & Lybrand OYDL, Inc./Limited all power and authority of such directors which they were legally entitled to delegate under Ontario law. Under the CCAA Plan, a Monitoring Committee (the "Monitoring Committee") was established which was, and still is, comprised of nominees of the unsecured creditors of OYDL. Coopers & Lybrand OYDL, Inc./Limited is required, on a reasonable basis, to consult with the Monitoring Committee before exercising or deciding not to exercise any of Coopers & Lybrand OYDL, Inc./Limited's powers with respect to any material matter or on a less frequent basis as agreed on by the Monitoring Committee. In addition, under the CCAA Plan, 25 Realty LP, an affiliate of OYDL, pledged all of its assets to OYDL and, in furtherance of that pledge, gave to


4 (Footnote continued from previous page) the bankruptcy cases of the Canadian Debtors and would centralize all proceedings relating to the reorganization of such Debtors in the U.S. Bankruptcy Court. Further, the outcome of the Canadian Debtors' reorganization would be determined in the United States solely by the Bankruptcy Court pursuant to the Bankruptcy Code and other applicable law and without reference to the requirements of the CCAA or other Canadian law. In the event that the Canadian Court rules that the Canadian Debtors CCAA Cases may not be abandoned, it may be necessary for such Canadian Debtors to have some aspects of the Plan approved by the Canadian Court. A hearing on such cross-motion was held by the Canadian Court on June 26, 1996. As discussed more fully herein, the Canadian Court decided that, although it was premature to dismiss the CCAA Cases in their entirety, certain motions with respect to the payment of fees to Coopers & Lybrand OYDL, Inc./Limited should be heard exclusively by the U.S. Bankruptcy Court.

Coopers & Lybrand OYDL, Inc./Limited a power of attorney over, among other things, the business, operation and management decisions of 25 Realty LP.

          Beginning in March 1993 and continuing to date, Coopers & Lybrand OYDL, Inc./Limited has wound down the affairs of OYDL and the other CCAA Applicants, except the Canadian Debtors.5 As of September 30, 1995, OYDL's Canadian assets, excluding court actions, had an estimated value, according to Coopers & Lybrand OYDL, Inc./Limited, of between $14.5 and $33 million.

          By 1995, OYDL only employed five non-support personnel in Canada and had total general and administrative costs of less than $500,000 per year. In its report to the OYDL creditors distributed in December 1995, Coopers & Lybrand OYDL, Inc./Limited stated that, in its opinion, OYDL's CCAA Plan should not continue and a distribution to OYDL's unsecured creditors should be made. In this regard, in early June, 1996, Coopers & Lybrand OYDL, Inc./Limited filed a motion in the Canadian Court seeking to have OYDL adjudged a bankrupt pursuant to the BIA.

          Upon the motion of Coopers & Lybrand OYDL, Inc./Limited brought before the Honorable Mr. Justice Blair of the Ontario Court on June 6, 1996, OYDL was adjudged a bankrupt under the BIA and it was ordered (by way of companion orders made in OYDL's CCAA and Canadian bankruptcy cases) that all of the property, assets and undertakings of OYDL be vested in Coopers & Lybrand Limited (an affiliate of Coopers & Lybrand OYDL, Inc.) (the "Trustee") as trustee in bankruptcy of OYDL's bankrupt estate pursuant to the May 1992 Petition (the "Full Bankruptcy Order"). Unlike the December 20 Order, which contemplated that the claims of the creditors of OYDL would continue to be dealt with in accordance with OYDL's CCAA Plan, the Full Bankruptcy Order provides for such claims to be dealt with in accordance with the provisions of the BIA.

          The effect of Full Bankruptcy Order on the ongoing litigation between SF Holdings and Coopers & Lybrand OYDL, Inc./Limited over the Disputed SF Cash being held by Coopers & Lybrand OYDL, Inc./Limited is to vest Coopers & Lybrand OYDL, Inc./Limited's right to act as plaintiff in such litigation in the Trustee. However, the fact that a bankruptcy of OYDL has occurred does not, per se, have any impact of the status of such

--------

5 The information in this and the next paragraph was collected exclusively from reports of Coopers & Lybrand OYDL, Inc./Limited to the Class 28 creditors. O&Y (U.S.) does not have any independent knowledge of the facts, or their accuracy, set forth in these paragraphs.

litigation. Furthermore, the Debtors believe, based upon their good faith investigation, legal analysis and advice from their counsel, that the BIA filing by OYDL will not have any appreciable effect on their ability to confirm the Plan.

          In addition to the foregoing, on June 26, 1996, a motion by the Canadian Debtors in their CCAA Cases was heard by Mr. Justice Blair of the Ontario Court (the "Forum Motion"). The Forum Motion was brought by the Canadian Debtors in response to the motion brought by Coopers & Lybrand OYDL, Inc./Limited, on behalf of OYDL (the "OYDL Reimbursement Motion"), for reimbursement of approximately $Cdn. 8.2 million in fees and expenses paid by OYDL to Coopers & Lybrand OYDL, Inc./Limited in respect of:

                  (1) costs and expenses Coopers & Lybrand OYDL, Inc./Limited alleges were incurred in caring for and administering the affairs of the Canadian Debtors from the time of the appointment of Coopers & Lybrand OYDL, Inc./Limited in February 1993 to the time that a management team was formally retained in February 1995 (the "Administrative Claim"); and

                  (2) costs and expenses paid to Coopers & Lybrand OYDL, Inc./Limited by OYDL in respect of Coopers & Lybrand OYDL, Inc./Limited's fees and expenses in respect of its participation in the Chapter 11 restructuring proceedings of the Debtors (the "Restructuring Claim").

          The relief sought in the Forum Motion was an Order staying the OYDL Reimbursement Motion on the ground that the Bankruptcy Court was the proper forum for the adjudication of such claims. Mr. Justice Blair found that the Bankruptcy Court was the proper forum for the adjudication of the Restructuring Claim, which he found to represent approximately $Cdn. 7.0 million of the $Cdn.
8.2 million claimed, and that portion of the OYDL Reimbursement Motion was stayed owing to its former "management" of such entities. The Forum Motion did not deal with the litigation over the Disputed SF Cash and no decision with respect thereto was made by Mr. Justice Blair.

          Finally, Coopers & Lybrand OYDL, Inc./Limited had control over a number of Canadian bank accounts of the Canadian Debtors. On June 25, 1996, Coopers & Lybrand OYDL, Inc./Limited's Canadian counsel, Borden & Elliot, informed the Canadian Debtors that Coopers & Lybrand OYDL, Inc./Limited had paid certain funds into the Ontario Court to the benefit of the Canadian Debtors as follows:

         (i)       Realty Corp.   - $90,361.78 and Cdn.$ 13,346.55;
         (ii)      Equity Canada  - $27,861.40 and Cdn.$ 1,146,137.56;
         (iii)     Devco Canada   - $2,344.93 and Cdn.$ 569,814.67;
         (iv)      SF Holdings   - $2,898.613.72 and Cdn.$ 16,427.19

B.       BUSINESS OF THE U.S. OPERATIONS

          1. O&Y (U.S.)

          In late 1976, Olympia & York looked toward the United States for future growth opportunities. The springboard into the United States was the 1977 acquisition of eight buildings comprising approximately 12,000,000 square feet of prime office space in downtown and midtown Manhattan, known as the Uris Portfolio. Thereafter, O&Y (U.S.) commenced construction of a series of office towers ranging from 500,000 to 2,500,000 square feet in New York, Boston, Hartford, Chicago, Dallas, Los Angeles, Seattle, Portland and Orlando, some of which were developed in partnership with local interests.6

          By 1992, O&Y (U.S.) had developed into the largest private commercial office building landlord in New York City, and had additionally established a presence in Los Angeles, Boston, Portland, Hartford, Orlando, Chicago and Dallas. O&Y (U.S.) owned, and continues to own, substantially all of its commercial office buildings through two chains of interlocking partnerships and subsidiary corporations: (i) the Devco Chain, of which the primary holding partnership is Devco, and (ii) the Equityco Chain, of which the primary holding partnership is Equityco.

          a. Devco and Equityco

          Devco and Equityco are the current owners of a number of partner interests in partnerships which own various direct or indirect freehold and/or leasehold interests in completed office buildings in New York and other major U.S. cities. The collective portfolio consists of interests in the office buildings acquired by O&Y (U.S.) in the Uris Portfolio, and various acquisitions and developments since the acquisition of the Uris Portfolio. As of June 30, 1992, O&Y (U.S.) owned interests in office buildings containing approximately 28 million rentable square feet. The greatest concentration of those properties is in New York City, in 14 office buildings -------- 6In addition to its real estate holdings, as of December 31, 1991, O&Y (U.S.) held corporate investments in Hyperion Ventures, L.P. and Retail Property Trust, which together had an aggregate book value of over $29 million.

representing approximately 23 million rentable square feet of space. As of June 30, 1992, the management team and staff of O&Y
(U.S.) was approximately 225 persons.

          The following tables set out (i) the completed office buildings and other properties in the United States in which O&Y (U.S.) owned an interest as of June 30, 1992 and as of December 31, 1995, (ii) the aggregate percentage interests owned by Devco or Equityco in such buildings through all subsidiary partnerships or corporations, (iii) the rentable area of such building, (iv) the 1990 and 1996 current estimated values of such properties, and (v) the amount of debt on such properties in 1992 and 1996:


                         Devco and Equityco Properties(7)

                                    Nominal      Rentable Area       1990           Mortgage           1996          Mortgage
                                   Ownership     (thousands of     Current Value    Debt As        Current Value     Debt as
                                   Interest(8)      sq. ft.)       (in millions)    of 1992        (in millions)     of 1996
                                    --------     -------------     -------------    ---------      -------------     --------


One WFC, N.Y.C.                       48.25%         1,511             $661 M       $480 M           $480 M           $480 M
Two WFC, N.Y.C.                       65.00%         2,581             $995 M       $800 M           $965 M           $856 M
Four WFC, N.Y.C.                      32.00%         1,814             $675 M       $325 M(9)        $659 M           $325 M(9)
One Liberty Plaza, N.Y.C.            100.00%         2,124             $597 M       $355 M(11)       $400 M(10)       $375 M(11)
245 Park Avenue, N.Y.C.               51.75%         1,618             $802 M       $388 M           $549 M(10)       $384 M(12)
53 State Street, Boston               24.75%         1,120             $398 M       $145 M           $190 M           $145 M
237 Park Avenue, N.Y.C.               53.50%         1,140             $471 M       $970 M(13)       $897 M(14)       $897 M(13)
1290 6th Ave., N.Y.C.                 53.50%         1,964             $643 M       $970 M(13)       $897 M(14)       $897 M(13)
2 Broadway, N.Y.C.                    53.50%         1,587             $253 M       $970 M(13)          N/A              N/A
Olympia Centre, Chicago               88.00%           532             $112 M       $ 80 M           $ 80 M           $ 80 M
425 Lexington Ave., N.Y.C.           100.00%           679             $268 M       $294 M           $294 M(14)       $294 M
59 Maiden Lane, N.Y.C.               100.00%         1,047             $271 M       $200 M           $127 M(14)       $127 M
11601 Wilshire Blvd., L.A.            50.00%           469             $140 M       $ 80 M           $ 76 M           $ 80 M
One Commercial Plaza, Hartford       100.00%           631             $ 96 M       $ 78 M           $ 78 M(14)       $ 78 M
60 Broad Street, N.Y.C.               50.10%         1,014             $ 75 M       $ 50 M           $ 55 M(14)       $ 55 M
125 Broad Street, N.Y.C.               9.75%         1,348             $362 M       $277 M              N/A              N/A
55 Water Street, N.Y.C.               51.75%         3,644             $806 M       $548 M              N/A              N/A
1250 Broadway, N.Y.C.                 49.00%           693             $126 M       $ 50 M              N/A              N/A
320 Park Avenue, N.Y.C.               51.75%           664             $130 M       $130 M              N/A              N/A
1999 Bryan Street, Dallas             78.00%           722             $ 99 M       $ 83 M              N/A              N/A
400 South Hope St., L.A.              45.00%           662             $238 M       $130 M              N/A              N/A
One Corporate Center, Hartford        50.00%           410             $ 41 M       $ 31 M              N/A              N/A
KOIN Center, Portland                100.00%           322             $ 40 M       $ 24 M              N/A              N/A
One Financial Plaza, Spring.          50.00%           242             $ 19 M       $ 16 M              N/A              N/A
Olympia Place, Orlando               100.00%           359             $ 92 M       $ 56 M              N/A              N/A
Winter Park Plaza, Winter Park       100.00%            85             $ 15 M       $  3 M              N/A              N/A
                                                    ------           --------      -------            --------        -------

              TOTAL                                 28,982           $8,425 M     $5,593 M            $4,828 M(15)    $4,176 M

--------

7 The designation "Not Applicable" ("N/A") as used in the "1996 Current Value" column refers to those circumstances where a property listed is, as of the date hereof, no longer owned by O&Y (U.S.) because it has been sold, foreclosed on by the lender, transferred by deed-in-lieu of foreclosure, or otherwise transferred to a third party. Accordingly, in those circumstances, the "Mortgage Debt" column is also designated N/A.

8 Effective interests in cash flows from the buildings may differ from nominal ownership interests because of partnership distribution priorities, swap agreements, partner loans and other items.

9 This mortgage debt figure on Tower D includes the mortgage loan principal of Sumitomo and the Sumitomo Pledge Loan secured by a pledge of O&Y (U.S.)'s interests in Tower D.

10 The 1996 Current Value figures listed for 245 Park Avenue and One Liberty Plaza do not include certain value adjustments, which adjustments resulted from lease terminations and occurred subsequent to the valuations of such buildings.

11 This mortgage debt figure on OLP includes the mortgage loans of Sanwa and the CIBC loan to U.S. Finco secured by a pledge of subordinate mortgages on OLP and by O&Y (U.S.)'s equity interests in the Entities which own OLP.

12 This mortgage debt figure does not include any amounts for accrued default interest on the mortgage loans of Aetna and DKB.

13 237 Park Ave, 1290 6th Ave. and 2 Broadway are three buildings which secure a single bond indenture with an original principal amount of $970 million.

14 These properties have a current value substantially below the outstanding balances on the mortgage debt relating to such properties. As a result, the 1996 current value is listed herein as equivalent to the 1996 mortgage debt relating to such property.

15 The total of 1996 Current Values is overstated to the extent that the outstanding balances of mortgage debt exceed the current value of the properties identified in footnote 14.

          b. Realty Corp./OYREUSA/Baden(16)

          The vast majority of O&Y (U.S.)'s non-commercial office buildings and other real estate holdings are held outside of the Devco and Equityco ownership chains through Realty Corp., OYREUSA and Baden.(17)


                                                                 Baden Properties

                                    Nominal        Rentable Area         1990          Mortgage       1996          Mortgage
                                   Ownership       (thousands of     Current Value     Debt As    Current Value     Debt as
                                  Interest(18)        sq. ft.)       (in millions)     of 1992    (in millions)     of 1996
                                  ----------       -------------     -------------     --------   -------------     --------


Wood Ranch, California               100.00%           N/A              $ 37.8 M(19)     $ 15 M         N/A              N/A
Chino Hills, California              100.00%           N/A              $ 15.0 M(19)     $  6 M         N/A              N/A
Miami Center, Miami                   50.00%           N/A              $ 55.0 M         $  0          $ 17 M          $ 0
Two Clinton Square, NY                50.00%           N/A              $ 10.0 M(19)     $  0           N/A              N/A
La Santa Maria, Miami                 50.00%           N/A              $ 10.7 M         $  0           N/A              N/A
Independence Bay, Florida(20)        100.00%           N/A              $ 19.0 M(19)     $  9 M        $  6 M          $10.4 M
                                                                        ----------       ------        ------          -------

              TOTAL                                                     $148.4 M         $ 30 M        $ 23 M          $10.4 M


For a discussion of the properties that are no longer owned by Devco, Equityco or Baden, see "Background History of Olympia & York -- Business of the U.S. Operations -- Non-Core Asset Dispositions from 1992-1995".

--------

16 The designation "Not Applicable" ("N/A") as used in the "1996 Current Value" column refers to those circumstances where a property listed is, as of the date hereof, no longer owned by O&Y (U.S.) because it has been sold, foreclosed on by the lender, transferred by deed-in-lieu of foreclosure, or otherwise transferred to a third party. Accordingly, in those circumstances, the "Mortgage Debt" column is also designated N/A.

17 Realty Corp. is a Delaware corporation which owns 100% of the outstanding shares of OYREUSA. OYREUSA is a Delaware corporation which owns 90% of the outstanding shares of Baden. Baden, a Delaware corporation, directly or indirectly owns interests in various partnerships, joint ventures and tenancies in common holding interests in other real estate developments and undeveloped land. The remaining 10% of Baden is owned by Olympia & York (U.S.) Holdings Company, a New York general partnership, which is owned 80% by Realty Corp. and 20% by the Reichmann family through a chain of wholly-owned entities.

18 Effective interests in cash flows from the buildings may differ from nominal ownership interests because of partnership distribution priorities, swap agreements, partner loans and other items.

19 Since an appraisal was not available, this number indicates book value of the property.

20 This property was formerly owned 37.5% by O&Y (U.S.) with two third-party partners. Substantially all of the undeveloped lands at Independence Bay are under contract to be sold to unrelated third parties in a series of closings which will begin in mid-June, 1996.

          2. Restructuring of the U.S. Operations

          At the same time that OYDL was experiencing a liquidity crisis in Canada, O&Y (U.S.) also experienced its own liquidity crisis. The O&Y (U.S.) crisis was caused and then exacerbated by its inability to obtain financial support from OYDL as it had in the past. The first significant instance of OYDL's inability to support O&Y (U.S.) manifested itself on March 23, 1992.

          On March 23, 1992, Olympia & York Tower B Company ("Tower B Co.") was required to make a $62 million annual interest payment to WFC Fincorp, which in turn was required to pay such amount to the Tower B Noteholders as required under the Tower B Notes. Although Tower B Co. had advanced the rents received from Merrill Lynch/WFC/L Inc., a large tenant at Tower B, to various O&Y (U.S.) and OYDL affiliates (which otherwise would have been available to make the $62 million annual interest payment), these affiliates were unable to repay such amounts at that time.

          Through negotiations with the Tower B Noteholders, O&Y (U.S.) was able to obtain for a time a formal standstill from the Noteholders. The standstill required O&Y (U.S.) to sequester all rents received from Merrill Lynch and to transfer such rents to the Indenture Trustee for the Tower B Noteholders (the "Indenture Trustee") on a monthly basis. The Tower B Noteholders would then apply such rents to the missed interest payment and to the fees and expenses of the Tower B Noteholders and the Indenture Trustee. The formal standstill expired in June 1992, and the Tower B Noteholders refused to extend the standstill. However, since that time and continuing until the commencement of the WFC Fincorp chapter 11 case on July 18, 1995, WFC Fincorp, in response to the threat of foreclosure by the Tower B Noteholders, remitted 100% of the rents received by Tower B Co. from Merrill Lynch to the Tower B Noteholders, who applied such rents as they wished.

          After the Tower B missed interest payment, on April 1, 1992, O&Y (U.S.) was unable to refinance the matured first mortgage on OLP held by Sanwa. Four days later, on April 5, 1992, the holders of the Club Loan transmitted a notice of default to O&Y (U.S.) alleging that the Tower B missed interest payment was a default under the Club Loan, since O&Y (U.S.)'s partner interests in Tower B were pledged to secure the Club Loan.

          O&Y (U.S.) was able to reach an informal standstill with Sanwa on the mortgage obligations at OLP.

          On May 19, 1992, O&Y (U.S.) publicly announced its liquidity crisis at a meeting of the holders of the 55 Water Street bonds, and informed the 55 Water Street bondholders that it would be unable to support the financial obligations of the partnership that owned 55 Water Street. O&Y (U.S.) suggested that the bondholders form a committee for the purpose of discussing the possibility for a consensual restructuring of the 55 Water Street obligations.

          Over the next three months, various other defaults occurred or were alleged to have occurred and certain creditors instituted litigation against O&Y (U.S.). As a result, to explain its financial condition and to solicit accommodations from its creditors, O&Y (U.S.) held a meeting of its creditors on September 30, 1992.

          The September 30th meeting included almost every major creditor of O&Y (U.S.). The meeting was the first major step in the restructuring of O&Y (U.S.) and in many respects established the conceptual foundation for the progress made to date. At the September 30th meeting, O&Y (U.S.) announced three primary objectives of its business plan:

                  1. To restore the company's financial health by rebuilding cash flow and generating new sources of capital through refinancing and/or equity infusion;

                  2. To meet all financial obligations in a fair, rational and orderly manner by restructuring secured debt and negotiating settlements with unsecured and undersecured Claimants; and

                  3. To enhance the company's performance and reputation as a superior real estate entity which would own and manage -- for itself and others -- a select group of outstanding commercial properties.

          However, O&Y (U.S.) recognized that such objectives could not be achieved without instituting the following principles:

                  1. All properties were to be placed on a cash flow mortgage basis;

                  2. Unsecured creditors and secured creditors whose collateral did not generate positive cash flow were not to be paid currently;

                  3. Secured lenders were asked to extend existing loans which matured on or before December 31, 1995 for a period of five years from the maturity date at a 6% interest rate;

                  4. A cash management program providing for the payment of operating expenses, taxes, leasing costs and mortgage interest, before excess cash would be made available to O&Y (U.S.) for other purposes, was to be adhered to;

                  5. O&Y (U.S.) would not provide additional funding to operate properties which had negative cash flow, including 60 Broad Street, 55 Water Street, 125 Broad Street, One Corporate Center, 2 Broadway 1999 Bryan Street, One Commercial Plaza and One Financial Plaza;

                  6. Excess cash flow from all properties was to be used to fund the ongoing operations of O&Y (U.S.);

                  7. An asset sales program was to be instituted which focused on the sale of non-core holdings;

                  8. No money was to be paid to or received from the Reichmann family, OYDL or any other non-O&Y (U.S.) entity;

                  9. No new collateral was to be provided to lenders except in exchange for advances of new money; and

                  10. O&Y (U.S.) was to make full financial disclosure to its creditors on a regular basis.

O&Y (U.S.) also requested the formation of a committee of creditors to facilitate the restructuring process. Subsequent to the September 30th meeting, an informal committee was created which consisted of Citibank, as chairman, Chemical Bank, Salomon Brothers, CIBC, First National Bank of Chicago, Dragon, Sanwa, Westpac Banking Corporation and Credit Agricole.

          As part of its business plan announced at the September 30th meeting, O&Y (U.S.) implemented an exit strategy of disposing of certain non-performing assets to prevent a further drain on its resources and to minimize its liabilities. The business plan, approved by management of O&Y (U.S.) in 1992-93, distinguished between (i) "core" properties around which a plan of reorganization could be based and "Newco" ultimately would be created, and (ii) "non-core" properties which were contemplated to be sold, transferred to creditors in lieu of foreclosure or otherwise disposed of. As discussed immediately below, O&Y
(U.S.) was very successful from 1992 to 1995 in disposing of its non-core properties, such that by 1995, O&Y (U.S.) had substantially reduced its liabilities.

          3. Non-Core Asset Dispositions from 1992-1995

          Since 1992, asset dispositions have taken the form of pre-arranged chapter 11 plans of reorganization (e.g., 55 Water Street, 125 Broad Street, 1250 Broadway and 2 Broadway), returning the properties to the lenders in exchange for certain debt forgiveness (e.g., One Corporate Center, One Financial Plaza, Wood Ranch, 400 South Hope Street and 1999 Bryan Street) and cash sales to third parties (e.g., Cypress Creek, KOIN Center, 320 Park Avenue, Winter Park Plaza, Olympia Place, Chino Hills, and certain other properties). Since 1992, O&Y (U.S.), through its asset divestiture program, has reduced its liabilities by approximately $1.4 billion and has received approximately $70 million in cash.

          For a detailed listing and brief discussion of the Non- Core Asset Dispositions, see Exhibit C to this Disclosure Statement.

          With respect to the disposition of 125 Broad Street and in connection with the implementation of the plan of reorganization relating to 125 Broad Street that was confirmed by the Bankruptcy Court on December 30, 1994, the CIBC/Lost Note Indemnity was issued to CIBC by O&Y Finco, Equityco and Equity GP. Immediately prior to closing the transactions contemplated by the confirmation order dated December 30, 1994, O&Y (U.S.) informed CIBC that none of the O&Y Affiliates could locate a $25,000,000 promissory note dated August 5, 1991, made by 3832 Associates to the National Bank of Canada and endorsed to O&Y Finco that was to be delivered to CIBC in connection with its acquisition of partner interests in 3832 Associates under the plan of reorganization for 125 Broad Street. In light of this extraordinary development, CIBC agreed to close the transaction only after O&Y Finco, Equityco and Equity GP agreed to fully indemnify CIBC for any claims arising out of the Lost Note, and agreed (i) that claims under the CIBC/Lost Note Indemnity would be separately classified from all other unsecured claims against O&Y Finco, Equityco and Equity GP, (ii) that claims under the CIBC/Lost Note Indemnity would be left unimpaired under and "ride through" any future plan of reorganization for the Debtors, (iii) that the Debtors would not seek to disallow, limit or estimate any claims arising thereunder, and (iv) that the Debtors would actively oppose any creditor attempts to have any claims arising under the CIBC/Lost Note Indemnity disallowed, limited or estimated.

          For a discussion of the treatment of the CIBC/Lost Note Indemnity, see "Summary of the Plan of Reorganization for the Debtors -- Consolidated Devco Class 10".

          4. Creditor Disputes

          In November 1992, BPHI, a partner of O&Y (U.S.) in the World Financial Center and one of the Co-Proponents, commenced a lawsuit against O&Y (U.S.) alleging, among other things, that O&Y (U.S.) was, among other things, diverting partnership funds, improperly withholding partnership distributions which should have been distributed to BPHI and impairing BPHI's partnership rights in negotiations with third parties. O&Y (U.S.) answered the complaint with the counter-allegations set forth in detail below. After intense negotiations, O&Y (U.S.) and BPHI settled their disputes. For a further discussion of the litigation between BPHI and certain of the Debtors and the settlement thereof, see "Significant Developments in the Debtors' Chapter 11 Cases -- BPHI Settlement".

          In addition, two other creditors of O&Y (U.S.) instituted lawsuits for claims related to a reimbursement obligation under a letter of credit and a termination payment under an interest rate agreement. As with other creditors, O&Y (U.S.) was able to reach informal standstill agreements with both of these creditors, enabling O&Y (U.S.) to continue with the restructuring process.

          On December 2, 1992, another meeting of O&Y (U.S.) creditors was held. At that meeting, O&Y (U.S.) management discussed the progress it had made in instituting the business plan. O&Y (U.S.) also discussed the progress of the restructurings with property lenders and of the asset disposition program. In addition, O&Y (U.S.) informed its creditors that it had reached an agreement with the City of New York for an extended payment schedule of real estate taxes which would improve cash flow.

          For the first six months of 1993, O&Y (U.S.) continued to fulfill its business plan by meeting with its secured lenders with respect to restructuring its obligations to them. There were usually two steps to any negotiation with a secured lender. The first was reaching an agreement on cash management consistent with the principles announced at the September 30, 1992 meeting. The second was reaching a long-term agreement on restructuring the principal and interest rate accruing on such principal. During the first six months of 1993, O&Y (U.S.) met with virtually all of the secured lenders to, and third-party partners in, the various O&Y (U.S.) properties and negotiated term sheets with, among others:

                  970 Noteholders - 237 Park Avenue, 1290 Avenue of the Americas and 2 Broadway, New York, New York

                  Sumitomo Life Realty (N.Y.) Inc. - 425 Lexington Avenue, New York, New York

                  The Sanwa Bank Limited - One Liberty Plaza and World Financial Center Tower A, New York, New York

                  59 Maiden Lane Noteholders - 59 Maiden Lane, New York,
                  New York

                  BPHI - World Financial Center Towers A, B and D, New York, New York

          In November 1993, O&Y (U.S.), Svenska Handelsbanken ("Svenska"), Bank Leumi Trust Company of New York ("Leumi") and the Reichmann family negotiated a multiparty settlement under which Svenska and Leumi agreed to forbear from enforcing their claims against O&Y (U.S.) or U.S. Holdings for a period of five years. In exchange, the Reichmann Family gave those creditors a mortgage on, and a right to exchange their claims for, certain undeveloped land owned by the Reichmann family in New Jersey.

          5. The Current Status of O&Y (U.S.) in 1996

          As of October 11, 1995, O&Y (U.S.), through the business and restructuring plans discussed in detail below, had reduced its operations in commercial office buildings to ownership interests in 14 commercial office buildings in the United States. In addition, O&Y (U.S.) had reduced its ownership of non-commercial office building properties to only three significant properties. The properties in which O&Y (U.S.) currently retains ownership interests include the six Core Properties around which the Plan is structured, and 11 significant Non-Core Properties which O&Y (U.S.) anticipates disposing of during 1996 or early 1997.

          a. Core Properties(21)

          The Core Properties, including a description of such properties, their existing and proposed ownership structures

--------

21 Three properties which were formerly designated as Core Properties, 1290 Avenue of the Americas, 237 Park Avenue and 11601 Wilshire, have been or will be transferred to third parties pursuant to either the January 12th Settlement Agreement and/or a plan of reorganization for the property-owning entities of 1290 Avenue of the Americas and 237 Park Avenue.

(including outside partners, if any), existing and proposed debt structures and their major tenants, are described immediately below. Nominal ownership interests are indicated, although effective interests in cash flows from the properties may differ from nominal ownership interests because of partnership distribution priorities, swap agreements, partner loans and other factors.

          The World Financial Center, New York, New York

          The World Financial Center is comprised of approximately 8,000,000 rentable square feet of prime commercial office space and is developed around four first-class office buildings. Towers A, B and D are controlled by O&Y (U.S.) and are discussed in detail below. Tower C is owned by, and is the world headquarters for, American Express Company, Inc. O&Y (U.S) retains no ownership interest in Tower C.

          The land on which Towers A, B and D are constructed is leased on a long term basis from Battery Park City Authority ("BPCA"), an agency of the State of New York. The ground leases for Towers A, B and D do not expire until 2069 and require Tower A Co., Tower B Co. and Tower D Co., the tenants under the ground leases, to pay BPCA approximately $2.5 million, $4.4 million and $2 million in ground rent in 1996, respectively.

          (1) WFC Tower A, New York, New York

          Tower A is a 40-story commercial office building which was completed in 1985 and has a net rentable area of 1,510,987 square feet, of which approximately 94% is currently leased. The major tenants in Tower A are Oppenheimer & Co., Inc., Dow Jones Company, Inc., National Financial Services Corporation (an affiliate of Fidelity Investments) and Nikko Securities Co., Int'l. In response to the likelihood that an adverse decision would be rendered in the very near future in an action commenced by TIAA against Devco and Tower A Co. then pending before the Supreme Court of the State of New York, New York County, Tower A Co. filed a voluntary chapter 11 petition on October 11, 1995.

Existing Ownership Structure - Tower A was constructed by O&Y (U.S.) and is currently owned by Tower A Co. Tower A Co. is nominally owned 47.91% by O&Y (U.S.), approximately 26% by BPHI and approximately 26% by an affiliate of Oppenheimer Group, Inc., a major tenant in Tower A Co. The equity interests owned, directly or indirectly, by O&Y (U.S.) in Tower A have been pledged to the holders of the Club Loan to secure the obligations of Devco under the Club Loan.

Proposed Ownership Structure - New Tower A Corp. will be organized as a Delaware corporation. New Tower A LP will be organized as a Delaware limited partnership. New Tower A LP will own Tower A. New Tower A LP will have TALP as a 26.2626263% limited partner, Newco LP as a 70.6666667% limited partner and New Tower A Corp. as a 3.070707% sole general partner.

Projected Net Operating Income for 1996 - $51,728,000

Existing Debt Structure - Tower A is encumbered by a $480 million note and first mortgage from Sanwa (the "Sanwa/Tower A Mortgage"). The loan which is secured by the Sanwa/Tower A Mortgage is non-recourse and matures on January 25, 1999 (the "Sanwa/Tower A Mortgage Loan"). The interest rate on the Sanwa/Tower A Loan is 8.893125%.

Proposed Debt Structure - On the Effective Date, in full satisfaction of the Sanwa/Tower A Claims against Tower A Co., Sanwa will be distributed the Sanwa/Tower A Restructured Mortgage Loan, which will provide for the following:

Initial Loan
Balance: $480,000,000, less the sum of (i) amortization paid during the chapter 11 case and (ii) the Initial Paydown.

Initial Paydown:                      $15,000,000, funded from the Cash
                                      currently held by Tower A Co.

Initial Settlement
Distribution:                         $5,000,000 to Newco LP, funded from
                                      the Cash currently held by Tower A
                                      Co.

Initial Distribution:                 None.

Maturity:                             7 years from the Effective Date,
                                      but not later than December 31,
                                      2003.

Restructuring Fee:                    50 basis points on the Initial Loan
                                      Balance, 50% payable when the
                                      Confirmation Order becomes a Final
                                      Order and 50% payable on the
                                      Effective Date, in each case
                                      payable from the Available Cash of
                                      Tower A.

Interest Rate:                       8.893125% until January 25, 1999,
                                     thereafter Sanwa's cost of funds
                                     plus 50 basis points until
                                     maturity.  Prior to the
                                     Confirmation Hearing, Sanwa shall
                                     propose, subject to the agreement
                                     of New Tower A LP, when and to what
                                     extent the interest rate is to be
                                     fixed for the period from January
                                     1, 1999 until maturity.

Amortization/
Payment Terms:                       Interest shall be paid monthly in
                                     arrears.  All available Cash, after
                                     payment of expenses and deposits in
                                     reserves to the extent described
                                     below, will be applied quarterly to
                                     amortization of the Sanwa/Tower A
                                     Restructured Mortgage Loan.

Cash Flow
Application:                         Cash flow will be applied in the
                                     following priority:

                                      (i)      operating expenses, including
                                               property management fees and
                                               reserves for PILOT (payment in
                                               lieu of taxes) and ground rent
                                               payments and for insurance
                                               (which reserves will be
                                               established on the Effective
                                               Date);

                                      (ii)     interest on the Sanwa/Tower A
                                               Restructured Mortgage Loan;

                                     (iii)     deposits to the Cash reserve
                                               for leasing and capital costs
                                               to the extent required by the
                                               Business Plan approved by
                                               Sanwa;

                                      (iv)     leasing costs and capital
                                               expenditures, to the extent
                                               not paid from the Cash
                                               reserves;

                                       (v)     $1,000,000 in asset management
                                               fees, payable quarterly in
                                               arrears in 1997-1999, but no
                                                asset management fees
                                                thereafter; and

                                       (vi)     the balance quarterly to Sanwa
                                                to amortize the Sanwa/Tower A
                                                Restructured Mortgage Loan.

Cash Reserves on the
Effective                               Date: Initially, $25,000,000, which will
                                        be available for leasing costs and
                                        capital expenditures, the amount and
                                        expenditure of which will be pursuant to the Business Plan approved by Sanwa.

Management                              Fees: Property management fees of 2% of
                                        gross revenues, except that with respect to revenues from leases signed after October 11, 1995 the fee shall be 1%.
                                        Standard leasing commissions (50%
                                        thereof when the tenant is represented
                                        by a broker). Asset management fees of
                                        $1 million per annum in 1997-1999 only.

Collateral:                             First mortgage on leasehold estate and a
                                        first Lien on Cash reserves.

Recourse:                               Nonrecourse.

TIAA: TIAA will have no further Claims whatsoever against Tower A or Tower A Co., except as expressly provided in section 4.5 of the Plan.

Oppenheimer:                            The settlement terms with Oppenheimer
                                        are subject to Sanwa's review to insure
                                        that such terms are consistent with
                                        Sanwa's understanding.

Business Plan: Annually, the managing agent of the building will present to Sanwa for its review and approval, not to be unreasonably withheld, provided that it conforms with sound ownership practices for first class office buildings in New York City, a "Business Plan", which shall be updated on a quarterly basis and shall be updated more frequently if circumstances warrant. The managing agent shall manage the Building in accordance with the Business Plan. The Business Plan shall include the following:

                                        (a) Annual "Budgets", on a Cash basis,
                                        broken down by month, for (A) revenues,
                                        (B) operating expenses, (C) capital
                                        expenditures (exclusive of lease-up
                                        costs), and (D) lease-up costs, which
                                        shall be subject to Sanwa's review and
                                        approval in accordance with the
                                        foregoing standards. Operating expenses
                                        will include third-party costs, such as
                                        professional and consultants' fees to
                                        the extent that such fees are ordinarily paid in addition to property management and asset management fees, subject to reasonable restrictions on payments to Affiliates. In addition, quarterly and no later than the first Business Day after the 20th day of the first month after each calendar quarter, the managing agent shall provide an actual operating statement, which will also show variances from the prior quarter's Budget and compare actual year-to-date performance to the Budget for the year-to-date period. The managing agent shall provide a written explanation of each variance that exceeds the lesser of
                                        (x) $50,000 or (y) 10% of the approved
                                        Budget for that line item. Upon request
                                        of Sanwa, the managing agent shall
                                        deliver to Sanwa evidence satisfactory
                                        to Sanwa of payment of operating
                                        expenses required to have been paid in
                                        accordance with the Budget. In addition, prior to the Effective Date, the managing agent shall provide Sanwa with a description of current and anticipated capital expenditures for 1996 through 2001.

                                        (b) Annual "Leasing Reports", detailing
                                        leasing activity and programs for the
                                        prior calendar year shall be presented
                                        to Sanwa by the leasing agent, comparing the actual activity to the prior year's projected activity. Each Leasing Report shall also (A) describe major anticipated leasing events, such as vacancies, renewals, terminations (due to anticipated tenant bankruptcies or defaults), modifications or take-back opportunities, (B) generally describe the proposed strategy for dealing with such anticipated leasing events, (C) set forth proposed leasing parameters for entering into new or renewal leases in the building, including credit standards for tenants, minimum base rent and maximum tenant allowances (whether in the form of free rent, construction or other inducements or allowances), and
                                        (D) a proposed leasing budget. The
                                        proposed strategy, leasing parameters
                                        and leasing budget shall conform to
                                        sound leasing practices for first class
                                        office buildings in New York City. New
                                        Tower A LP may amend, modify or
                                        terminate leases in accordance with the
                                        approved Leasing Report and Business
                                        Plan. The monthly report of operating
                                        expenses shall be accompanied by copies
                                        of all newly executed leases and
                                        amendments, extensions, etc. of existing leases.

Leasing/Management:                     A designee of Newco LP will be the
                                        leasing agent and the managing agent for the building during the remaining term of the Sanwa/Tower A Restructured
                                        Mortgage Loan, subject to the
                                        requirements of this section. Such
                                        Entity will be entitled, as the leasing
                                        agent for the building, to a standard
                                        commission for leases for which
                                        there is no broker and to 50% of a
                                        standard commission for leases for which the tenant is represented by a broker. A schedule of leasing commissions shall be proposed by the O&Y Affiliates prior to the Effective Date, which shall be subject to Sanwa's approval; provided, however, that such schedule shall not exceed the schedule for leasing commissions for space owned by Newco LP in the other "core" New York City buildings owned by Newco LP (other than buildings for which there is no unleased office space in excess of 10,000 rentable square feet projected prior to the maturity of the existing Sanwa/Tower
                                        A Loan, subject to periodic verification by Sanwa). Newco LP's designee may be dismissed as leasing and managing agent and as asset manager upon the occurrence and during the continuance of an event of default. In addition, at Sanwa's option, Newco LP's designee may be dismissed as managing agent and asset manager if occupancy of the building falls below 85% or due to the failure to manage the building within the approved
                                        Budget, exclusive of (A) emergency
                                        items, (B) tenant defaults and
                                        bankruptcies, (C) items approved by
                                        Sanwa, (D) failure to manage the
                                        building within the approved Budget due
                                        to receipt of revenues either prior to
                                        or later than the anticipated receipt or due to payment of expenses prior to or later than the anticipated payment, provided in either case that the actual receipt or payment, as the case may be, is within sixty (60) days of the projected receipt or payment, and (E) increases caused by labor contracts affecting commercial buildings generally or increases in utility costs that affect commercial buildings generally, it being understood (x) that the Budget will, to the extent that it is reasonably possible to anticipate such increases (but not the amount of such increases), so state, and (y) that Newco
                                        LP will provide specific information
                                        about such increased expenses within
                                        thirty (30) days after such information
                                        is available to Newco LP. If Sanwa
                                        exercises the foregoing right, the
                                        existing leasing and/or management
                                        contracts will be terminated on thirty
                                        (30) days' notice and contracts with
                                        persons satisfactory to Sanwa will be
                                        executed and delivered. Thereafter, no
                                        further leasing, property management or
                                        asset management fees will be paid to
                                        Newco LP, as the case may be.

Loan Sales: The limitation set forth in a side letter dated January 25, 1989 on Sanwa's right to participate or assign the Sanwa/Tower A Restructured Mortgage Loan expired on January 25, 1992. The remaining limitations in the side letter on Sanwa's right to participate or assign the Sanwa/Tower A Restructured Mortgage Loan, in whole or in part, will be eliminated. If Sanwa determines that it wishes to solicit bids for the purchase of all or substantially all of its rights and obligations as lender to New Tower A LP, Sanwa shall give not less than twenty (20) days' written notice of its intention to solicit bids to New Tower A LP. In addition, if a prospective purchaser solicits an opportunity to make a bid to purchase all or substantially all of Sanwa's rights and obligations as lender to New Tower A LP, and Sanwa wishes to provide information to such prospective purchaser of a nature that requires or makes advisable a confidentiality agreement between Sanwa and such prospective purchaser, within two Business Days after entering into such confidentiality agreement, Sanwa shall give notice thereof to New Tower A LP. Other than the rights and obligations expressly set forth in the preceding two sentences, Sanwa shall have no other obligations and Tower A Co. shall have no other rights with respect to the sale by Sanwa of any of Sanwa's rights and obligations as lender to New Tower A LP.

Events of Default: The Sanwa/Tower A Restructured Mortgage Loan will contain customary events of default in similar circumstances, including, but not limited to, the following events of default:

                                        (i)    Failure to comply with a cash
                                               management system to be agreed
                                               upon;

                                        (ii)   Bankruptcy of New Tower A LP or
                                               New Tower A Corp.;

                                        (iii)  Failure to pay all monthly
                                               expenses under items (i) and (ii)
                                               of "Cash Flow Application;" and

                                        (iv)   Failure to cooperate in the
                                               replacement of a leasing or
                                               management agent following an
                                               event of default under a leasing
                                               or management contract; and

                                        (v)    Events of default under the
                                               Sanwa/Tower A Loan.

Consent to Use
of Cash Collateral:                     Sanwa shall consent to the use of
                                        its Cash Collateral to be used to
                                        fund the distributions to the holders of Administrative Expense Claims, Allowed
                                        Priority Tax Claims, Allowed Priority
                                        Non-Tax Claims and Allowed General
                                        Unsecured Claims in accordance with
                                        sections 5.1, 13.1 and 13.5 of the Plan.

Bankruptcy Remote
Structure:                              A bankruptcy remote structure will
                                        be provided as set forth in section
                                        18.7.3 of the Plan.

          On the Effective Date, the Sanwa/Tower A Mortgage Loan and any Claims otherwise arising under or related to the Sanwa/Tower A Mortgage Loan or any of the guarantees, mortgages or security interests issued in connection therewith, shall be released and cancelled in consideration of the Sanwa/Tower A Restructured Mortgage Loan.

          (2)      World Financial Center Tower B,
                   New York, New York

          Tower B is a 45-story commercial office building which was completed in 1985 and has a net rentable area of 2,581,228 square feet, of which approximately 99% is currently leased. The major tenant in Tower B is Merrill Lynch. The upper fifteen (15) floors of office space (which cover 615,759 square feet of space) were subleased by Merrill Lynch to Tower B Leaseco (the "Tower B Sublease"), and in turn sub-subleased to various tenants, including Commerzbank AG and Mitsubishi Bank. Merrill Lynch has asserted that the Tower B Sublease was terminated immediately prior to the commencement of the Tower B Leaseco chapter 11 case.

Existing Ownership Structure - Tower B was constructed by O&Y (U.S.) and is currently owned by Tower B Co. Tower B Co. is nominally owned approximately 65% by O&Y (U.S.) and approximately 35% by BPHI. The equity interests owned by O&Y (U.S.), directly or indirectly, in Tower B have been pledged, first, to the holders of the Club Loan to secure the obligations of Devco under the Club Loan, and second, to Svenska to secure a $1 million obligation of Devco GP and Tower B Holding I.

Proposed Ownership Structure - On the Effective Date, Tower B Co. and Tower B Holding I will be dissolved and reconstituted as New York general partnerships which will bear the same names. Pursuant to the Restructuring Transactions, BPHI will own indirectly (through Tower B Co. and Tower B Holding I) a portion of its Class A Interests. On the Effective Date, WFC Tower B Co.

LP, a Delaware limited partnership, will be formed by the filing of a certificate of limited partnership with the Delaware Secretary of State. In accordance with the Restructuring Transactions, WFC Tower B Co. LP will own Tower B. Newco LP will own indirectly (through WFC Tower B Holding LP, a newly formed Delaware limited partnership) a 99% limited partner interest in WFC Tower B Co. LP. The 1% general partner interest in WFC Tower B Co. LP will be owned by a subsidiary of one or more of the Co- Proponents, WFC Tower B GP Corp., a Delaware corporation to be formed on the Effective Date.

Projected Net Operating Income for 1996 - $69,158,000

Existing Debt Structure and Description of Relevant Litigations The debt on Tower B is held through WFC Fincorp, which itself is a chapter 11 debtor before the Bankruptcy Court. WFC Fincorp is indirectly owned approximately 65% by O&Y (U.S.) and approximately 35% by BPHI. WFC Fincorp issued certain 7.75% Secured Notes due March 25, 1998 (collectively, the "Tower B Notes"). The Tower B Notes are dollar equivalent, yen- denominated obligations which upon issuance had an aggregate face amount of $800,000,000. The Tower B Notes were issued to the Tower B Noteholders under an Indenture (the "Indenture"), dated as of December 14, 1988, among WFC Fincorp, Devco and Bank of New York, as successor Indenture Trustee to Manufacturers Hanover Trust Company and NationsBank of Virginia, N.A., as Indenture Trustee. The Tower B Notes are to be repaid in the then U.S. dollar equivalent of (Y)98.64 billion. The Tower B Notes bear interest from December 14, 1988 at the rate of 7.75% per annum on $800,000,000.

          In order to hedge against currency exchange rate exposure, Devco purchased certain long-term Yen forward contracts, under which it had the right to purchase (Y)98.64 billion on March 25, 1998, the date on which Tower B Co. has to repay such Yen amounts to Finance Corp. The effect of these transactions was to fully protect Tower B Co. (and through certain other agreements, Devco and Devco GP) from the currency risk (other than the failure of the counter-parties to the Yen forward contracts to perform) arising from its obligation to pay Finance Corp. (Y)98.64 billion on March 25, 1998.

          On or about January 31, 1992 and continuing until February 18, 1992, Tower B Co. sold all (Y)98.64 billion long-term Yen forward contracts it owned for $33.6 million. Tower B Co. then transferred the entire $33.6 million to U.S. Finco.

          The proceeds of the issuance of Tower B Notes were loaned by WFC Fincorp to Tower B Co., which used the proceeds to retire the then-existing construction loan secured by Tower B.

There is a dispute between O&Y (U.S.) and the Tower B Noteholders as to the current amount of the debt owed to such Noteholders on account of the Tower B Notes. In January 1996, the Tower B Noteholders filed a proof of claim in WFC Fincorp's case seeking to recover the U.S. dollar equivalent of (Y)98.64 billion as of July 14, 1995, the date on which the Indenture Trustee for the Tower B Notes served what purported to be a formal written notice of acceleration under the Indenture. The Debtors, Tower B Co. and WFC Fincorp have all contested the validity, enforceability and amount of the claim of the Tower B Noteholders and such claim is the subject of several pending litigations before the Bankruptcy Court.

          As collateral for the Tower B Notes, Tower B Co. issued to WFC Fincorp certain mortgage notes, in the aggregate original principal amount of $800,000,000, bearing interest at a rate of 7.75% per annum, payable annually and due on March 25, 1998 (the "Tower B Mortgage Notes"). In addition, Tower B Co. issued the Excess Amount Note and a mortgage on Tower B securing such note (the "Excess Amount Mortgage") to WFC Fincorp in order to cover the potential yen/dollar exchange rate exposure that WFC Fincorp is subject to due to the fact that the Tower B Notes are yen denominated. Devco guaranteed Tower B Co.'s obligation under the Excess Amount Note. WFC Fincorp collaterally assigned the Tower B Mortgage Notes and the Excess Amount Note to the Tower B Noteholders as additional security for the Tower B Notes. The Debtors, Tower B Co. and WFC Fincorp have all contested the validity, enforceability and amount of any alleged obligations that any of the aforementioned entities might have under the Excess Amount Note and Excess Amount Mortgage and such alleged obligations are the subject of ongoing litigation before the Bankruptcy Court. This litigation has been indefinitely postponed by the Bankruptcy Court because of the settlement of claims between the Tower B Noteholders and the aforementioned O&Y (U.S.) affiliates which, when consummated, will resolve the pending issues in such litigation.

          For a further discussion of such litigations and a summary of the settlement thereof as reflected in the Tower B Plan, see "Significant Developments in the Debtors' Chapter 11 Cases -- Related Chapter 11 Filings -- Tower B Co. and WFC Fincorp".

          (3)      World Financial Center Tower D,
                   New York, New York

Tower D is a 34-story commercial office building which was completed in 1987 and has a net rentable area of 1,813,659 square feet, of which approximately 99% is currently leased. Tower D, together with Tower B, houses the worldwide headquarters of Merrill Lynch.

Existing Ownership Structure - Tower D was constructed by O&Y (U.S.) and is currently owned by Tower D Co. Tower D Co. is nominally owned 33.15% by O&Y (U.S.), 17.85% by BPHI and 49% by HQ North Co., Inc. ("HQ North"), an affiliate of Merrill Lynch. The equity interests owned by O&Y (U.S.) in Tower D have been pledged to Sumitomo Bank to secure the obligations of O&Y (U.S.) under the Sumitomo Bank/Tower D Pledge Loan (as described below).

Proposed Ownership Structure - Tower D Co., Tower D Holding I and Tower D Holding II will each be reorganized as Delaware limited partnerships named WFC Tower D LP, New Tower D Holding I LP and New Tower D Holding II LP, respectively. By the Effective Date, WFC Tower D GP Corp. will be organized as a Delaware corporation by the filing of a certificate of incorporation with the Delaware Secretary of State. Newco LP will own all of the outstanding stock of WFC Tower D GP Corp. WFC Tower D LP will own Tower D. New Tower D Holding I LP will hold a 48% limited partner interest, New Tower D Holding II LP will hold a 2% limited partner interest, WFC Tower D GP Corp. will hold a 1% general partner interest, Merrill Lynch Tower D Partner will hold a 48.1% limited partner interest and an affiliate of Merrill Lynch Tower D Partner will own a 0.9% general partner interest in WFC Tower D LP. Newco LP will hold a 99% limited partner interest and Tower Holding I Corp. will hold a 1% sole general partner interest in New Tower D Holding I LP.

Projected Net Operating Income for 1996 - $48,672,000

Existing Debt Structure - Tower D is encumbered by a first mortgage which secures a loan from Sumitomo Bank in the principal amount of $250 million, plus interest and other charges (the "Sumitomo Bank/Tower D Mortgage Loan"). The Sumitomo Bank/Tower D Mortgage Loan is non-recourse and matures on February 25, 2003. The interest rate on the Sumitomo Bank/Tower D Mortgage Loan is 9% until 1998 and 9.05% thereafter until maturity. Sumitomo Bank, along with certain other participants, also has a $74.75 million pledge loan secured by O&Y (U.S.)'s partner interests in Tower D (the "Sumitomo Bank/Tower D Pledge Loan"). The Sumitomo Bank/Tower D Pledge Loan matured on February 26, 1993. By order of the Bankruptcy Court dated December 1995, adequate protection payments in the form of quarterly interest have been paid on the Sumitomo Bank/Tower D Pledge Loan retroactive to Devco's Petition Date.

Proposed Debt Structure - A refinancing of the mortgage debt on Tower D held by Sumitomo (the "Tower D Refinancing") has been negotiated with Merrill Lynch and Chase Securities, Inc.

("Chase") and shall be implemented on the Effective Date. The proceeds of such refinancing shall, in part, be used to pay in full the Sumitomo Bank/Tower D Pledge Loan on the Effective Date. The principal terms of the proposed Tower D refinancing are as follows:

Initial Loan Amount:                   Approximately $425 million in the form
                                       of rated debt securities (the
                                       "Securities") to be offered in a private placement to institutional investors under S.E.C. Rule 144A.

Expected Closing
Date:                                   Effective Date of the Plan

Placement                               Fee: 1.25% of the initial loan amount

Placement Agents:                       Merrill Lynch will be lead manager of
                                        the refinancing, will place and/or
                                        underwrite 75% of the Securities and
                                        will entitled to receive 75% of the
                                        placement fee. Chase will be co-manager of the refinancing, will place and/or underwrite 25% of the Securities and will be entitled to receive 25% of the placement fee.

Term:                                   Coterminous with the Tower D Merrill
                                        Lease (September 30, 2013)

Interest Rate:                          Anticipated to be a fixed 7.5%,
                                        based upon rates as of the date hereof

Amortization:                           The loan shall fully amortize over the
                                        term of the Merrill Lynch Tower D Lease
                                        (17 years).

Use of Proceeds:                        The Tower D Refinancing is expected to
                                        generate net proceeds of approximately
                                        $405 million after payment of
                                        transaction costs (including
                                        reimbursement by Tower D Co. of
                                        transaction costs, if any, incurred by
                                        the Co-Proponents in connection with the refinancing). Such net proceeds shall be used as follows:

                                        first, to pay Sumitomo $250 million
                                        to satisfy the outstanding principal
                                        amount owed on the Tower D Mortgage
                                        Loan plus
                                        an amount required to fund the swap
                                        termination costs to be incurred by
                                        Sumitomo in connection with such
                                        pre-payment of the Sumitomo
                                        Bank/Tower D Mortgage Loan (expected
                                        to be approximately $25 million
                                        based on current rates); and

                                        second, the excess to be distributed to
                                        Newco LP, where it will be used:

                                        first, to pay to Sumitomo $74.75
                                        million to satisfy the Sumitomo
                                        Bank/Tower D Pledge Loan; and

                                        second, to fund any
                                        payments required to be
                                        made under the Plan on the
                                        Effective Date thereof and
                                        for the application of the
                                        excess to be used in any
                                        manner as may be determined
                                        by Newco LP.

Required Consents:                      The Co-Proponents (BPHI, CIBC, Citibank,
                                        Dragon) and Merrill Lynch.

Condition:                              It will be a condition to the Tower D
                                        Refinancing that the Plan shall become
                                        effective.

                  As described immediately above, a portion of the proceeds of the Tower D Refinancing will be used to pay Sumitomo Bank, on account of the Sumitomo Bank/Tower D Pledge Loan Claims, a payment in Cash of $74,750,000 plus any unpaid and accrued interest at the rate of LIBOR plus 100 basis points. In return for such cash payment, the Sumitomo Bank/Tower D Pledge Loan and any Claims otherwise arising under or related to the Sumitomo Bank/Tower D Pledge Loan or any of the guarantees, mortgages or security interests issued in connection therewith shall be released and cancelled.


          (4)      One Liberty Plaza, New York, New York

One Liberty Plaza ("OLP") is a 53-story commercial office building which was completed in 1971 and has a net rentable area of 2,100,000 square feet, of which approximately 86% is currently leased. The major tenants of OLP are Cleary, Gottlieb, Steen & Hamilton, Bank of Nova Scotia, NYLCare Health Plans, Inc. (an affiliate of New York Life Insurance Company), Credit Suisse and Long Term Credit Bank of Japan.

Existing Ownership Structure - OLP is currently owned by three O&Y (U.S.) entities: Olympia & York OLP Company, a New York general partnership, Trinity Place Company, a New York general partnership and O&Y Liberty Plaza Company, a New York limited partnership (collectively, the "OLP Companies"). The OLP Companies are indirectly owned 100% by O&Y (U.S.).

Proposed Ownership Structure - New OLP Corp. will be organized as a Delaware corporation. Devco GP and Devco will transfer their respective partnership interests in OLP Co. and Trinity Place Co. to Liberty Plaza Co., with OLP Co. and Trinity Place Co. being dissolved by reason of such transfers. Liberty Plaza Co., as successor to the respective assets and Liabilities of OLP Co. and Trinity Place Co., will be reorganized as New Liberty Plaza LP, with New OLP Corp. as a 1% sole general partner and Newco LP as a 99% limited partner.

Projected Net Operating Income for 1996 - $33,826,000

Existing Debt Structure - OLP is encumbered by a first mortgage securing a $294.5 million loan from Sanwa (the "Sanwa/OLP Loan"). The Sanwa/OLP Loan is non-recourse and matured in 1992. The interest rate on the Sanwa/OLP Loan is, at the OLP Companies' option, Prime Rate or LIBOR + 1%. In connection with a series of paydowns of the first mortgage loan owed to Sanwa by U.S. Finco, U.S. Finco received $205 million in subordinated notes secured by second, third and fourth mortgages on OLP (the "U.S. Finco Mortgages"). The U.S. Finco Mortgages and subordinated notes are non-recourse against the borrowers. The U.S. Finco Mortgages and the subordinated notes which they secure are pledged and collaterally assigned to CIBC to secure a $55 million principal amount loan from CIBC to U.S. Finco (the "CIBC/OLP Loan"). The CIBC/OLP Loan is a recourse obligation against Devco, Devco GP and U.S. Finco which matured in 1992, and is also secured by pledges of Devco's and Devco GP's partner interests in the OLP Companies. The interest rate on the CIBC/OLP Loan is, at the OLP Companies' option, Prime Rate or LIBOR + 1%.

Proposed Debt Structure - On the Effective Date, in full satisfaction of the Allowed Sanwa/OLP Claims against Liberty Plaza Co., OLP Co. and Trinity Place Co., Sanwa shall be distributed the Sanwa/OLP Restructured Mortgage Loan, which will have the following terms and conditions:

Initial Loan Balance:                  $294,552,443, less the amount of
                                       the Initial Paydown described
                                       below.

Initial Paydown/
Distribution:                          The amount of Cash available after
                                       providing for (a) the funding of
                                       the Real Estate Tax and Insurance
                                       Reserve and the Cash reserve
                                       described below; (b) payment of
                                       chapter 11 costs, Administrative
                                       Expense Claims, Allowed Priority
                                       Tax Claims, Allowed Priority Non-
                                       Tax Claims and Allowed General
                                       Unsecured Claims in accordance with
                                       the treatment accorded such Allowed
                                       Claims in the Plan, and (c) the
                                       Restructuring Fee described below,
                                       shall be used to fund the Initial
                                       Paydown to Sanwa and an Initial
                                       Distribution to the holders of the
                                       Equity Interests in OLP, in each
                                       case equal to one-half of such
                                       available amount.

Maturity:                              7 years from the Effective Date,
                                       but not later than December 31,
                                       2003.

Restructuring Fee:                     1% of the initial loan balance, 50%
                                       payable when the Confirmation Order
                                       becomes a Final Order and 50%
                                       payable on the Effective Date, in
                                       each case payable from the
                                       Available Cash of OLP.

Interest Rate:                         LIBOR or Sanwa's cost of funds plus
                                       175 basis points for 5 years.  On
                                       the earlier of the fifth
                                       anniversary of the Effective Date
                                       and January 1, 2002, Sanwa's spread
                                       shall be increased to 200 basis
                                       points until maturity.  Specific
                                       decisions about fixing the rate
                                       will be made by the owners of New
                                       Liberty Plaza LP, subject to
                                       Sanwa's approval, which approval
                                       shall not be unreasonably withheld.

Amortization/Payment                   Terms: Interest shall be
                                       paid monthly in arrears.
                                       All excess Cash available
                                       during each of the first
                                       five years of the Sanwa/OLP
                                       Restructured Mortgage Loan
                                       will be split 50% to
                                       amortization and 50% to the
                                       owners of New Liberty Plaza
                                       LP or their designees
                                       (including, for this
                                       purpose, the asset
                                       management fee), subject to
                                       adjustment beginning in
                                       1999, as provided below.
                                       After the fifth anniversary
                                       of the Effective Date, all
                                       excess cash flow will be
                                       reserved until an amount is
                                       reached that, in Sanwa's
                                       reasonable judgment, will
                                       be sufficient to pay all
                                       leasing costs (including
                                       tenant improvements and
                                       leasing commissions, taking
                                       into account projected
                                       vacancy periods) for lease
                                       expirations and any
                                       reasonably anticipated
                                       other vacancies scheduled
                                       or anticipated to occur
                                       prior to December 31, 2005;
                                       thereafter the 50%/50%
                                       split of excess cash flow
                                       will resume with no minimum
                                       amortization, subject to
                                       adjustment as provided
                                       below.

                                       It is agreed that, not
                                       later than December 31,
                                       2001, total principal
                                       payments (including the
                                       Initial Paydown) shall
                                       total not less than total
                                       principal payments would
                                       have been after five years
                                       on a loan amortizing on a
                                       level payment schedule over
                                       20 years with a beginning
                                       balance of $294,552,000.
                                       Beginning on January 1,
                                       1999, the 50%/50% split
                                       between amortization and
                                       distributions will be
                                       subject to adjustment to
                                       increase amortization
                                       payments to Sanwa in order
                                       to generate total principal
                                       payments to Sanwa in
                                       accordance with this
                                       paragraph.

                                       It is also agreed that, not
                                       later than December 31,
                                       2003, total principal
                                       payments shall total not
                                       less than total principal
                                       payments would have been
                                       after seven years on a loan
                                       amortizing on a level
                                       payment schedule over 20
                                       years with
                                       a beginning balance of
                                       $294,552,000; provided,
                                       however, that amortization
                                       of principal in 2002 and
                                       2003 shall be subordinate
                                       to the establishment of
                                       reserves for leasing costs
                                       as provided above. In 2002
                                       and 2003, the 50%/50% split
                                       after establishment of
                                       reserves for leasing will
                                       be subject to adjustment to
                                       increase amortization
                                       payments to Sanwa in order
                                       to generate total principal
                                       payments to Sanwa in
                                       accordance with this
                                       paragraph.

Real Estate Tax and
Insurance Reserve:                     On the Effective Date, a Real
                                       Estate Tax and Insurance Reserve
                                       will be established to provide for
                                       a balance of $3,342,500 as of
                                       September 30, 1996, increasing by
                                       $1,114,000 per month through
                                       December 31, 1996 and by the amount
                                       necessary to fund the timely
                                       payment of insurance premiums.
                                       After the Effective Date, monthly
                                       deposits equal to one-twelfth of
                                       the total annual payments for real
                                       estate taxes, water and sewer
                                       charges and insurance premiums will
                                       be made to the Real Estate Tax and
                                       Insurance Reserve so as to
                                       accumulate a sufficient balance to
                                       allow timely payment of all real
                                       estate taxes, water and sewer
                                       charges and insurance premiums when
                                       due.

Cash Flow Application:                 Cash flow will be applied in the
                                       following priority:

                                        (i)    operating expenses, including
                                               property management fees and
                                               reserves for real estate taxes
                                               (which reserves will be
                                               established on the Effective
                                               Date);

                                        (ii)   interest on the Sanwa/OLP
                                               Restructured Mortgage Loan;

                                        (iii)  top up Cash reserve to the amount
                                               required for leasing costs and
                                               asbestos removal in accordance
                                               with the Business Plan described
                                               below;

                                        (iv)   capital expenditures and leasing
                                               costs to the extent not paid from
                                               reserves; and

                                        (v)    remaining Cash will be split with
                                               50% going to amortization on the
                                               Sanwa/OLP Restructured Mortgage
                                               Loan and 50% being distributed to
                                               the owners of New Liberty Plaza
                                               LP or their designees. The 50%
                                               distribution to the owners of New
                                               Liberty Plaza LP or their
                                               designees will include asset
                                               management fees, subject to
                                               adjustment as described above to
                                               achieve the required minimum
                                               amortization after five years and
                                               seven years.

Cash Reserves:                          The initial deposit will be such
                                        amount as is necessary to achieve a
                                        balance of $7,200,000 not later
                                        than December 31, 1996, plus the
                                        sum of any unexpended amounts for
                                        (a) leasing costs (including
                                        payments to or for the benefit of
                                        tenants and leasing commissions)
                                        required with respect to existing
                                        leases and (b) capital costs
                                        (including asbestos removal) at an
                                        agreed upon level for 1996.  Cash
                                        reserves will be available for
                                        leasing costs, asbestos removal and
                                        other approved uses.  Deposits to
                                        and expenditures from the Cash
                                        reserves shall be in accordance
                                        with the Business Plan.  Beginning
                                        on the Effective Date, Cash
                                        reserves will be increased to and
                                        maintained at the level necessary
                                        to pay all leasing costs (as
                                        reasonably estimated by Sanwa) for
                                        existing scheduled and
                                        anticipated vacancies
                                        within the succeeding 24
                                        months, which shall be
                                        carried out in accordance
                                        with the Business Plan;
                                        provided, however, that in
                                        1997 not less than
                                        $12,500,000 shall be
                                        deposited in the Cash
                                        reserves or expended from
                                        1997 revenues for leasing
                                        costs and other capital
                                        expenditures. As described
                                        above in
                                        Amortization/Payment Terms,
                                        all excess cash flow in the
                                        last two years of the loan
                                        will be reserved until a
                                        reserve amount is
                                        established to cover
                                        upcoming vacancies
                                        scheduled or anticipated
                                        through December 31, 2005.

Asbestos Removal:                       All remaining asbestos shall be
                                        removed from the building as soon
                                        as reasonably possible.  The cost
                                        of such removal shall be paid from
                                        the Cash reserves.

Management Fees:                        Property management fees of 2% of
                                        gross revenues, except that with
                                        respect to revenues from leases
                                        signed after the Effective Date the
                                        fee shall be 1%.  Standard leasing
                                        commissions shall be paid (50%
                                        thereof when the tenant is
                                        represented by a broker).  Asset
                                        management fees of 0.5% in the
                                        first and second year after the
                                        Effective Date, and thereafter
                                        0.35% until maturity, of Gross
                                        Asset Value, as determined by
                                        trailing four quarters of Net
                                        Operating Income, payable at the
                                        level of priority described above
                                        and in accordance with the
                                        requirements set forth in Cash Flow
                                        Application.

Collateral:                             First mortgage on OLP and a Lien on
                                        Cash reserves.  The existing pledge
                                        of the O&Y Affiliates' Equity
                                        Interests in 53 State Street will
                                        be released.  (No release of
                                        existing pledge of O&Y 25
                                        Realty Co.'s interest in 53
                                        State Limited).

Recourse:                               Nonrecourse.  Sanwa will waive all
                                        Claims against OYDL and Sanwa's
                                        guaranty Claim against Devco will
                                        be estimated at zero and
                                        disallowed.

No Subordinate
Financing:                              If there are not sufficient funds
                                        in the Cash reserves to permit
                                        timely payment of all leasing costs
                                        as the result of leasing occurring
                                        more quickly than is currently
                                        anticipated or otherwise, the
                                        shortfall necessary to pay such
                                        costs shall be provided by the
                                        owners of New Liberty Plaza LP.
                                        Neither the building nor the
                                        revenues of the building may be
                                        used as Collateral for any loan
                                        obtained by the owners of New
                                        Liberty Plaza LP.

Business Plan:                          Annually, the managing agent of the
                                        building will present to Sanwa for
                                        its review and approval, not to be
                                        unreasonably withheld, provided
                                        that it conforms with sound
                                        ownership practices for first class
                                        office buildings in New York City
                                        and does not impair the ability of
                                        New Liberty Plaza LP to repay Sanwa
                                        at maturity, a "Business Plan",
                                        which shall be updated on a
                                        quarterly basis and shall be
                                        updated more frequently if
                                        circumstances warrant.  The
                                        managing agent shall manage the
                                        building in accordance with the
                                        Business Plan.  The Business Plan
                                        shall include the following:

                                        (a) Annual "Budgets", on a
                                        Cash basis, broken down by
                                        month, for (A) revenues,
                                        (B) operating expenses, (C)
                                        capital expenditures
                                        (exclusive of lease-up
                                        costs), and

                                        (D) lease-up costs, which
                                        shall be subject to Sanwa's
                                        review and approval in
                                        accordance with the
                                        foregoing standards.
                                        Operating expenses will
                                        include third-party costs,
                                        such as professional and
                                        consultants' fees to the
                                        extent that such fees are
                                        ordinarily paid in addition
                                        to property management and
                                        asset management fees. In
                                        addition, quarterly and no
                                        later than the first
                                        business day after the 20th
                                        day of the first month
                                        after each calendar
                                        quarter, the managing agent
                                        shall provide an actual
                                        operating statement, which
                                        will also show variances
                                        from the prior quarter's
                                        Budget and compare actual
                                        year-to-date performance to
                                        the Budget for the
                                        year-to-date period. The
                                        managing agent shall
                                        provide a written
                                        explanation of each
                                        variance that exceeds the
                                        lesser of (x) $50,000 or
                                        (y) 10% of the approved
                                        Budget for that line item
                                        on a year-to-date basis.

                                        (b) Annual "Leasing
                                        Reports", detailing leasing
                                        activity and programs for
                                        the prior calendar year
                                        shall be presented to Sanwa
                                        by the leasing agent,
                                        comparing the actual
                                        activity to the prior
                                        year's projected activity.
                                        Each Leasing Report shall
                                        also (A) describe major
                                        anticipated leasing events,
                                        such as vacancies,
                                        renewals, terminations (due
                                        to anticipated tenant
                                        bankruptcies or defaults),
                                        modifications or take-back
                                        opportunities, (B)
                                        generally describe the
                                        proposed strategy for
                                        dealing with such
                                        anticipated leasing events,
                                        (C) set forth proposed
                                        leasing parameters for
                                        entering into new or
                                        renewal leases in the
                                        building, including credit
                                        standards for tenants,
                                        minimum base rent and
                                        maximum tenant allowances
                                        (whether in the form of
                                        free rent,
                                        construction or other
                                        inducements or allowances),
                                        and (D) a proposed leasing
                                        budget. The proposed
                                        strategy, leasing
                                        parameters and leasing
                                        budget shall be subject to
                                        Sanwa's prior approval,
                                        which shall not be
                                        unreasonably withheld,
                                        provided that they conform
                                        to sound leasing practices
                                        for first class office
                                        buildings in New York City
                                        and do not impair the
                                        ability of New Liberty
                                        Plaza LP to pay Sanwa in
                                        full at maturity.

                                        Notwithstanding the
                                        foregoing, including the
                                        parameters set forth in the
                                        Leasing Report, eligibility
                                        for applying the Cash
                                        reserves shall be governed
                                        by the leasing standards to
                                        be agreed upon by Sanwa and
                                        the Debtors. New Liberty
                                        Plaza LP may amend, modify
                                        or terminate leases in
                                        accordance with the
                                        approved Leasing Report and
                                        Business Plan. The monthly
                                        report of operating
                                        expenses shall be
                                        accompanied by copies of
                                        all newly executed leases
                                        and amendments, extensions,
                                        etc., of existing leases.

Consent to Use
of Cash Collateral:                     Sanwa shall consent to the use of
                                        its Cash Collateral to be used to
                                        fund the distributions to the
                                        holders of Administrative Expense
                                        Claims, Allowed Priority Tax
                                        Claims, Allowed Priority Non-Tax
                                        Claims and Allowed General
                                        Unsecured Claims in accordance with
                                        sections 5.1, 12.1 and 12.5 of the
                                        Plan.

Outside Closing Date:                   If the Effective Date is after
                                        December 31, 1996, Sanwa shall be
                                        paid monthly amounts calculated as
                                        interest on the Sanwa/OLP Mortgage
                                        Loan at a rate of LIBOR plus 175
                                        basis points for the period
                                        commencing December 31, 1996 and
                                        ending on the Effective Date.

Ownership/Bankruptcy
Remote Structure:                       A bankruptcy remote structure will
                                        be provided as set forth in section
                                        18.5.3 of the Plan.

Events of Default:                      The Sanwa/OLP Restructured Mortgage
                                        Loan will contain customary events
                                        of default in similar
                                        circumstances, including, but not
                                        limited to, the following events of
                                        default:

                                        (i)    Failure to comply with a cash
                                               management system to be agreed
                                               upon;

                                        (ii)   Bankruptcy of New Liberty Plaza
                                               LP or New OLP Corp.;

                                        (iii)  Failure to pay all monthly
                                               expenses under items (i) and (ii)
                                               of "Cash Flow Application";

                                        (iv)   Failure to cooperate in the
                                               replacement of a leasing or
                                               management agent following an
                                               event of default under a leasing
                                               or management contract; and

                                        (v)    Events of default under the
                                               Sanwa/OLP Loan.

Other Provisions:                       Leasing/Management shall be
                                        consistent with the Tower A Plan.
                                        Minimum Leasing Standards and Lease
                                        Approval Standards will be agreed
                                        upon in a manner that reflects
                                        current market conditions.

        On the Effective Date, the Sanwa/OLP Mortgage Loan and the
Liens on the 53 State Street Collateral (excluding the pledge of O&Y 25 Realty Company's interest in 53 State Limited) and any Claims otherwise arising under or related to the Sanwa/OLP Loan or any of the guarantees, mortgages or security interests issued in connection therewith shall be released and cancelled in consideration of the Sanwa/OLP Restructured Mortgage Loan. Sanwa, as the holder of the Allowed Sanwa/OLP Claims, shall not be entitled to any additional distribution by reason of an Allowed Sanwa/OLP Claim filed against other Debtors for the same loss or damage or otherwise arising under or related to the Sanwa/OLP Loan or any of the guarantees, mortgages or security interests granted in connection therewith.

          (5)      245 Park Avenue, New York, New York

245 Park Avenue ("245 Park") is a 45-story commercial office building which was completed in 1970 and has a net rentable area of 1,617,779 square feet, of which approximately 97% is currently leased. The major tenants of 245 Park are Bear Stearns, Industrial Bank of Japan, Cooperative Centrale Raiffeneisen- Boerenleen Bank, B.A. (Rabobank) and The Nippon Credit Bank, Ltd.

Existing Ownership Structure - 245 Park is currently owned by 245 Park Avenue Company, a New York general partnership ("245 Park Co."). 245 Park Co. is nominally owned 51.64% by O&Y (U.S.) and 48.36% by an affiliate of JMB Realty Corporation ("JMB"). The equity interests owned, directly or indirectly, by O&Y (U.S.) in 245 Park have been pledged to the holders of the Club Loan to secure the obligations of Devco under the Club Loan.

Proposed Ownership Structure - 245 Holding LP will be reconstituted as a Delaware limited partnership. If JMB does not elect the JMB/245 Park Member Option in accordance with section 15.8.1 of the Plan, JMB will hold a 99% limited partner interest and Devco GP will hold a 1% general partner interest in 245 Holding LP. 245 Holding LP will hold a 5.4949% Class A Interest in Newco LP. New 245 Park LP will be organized as a Delaware limited partnership. Newco LP will hold a 99% limited partner interest and 245 Corp. will hold a 1% sole general partner interest in New 245 Park LP.

Projected Net Operating Income for 1996 - $69,158,000.

Existing Debt Structure - 245 Park is encumbered by a first mortgage securing a loan from Aetna in the outstanding principal amount of $191,410,761 million as of the Petition Date for 245 Park Co., without taking into account any accrual of default interest (the "Aetna Mortgage Loan"). The Aetna Mortgage Loan is non-recourse and matured on October 1, 1993. The contract interest rate on the Aetna Mortgage Loan is 12% and the default rate of interest is 18%. From and after the date of maturity of the Aetna Mortgage Loan, 245 Park Co. continued to pay interest thereon at the contract rate.

245 Park is also encumbered by second, third and fourth mortgages securing notes from DKB, in the aggregate outstanding principal amount as of the Petition Date for 245 Park Co. of $192.5 million, without taking into account any accrual of default interest (the "DKB Mortgage Loan"). The DKB Mortgage Loan is non-recourse and matured on October 1, 1994. The contract interest rate on the DKB Mortgage Loan range from LIBOR +.8125% to 9.275% and the default interest rate is LIBOR + 3%. As with the Aetna Mortgage Loan, from and after the date of maturity of the DKB Mortgage Loan, 245 Park Co. continued to pay interest thereon at the contract rate.

Proposed Debt Structure -

         Aetna Mortgage Loan Treatment

         Aetna shall be distributed on the Effective Date, in full satisfaction of the Allowed Aetna Mortgage Loan Claims, the Aetna Restructured Mortgage Loan which shall provide for the following:

Initial Loan Balance:                  $190,680,717 as of September 30,
                                       1996.

Settlement Fee:                        $2,000,000.

Interest Rate:                         The mortgage equivalent of the 10-
                                       Year treasury note rate plus 250
                                       basis points.

Term:                                  10 years from the Effective Date.

Amortization:                          Interest only in years 1 through 3.
                                       Thereafter, debt service shall be
                                       payable in years 4-10 based upon a
                                       30-year amortization schedule.

Default Interest
Consideration:                         In full settlement of all accrued
                                       and unpaid default interest on the
                                       Aetna Mortgage Loan, Aetna shall
                                       receive:

                                       $5,000,000 in Cash on the Effective
                                       Date.

                                       $2,000,000 in Cash paid on January
                                       2, 1998.

                                       The 245 Park Note issued by
                                       New 245 Park LP having an
                                       original principal amount
                                       of $11,750,000, due on the
                                       maturity of the Aetna
                                       Restructured Mortgage Loan,
                                       bearing interest at a rate
                                       of 7%, and entitled to no
                                       amortization.

Cash Reserve:                          An initial deposit of $20,000,000
                                       will fund a Cash reserve to be used
                                       for leasing costs, capital
                                       improvements and real estate taxes.
                                       The Cash reserve shall be increased
                                       by deposits of funds generated by
                                       245 Park Avenue.  It is anticipated
                                       that the Cash reserve will contain
                                       approximately $45,000,000 by
                                       December 31, 2002.

Cash Flow Priority:                    Net cash flow from the operations
                                       of 245 Park Avenue after payment of
                                       operating expenses (including the
                                       property management fees described
                                       below) and real estate taxes shall
                                       be allocated according to the
                                       following priority:

                                       a.       To the 245 Park Senior Lender
                                                to pay interest and principal
                                                on the Aetna Restructured
                                                Mortgage Loan.

                                       b.       To DKB to pay interest on the
                                                DKB Restructured Mortgage
                                                Loan.

                                       c.       To DKB to pay the following
                                                Minimum Scheduled Amortization
                                                payments:

                                                  Minimum Scheduled
                                       Year          Amortization
                                       ----          ------------
                                       1999           $ 5,000,000
                                       2000             5,000,000
                                       2001             5,000,000
                                       2002             5,000,000
                                       -----          -----------
                                       Total          $20,000,000

                                       d.       To a Cash reserve to fund the
                                                following maximum reserve
                                                payments for leasing, capital
                                                and other costs at the
                                                building.

                                                          Maximum
                                       Year           Reserve Funding
                                       ----           ---------------
                                       1996             $  7,500,000
                                       1997               13,000,000
                                       1998               15,000,000
                                       1999               20,000,000
                                       2000               14,000,000
                                       2001               14,000,000
                                       2002               18,500,000
                                       ----             ------------
                                       Total            $102,000,000

                                        e.     To pay the owners of New 245 Park
                                               LP or its designee the asset
                                               management fees and leasing
                                               commissions set forth below under
                                               "Management Fees and Leasing
                                               Commissions".

                                        f.     To DKB to pay the balance of the
                                               following Maximum Amortization
                                               after taking into account the
                                               payment of the Minimum Scheduled
                                               Amortization in priority c.

                                                             Maximum
                                        Year              Amortization
                                        ----              ------------
                                        1999               $13,500,000
                                        2000                13,500,000
                                        2001                13,500,000
                                        2002                13,500,000
                                        ----               -----------
                                        Total              $54,000,000

                                        g.     To the Cash reserve.

                                        To the extent cash flow
                                        from the property or from
                                        reserves is insufficient in
                                        any period to make all
                                        payments provided for
                                        herein, unpaid amounts will
                                        be accrued and paid during
                                        the next period after all
                                        expenses for higher
                                        priorities have been paid.
                                        Lower priority expenses
                                        will only be paid after
                                        all higher priority expenses have
                                        been paid in full.


Subordinate
Financing:                              The DKB Restructured Mortgage Loan
                                        will be restructured in accordance
                                        with section 15.4 of the Plan.  No
                                        additional subordinate financing
                                        shall be permitted.

Management Fees and
Leasing Commissions:                    Newco LP or its designee will
                                        provide both property management
                                        and asset management services to
                                        New 245 Park LP and will be
                                        compensated out of cash flow as
                                        follows:  (i) a property management
                                        fee equal to 2% of collected gross
                                        revenues from existing leases and
                                        1% of collected gross revenues from
                                        all leases signed in the future;
                                        (ii) an annual asset management fee
                                        equal to .5% of Gross Asset Value
                                        in years 1 and 2 and .35% of Gross
                                        Asset Value thereafter; and (iii)
                                        leasing commissions for leasing
                                        transactions equal to (a) a full
                                        standard commission for leasing
                                        transactions if the tenant is not
                                        represented by an outside broker
                                        and (b) a 50% override on
                                        commissions paid to outside
                                        brokers.

Prepayment Option:                      The Aetna Restructured Mortgage
                                        Loan will be prepayable at any time
                                        subject to payment of the
                                        prepayment penalty described below.
                                        The prepayment penalty shall be the
                                        present value (discounted at the
                                        rate described in clause (y) below)
                                        of the differential between (x) the
                                        interest which the Senior Lender
                                        would receive under the Aetna
                                        Restructured Mortgage Loan and (y)
                                        the interest the Senior Lender
                                        would receive by reinvesting the
                                        prepayment amount at an assumed
                                        rate equal to an on-the-run
                                        treasury security of comparable maturity to the remaining term of the Aetna
                                        Restructured Mortgage Loan plus the
                                        spread outlined in the following chart:

                                        Period                 Spread
                                        ------                 ------
                                        First 102 months       50 basis points

                                        Next 12 months         100 basis
                                                               points

                                        The treasury rate to be used for
                                        purposes of calculating the prepayment
                                        penalty shall be an interpolated
                                        treasury of approximately the same term
                                        as the term of the Aetna Restructured
                                        Mortgage Loan remaining at prepayment.

                                        Notwithstanding anything
                                        else herein to the
                                        contrary, there shall be no
                                        prepayment penalty during
                                        the final six months of the
                                        Aetna Restructured Mortgage
                                        Loan.

Consent to Use
of Cash Collateral:                     Aetna shall consent to the use of
                                        its Cash Collateral to be used to
                                        fund the distributions to the
                                        holders of Administrative Expense
                                        Claims, Allowed Priority Tax
                                        Claims, Allowed Priority Non-Tax
                                        Claims, Allowed DKB Mortgage Claims
                                        and Allowed General Unsecured
                                        Claims in accordance with sections
                                        5.1, 15.1, 15.4 and 15.7 of the
                                        Plan.

Recourse:                               Nonrecourse.

Bankruptcy Remote:                      A bankruptcy remote structure in
                                        accordance with section 18.6.3 of
                                        the Plan.

        On the Effective Date, the Aetna Mortgage Loan and any Claims otherwise arising under or related to the Aetna Mortgage Loan or any of the guarantees, mortgages or security interests issued in connection therewith shall be released and cancelled in consideration of the Aetna Restructured Mortgage Loan.

         DKB Mortgage Loan Treatment

         As of the date of the approval of this Disclosure Statement by the Bankruptcy Court, the Debtors and DKB have not yet reached agreement as to all of the provisions to be included in the DKB Restructured Mortgage Loan Documents, and the Debtors have been advised by DKB that certain of the provisions set forth below are not acceptable to DKB. For that reason, DKB has expressly reserved and has not waived its right to object to confirmation of the Plan. The Plan provides the following treatment for DKB:

         On the Effective Date, in full satisfaction of the Allowed DKB Mortgage Loan Claims, the DKB Restructured Mortgage Loan Documents shall be executed and delivered to DKB, which shall provide for the following:

Initial Paydown:                        DKB shall be repaid $103,500,000 of
                                        principal on the Effective Date.

Initial Loan Balance:                   After paydown, $89,000,000.

Settlement Fee:                         $1,157,000 payable on the Effective
                                        Date.

Interest Rate:                          DKB's fixed rate cost of funds plus
                                        175 basis points, per annum.
                                        Interest shall be paid monthly, in
                                        arrears.

Maturity Date:                          December 31, 2002.

Amortization:                           DKB shall receive annual
                                        amortization payments in accordance
                                        with "Cash Flow Priority" below.
                                        The payments shall consist of a
                                        minimum and a maximum amortization
                                        to be paid out of available cash
                                        flow as follows:

                                              Maximum         Minimum Scheduled
                           Year             Amortization         Amortization
                           ----             ------------         ------------
                           1999             $13,500,000          $ 5,000,000
                           2000              13,500,000            5,000,000
                           2001              13,500,000            5,000,000
                           2002              13,500,000            5,000,000
                           ----             -----------          -----------
                           Total            $54,000,000          $20,000,000

Extension Option:                       New 245 Park Co. shall have the
                                        option at the maturity of the DKB
                                        Restructured Mortgage Loan to
                                        extend the maturity of the
                                        unamortized balance thereof (not to
                                        exceed $50 million) for an
                                        additional 4-year term (i.e., upon
                                                                ----
                                        exercise of such option by New 245
                                        Park Co., the extended maturity of
                                        the DKB Restructured Mortgage Loan
                                        would be coterminous with the Aetna
                                        Restructured Mortgage Loan).  The
                                        DKB Restructured Mortgage Loan as
                                        so extended will be amortized with
                                        net cash flow after payment or
                                        funding of:

                                        a.       operating expenses of 245 Park
                                                 Avenue (including the property
                                                 management fees described in
                                                 "Management Fees and Leasing
                                                 Commissions" below);

                                        b.       capital, leasing and other
                                                 costs at the property and
                                                 appropriate reserves therefor;

                                        c.       real estate taxes and
                                                 appropriate reserves therefor;

                                        d.       interest and principal on the
                                                 Aetna Restructured Mortgage
                                                 Loan to the 245 Park Senior
                                                 Lender; and

                                        e.       asset management fees and
                                                 leasing commissions payable to
                                                 Newco LP or its designee as
                                                 described in "Management Fees
                                                 and Leasing Commissions"
                                                 below.

Collateral:                             Second, third and fourth mortgages
                                        (with related assignments of rents
                                        and leases and security agreements)
                                        relating to 245 Park Avenue will be
                                        consolidated into a second mortgage
                                        (with related assignments of rents
                                        and leases and security agreements)
                                        on the Effective Date.

245 Park Senior
Loan: The DKB Restructured Mortgage Loan will be fully subordinate to a first mortgage loan with a term of 10 years. The combined balance of the first and second mortgage loan will not exceed $300,000,000. To the extent that the first mortgage loan exceeds $211,000,000, the DKB Restructured Mortgage Loan will be reduced on a dollar for dollar basis. The amortization schedule of the DKB Restructured Mortgage Loan will then be adjusted on a pro rata basis.
                                        --- ----

Remedies:                               The DKB Restructured Mortgage Loan
                                        will be fully subordinate to the
                                        mortgage securing the 245 Park
                                        Senior Loan.  The DKB Restructured
                                        Mortgage Loan will be cross-
                                        defaulted with the 245 Park Senior
                                        Loan; provided, however, that DKB
                                        shall not be entitled to exercise
                                        any remedies under the DKB
                                        Restructured Mortgage Loan unless
                                        and until the 245 Park Senior
                                        Lender has exercised and exhausted
                                        all of its remedies in respect of
                                        the 245 Park Senior Loan or has
                                        otherwise been provided for in
                                        full.

Cash Reserve:                           An initial deposit of $20,000,000
                                        will fund a Cash reserve to be used
                                        for leasing costs, capital
                                        improvements and real estate taxes.
                                        The Cash reserve shall be increased
                                        by deposits of funds generated by
                                        245 Park Avenue.  The maximum of
                                        such additional deposits into the

                                        Cash reserve shall be $102,000,000 over
                                        the term of the DKB Restructured
                                        Mortgage Loan, with the maximum of such
                                        deposits per annum to be made in
                                        accordance with the following schedule:

                                                               Maximum
                                        Year              Reserve Funding
                                        ----              ---------------
                                        1996                $  7,500,000
                                        1997                  13,000,000
                                        1998                  15,000,000
                                        1999                  20,000,000
                                        2000                  14,000,000
                                        2001                  14,000,000
                                        2002                  18,500,000
                                        ----                ------------
                                        Total               $102,000,000

Cash Flow Priority:                     Subject to the terms of "Extension
                                        Option," net cash flow from the
                                        operations of 245 Park Avenue after
                                        payment of operating expenses
                                        (including the property management
                                        fees described below) and real
                                        estate taxes shall be allocated
                                        according to the following
                                        priority:

                                        a.       To the 245 Park Senior Lender
                                                 to pay interest and principal
                                                 on the Aetna Restructured
                                                 Mortgage Loan.

                                        b.       To DKB to pay interest on the
                                                 DKB Restructured Mortgage
                                                 Loan.

                                        c.       To DKB to pay the following
                                                 Minimum Scheduled Amortization
                                                 payments:

                                                          Minimum Scheduled
                                        Year                 Amortization
                                        ----                 ------------
                                        1999               $ 5,000,000
                                        2000                 5,000,000
                                        2001                 5,000,000
                                        2002                 5,000,000
                                        ----                 ---------
                                        Total              $20,000,000

                                        d.       To a Cash reserve to fund the
                                                 following maximum reserve
                                                 payments for leasing, capital
                                                 and other costs at the
                                                 building.

                                                                Maximum
                                         Year                Reserve Funding
                                         ----                ---------------
                                         1996                $  7,500,000
                                         1997                  13,000,000
                                         1998                  15,000,000
                                         1999                  20,500,000
                                         2000                  14,000,000
                                         2001                  14,500,000
                                         2002                  18,500,000
                                         ----                ------------
                                         Total               $102,000,000

                                         e.       To pay the owners of New 245
                                                  Park LP or its designee asset
                                                  management fees and leasing
                                                  commissions.

                                         f.       To DKB to pay the balance of
                                                  the following Maximum
                                                  Amortization after taking into
                                                  account the payment of the
                                                  Minimum Scheduled Amortization
                                                  in priority c.

                                                        Maximum
                                         Year         Amortization
                                         ----         ------------
                                         1999         $13,500,000
                                         2000          13,500,000
                                         2001          13,500,000
                                         2002          13,500,000
                                         ----          ----------
                                         Total        $54,000,000

                                         g.       To the Cash reserve.

                                         To the extent cash flow from the
                                         property or from reserves is
                                         insufficient in any period to make all
                                         payments provided for herein, unpaid
                                         amounts will be accrued and paid during
                                         the next period after all expenses for
                                         higher priorities have been paid. Lower
                                         priority expenses will only be paid
                                         after
                                        all higher priority expenses have
                                        been paid in full.

Subordinate
Financing:                              No additional financing subordinate
                                        to the DKB Restructured Mortgage
                                        Loan shall be permitted.

Management Fees and
Leasing Commissions:                    Newco LP or its designee will
                                        provide both property management
                                        and asset management services to
                                        New 245 Park LP and will be
                                        compensated out of cash flow as
                                        follows:  (i) a property management
                                        fee equal to 2% of collected gross
                                        revenues from existing leases and
                                        1% of collected gross revenues from
                                        all leases signed in the future;
                                        (ii) an annual asset management fee
                                        equal to .5% of Gross Asset Value
                                        in years 1 and 2 and .35% of Gross
                                        Asset Value thereafter; and (iii)
                                        leasing commissions for leasing
                                        transactions equal to (a) a full
                                        standard commission for leasing
                                        transactions if the tenant is not
                                        represented by an outside broker
                                        and (b) a 50% override on
                                        commissions paid to outside
                                        brokers.

Prepayment Option:                      New 245 Park LP shall pay to DKB
                                        (i) the actual cost of unwinding
                                        interest rate swaps to be entered
                                        into by DKB (and/or its
                                        participants and affiliates) with a
                                        third party as of the Effective
                                        Date under which fixed amounts are
                                        paid equal to DKB's fixed rate cost
                                        of funds underlying the DKB
                                        Restructured Mortgage Loan (and
                                        LIBOR is received), and (ii) any
                                        other actual breakage costs; but
                                        New 245 Park LP shall be entitled
                                        to a prepayment discount to the
                                        extent of any termination payment
                                        DKB (and/or its participants and
                                        affiliates) receives as a result of
                                        an unwind of such swaps upon
                                        prepayment.

Consent to Use
of Cash Collateral:                     DKB shall consent to the use of its
                                        Cash Collateral to be used to fund
                                        the distributions to the holders of
                                        Administrative Expense Claims,
                                        Allowed Priority Tax Claims,
                                        Allowed Priority Non-Tax Claims,
                                        Allowed Aetna Mortgage Loan Claims
                                        and Allowed General Unsecured
                                        Claims in accordance with sections
                                        5.1, 15.1, 15.3 and 15.7 of the
                                        Plan.

           On the Effective Date, the DKB Mortgage Loan and any Claim under or relating to the DKB Mortgage Loan or any of the guarantees, mortgages or security interests issued in connection therewith shall be released and cancelled in consideration of the DKB Restructured Mortgage Loan.

           (6)      53 State Street, Boston, Massachusetts

53 State Street ("53 State") is a 40-story commercial office building which was completed in 1985 and has a net rentable area of 1,120,162 square feet, of which approximately 97% is currently leased. The major tenants of 53 State are Boston Consulting Group, Choate, Hall & Stewart and Goodwin Proctor & Hoar.

Ownership Structure - 53 State is currently owned by Olympia & York State Limited Partnership, a Massachusetts limited partnership ("53 State Limited"). 53 State Limited is nominally owned 25% by O&Y (U.S.), 25% by 25 Realty LP and 50% by affiliates of Nomura, Babcock & Brown ("NBB"). The O&Y (U.S.) direct and indirect equity interests in 53 State Limited and the 25 Realty LP equity interests in 53 State Limited have been pledged to Sanwa to secure the obligations of the OLP Companies under the Sanwa OLP Mortgage Loan.

Proposed Ownership Structure - On the Effective Date, O&Y (U.S.)'s partner interests in 53 State Limited will be held through 53 Holding Company LP. Otherwise, the ownership structure of 53 State Limited will be unaffected and the existing partners in such partnership will retain such interests. Newco LP will hold a 99% managing member interest in 53 Holding Company LP and Devco GP will hold a 1% member interest therein.

Projected Net Operating Income for 1996 - $23,826,000

Existing Debt Structure - 53 State is encumbered by a first mortgage lien securing a loan from an affiliate of NBB in the outstanding principal amount of $145 million (the "NBB Mortgage Loan"). The NBB Mortgage Loan is non-recourse and matures on July 26, 1998. The interest rate on the NBB Mortgage Loan is 9.25% per annum. O&Y (U.S.) and 25 Realty LP must fund, to the extent of distributions, the interest payments due on the NBB Mortgage Loan and, in certain circumstances, certain refinancing costs.

Proposed Debt Structure - The Plan will not modify or affect the NBB Mortgage Loan. However, under the Plan and in consideration of the restructuring of the Sanwa/OLP Mortgage Loan, Sanwa will release the pledge of the 53 State Street Collateral.

Related Litigation - There have been a series of litigations between certain of the Debtors and TIAA relating to an alleged breach of a loan commitment agreement with TIAA for permanent mortgage financing for 53 State. For a further discussion of such litigation and the settlement thereof, see "Significant Developments in the Debtors' Chapter 11 Cases -- TIAA Litigations and TIAA Settlement".

          b. Non-Core Properties

          The seven major Non-Core Properties that are currently owned by O&Y (U.S.) include:

          (1) Olympia Center, Chicago -- A 63-story mixed use building located in Chicago, Illinois completed in 1984 and having 336,000 rentable square feet of office space (86% of which is leased), 196,000 rentable square feet of retail space (currently fully leased to Neiman Marcus) and upper floors which have been sold as residential condominiums. Chicago-Superior Associates ("CSA"), the O&Y (U.S.) affiliate owning O&Y (U.S.)'s interest in Olympia Center, filed a chapter 11 petition on November 1, 1995. It is presently contemplated that O&Y (U.S.)'s interest in Olympia Center will be transferred by agreement, through CSA's chapter 11 proceeding, to the first mortgagee in return for a forgiveness of any deficiency claims that such first mortgagee might be entitled to receive against CSA and any O&Y (U.S.) affiliate of CSA.

          (2) 425 Lexington Avenue, New York -- A modern 31-story office tower located in midtown Manhattan across the street from Grand Central Station, having 679,560 rentable square feet of space, approximately 99.7% of which is leased, with the primary tenants being the law firm of Simpson, Thacher & Bartlett and CIBC, and having street-front stores leased to a number of retailers. A pre-negotiated chapter 11 plan of reorganization for Orion Limited Partnership ("Orion", the O&Y (U.S.) entity which owns the building) has been agreed to by O&Y (U.S.) and the first mortgagee, Sumitomo Life Realty (N.Y.), Inc. ("Sumitomo Life"), pursuant to which all of O&Y (U.S.)'s interests in 425 Lexington Avenue will be transferred to Sumitomo Life in return for a forgiveness of any and all claims, including deficiency claims, relating to 425 Lexington Avenue that it may have against any of the Debtors or the O&Y Affiliates. On August 8, 1996, Orion filed a chapter 11 petition, along with a plan of reorganization and accompanying disclosure statement which, among other things, embodies the agreement between O&Y (U.S.) and Sumitomo Life with respect to 425 Lexington Avenue.

          (3) 59 Maiden Lane, New York -- A 43-story office building located in lower Manhattan, the base of which was completed in 1929 and the tower of which was completed in 1965, having a net rentable area of 1,046,652 square feet, a substantial portion of which has been leased to the Federal Reserve Bank of New York and Home Insurance Corp. There is a foreclosure action pending against the O&Y (U.S.) entity that owns the building and an order of foreclosure on the property was entered in November 1995.

          (4) 60 Broad Street, New York -- A 39-story office tower located in lower Manhattan that was completed in 1963, has 1,014,041 of rentable square feet and has experienced significant vacancy due to the bankruptcy of Drexel Burnham Lambert, a substantial former tenant at the building. Dragon (and/or its affiliates) holds certain unsecured claims against Consolidated Devco and Consolidated Realty Corp., related to 60 Broad Street, which Devco and Realty Corp. have agreed to settle at approximately $60 million. Dragon will continue to hold claims against Concord 60 Broad Street Co., an affiliate of the Debtors.

          (5) One Commercial Plaza, Hartford -- A 26-story office building located in Hartford, Connecticut, built upon an 87,000 square foot site leased on a long-term basis from the City of Hartford, having approximately 684,000 rentable square feet of space, approximately 40% of which is leased, and the major tenants of which include Trans General, IBM and the law firm of Robinson Cole. O&Y (U.S.) has placed in escrow with counsel for the first mortgagee, Sumitomo Bank, documents that (i) effectuate a transfer of title to the property to the mortgagee or the mortgagee's designee at any time, at the request of the mortgagee; (ii) consent to entry of a final decree in a foreclosure action at the request of the mortgagee; and (iii) which state that O&Y (U.S.) will otherwise cooperate in a potential transfer of title to the property to the mortgagee or the mortgagee's designee.

          (6) Miami Center (undeveloped lands), Miami -- Four non-contiguous parcels of real property located east of Southeast 2nd Avenue and west of Biscayne Bay, north of the Miami River and south of 2nd Street S.E., in Miami, Florida, totalling approximately 9.02 acres of land, a parcel of which has frontage on Biscayne Bay and the Miami River.

          (7) Independence Bay (undeveloped lands), Florida -- An approximately 127-acre proposed residential development and commercial business park located in Broward County, Florida, together with approximately two commercial parcels totalling approximately 12 acres located on the southwest quadrant of S.W. 10th Street and Powerline Road within the City of Deerfield Beach. Substantially all of the undeveloped lands at Independence Bay are under contract to be sold to unrelated third parties in a series of closings which will begin in the summer of 1996.

          c. Realty Corp. Assets

          The primary assets owned by Realty Corp., OYREUSA and Baden are briefly described below. All of such assets, other than the Miami Center undeveloped lands and the SF Holdings Cash, are undisputed and are not subject to litigation (collectively, the "Undisputed Realty Corp. Assets"). O&Y (U.S.)'s interests in Miami Center and the SF Holdings Cash are subject to certain disputes, discussed in more detail below (collectively, the "Disputed Realty Corp. Assets"). The Realty Corp. Assets are as follows:

          (1) Amland Equity Corp. Note -- A note issued by Amland Equity Corp. ("Amland") on June 10, 1993 to Baden, which is due and payable on March 31, 2001 in the principal face amount of $7,544,000 with interest payable thereon on a quarterly basis at the Citibank Prime Rate plus 1% and secured by interests in certain condominium and cooperative apartment units located in New York City and Washington, D.C., as consideration for the sale to Amland of O&Y (U.S.)'s interest in certain joint ventures which own condominium and cooperative apartments in New York City and Washington, D.C. The Debtors value the Amland Equity Corp. Note at approximately $4.2 million. O&Y (U.S.) is currently negotiating a sale for cash of the Amland Equity Corp. Note with several prospective purchasers and expect to present a sale proposal to the Bankruptcy Court for approval some time the summer of 1996.

          (2) Upper Dublin (undeveloped land), Pennsylvania -- Eight parcels of undeveloped land, totaling approximately 93 acres in an area zoned for office or light industrial use, which are 50% owned by Realty Corp., through Baden, in a joint venture between South Brunswick Industrial Properties, L.P. (an unrelated third party) and Pennland Properties Corp. (a wholly-owned subsidiary of Baden). The Debtors value the Upper Dublin land at between $1.0 million and $2.5 million.

          (3) Miami Center, Florida -- As described above, Miami Center is a parcel of real estate which is owned by the Realty Group in a joint venture entitled Miami Center Joint Venture ("MCJV") with Mr. Theodore R. Gould, who has granted all of his rights and interests in MCJV to Mr. Fred Stanton Smith, as his chapter 11 liquidating trustee (the "Gould Trustee") in the pending case of In re Holywell Corp., Case Nos. 84-01590/94-BKC- PGH, before the United States Bankruptcy Court for the Southern District of Florida. The Debtors value the Miami Center lands at between $17.0 million and $18 million.

          The Realty Group (i.e., Realty Corp., OYREUSA and/or Baden) has loaned in excess of $110 million to MCJV which indebtedness is evidenced by certain notes held by the Realty Group (the "MCJV Notes"). An affiliate of the Realty Group is one of the two joint venturers involved in this development project. The other joint venture partner is Mr. Gould. Mr. Gould was the debtor in an individual chapter 11 bankruptcy case during the mid-1980's. A plan of liquidation was confirmed in his case which provided, among other things, for the Gould Trustee to liquidate the assets of Mr. Gould for the benefit of his creditors, primarily the Bank of New York, including his interest in the MCJV.

          During the Gould bankruptcy, an arbitration proceeding was concluded between the MCJV partners which set a senior priority for repayment of most of MCJV's indebtedness to the Realty Group and placed the O&Y (U.S) venture partner in charge of MCJV's operations. In exchange for a payment of $6.3 million, the Gould Trustee signed a letter agreement pursuant to which the Gould Trust was bound by the arbitration award. This payment was an advance on (or against) any distribution in respect of Gould's interest in the venture. The O&Y (U.S.) venture partner made a claim against the Gould Trust for its share of the carrying costs. The court ruled that the Gould Trust could not be held responsible for carrying costs until the property was liquidated, refinanced or sold. The value of the MCJV property has declined substantially. The most recent appraisal places the value of the property at approximately $17 million.

          Until 1993, MCJV was primarily managed out of Toronto. In view of the Realty Group loans to MCJV, MCJV is insolvent and does not have the ability to meet its financial obligations. The Realty Group, as the creditor that is owed over $110 million, is entitled to the value of the property. Nevertheless, the Gould

Trustee retains a nominal interest which has made it difficult to move the property into development. There is currently litigation pending to determine the relative rights of the Gould Trustee, the Bank of New York (a creditor of the Gould Trust) and the Realty Group. The Realty Group may be able to recover some of the carrying costs shortfall from the Trust after the property is liquidated, refinanced or sold, but litigation would probably be required as the Trustee maintains that the Trust's obligation to pay carrying costs is non-recourse and may only be satisfied out of the proceeds of such liquidation, refinancing or sale.

          In February 1992, the Realty Group pledged approximately $39 million of the MCJV Notes to the Bank of Nova Scotia ("BNS") to secure a certain swap agreement between BNS and OYDL. The swap was terminated due to OYDL's inability to perform, and a termination claim in excess of $39 million was asserted by BNS against OYDL. The MCJV Notes that were not pledged to BNS were subordinated to the payment of the pledged notes. No value was ever received by the Realty Group in respect of this pledge of its most significant unencumbered asset and, therefore, the Debtors believe that the pledge of the $39 million of the MCJV Notes was a fraudulent conveyance.

          The Debtors have reached a settlement with BNS relating to the claims against them arising out of BNS' involvement with MCJV. For further details of this settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Bank of Nova Scotia Settlement".

          (4) Baden Asset Purchases from Devco, Equityco and U.S. Finco -- The Realty Group owns the following assets which were acquired from Devco, Equityco and U.S. Finco on October 11, 1995: (i) all right, title and interest of Devco in the proceeds of the settlement, concluded pursuant to a settlement agreement dated as of November 4, 1992 between and among the McCourt-Broderick Limited Partnership, David T. Chase, Devco and certain other parties (the "McCourt Settlement Agreement") with respect to certain claims asserted in connection with title to two parcels of real property located in Boston, Massachusetts, all as further described in the McCourt Settlement Agreement; (ii) all right, title and interest of U.S. Finco in that certain Promissory Note dated September 20, 1994 having a face amount of $2.5 million made by Chase Family Limited Partnership No. 2 and payable to the order of U.S. Finco (the "Chase Note"); and
(iii) all right, title and interest of Equityco in that certain Negotiable Promissory Note dated August 20, 1995 having a face amount of $4,357,258.09 made by E.M. Warburg, Pincus & Co., Inc. payable to the order of O&Y Equity Corp., Olympia & York Holdings Corp. and Fame Associates, as tenants in common, and previously assigned to Equityco (the

"Warburg Pincus Note").  The Debtors value the McCourt Settlement
Agreement, the Chase Note and the Warburg Pincus Note at approximately $4.6 million, $1.69 million and $3.2 million, respectively.

          (5) SF Holdings Cash -- Historically, SF Holdings held as its primary assets marketable securities of U.S.-based issuers. At this time, SF Holdings has Cash and Cash equivalent proceeds of its marketable securities in the approximate amount of $20 million. These Cash proceeds are the only assets of SF Holdings following consummation of the CCAA Plan for OYDL. They represent the excess or unencumbered proceeds of the marketable securities that were owned by SF Holdings and sold by it pursuant to orders of the Bankruptcy Court and the Ontario Court of Justice in 1992. Approximately $17.5 million these proceeds are currently being held in an account at Sterling National (the "Indemnity Account") and is pledged to indemnify members of the Protocol Board for any liability that may arise as a result of their service in such capacity. Other than the Cash and Cash equivalents held in the Indemnity Account, the remaining SF Holdings Cash is being held improperly by Coopers & Lybrand OYDL, Inc./Limited in Canada and is subject to an action in Canada to have such Cash and/or Cash equivalents returned to the Canadian Debtors. Coopers & Lybrand OYDL, Inc./Limited is alleging that it has a superior right to the SF Holdings Cash on account of (i) the action against Realty Corp. and SF Holdings described in detail below and (ii) its restructuring fee claim of approximately Cdn. $9 million against the Canadian Debtors.

          The assets of SF Holdings were pledged as collateral for various loans to OYDL. Pursuant to sales of such assets occurring during 1992, these lenders were satisfied and it was believed that following the CCAA Plan for OYDL and the return of SF Holdings securities to the remaining pledge lenders, SF Holdings had no other creditors. At this time, all that remains to wind up SF Holdings' affairs and distribute its remaining assets to Realty Corp., its corporate parent, is a resolution of a lawsuit brought by Coopers & Lybrand OYDL, Inc./Limited against SF Holdings and Realty Corp. to establish OYDL as a substantial creditor of SF Holdings allegedly entitled to all of its remaining assets.

          The premise of the lawsuit brought by Coopers & Lybrand OYDL, Inc./Limited is to undo or void an intercompany transaction between Realty Corp. and SF Holdings which eliminated a significant intercompany claim in favor of OYDL. The intercompany loan arose as part of a series of transactions by which SF Holdings was capitalized. SF Holdings was capitalized by a combination of contributions of assets and a number of intercompany loans. Although most of the assets that were contributed to SF Holdings were marketable securities transferred subject to a pledge in favor of certain secured lenders of OYDL, the intercompany loan transactions reflected an amount equal to the full or gross market value of the securities transferred rather than the net of such assets' value over the existing pledge loans. This treatment did not constitute a clear presentation of the economic value of SF Holdings. For various tax and other reasons, these intercompany balances essentially survived. These intercompany loans failed to account for the OYDL debt burdening the securities that were "sold" to SF Holdings and its predecessor in interest.

          Prior to OYDL's application to proceed under the CCAA in 1992, there were some unpledged assets in SF Holdings. OYDL wished to borrow more money secured by those few remaining unencumbered assets of SF Holdings. The lender, Hong Kong & Shanghai Banking Corporation ("HKSB"), was satisfied with the SF Holdings assets as collateral, but was troubled by the intercompany loan balance appearing in the financial statements of SF Holdings. HKSB required SF Holdings and OYDL to reconcile the OYDL debt burdening the securities as a reduction in their value and a grossed-up intercompany payable, which made SF Holdings appear to be substantially insolvent. SF Holdings and its corporate parent, Realty Corp., acted to remove this intercompany loan balance. Once the balance sheet was modified to reflect the economic reality of SF Holdings and its assets, the loan in the amount of $25 million to OYDL and the additional pledge of SF Holdings' assets were consummated.

          Later in 1992 and in 1993, SF Holdings, insofar as its secured creditors were concerned, participated in the CCAA Plan of OYDL. Pursuant to the CCAA Plan, the OYDL lenders whose loans were secured by property of SF Holdings were able to take their collateral and apply it to satisfy their debt. During the pendency of the CCAA proceedings for OYDL and SF Holdings, securities owned by SF Holdings were sold generating over $443.6 million in proceeds, the bulk of which were used to satisfy certain secured obligations of OYDL. The payments to satisfy OYDL's secured debts gave rise to a claim in favor of SF Holdings against OYDL by way of subrogation, indemnity or contribution. In fact, the Information Circular that accompanied the CCAA Plan for OYDL, and that was signed by OYDL and SF Holdings, acknowledged that SF Holdings had claims in excess of $362 million against OYDL. Subsequent to publication of the Information Circular, an additional sale of securities owned by SF Holdings and pledged to OYDL lenders occurred in December 1992. According to the financial statements of SF Holdings, the net proceeds from the sale of these additional securities was approximately $82.2 million, of which approximately $81.3 million was used to repay the claims of certain of OYDL's secured creditors. As a result, SF Holdings' claim against OYDL by way of subrogation, indemnity or contribution increased by approximately $82.2 million, for an aggregate claim in excess of $443 million.

          In June 1993, Coopers & Lybrand OYDL, Inc./Limited commenced a lawsuit in reliance upon the CCAA Plan of OYDL and the Sanction Order of the Canadian Court permitting the commencement of the CCAA Cases, which Plan and Order enabled Coopers & Lybrand OYDL, Inc./Limited to bring lawsuits that would typically only be available in a bankruptcy proceeding, not a CCAA proceeding. In essence, Coopers & Lybrand OYDL, Inc./Limited is suing SF Holdings and Realty Corp. seeking to reverse or void the intercompany transaction that OYDL directed Realty Corp. and SF Holdings to undertake to enable OYDL to borrow an additional $25 million, and seeking to restore the large intercompany balance from HKSB in favor of OYDL. If successful, such restoration of the intercompany claim would establish OYDL as holding the largest (and possibly only) creditor claim against SF Holdings, entitling OYDL to benefit from any remaining assets of SF Holdings as a creditor with priority over Realty Corp. and its creditors.

          Currently, although the service of the Notice of Action and related Statement of Claim has occurred under Canadian law, prosecution of the lawsuit is subject to the automatic stay imposed by section 362(a) of the Bankruptcy Code. Coopers & Lybrand OYDL, Inc./Limited has filed a motion in the Bankruptcy Court seeking to lift the automatic stay to permit it to pursue the lawsuit in Canada. The Debtors have responded, taking the position that (i) the service of the Notice of Action in violation of the automatic stay was void and the statute of limitations on bringing any action has expired and (ii) even if such action were allowed to proceed, it should be adjudicated by the Bankruptcy Court. The Bankruptcy Court has not yet ruled on Coopers & Lybrand OYDL, Inc./Limited's motion to lift the automatic stay.

          The Debtors contemplate that any Cash beneficially owned by SF Holdings will be held by SF Holdings in one or more segregated accounts of SF Holdings until such time as the disputes among the Debtors, Citibank and Coopers & Lybrand OYDL, Inc./Limited have been resolved.

          For a further discussion of the litigation with respect to the above described dispute with Coopers & Lybrand OYDL, Inc./Limited and the relevance of the OYDL bankruptcy filing to such litigation, see "Background History of Olympia & York -- Introduction -- OYDL's Restructuring Efforts".

          d. Club Loan

          (1) General. The Club Loan is a loan made on June 21, 1991 in the original principal amount of $160 million, and secured by, inter alia, pledges of partner interests owned by Devco and Equityco in partnerships owning three Core Properties and two Non-Core Properties.22 The three Core Properties are Tower A, Tower B and 245 Park and the two Non-Core properties are 11601 Wilshire and 59 Maiden Lane.

          Although Devco is the borrower under the Club Loan, each of Equityco, U.S. Finco and OYREUSA pledged certain interests in partnerships or property to the holders of the Club Loan to secure Devco's obligations. Of the $160 million loaned by the original holders of the Club Loan to Devco, $50 million was loaned by Devco to Equityco.

          The Club Loan is currently held by Apollo (approximately 81.25%), the Trust Company of the West and Westdeutsche Landesbank Girozentrale. Upon approval of the January 12th Settlement Agreement, all of the interests in the Club Loan will be transferred to certain of the Co-Proponents in return for the consideration described herein.

          (2) Amount of the Club Loan. Under the January 12th Settlement Agreement, the Club Loan Claims are to be allowed in the amount of approximately $165.5 million as of October 11, 1995, exclusive of postpetition interest, fees, costs and charges, without deduction or setoff, and the Club Loan Claims and the Liens granted to secure the Club Loan Claims are to be finally determined to be valid, enforceable and non-avoidable.

          (3) Alleged Fraudulent Conveyance Claims. Under the January 12th Settlement Agreement, the Debtors have determined, in their informed and reasonable judgment, to release all claims that they could assert relating to the Club Loan, including potential fraudulent conveyance claims (the "Fraudulent Conveyance Claims"). In that regard, the Debtors have determined that a prosecution of a fraudulent conveyance action with respect to the Club Loan would be fruitless and would result in a time-consuming and costly litigation with little, if any, corresponding benefit to the Debtors' estates.

          In evaluating the reasonableness of their release of the potential Fraudulent Conveyance Claims, the Debtors considered the factors enunciated by the United States Supreme -------- 22The O&Y (U.S.) interests in a sixth property, 400 South Hope Street, also were originally in the collateral package.

Court and other courts in relevant case law. First, the probability of success in prosecuting a fraudulent conveyance claim is remote. Second, such litigation would be extremely complex, costly and time-consuming, thereby depleting the estates of assets that otherwise could be used to satisfy Creditors. Third, counsel for the Debtors, based upon its legal analysis and professional judgment, has consistently ascribed no value to such claims. Lastly, and equally as important, it is highly likely that such litigation would be fruitless because of the well-established rule that substantive consolidation moots a fraudulent conveyance claim as between the entities which are consolidated. A substantive consolidation of the entities which would comprise Consolidated Devco is contemplated to occur under the Plan based upon the facts set forth in "Summary of the Plan of Reorganization for the Debtors -- Description of Substantive Consolidation". Therefore, it is likely that any Fraudulent Conveyance Claim with respect to the Club Loan collateral will be mooted by such substantive consolidation.

                     IV. CORPORATE GOVERNANCE OF O&Y (U.S.)
             AND DEVELOPMENT OF THE DEBTORS' PLAN OF REORGANIZATION

A.       ESTABLISHMENT OF THE EXAMINER'S CORPORATE GOVERNANCE
         PROTOCOL

          Perhaps the single most important event in the restructuring of O&Y (U.S.) in 1993 was the approval of the corporate governance agreement known as the "Protocol". The Protocol was the vehicle resolution of certain disputes between Olympia & York's United States and Canadian creditors over who should govern the O&Y (U.S.) restructuring. The Canadian unsecured and undersecured creditors whose claims were not satisfied under the CCAA Plan of OYDL believed Coopers & Lybrand OYDL, Inc./Limited should choose the board of directors for the Canadian Debtors, and, in turn, O&Y (U.S.). The O&Y (U.S.) creditors disagreed.

          By motion dated March 14, 1993, Citibank requested the appointment of John E. Zuccotti as a responsible officer for the Canadian Debtors. After a hearing, on May 28, 1993, the Bankruptcy Court denied Citibank's motion but, sua sponte, appointed an examiner (the "Examiner") to harmonize the CCAA proceedings and the chapter 11 proceedings. On May 29, 1993, former United States Secretary of State, Cyrus R. Vance, was named the Examiner. After meeting throughout the month of June with all interested parties, on June 23, 1993, the Canadian Debtors, Coopers & Lybrand OYDL, Inc./Limited and the creditors of O&Y (U.S.) reached an agreement. The agreement, which became known as the "Protocol", was approved by the Bankruptcy Court on July 15, 1993 and the Canadian Court on July 26, 1993.

          The Protocol established a nine-person Board of Directors for each of the Protocol Corporations (the "Independent Board" or the "Board"). The nine-person Board included the Chief Executive Officers of each of O&Y (U.S.) (at the time, and currently, John E. Zuccotti) and Coopers & Lybrand OYDL, Inc./Limited (at the time, and through May 28, 1996, Robert E. Lowe), as well as seven independent directors of prominence with substantial experience in the real estate business. The original and current seven independent members of the Independent Board are:

         1.  Richard R. Shinn, Chairman of the Board
         2.  Willard C. Butcher, Chairman of the Finance
               Committee
         3.  William G. Davis
         4.  William D. Hassett, Chairman of the Audit Committee
         5.  Richard Ravitch, Chairman of the Compensation
               Committee

         6.  Frederick P. Rose
         7.  John C. Whitehead

          On July 27, 1993, the Independent Board was impaneled and held its first meeting. Thereafter, the Independent Board has met approximately 65 times from its first meeting a July 27, 1993 through August 9, 1996, not including 16 meetings of the Finance Committee, nine meetings of the Compensation Committee and five meetings of the Audit Committee. On May 28, 1996, Mr. Lowe resigned as a member of the Independent Board without stating a reason for such resignation. It is presently unclear whether Coopers & Lybrand OYDL, Inc./Limited will nominate a successor to succeed Mr. Lowe as its nominee on the Independent Board. As of August 9, 1996, Coopers & Lybrand OYDL, Inc./Limited has not appointed a successor to Mr. Lowe.

          From July 1993 to the spring of 1994, although the Independent Board was still familiarizing itself with O&Y (U.S.) and its creditors, management, at the Board's direction, continued extensive negotiations with lenders. These discussions led to detailed term sheets for the restructuring of the debt on a number of Core Properties and several Non-Core Properties. During that time, management, at the Board's direction, also explored the availability of new capital for use in an overall restructuring.

B.       DEVELOPMENT OF THE DEBTORS' PLAN OF REORGANIZATION

          1. Newco Plan Outline

                  a.       Formation of the Newco Plan Outline

          On April 6, 1994, management and its advisors briefed the Independent Board on the restructuring alternatives available to O&Y (U.S.). This presentation explored the possibilities for fashioning a restructured, successor company, "Newco", to carry on a streamlined, viable business owning and operating first-class commercial office properties. Each of the possible restructuring plans for a reorganized O&Y (U.S.) were based on the agreed, and in some cases proposed, term sheets for the restructuring of approximately $3.6 billion in mortgage debt on the Core Properties (which at the time, and continuing until the January 12th Settlement Agreement, included ten properties). The alternatives were also driven by management's and its advisors' assessment of the principal tax, chapter 11 and other legal issues that were likely to shape any Newco restructuring.

          At the conclusion of the April 6, 1994 meeting, the Independent Board commissioned a task force of management, O&Y (U.S.) counsel and advisors, and representatives of Coopers &



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                                      -133-


Lybrand OYDL, Inc./Limited (the "Newco Working Group") to prepare a report on the feasibility and structure of Newco. This report was presented to the Independent Board in July 1994 and the Independent Board directed that a Newco restructuring be pursued.

          From April through September 1994, the Newco Working Group met frequently to discuss the formation of Newco and other restructuring possibilities. On July 26, 1994, the Newco Working Group met with the Independent Board and reported its findings at that time. In August 1994, the Independent Board instructed Lazard Freres & Co. LLC to seek an outside investor for O&Y (U.S.).

          In September 1994, management, with the assistance of counsel and other advisors, prepared and presented to the Independent Board for review a three-volume summary of an overall Newco restructuring plan for O&Y (U.S.) (the "Newco Plan Outline"). The Newco Plan Outline included details about effectuating the contemplated restructuring through a chapter 11 plan of reorganization.

          Volume I of the Newco Plan Outline described a Newco restructuring based on previously negotiated restructuring term sheets for the debt securing several of the Core Properties and the then current negotiations and discussions with the secured lenders to the other Core Properties. It also provided several restructuring alternatives to pledge lenders and unsecured creditors: a conversion of their debt to equity in Newco; an exchange for new five-year debt obligations; or, if sufficient new capital could be raised by Newco, a Cash pay-off. Volume II of the Newco Plan Outline was comprised of all agreed term sheets to date with mortgagees, pledge lenders and partners as well as term sheets proposed by management with any such constituents with whom negotiations were continuing. Volume III of the Newco Plan Outline was a financial analysis of the proposed Newco, setting forth Cash flow projections to test the feasibility of the contemplated Newco as well as equity distributions, and data for determining such equity distributions based on various assumed scenarios among the options provided the various constituents. Notably, Volume III illustrated in one model the Newco equity distribution on the dual assumptions that both the holders of the Club Loan and BPHI would elect to convert their respective claims and interests into Newco equity. Under that model, in the view of O&Y (U.S.)'s management, neither the holders of the Club Loan nor BPHI alone was entitled to control of Newco.

          After full discussion between management and the Independent Board and certain modifications, principally intended to facilitate the negotiating process, the September summary was



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                                      -134-


finalized for use with constituents. On November 29, 1994, the Independent Board unanimously approved the presentation of the Newco Plan Outline by management to constituents as a framework for plan negotiations. On December 6, 1994, the Newco Plan Outline was distributed to Creditors.

          The Newco Plan Outline served as a basis for general consensus among the principal parties in interest relating to certain key elements of Newco, including its core assets and capital structure, tax planning structure and the use of an UPREIT as the primary vehicle for parties in interest to participate in the equity of Newco in satisfaction of their claims.

          The principal parties in interest that pursued discussions with O&Y (U.S.) regarding the Newco Plan Outline were Apollo, BPHI, CIBC, Dragon, Citibank and Coopers & Lybrand OYDL, Inc./Limited. During all phases of the plan negotiations, O&Y (U.S.) attempted to build consensus by providing parties in interest with all information necessary to allow the negotiations to continue. Those parties which had not already pursued a due diligence review of O&Y (U.S.) were aided in doing so. On a regular basis, management of O&Y (U.S.) had conversations with one or more of the significant parties in interest, including BPHI, Apollo, CIBC, Citibank and Coopers & Lybrand OYDL, Inc./Limited, as well as numerous discussions with property-level creditors, partners and unsecured creditors.

          The Newco Plan Outline had identified as an option an exchange (or "roll-up") of BPHI's interests in the World Financial Center for equity in Newco. In early 1995, after negotiations with BPHI and CIBC, and with their support, management presented to the Independent Board amendments to the Newco Plan Outline to provide for the exchange of all of BPHI's and CIBC's interests in the Canadian Debtors and O&Y (U.S.) (collectively, the "U.S. Operations") for equity in Newco.

          Throughout the spring and summer of 1995, the BPHI Group, on the one hand, and Apollo, Tishman Speyer and Coopers & Lybrand OYDL, Inc./Limited (collectively, the "A/T/S Group"), on the other hand, submitted competing plan proposals to O&Y (U.S.) based upon the Newco Plan Outline. On July 25, 1995, representatives of each of the A/T/S Group, the BPHI Group and Citibank met separately with the Independent Board. The BPHI Group presented its plan proposal; the A/T/S Group presented its plan proposal; and Citibank informed the Independent Board of the role it foresaw itself playing in the restructuring of the U.S. Operations and that it was carefully considering the various plan proposals with a view to negotiating a position of support for one or the other proposal, with modifications. Annexed hereto as

Exhibit I is a chronology of the restructuring proposals submitted by various creditors to the Debtors for review.

          In early September 1995, O&Y (U.S.) was advised that Citibank had entered into an agreement in principle to work with the BPHI Group on an overall restructuring of the U.S. Operations. Based on the merits of the various plan proposals and the circumstances of the U.S. Operations, on September 5, 1995, management of O&Y (U.S.) orally recommended to the Independent Board the key features of a plan proposal that was subsequently formalized. This process resulted in the Newco Reorganization Plan Outline (the "Newco Plan Proposal"), which was based upon the Newco Plan Outline and the latest BPHI Group proposal and reflected the support of Citibank.

         2.       Independent Board Approval of Newco
                  Plan Outline and Chapter 11 Filings

          On September 18, 1995, the Independent Board held an informational meeting relating to the plan proposals. On September 20, 1995, the day before the Independent Board was to vote on the Newco Plan Proposal, the A/T/S Group transmitted a letter to Mr. Zuccotti urging him to postpone the Independent Board's action on the Newco Plan Proposal. Management of O&Y (U.S.) and the Independent Board believed they could wait no longer for the A/T/S Group to reach a consensus with the other significant parties in interest.

          On September 21, 1995, the Independent Board voted to approve the Newco Plan Proposal. The BPHI Group Proposal, reflected in the Newco Plan Proposal, modified the Newco Plan Outline to provide for: (1) a Cash infusion of $167 million; (2) a roll-up of the CIBC/OLP Loan into Newco equity; (3) a roll-up of BPHI's partner interests in the World Financial Center into Newco equity;
(4) a contribution by Citibank (and other Realty Corp. creditors), as Realty's Corp.'s creditors, of approximately $20 million in Cash from SF Holdings and approximately $40 million in value from OYREUSA and Baden; (5) distributions on account of Allowed Unsecured Claims (including claims held by the Co-Proponents) of more than $73 million in Newco equity if Apollo accepted the Newco Plan Proposal and more than $42 million if it did not; and (6) treatment of the holders of the Club Loan (including Apollo) with an option to accept the Newco Plan Proposal and receive $115 million in Newco equity or reject the Newco Plan Proposal and receive a substitute note equal to their allowed secured claims in respect of the Club Loan.

          At the same meeting on September 21, 1995 that the Independent Board voted to approve the Newco Plan Proposal, the Independent Board adopted a resolution that expressly authorized and directed management to continue to negotiate a restructuring based upon the Newco Plan Proposal with all constituents.

          Three dates affected the timing of the filing of the Debtors' chapter 11 cases. The first of those dates was October 15, 1995, the date on which a settlement and forbearance agreement between the New York City Department of Finance and Devco and Equityco expired, at which time the Department of Finance could have seized O&Y (U.S.)'s assets. The forbearance agreement was entered into as of August 29, 1995.

          The second date was October 13, 1995, the date on which certain O&Y (U.S.) partner interests which secure the Club Loan were to be sold at a public sale. O&Y (U.S.) was notified of the public sale by the filing of notices of foreclosure and public sale dated September 12, 1995 by the holders of the Club Loan for the sale of certain partner interests and notes which secure the Club Loan.

          The third important date in the restructuring process which the Independent Board considered was June 30, 1996. Under then existing New York State Real Property Transfer Gains Tax laws, certain transfers of real estate to qualifying REIT(s) were entitled to favorable tax treatment. The plan proposals suggested by the various parties in interest each contemplated the formation of one or more REIT(s) in connection with the reorganization of the U.S. Operations so as to qualify for such favorable tax treatment. Qualifying for this treatment, however, required the transfer of real estate to be subject to a "binding contract" by June 30, 1996. This favorable tax treatment for transfers involving a REIT has since been repealed by the New York State Legislature. The Independent Board and management determined to file the chapter 11 cases by the beginning of October 1995 in order to afford substantial time to implement a plan of reorganization for the U.S. Operations that qualified for this formerly available favorable tax treatment.

          As a result of the potential negative effects of (i) New York City's seizure of O&Y (U.S.) assets, (ii) the imminent public sale of the Club Loan Collateral and (iii) the June 30, 1996 deadline for then available favorable New York State Real Property Transfer Gains Tax treatment for certain transfers of real estate to qualifying REIT(s), O&Y (U.S.) management decided that October 11, 1995 was the appropriate date for the chapter 11 filings.

                       V. SIGNIFICANT DEVELOPMENTS IN THE
                            DEBTORS' CHAPTER 11 CASES

          On October 11, 1995, the following eleven O&Y (U.S.) entities filed chapter 11 petitions:

                  1.       O&Y (U.S.) Development Company, L.P.
                  2.       O&Y (U.S.) Development General Partner Corp.
                  3.       O&Y Equity Company, L.P.
                  4.       O&Y Equity General Partner Corp.
                  5.       Olympia & York Real Estate (U.S.A.) Inc.
                  6.       Baden Real Estate Corp.
                  7.       O&Y (U.S.) Financial Company
                  8.       WFC Tower A Company
                  9.       O&Y WFC Tower Corp.
                  10.      O&Y 245 Corp.
                  11.      Olympia & York 245 Park Avenue Holding Company,
                           L.P.

          By order dated October 11, 1995, the chapter 11 cases of these Debtors were procedurally consolidated and are being jointly administered with the chapter 11 cases of the Canadian Debtors.

          On April 23, 1996 and in furtherance of the transactions contemplated by the Plan and the January 12th Settlement Agreement, the following five additional O&Y (U.S.) entities filed chapter 11 petitions:

                  1.       245 Park Avenue Company
                  2.       O&Y Financial Company
                  3.       Olympia & York OLP Company
                  4.       O&Y Liberty Plaza Company
                  5.       Trinity Place Company

          On June 12, 1996 and in furtherance of the transactions contemplated by the Plan and the January 12th Settlement Agreement, 11601 Holding Corp. filed a chapter 11 petition.

A.       THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

          On October 24, 1995, the United States Trustee appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee") in the chapter 11 cases of the U.S. Debtors.(23) The Creditors' Committee originally consisted of:

--------

23 On May 21, 1992, the United States Trustee held an organizational meeting and appointed an Official Committee of Unsecured Creditors in the chapter 11 cases of the Canadian Debtors and OYDL (the "OYDL Creditors' Committee"). On March 12, 1993, as part of the dismissal of the OYDL chapter 11 case, the OYDL Creditors' Committee was disbanded. Currently, there is no creditors' committee in the chapter 11 cases of the Canadian Debtors.

                  1. Bank of New York, as successor Indenture Trustee to Nationsbank of Tennessee, N.A., as Indenture Trustee for the 970 Noteholders
                  2.       Bank Leumi Trust Company of New York
                  3.       Merrill Lynch/WFC/L, Inc.
                  4.       Park-Lex Co.
                  5.       Swiss Bank Corp.

On October 26, 1995, the United States Trustee altered the composition of the Creditors' Committee to include Svenska Handelsbanken and Nationsbank of Virginia, N.A., as Indenture Trustee for the Tower B Noteholders. In January 1996, Merrill Lynch/WFC/L, Inc. resigned from the Creditors' Committee. There have been further changes to the composition of the Creditors' Committee since January 1996. The current members of the Creditors' Committee are the Bank of New York, Nationsbank of Virginia, N.A., Swiss Bank Corp. and Park-Lex Co.

          By order dated November 20, 1995, the Bankruptcy Court approved the retention of Kramer, Levin, Naftalis & Frankel as counsel to the Creditors' Committee. By order dated December 22, 1995, the Bankruptcy Court approved the Creditors' Committee's retention of Rothschild Inc. as its financial advisor.

          The Debtors and their counsel and financial advisors have met with the Creditors' Committee and its counsel and financial advisor on numerous occasions. The Debtors have provided the Creditors' Committee with voluminous information regarding the Debtors and other O&Y (U.S.) entities and their operations, including information on leasing, property management, financial reporting, valuation of various properties, financial projections and analyses and potential claims.

B.       RELATED CHAPTER 11 FILINGS AND RELATED LITIGATIONS

          1. WFC Fincorp & Tower B Co.

                  a.       Background of WFC Fincorp

          In an effort to preserve the interests of O&Y (U.S.) in Tower B, on July 18, 1995, WFC Fincorp filed a chapter 11 petition. On August 8, 1995, the Tower B Noteholders filed a motion to dismiss the chapter 11 case of WFC Fincorp, or in the alternative to grant relief from the automatic stay (the "WFC Motion to Dismiss"). On November 13, 1995, WFC Fincorp and Devco each filed a response to the WFC Motion to Dismiss. On August 25, 1995, WFC Fincorp filed a motion pursuant to Bankruptcy Rule 2019 requesting that the Tower B Noteholders disclose the identity of the unofficial noteholders' steering committee (the "2019 Motion"). On November 13, 1995, the Tower B Noteholders filed a response to the 2019 Motion. At a hearing held on November 27, 1995, the Bankruptcy Court heard argument with respect to the WFC Motion to Dismiss. On December 11, 1995, each of WFC Fincorp, Devco and the Tower B Noteholders filed a post- hearing memorandum of law with respect to the WFC Motion to Dismiss. On April 12, 1996, the Bankruptcy Court denied the WFC Motion to Dismiss in its entirety and granted the 2019 Motion in its entirety.

                  b.       Background of Tower B Co.

          Subsequently, on April 24, 1996, Tower B Co. filed a chapter 11 petition. That same day, Tower B Co. filed a complaint (the "Complaint") commencing an adversary proceeding in its chapter 11 case against the Tower B Noteholders, the Indenture Trustee for the Tower B Mortgage Notes (the "Indenture Trustee") and WFC Fincorp. The Complaint seeks a declaratory judgment, under the First through Fourth Causes of Action, that the Excess Amount Note and the mortgage securing such Note (the "Excess Amount Mortgage") are unenforceable as a matter of law and that any claim arising under such Mortgage or Note against Tower B Co. must be disallowed. Alternatively, under the Fifth Cause of Action, regardless of whether the Excess Amount Note or Mortgage is enforceable, Tower B Co. seeks a declaration that the total amount of the Tower B Noteholders claims thereunder do not exceed $741,880,000.

                  c.       Excess Amount Note Litigation

                           (1)      Complaint

          The First Cause of Action alleges that, as the Offering Memorandum for the Tower B Mortgage Notes stated could occur, the

Excess Amount Mortgage was never recorded under New York's Real Property Law, and, as an unrecorded conveyance of real property, it is void as against a subsequent bona fide purchaser. Consequently, Tower B Co., as a debtor in possession and pursuant to section 544(a)(3) of the Bankruptcy Code, has the power of a bona fide purchaser (regardless of the Debtors' actual knowledge) to void this unrecorded mortgage.

          The Second Cause of Action alleges that the Excess Amount Mortgage and the Excess Amount Note are unenforceable because, again as the Offering Memorandum advised could occur, the Tower B Noteholders have not paid the requisite New York State, City and County mortgage recording taxes, and under the mandate of the Tax Law of New York, neither is enforceable.

          The Third Cause of Action alleges that, since the Excess Amount Mortgage and Excess Amount Note are nonrecourse against Tower B Co., and are unenforceable against the property of the estate of Tower B Co., under section 502(b)(1) of the Bankruptcy Code, there is no allowable claim against Tower B Co.

          The Fourth Cause of Action alleges that, under section 2101 of the Indenture for the Tower B Mortgage Notes, as stated in the Offering Memorandum, any time after a "Qualifying Transfer" has occurred, WFC Fincorp and Devco (as Primary Guarantor) may elect to have the Indenture Trustee terminate the Excess Amount Note and Excess Amount Mortgage, and under Section 36(c) of the Excess Amount Mortgage, Tower B Co. can require the Indenture Trustee to deliver a satisfaction of the Excess Amount Mortgage and to cancel the Excess Amount Note. The Indenture further provides that simultaneously with the termination of the Excess Amount Mortgage and Excess Amount Note pursuant to section 2101, Devco will continue to be obligated to pay the Excess Amount on an unsecured basis. This Cause of Action further alleges that a Qualifying Transfer has occurred and Tower B Co. intends to demand under section 36(c) of the Excess Amount Mortgage that the Indenture Trustee deliver the satisfaction and cancellation, and accordingly, all claims based upon the Excess Amount Mortgage and Note should be disallowed as against Tower B Co.

          The Fifth Cause of Action alleges that the Indenture Trustee and the Tower B Noteholders wrongfully manipulated the process of calling a default, and accelerating the obligation, under the Tower B Mortgage Notes to maximize the recovery of the Noteholders. In support of such cause of action, Tower B Co. has alleged that due to a liquidity crisis, the Missed Interest Payment was not timely made. By letter dated April 2, 1992, before the expiration of the applicable grace period to cure the default occasioned by the Missed Interest Payment, the Indenture

Trustee noticed a default under the Tower B Mortgage Notes. At the time of the Missed Interest Payment, based on the then current exchange rate between the U.S. dollar and the Yen, the U.S. dollar equivalent of the then outstanding principal amount of the Tower B Notes was approximately $741,880,000. Although the Tower B Noteholders continued to receive substantially all the cash flow from Tower B after April 1992, on July 14, 1995, the Indenture Trustee served a Notice and Declaration of Acceleration, citing as the basis therefor the March 25, 1992 Missed Interest Payment, which occurred three and one-half years earlier.

          Tower B Co. further alleges in its Complaint that pursuant to such Notice and Declaration of Acceleration, the Indenture Trustee purports to have triggered the provisions for determining the dollar amount owing on the Excess Amount Note as of July 14, 1995, to take advantage of a very favorable Yen to Dollar exchange rate to create and "lock-in" a windfall profit for the Tower B Noteholders at the expense of the other creditors and the Debtors' estates. As a result of this misuse of this provision, the Indenture Trustee purports to have inflated the value of the Notes from approximately $742 million to approximately $1.1 billion, and as a legal matter and in the interest of fairness and equity, if the Excess Amount Mortgage and Excess Amount Note are found to be enforceable, then the Excess Amount should be calculated as of the date of the notice of default (April 2, 1992), and thus the aggregate principal amount due on the Tower B Mortgage Notes is $741,880,000.

                           (2)      Summary Judgment Motion

          Tower B Co. sought and obtained the Bankruptcy Court's permission to file a motion for summary judgment (the "Summary Judgment Motion") on an expedited basis, and on April 26, 1996, Tower B Co. filed the Summary Judgment Motion, on the First, Second and Third Causes of Action of the Complaint, seeking the immediate entry of a declaratory judgment declaring that the Excess Amount Mortgage and Excess Amount Note are unenforceable and null and void and that the claims of the Indenture Trustee and the Tower B Noteholders based upon said Mortgage and Note against Tower B Co. are disallowed. Under the schedule set by the Court, the Indenture Trustee and the Tower B Noteholders filed a response to the Summary Judgment Motion on May 13, 1996. Tower B Co. duly responded to the papers filed by the Tower B Noteholders and the Indenture Trustee on May 16, and oral argument on the Summary Judgment Motion was held on May 17, 1996. The Summary Judgment Motion is currently awaiting decision by the Bankruptcy Court.

                  d.       Other Litigations

          In separate but related proceedings in their respective cases, WFC Fincorp and Devco have sought an order from the Bankruptcy Court terminating the Excess Amount Note and Excess Amount Mortgage pursuant to section 2101 of the Indenture (for a discussion of this issue see the Fourth Cause of Action above) and a determination that the amount owing under the Excess Amount Note, if any, is to be determined as of the date of the notice of default and not as of the Trustee's July 14, 1995 notice (for a discussion of this issue see the Fifth Cause of Action above). The Bankruptcy Court has ordered that discovery on these issues will proceed and that WFC Fincorp, Devco and Tower B Co. may jointly participate in such discovery. The Bankruptcy Court has set a trial date for a trial on these issues for July 29, 1996. However, this trial date has been postponed indefinitely because of the settlement that has been reached between the Debtors, WFC Fincorp, Tower B Co. and the Tower B Noteholders which, if consummated, would compromise all of the claims to be adjudicated in this litigation.

                  e.       Tower B Noteholders' Settlement

          In an effort to settle the various litigations described above, WFC Fincorp., Tower B Co. and the Tower B Noteholders agreed to a term sheet which outlined a joint plan of reorganization for WFC Fincorp and Tower B Co. The term sheet contained two alternative recoveries for the Tower B Noteholders. The primary recovery, if, among other things, a refinancing of Tower B is accomplished, is a cash payment to the Tower B Noteholders in an amount calculated by taking ninety-eight percent (98%) of the present value as of September 1, 1996, of the rent paid by Merrill Lynch to Tower B Co. calculated at the treasury yield on a date certain plus 140 basis points. Among other things, including certain supplemental cash payments, the Tower B Noteholders will also receive a non-interest bearing note due in 2013 (co-terminous with the Merrill Lynch Tower B Lease) in the principal amount of $150 million plus an amount equal to 25% of the amount, if any, by which the fair market value of Tower B exceeds $600 million (the "Zero Coupon Note"). The Zero Coupon Note is either payable in Cash or delivery of a 25% ownership interest in Tower B Co. (or its successor).

          The alternative recovery, if, among other things, a refinancing of Tower B is not accomplished by March 10, 1997, is delivery to the Tower B Noteholders of a restructured mortgage note in the approximate principal amount of $870 million, maturing in 2013 (co-terminous with the Merrill Lynch Tower B Lease) and bearing a 7.75% rate of interest. In addition, under this alternative, the Tower B Noteholders would also receive 49% of the equity in Tower B Co. (or its successor).

                  f.       WFC Fincorp and Tower B Co. Plan

          On June 28, 1996, WFC Fincorp and Tower B Co. filed a joint plan of reorganization (the "Tower B Plan") and accompanying disclosure statement (the "Tower B Disclosure Statement") which was subsequently modified on July 26, 1996. The Tower B Plan was amended on July 22, 1996 to reflect the Tower B Noteholders Settlement, described above, as well as certain provisions of the Merrill Lynch Settlement. On July 26, 1996, the Bankruptcy Court approved a disclosure statement to be used in connection with the solicitation of votes on the Tower B Plan. On July 29, 1996, the Tower B Noteholders, by unanimous vote of all such noteholders casting ballots (one noteholder abstained from voting), voted to accept the above treatment (as reflected in the Tower B Plan) and all other provisions of the Tower B Plan. A copy of the Tower B Plan and the accompanying disclosure statement (in substantially the same form as was approved by the Bankruptcy Court) are contained in the Exhibit Volume to this Disclosure Statement as Exhibit N.

          2. Chicago-Superior Associates

          In an attempt to protect the assets of O&Y (U.S.) in Olympia Center, on November 1, 1995, CSA filed a chapter 11 petition. By order dated December 11, 1995, the chapter 11 case of CSA was procedurally consolidated and is being jointly administered with the chapter 11 cases of the U.S. Debtors. CSA is presently negotiating a consensual plan of reorganization with the holder of the first mortgage on Olympia Center pursuant to which Olympia Center would be transferred to the first mortgagee in return for a forgiveness of any deficiency claims such lender might have against CSA and certain other monetary consideration to O&Y (U.S.) affiliates on account of intercompany liabilities from CSA. In addition, under the present plan which is being negotiated, the first mortgagee will pay all administrative and other claims, including all general unsecured claims, against CSA.

          3. Devco-11601-A, L.P. and Devco-11601-B, L.P.

          In an attempt to preserve the interests of O&Y (U.S.) in 11601 Wilshire, on November 9, 1995, Devco 11601-A, L.P. and Devco 11601-B, L.P. each filed a chapter 11 petition. By order dated November 13, 1995, the chapter 11 case of 11601-A was procedurally consolidated and is being jointly administered with the chapter 11 case of 11601-B. On January 4, 1996, San Vicente Associates ("SVA") filed a motion to dismiss the chapter 11 cases of 11601-A and 11601-B, or, in the alternative, to grant relief from the automatic stay (the "11601 Motion to Dismiss"). On January 19, 1996, 11601-A and 11601-B, and the Creditors' Committee each filed a response to the 11601 Motion to Dismiss, objecting to the relief requested. At a hearing held on January 29, 1996, the Bankruptcy Court denied the 11601 Motion to Dismiss in its entirety.

          On March 13, 1996, SVA instituted an adversary proceeding (the "SVA Adversary Proceeding") against certain O&Y Affiliates, including Devco, Equityco and the Wilshire Debtors (who are not participants in the Plan), seeking a declaration that the joint venture agreement between these O&Y Affiliates and SVA (the "Wilshire JV") was dissolved by virtue of certain alleged breaches of the joint venture agreement by the O&Y Affiliates (including the contemplated transfer by O&Y (U.S.) of its interests in the partnerships which are party to the joint venture agreement to Apollo, pursuant to the January 12th Settlement Agreement). On April 15, 1996, the Debtors and the Wilshire Debtors answered the complaint of SVA filed in the adversary proceeding and asserted certain counterclaims against SVA relating to its improper activities as a member of the joint venture. Furthermore, the Debtors and the Wilshire Debtors pursued additional claims against SVA for improperly using funds belonging to the joint venture to pay SVA's private counsel's fees and disbursements. Further court proceedings relating to the adversary proceeding between SVA, the Debtors and the Wilshire Debtors have been postponed indefinitely because of the settlement between such parties which, when consummated, will compromise all claims to be litigated therein.

          4. Olympia & York Tower B Lease Company

          In an attempt to protect O&Y (U.S.)'s interest in the Tower B Sublease, on January 10, 1996, Tower B Leaseco filed a chapter 11 petition. On February 2, 1996, Merrill Lynch and Tower B Leaseco entered into a stipulation pursuant to which Tower B Leaseco agreed not to seek an extension of time to assume or reject the Tower B Sublease past March 8, 1996 to the extent such right existed as of the Petition Date.

          5. The OLP/245 Debtors

          On April 23, 1996, in furtherance of the transactions contemplated by the January 12th Settlement Agreement, 245 Park Avenue Company, O&Y Financial Company, Olympia & York OLP Company, O&Y Liberty Plaza Company and Trinity Place Company filed chapter 11 petitions. The claims against, and Interests in, these Debtors are treated pursuant to the Plan.

C.       THE EXCLUSIVITY LITIGATION AND THE JANUARY 12TH SETTLEMENT
         AGREEMENT

          1. Initial Dispute Among the Parties

          By motion dated August 24, 1995, the Canadian Debtors requested an extension of their exclusive right to file a plan of reorganization and solicit acceptances thereof from September 7, 1995 for an additional 30-day period (the "August Exclusivity Motion"). By objections dated September 1, 1995, the A/T/S Group and the Monitoring Committee (collectively, the "Objecting Parties") objected to the relief requested in the August Exclusivity Motion. In addition, the Ad Hoc Committee of 970 Noteholders (the "970 Committee", and collectively with the Objecting Parties, the "Responding Parties") filed a response to the August Exclusivity Motion.

          At a hearing held on September 6, 1995, the Bankruptcy Court ordered that, among other things, (i) a hearing on the August Exclusivity Motion and the objections thereto was set for October 11, 1995 and (ii) the Canadian Debtors and the Responding Parties would submit a joint schedule for discovery.

          On September 14, 1995, O&Y (U.S.) transmitted the Newco Plan Outline to the Responding Parties. On September 20, 1995, the A/T/S Group and the Monitoring Committee each filed a supplemental objection to the August Exclusivity Motion and Westdeutsche Landesbank Girozentrale, New York Branch and Trust Company of the West each filed an objection to the August Exclusivity Motion.

          By motion dated September 28, 1995, the Canadian Debtors requested an extension of their exclusive right to file a plan of reorganization and solicit acceptances thereof which would be co-terminous with the 120-day and 180-day exclusive periods of the U.S. Debtors that were to commence chapter 11 cases on October 11, 1995 (the "September Exclusivity Motion").

          On or about October 5, 1995, the Bankruptcy Court directed the Examiner to assess and evaluate the status of plan negotiations among the parties and the likelihood of resolving the outstanding exclusivity issues in the near term. Pursuant to the Bankruptcy Court's direction, on or about October 12, 1995, the Examiner reported to the Bankruptcy Court that, due to the lack of sufficient progress in consensual negotiations between the A/T/S Group and the Co-Proponents, a hearing on the September Exclusivity Motion would likely be necessary. In light of the Examiner's report and with a view toward accelerating the process of plan negotiations among the parties, the Bankruptcy Court authorized and directed the Examiner to become directly involved in such negotiations.

          On October 12, 1995, a hearing was held before the Bankruptcy Court to settle certain discovery issues, at which hearing the Bankruptcy Court established (i) dates for the filing of briefs by both the A/T/S Group and parties supporting its position and by the Debtors and parties supporting their position and (ii) November 26, 1995 as the adjourned hearing date on the September Exclusivity Motion.

          By objection dated October 24, 1995, Trust Company of the West filed an objection to the September Exclusivity Motion. By objection dated October 30, 1995, the A/T/S Group filed an objection to the September Exclusivity Motion and requested that the Bankruptcy Court not only deny any further extension of the Canadian Debtors' exclusive right to file a plan of reorganization and solicit acceptances thereof, but also prematurely terminate the U.S. Debtors' exclusive periods. By objection dated November 1, 1995, the Ad Hoc Committee of 970 Noteholders filed an objection to the September Exclusivity Motion and supported Apollo's motion to terminate the U.S. Debtors' exclusive periods. By objection dated November 2, 1995, the Bank of Nova Scotia filed an objection to the September Exclusivity Motion.

          On November 6, 1995, the A/T/S Group served their brief on the Debtors and provided a copy to the Examiner. On November 13, 1995, the Debtors served their brief on the A/T/S Group and provided a copy to the Examiner. However, neither of the briefs was ever filed with the Bankruptcy Court.

          2. Negotiations Among the Parties
             with the Examiner's Assistance

          At the request of the Examiner, and based on his understanding that the parties desired to continue their negotiations, the hearing on the September Exclusivity Motion was adjourned through December 1995 and into January 1996. During the continued negotiations, it was revealed that a single Newco with both the A/T/S Group and the Co-Proponents as major owners sharing control was unlikely to be acceptable to either the A/T/S Group or the Co-Proponents. In light of the inability of the A/T/S Group and the Co-Proponents to share ownership and control of Newco, these negotiations focused on whether the parties could negotiate a separation of their interests in the U.S. Operations. The January 12th Settlement Agreement was ultimately negotiated to accomplish this goal through an exchange of certain of each group's claims and collateral.

          3. The January 12th Settlement Agreement

          On January 8, 1996, the Independent Board approved a series of recitals and resolutions (the "January Resolutions") which, among other things, authorized management to execute and deliver the January 12th Settlement Agreement (as defined below). Seven directors voted in favor of the January Resolutions. One director, William Davis, abstained, noting his relationship with one of the Co-Proponents, namely CIBC, but consented to the Independent Board's action and expressed his support for the January 12th Settlement Agreement. Robert Lowe, Coopers & Lybrand OYDL, Inc./Limited's designee on the Independent Board, voted against the January Resolutions.

          In substance, the January 12th Settlement Agreement entered into as of January 12, 1996 by and among Carena, BPHI, CIBC, Dragon, Citibank, Apollo and O&Y (U.S.) (collectively, the "Settling Parties") contemplates, among other exchanges and consideration, the allowance of claims, the release of claims, releases for the benefit of the Debtors, the release of certain Collateral of de minimis value which secures the Club Loan and the transfer of O&Y (U.S.)'s interest in two tenant notes for the benefit of the 970 Noteholders. Specifically, the January 12th Settlement Agreement contemplates the following:

         Allowance of Claims. Under the January 12th Settlement Agreement, the Club Loan, the $133.25 million in outstanding principal amount of 970 Notes held by the Co-Proponents or their affiliates (the "Co-Proponent 970 Notes"), and the Transferred Unsecured Claims (the latter two as defined and described below) will be allowed in the full amounts set forth in such agreement and that the Bankruptcy Court will determine that there is no basis to disallow such claims pursuant to section 502(d) of the Bankruptcy Code.

         Releases Given. Under the January 12th Settlement Agreement, O&Y (U.S.) will release any and all claims as to the validity, avoidability, priority, enforceability or amount of the claims being exchanged -- the Club Loan, the Co-Proponent 970 Notes and the Transferred Unsecured Claims. Under the January 12th Settlement Agreement, O&Y (U.S.) will also release Apollo, Tishman Speyer and the other current holders of the Club Loan from any and all claims arising out of their status as parties in interest or as participants in the restructuring process. The Debtors are aware of no actual claims included in these releases except as discussed in the January 12th Settlement Agreement Motion. These include:

                  o the potential fraudulent conveyance claims regarding the Club Loan(24);

                  o the potential claims described in the Debtors' Exclusivity Brief relating to the alleged conduct of Coopers & Lybrand OYDL, Inc./Limited, Tishman Speyer and Apollo subsequent to March 7, 1995 period; and

                  o the potential claims arising out of the acquisition by the Co-Proponents of the Co-Proponent 970 Notes.

         Releases Received. Under the January 12th Settlement Agreement, the Debtors will receive the benefit of releases of certain significant claims against them. First, the Debtors will receive a release from the 970 Noteholders of claims under the Master Cash Flow Agreement, which could amount to over $200 million. Pursuant to the Master Cash Flow Agreement, Equityco agreed to pay to the 970 Noteholders an amount equal to the rental revenues which would be generated if the space in the 970 Buildings which was unleased as of December 31, 1983 had been leased at 1983 market terms. Equityco's obligations under the agreement are to be reduced as third parties commence paying rent under qualified leases of such unleased space. Equityco's payment obligation under the Master Cash Flow Agreement is waived unless and until an "Event of Default" exists. The Indenture for the 970 Notes does not provide for the

--------

24 The Debtors, based on the advice of counsel, have always taken the position that a prosecution of a fraudulent conveyance action against the Club Loan would be fruitless and would only result in time-consuming and costly litigation with no concomitant benefit to the Debtors' estates. It is likely that such litigation would be fruitless because of the well-established rule that substantive consolidation moots a fraudulent conveyance claim.

     For a detailed discussion of substantive consolidation, see "Summary of the Plan of Reorganization for the Debtors -- Description of Substantive Consolidations". For a detailed analysis of the Debtors' arguments against a fraudulent conveyance action against the Club Loan and the effect of a substantive consolidation of Consolidated Devco, see Memorandum of Law of the Debtors in Support of Motion for Entry of an Order Approving a Settlement Agreement Among the Debtors and Apollo, Carena, BPHI, CIBC, Citibank, and Dragon, annexed hereto as Exhibit K.

         termination of this obligation; absent a discharge it might continue until the debt issued under the Indenture is paid. In January 1996 an Event of Default under the Indenture and the Master Cash Flow Agreement occurred. Thus, the Indenture Trustee for the 970 Notes may assert that Equityco's obligations under the Master Cash Flow Agreement are now due and owing.

         The claim of the 970 Noteholders under the Master Cash Flow is significant. It may be valued as high as the difference between the outstanding amount of the loan and the value of the collateral securing the 970 Notes. The outstanding amount owed on account of the 970 Notes is, as of December 1, 1995, $902,603,492.08. The 970 Buildings are valued at between $660 million and $780 million. Accordingly, the claim of the 970 Noteholders under the Master Cash Flow Agreement may be between $122 million and $242 million. Exclusive of contingent or disputed claims, a claim of this magnitude would increase the unsecured claims by as much as one-third.

         Second, the Debtors will receive from the Co-Proponents, Apollo, Tishman Speyer and the other holders of the Club Loan, reciprocal releases for any claims they may have against the Debtors arising out of the restructuring process.

         Assets Affected. First, O&Y (U.S.) will transfer certain property constituting Club Loan Collateral which has de minimis, if any, value. Such collateral includes:

                  o O&Y (U.S.)'s interests, to the extent thereof, in the entities which indirectly own fifty percent (50%) of the Equity Interests in 11601 Wilshire (49% of such interests are pledged as collateral for the Club Loan and a 1% de minimis interest is not) are being released to the holders of the Club Loan in return for a reduction in the amount due under the Club Loan of $1,000,000; and

                  o Claims O&Y (U.S.) may have, if any, relating to 400 South Hope Street are being transferred to the holders of the Club Loan.

                  Second, O&Y (U.S.) will cause to be transferred to Apollo its Collateral under the Amended and Restated
         Promissory Note dated November 29, 1990, as amended, made by West 31st Street Associates in favor of Apollo (as successor to Westpac Banking Corporation) in the amount of $19,775,583 as of October 11, 1995 (the "West 31st Street Loan"). The deficiency claim which arises from such note is among those unsecured claims being transferred by Apollo to the Co- Proponents under the January 12th Settlement Agreement.

                  Third, O&Y (U.S.) will agree to a separate reorganization plan for the 970 Notes and the collateral securing such notes (the "970 Cases").

                  Fourth, O&Y (U.S.) will transfer certain tenant notes, one of which is held by O&Y Finco and has a carrying value of $6.2 million and the other of which is held by the Realty Group and has a carrying value of $3.2 million.

         Transfers by Non-Debtor Parties. Finally, the January 12th Settlement Agreement contemplates the following transfers by non-Debtor parties.

                  (1) Club Loan. The holders of the Club Loan will transfer the Club Loan, modified and allowed as described in the January 12th Settlement Agreement Motion, to certain of the Co-Proponents. As described above, immediately prior to such transfer of the Club Loan, certain of the Collateral pledged by Devco to secure the Club Loan, i.e., O&Y (U.S.)'s ownership interests in 11601 Wilshire and 400 South Hope Street, will be transferred or surrendered to the current holders of the Club Loan, leaving as the primary collateral for the Club Loan the equity interests of O&Y (U.S.) in Towers A and B and 245 Park Avenue.

                  (2) The Co-Proponent 970 Notes. Under the January 12th Settlement Agreement, the Co-Proponents will deliver to the holders of the Club Loan the Co-Proponent 970 Notes.

                  (3) The 5% Current Value of the 970 Buildings. Under the January 12th Settlement Agreement, the 970 Noteholders have agreed to distribute five percent (5%) of the current value of the 970 Buildings to the current holders of the Club Loan. The Debtors have consented to this distribution by the 970 Noteholders.

                  (4) Transferred Unsecured Claims. As additional consideration for the proposed exchange with the Co-Proponents under the January 12th Settlement Agreement, Apollo will transfer all of the $91 million in unsecured claims that it holds against

                           O&Y (U.S.) to the Co-Proponents. These claims are summarized below and are collectively referred to as the "Transferred Unsecured Claims":

                           o   Salomon Brothers ("Salomon") Swap Claim:
                               Apollo purchased a 50% interest in a judgment against Equityco in the amount of $65 million with 9% simple interest from September 4, 1992 accruing thereon, arising out of a confession of judgment by Equityco resulting from a terminated interest rate swap transaction with Salomon. Under the January 12th Settlement Agreement, it has been agreed that Apollo's claim arising from this transaction (with interest to October 11, 1995) equals $41.6 million.

                           o Demand Note Participation Claim: Apollo purchased a $14 million principal amount participation from First National Bank of Chicago in a demand note that was issued by Devco in connection with the sale of 320 Park Avenue to Mutual of America. Under the January 12th Settlement Agreement, it has been agreed that the total amount due to Apollo under the demand note as of October 11, 1995, including interest thereon, equals $18.1 million.

                           o   Bank of Montreal ("BMo") Claim:  Apollo
                               purchased an unsecured claim against Devco from BMo, arising out of a terminated interest rate swap agreement. Under the January 12th Settlement Agreement, it has been agreed that the total amount due Apollo on such claim, including interest to October 11, 1995, is $12.3 million.

                           o   West 31st Street Deficiency Claim:  The
                               deficiency claim which arises from O&Y
                               (U.S.)'s surrender to Apollo of the
                               Collateral securing the West 31st Street
                               Loan.  Under the January 12th Settlement
                               Agreement, it has been agreed that, under most circumstances, the total amount to be received by the Co-Proponents on the deficiency claim, including interest to October 11, 1995, is $18.3 million.

         4. Significant Properties Claims and Other Interests to be Transferred to Apollo and Other Holders of the Club Loan Pursuant to the January 12th Settlement Agreement or Otherwise Treated Under the 970 Plan

          a. 1290 Avenue of the Americas, New York, New York: 1290 Avenue of the Americas is a 43 story first class commercial office building, completed in 1963, with approximately 16 million rentable square feet of space. The building will serve as the corporate headquarters for the Equitable Life Assurance Society of the United States and houses other major tenants, including Warner Communications, Inc., the Bank of New York, Robinson, Silverman, Pearce, Aronsohn & Berman, and EMI Entertainment World, Inc.

          b. 237 Park Avenue, New York, New York: 237 Park Avenue is a 23 story, first class commercial office building with approximately 1.14 million rentable square feet of space. The building was completed in 1981 as a comprehensive renovation of an existing structure and now features an interior layout of an open full atrium. O&Y (U.S.) is currently headquartered at this building, although it is presently contemplated that O&Y (U.S.)'s offices will be relocated to OLP in the late summer of 1996. In addition, the other primary tenants at 237 Park Avenue are Swiss Reinsurance Company, U.S. Branch, E.M. Warburg, Pincus & Co. and J. Walter Thompson Company.

          c. Ownership Interests in 11601 Wilshire Boulevard, Los Angeles,
California: 11601 Wilshire Boulevard is a 24 story, first class commercial office building with approximately 469,115 rentable square feet of space. The building was developed in 1983 by a joint venture consisting of certain O&Y (U.S.)-related entities and SVA. The building is home to several large scale tenants, including Needham, Harper & Steers and Broad Inc. O&Y (U.S.)'s interests in the partnerships which are members in the joint venture which owns 11601 Wilshire along with SVA are to be transferred to Apollo pursuant to the January 12th Settlement.

          d. West 31st Street, New York, New York: The West 31st Street Property is a tract of vacant land located on the west side of Manhattan which has been approved for a total of 1.6 million square feet of office development. The property is approximately 133,000 square feet of which 39,000 square feet are currently being used as a surface parking lot. The remainder of the site contains an excavated easement for the railroad tracks entering Pennsylvania Station.

         5.       Bankruptcy Court Involvement with the
                  January 12th Settlement Agreement

          On January 12, 1996, the Debtors filed the January 12th Settlement Agreement Motion. The Debtors asserted, and continue to believe, that the January 12th Settlement Agreement is in the best interests of the Debtors' estates and their creditors. Annexed hereto as Exhibit L is a copy of the Debtors' Memorandum of Law in Support of the January 12th Settlement Agreement Motion. Certain parties, however, objected to the relief requested by the Debtors in the January 12th Settlement Agreement Motion, including the Creditors' Committee, Coopers & Lybrand OYDL, Inc./Limited, the Tower B Noteholders, TIAA, SVA and Merrill Lynch (collectively, the "Objectors"). The Objectors each requested extensive discovery from the Settling Parties, including document production and interrogatories. Furthermore, the Objectors indicated their desire to take the depositions of some 8-10 potential witnesses prior to the hearing before the Bankruptcy Court on the January 12th Settlement Agreement Motion. In response to such requests, the Bankruptcy Court established a discovery schedule and set a hearing date on the January 12th Settlement Agreement Motion for the second week of March, 1996, which hearing has been adjourned.

          The discovery process for the hearing on the January 12th Settlement Agreement Motion lasted almost six weeks. Discovery included extensive document production, written interrogatories and more than 10 depositions. At the end of the discovery process, on February 29, 1996, the Objectors filed written objections to the January 12th Settlement Agreement (collectively, the "Objections"). In sum, the Objections focused primarily on four legal arguments:
(i) that the January 12th Settlement Agreement constituted a "de facto" plan of reorganization for the Debtors which effectively pre-determined the outcome of the voting on a plan of reorganization without giving creditors the required protections of the solicitation and voting process prescribed by chapter 11 of the Bankruptcy Code; (ii) that the January 12th Settlement Agreement was not fair and equitable to the Debtors and was not in the best interests of their estates; (iii) that the transfers of certain interests in property by the Debtors were impermissible outside of a plan of reorganization; and (iv) that the January 12th Settlement Agreement Motion constituted an impermissible request to the Bankruptcy Court to render an advisory opinion with respect to certain releases being granted under the January 12th Settlement Agreement.

          In addition, SVA made other arguments that were unique to its interests in 11601 Wilshire, namely, that the contemplated transfer of 11601 Wilshire was impermissible because of relevant partnership law.

          The Settling Parties drafted responses to the Objections and were prepared to file the same on March 6, 1996. However, on March 5, 1996, the Debtors and the Co-Proponents requested that the Bankruptcy Court adjourn the hearing on the Approval Motion to May 13, 1996. The Bankruptcy Court further requested that the Examiner facilitate negotiations between the Settling Parties and the Objectors, with a view to resolving the differences raised between the parties which were highlighted in the Objections. The Bankruptcy Court scheduled a status conference between the parties for April 16, 1996, at which time the Bankruptcy Court requested to be advised as to the status of the negotiations between the Settling Parties and the Objectors. Based upon the report of counsel at the status conference, the Bankruptcy Court further adjourned the hearing and filing of responses to the Objections to the January 12th Settlement Agreement. The Debtors, the Co-Proponents and Apollo have not yet filed written responses to the Objections. Furthermore, pursuant to the settlements described herein, the Creditors' Committee, Merrill Lynch, TIAA and the Tower B Noteholders have withdrawn their Objections to the January 12th Settlement Agreement, subject to the confirmation and consummation of the Plan and their receipt of the treatment contemplated therein. SVA will withdraw its objections to the January 12th Settlement Agreement and the SVA Adversary Proceeding will be dismissed upon the finalization of a settlement agreement that is presently being documented among SVA, certain of the Debtors and other O&Y Affiliates, Apollo and others (the "SVA Settlement Agreement").

         6.       Proposed Amendment to the January 12th
                  Settlement Agreement

          Since the execution of the January 12th Settlement Agreement, certain revisions thereto have been necessitated by certain circumstances which have occurred in the Debtors' chapter 11 cases and in the negotiation process leading to many of the settlements incorporated in the Plan and the 970 Plan. The Debtors, Apollo, the other holders of the Club Loan and the Co- Proponents are negotiating certain modifications to the January 12th Settlement Agreement (the "January 12th Settlement Amendment"). Although the January 12th Settlement Amendment has not been executed by the parties thereto, it is anticipated that such an amendment addressing the matters described below and in the immediately following section V.C.7 below, will be finalized in the near future:

                  o The confirmation process for the Plan and the 970 Plan will proceed on parallel tracks with: (a) the order approving the 970 Disclosure Statement to be entered on the same date as the order approving this Disclosure Statement, and (b) the confirmation hearing for the 970 Plan to be scheduled for September 11, 1996, the date previously set for the hearing on confirmation of the Plan and the Tower B Co. Plan.

                  o The January 12th Settlement Agreement and the 970 Plan will be consummated promptly after: (a) confirmation of the Plan, the 970 Plan and the Tower B Co. Plan; (b) entry of an order by the Bankruptcy Court approving the SVA Settlement Agreement; (c) the Confirmation Order becomes a Final Order, in a form satisfactory to (i) the Debtors and the Co-Proponents, and (ii) the current holders of the Club Loan, and; (d) the order confirming the 970 Plan becomes a Final Order, in a form satisfactory to the 970 Committee.

                  o It shall be a condition precedent to the effectiveness of January 12th Settlement Agreement, as amended, that the closing thereunder take place on or before a date to be agreed upon.

                  o All interest collected by the Debtors or the O&Y Affiliates on the Tenant Notes, from and after January 1, 1996, shall be paid out in the manner prescribed in the 970 Plan; provided, however, that the Debtors shall have an allowed first priority administrative claim in the 970 Cases in the amount of $300,000, which amount may be deducted from the amount due for the interest on the Tenant Notes before payment is made from the debtors in O&Y Cases to the debtors in 970 Cases.

                  o The Debtors will not assert any claim in the 970 Cases other than claims for payment of agreed management fees and fees and expenses of professionals directly employed in the 970 Cases pursuant to court order. The debtors in the 970 Cases shall not assert any claim, other than those provided for in the 970 Plan or related documents, in the Debtors' chapter 11 cases.

                  o    It shall be a condition precedent to the January
                       12th Settlement Agreement that Bankruptcy Court approval be obtained on or before September 11, 1996, of a stipulation providing for: (a) settlement of the claims of the current holders of the Club Loan to the Debtors' and/or O&Y Affiliates partnership interests in 400 South Hope, (b) the transfer of such interests in 400 South Hope to the current holders of the Club Loan and (c) the release of the claims asserted by O'Melveny & Myers LLP and its affiliates against the Debtors.

                  o The Debtors will pay to the holders of the Club Loan, as an administrative expense, from time to time and without necessity of any further court order, with respect to legal services performed only in connection with the chapter 11 cases of the Wilshire Debtors, an amount equal to one-half of the sum of:

                       a. Post-May 10, 1996 fees and expenses of Wachtell, Lipton, Rosen & Katz; less,

                       b. Post-May 10, 1996 fees and expenses of Weil, Gotshal & Manges LLP; less,

                       c. Amounts paid by SVA to the current holders of the Club Loan pursuant to paragraph 11 ("Restoration of Funds") of the proposed SVA Settlement Agreement.

                  o Following approval by the Bankruptcy Court on notice to creditors of the payment by Devco of the professional fees and expenses relating to the SVA chapter 11 cases, the Debtors and the Wilshire Debtors will waive all accrued and unpaid management fees and expenses and will not assert any claims for professional expenses related to 11601 Wilshire and the plan for the Wilshire Debtors will so provide.

                  o In the event that the "Alternative to Tower B Refinancing" described inss. 7.2 of the Tower B Co. Plan becomes effective, then the portion of the equity in Tower B not distributable to the Tower B Noteholders under the Tower B Co. Plan shall be allocated, subject to any funding obligations, 65% to the current holders of the Club Loan (to the extent necessary to pay the Club Loan in full) and 35% to the Co-Proponents.

                  o Provided that the parties to the January 12th Settlement Agreement and the January 12th Settlement Amendment have complied with their obligations thereunder, the current holders of the Club Loan (including Apollo) will vote all of their claims against the Debtors in their chapter 11 cases in favor of the Plan and the Co-Proponents will vote all of their claims in the 970 Cases in favor of the 970 Plan.

                  o Each of the parties to the January 12th Settlement Amendment will waive any right to assert any claims pursuant to section 503(b) of the Bankruptcy Code against any other party.

                  o None of the current holders of the Club Loan, the Debtors, or the Co-Proponents, will amend, supplement or waive, or consent to any amendment, supplement or waiver of any term or condition of the 970 Plan or the Plan, to the extent such amendment, supplement or waiver would adversely affect the other.

         7.       Proposed SVA Settlement Agreement

          Apollo and SVA have negotiated a settlement as between themselves relating to the SVA disputes (the "SVA Settlement Agreement"). The terms of such settlement between Apollo and SVA are described below. While negotiations are continuing, at this time, none of the Debtors, the O&Y Affiliates or Co-Proponents have agreed to the terms of the SVA Settlement Agreement. The basic terms of the proposed SVA Settlement Agreement between SVA and Apollo are as follows:

                  o SVA will consent to the transfer by the Debtors and the O&Y Affiliates of their interests in 11601 Wilshire, as required by the January 12th Settlement Agreement, so long as such transfer does not cause a termination of the Wilshire JV for federal income tax purposes.

                  o The Wilshire Debtors and SVA will enter into an amendment to the Wilshire JV joint-venture agreement.

                  o SVA will consent to the assumption by the Wilshire Debtors of the Wilshire JV joint-venture agreement, as amended.

                  o SVA, Apollo and certain other parties will enter into a funding arrangement relating to the Wilshire JV.

                  o SVA and Apollo are seeking to have the Debtors and the O&Y Affiliates will waive any and all claims against SVA or the Wilshire JV for payment of management fees pursuant to the Wilshire JV joint-venture agreement or other similar agreements.

                  o    SVA will dismiss, with prejudice, the SVA
                       Adversary Proceeding and all pending motions relating thereto.

                  o SVA will agree to support the Plan and a plan of reorganization for the Wilshire Debtors which provides for terms which are consistent with the proposed SVA Settlement Agreement.

                  o SVA and Apollo are seeking to have the Debtors, the O&Y Affiliates, the Wilshire Debtors, SVA, Tishman Speyer, Apollo and the other current holders of the Club Loan deliver mutual releases of any and all claims (of any kind or nature whatsoever) relating in any manner to the 11601 Wilshire property, the Wilshire JV, the chapter 11 cases of the Debtors, the Wilshire Debtors and any of the other O&Y Affiliates who are chapter 11 debtors and the actions of Tishman Speyer with respect the effectuating a transfer of the 11601 Wilshire Property.

                  o SVA will refund fifty (50%) percent of the amounts paid from assets of the Wilshire JV on account of the fees of its counsel.

D.       BPHI SETTLEMENT

          1. BPHI Investment

          On December 29, 1989, O&Y (U.S.) and BPHI closed the sale by O&Y (U.S.) of approximately a 35% interest in certain partnerships owning interests in Towers A, B and D of the World Financial Center to BPHI. Specifically, BPHI acquired general partner interests in five partnerships which own interests in Towers A, B and D of the World Financial Center, in a sublease of space in Tower B and in retail space in the World Financial Center, plus a participation in certain notes relating to Tower A issued by a sixth, associated partnership. BPHI paid approximately $309 million in Cash and assumed approximately 35% of certain indebtedness owed by U.S. Finco to Tower B Co., in the amount of approximately $114 million.(25) The interest in Tower A Co. which BPHI purchased is subject to a prior pledge of such interest by Devco to secure approximately $67 million of its debt but BPHI assumes no recourse liability on this obligation. Pursuant to the BPHI Sale documents and the relevant partnership agreements, regular partnership distributions were required to be made to BPHI (and the other partners) out of available Cash flow.

          2. BPHI Litigation

          On November 20, 1992, BPHI instituted litigation in the Supreme Court of the State of New York, New York County against Devco and various of the other Debtors, by filing a complaint and a motion for certain provisional relief seeking, among other things, an injunction preventing the Debtors from utilizing any funds generated by the World Financial Center (except for use in the continued operation and maintenance of the property) and the appointment of a receiver for the World Financial Center.

          In its complaint and in support of its motion for provisional relief, BPHI alleged, among other things, that the Debtors (i) had diverted over $75,000,000 belonging to partnerships in which BPHI had interests, including over $62,000,000 which should have been paid to the Tower B Noteholders and which failure to pay caused a default on mortgages on Tower B, (ii) had failed to make partnership distributions owed to BPHI, despite their agreement to do so, (iii) had failed to segregate partnership accounts, (iv) had failed to provide BPHI full access to information regarding the partnerships' financial affairs, and (v) had entered into agreements with third parties that impaired BPHI's rights in the partnerships. For a detailed recitation of BPHI's claims as set forth in the relevant pages of the Affidavit of Manfred Walt and BPHI's Complaint, see Exhibits D and E to this Disclosure Statement.

          The Debtors opposed BPHI's motion, denying BPHI's allegations, and alleging, among other things, that (i) BPHI was aware of the O&Y (U.S.) Cash management system and that system authorized the commingling of partnership funds with other O&Y (U.S.) funds, (ii) BPHI had been advised that the delay in paying the distributions was due to O&Y (U.S.)'s purported concerns that

--------

25 The primary O&Y (U.S.) witness in the various litigations described herein has stated that the $114 million debt assumed by BPHI in 1989 was always understood by the parties as a tax accommodation to O&Y (U.S.) and was never expected to have any economic consequences to BPHI.

there was an undisclosed ownership interest by the Reichmann family in BPHI, and BPHI's entitlement to partnership distributions may be subject to challenges by creditors of O&Y (U.S.) because of that alleged undisclosed interest, and (iii) there were issues regarding the proper characterization of the sale of the partner interests in the World Financial Center to BPHI. For a detailed recitation of O&Y (U.S.)'s defenses to BPHI's motion as set forth in relevant pages of the Affidavit of Joel M. Simon in response to BPHI's motion, see Exhibit F to this Disclosure Statement.

          3. Settlement of the 1992 Litigation

          On November 23, 1992, the next business day after commencement of the litigation by BPHI, the Debtors and BPHI entered into a settlement agreement, expressly without releasing or waiving any claims, rights or causes of action, pursuant to which BPHI dismissed the litigation, and the Debtors agreed, among other things, (i) to pay BPHI immediately $5,823,000 in escrow to be credited against arrearages in distributions due to BPHI; (ii) that all future distributions to BPHI from various partnerships would be made in a manner that was consistent with practices prior to 1992 when distributions were regularly made; (iii) that partnership revenues would be segregated and not commingled;
(iv) that partnership payments to other O&Y (U.S.) entities would be restricted;
(v) to provide BPHI various financial information regarding the partnerships, and (vi) to provide BPHI with notice as to certain meetings with creditors that could affect BPHI's interests in the partnerships. The November 23, 1992 agreement also contained a mutual standstill arrangement whereby BPHI and the Debtors agreed, subject to various conditions, not to commence any action or proceeding against each other for a certain period of time. For a more detailed statement of this settlement, see the November 23, 1992 agreement, Exhibit G to this Disclosure Statement.

          4. BPHI Term Sheet

          Subsequent to the Interim BPHI Settlement, the Debtors and BPHI continued to negotiate a consensual resolution of the disputes between them arising from their relationship as partners in the World Financial Center. Such negotiations culminated in the presentation to, and approval by, the Independent Board, of a term sheet between the Debtors and BPHI which constituted a settlement of all claims and causes of action between such parties on December 2, 1994 (the "BPHI Settlement Term Sheet"). The BPHI Settlement Term Sheet assumed a subsequent settlement with the Tower B Noteholders and thus did not address the potential yen exposure that may exist under the yen denominated Tower B Notes. It did provide that:

                  o BPHI would receive a $34 million preference (plus interest thereon from December 31, 1994) on any distribution otherwise payable to Devco, from Tower B Co. or New Tower B Holding LP;

                  o BPHI would receive a $1.2 million preference (plus interest thereon from December 31, 1994) on any distribution, otherwise payable to Devco, from Tower A Co. or Tower A Holding;

                  o BPHI would receive a $19.4 million unsecured promissory note from Devco and the ability to add any additional claims arising from indemnities granted as part of BPHI's investment in the World Financial Center; and

                  o The partnership agreements of the BPHI Partnerships would be modified to incorporate the terms of the Interim BPHI Settlement and to give BPHI greater rights to participate in decisions made by the BPHI Partnerships.

          5. Current BPHI Settlement

          Further negotiations on the terms of the BPHI Settlement Term Sheet have resulted in a further modification of such term sheet (the "BPHI Settlement").(26) The terms of such Settlement are as follows:

          On the Effective Date and in accordance with the terms of the Plan, the Tower B Co. Plan and the Restructuring Transactions, the BPHI Settlement shall be effective. In accordance with the BPHI Settlement, any and all Claims of BPHI against the Debtors and Tower B Co. will be resolved and

--------

26 In the litigation regarding the January 12th Settlement Agreement, certain parties alleged that Carena failed to give O&Y (U.S.) notice of, and an opportunity to purchase, the 50% interest in BPHI which was sold to the Reichmann Family and then subsequently to Arthur Shiff. The Debtors believe that such allegations are unfounded because Paul Reichmann, an officer and director of O&Y (U.S.) has maintained that he was aware of the transfers. Moreover, in 1990 when the transfer to the Reichmann Family was completed, it was only a few months after O&Y (U.S.) had sold the interest in the first place and O&Y (U.S.) had no desire to repurchase that same interest. In 1992, when the transfer to Shiff was completed, O&Y (U.S.) was financially unable to repurchase the interest being sold by the Reichmann Family.

compromised and BPHI will exchange its Claims against the Debtors and Tower B Co. and Equity Interests in and Claims against the BPHI Partnerships as follows, in accordance with the terms of section 7.11.2 of the Plan governing distributions to the holders of Allowed Co-Proponent Unsecured Claims, and in the case of such Equity Interests, in accordance with the terms of section 4.3 of the Plan as well as the Tower B Co. Plan.

          (a) On the Effective Date, BPHI or its designee, in accordance with the Restructuring Transactions, shall be distributed on account of (i) its Equity Interests in the BPHI Partnerships, (ii) the Claims of BPHI against Tower B Co. and the BPHI Partnerships, and (iii) the Claims of BPHI against Devco (to the extent of and in its capacity as a partner in the BPHI Partnerships) and certain other Debtors, Class A Interests representing 30.06% of the ownership of Newco LP (before taking into account the Co-Proponents' Capital Infusion).27

          (b) On the Effective Date, BPHI, in accordance with the Restructuring Transactions, shall fund 48.75% of the Co- Proponents' Capital Infusion to be effected in accordance with section 18.12 of the Plan.

          (c) In addition to the consideration to be provided in accordance with paragraph (a) above, on the Effective Date, BPHI shall have an Allowed General Unsecured Claim against Devco in the amount of $22,250,000, which Allowed Claim shall receive the same treatment accorded to holders of Allowed Co-Proponent Unsecured Claims against the Consolidated Devco Entities in accordance with section 7.11.2 of the Plan and BPHI shall have an unsecured Claim against Tower B Co., which shall receive the treatment provided in the Tower B Co. Plan.

          (d) On the Effective Date of the Plan and the effective date of the Tower B Co. Plan, in addition to the releases provided in accordance with section 24 of the Plan and in the Tower B Co. Plan, Tower B Co. and the O&Y Affiliates and the Controlled Affiliates, on the one hand, and BPHI, on the other hand, will execute and deliver mutual releases of all Liabilities and Causes of Action relating to all acts and omissions occurring prior to the Effective Date with respect to the Debtors, the Plan, the Reorganization Cases, Tower B Co., the Tower B Co. reorganization case and the Tower B Co. Plan. Without limiting the generality of the foregoing, (a) Tower B Co. and U.S. Finco -------- 27The 30.06% does not include any interests in Newco LP that BPHI and or Carena will receive on account of Carena's interest as a holder of the Club Loan after giving effect to the transfers contemplated by the January 12th Settlement Agreement.

shall release BPHI from any and all Liabilities it may have or may be alleged to have under the Tower B Co. Credit Agreement and (b) Tower B Co. and BPHI shall release any and all Claims they may have against or may be alleged to have against U.S. Finco with respect to any and all amounts which may be owed or alleged to be owed by U.S. Finco to Tower B Co. under the Tower B Co. Credit Agreement. In addition, under section 4.3 of the Plan and in accordance with section 24 of the Plan, BPHI shall be released, in connection with the Plan and the Tower B Co. Plan, from any (a) Liabilities relating to the making of any loans or equity investments in any of the Debtors, the Debtors in Possession or the O&Y Affiliates, (b) obligations or Claims under any statutory or decisional law or principle which could require return, disgorgement, restitution or repayment of any kind of payment of any damages with respect to amounts received by BPHI prior to the Effective Date in respect of any investment (including equity, debt or loan participation interests), (c) Claim relating to the character (as debt or equity) or the enforceability in accordance with its terms of any instrument evidencing any investment made by BPHI in any of the Debtors, the Debtors in Possession or the O&Y Affiliates, (d) Claim with respect to an avoidable transfer, and (e) Liabilities with respect to any Claim of any Entity against any Debtor, Debtor in Possession or any O&Y Affiliate. On the Effective Date, Newco LP will indemnify Tower B Co. and Tower B Holding I, entities through which BPHI will own certain of their Equity Interests in Newco LP, for any and all Liabilities arising prior to the Effective Date not released and discharged under the Plan and the Tower B Co. Plan.

E.       JMB AGREEMENT

          On the Effective Date, JMB will retain its general partner interest in 245 Park Co. and, after taking into account the transactions effected by the Plan, 245 Park Co. will own an interest in 245 Holding LP. On the Effective Date, in full satisfaction of JMB's Equity Interest in 245 Park Avenue, JMB will receive the following distributions:

JMB Distribution: JMB, through 245 Holding LP, will roll up its interest in 245 Park Avenue for:

                                        (1) on the Effective Date, indirect
                                        Class A Interests in Newco LP having a
                                        value equal to the greater of (a) the
                                        Newco LP Reorganization Value multiplied by 5.44% and (b) $30,000,000; plus

                                        (2) that percentage of Class B Interests
                                        (that otherwise would be distributed to
                                        the Co-Proponents) determined as
                                        follows:

                                        if the Newco LP Reorganization Value as
                                        of the Confirmation Date is greater than $551,000,000, then 5.44% of the Class B
                                        Interests on the Effective Date; or

                                        if the Newco Reorganization Value as of
                                        the Confirmation Date is less than
                                        $551,000,000, then no Class B Interests
                                        on the Effective Date but thereafter, if and at such time as (a) $551,000,000 minus (b) the sum of (i) the Newco LP Reorganization Value as of the Confirmation Date, and (ii) the dollar amounts of the Net SF Cash and Net MCJV Proceeds converted into Class A Interests in accordance with section
                                        18.1.1 of the Plan, is less than zero,
                                        then 5.44% of the Class B Interests.

Dilutive Events:                        In determining JMB's distributions
                                        pursuant to the preceding
                                        subsection of section 15.8.1 of the
                                        Plan, JMB's interests will be
                                        diluted to the extent required to
                                        reflect any transactions from and
                                        after the Effective Date (other
                                        than the contributions arising from
                                        the conversion of Class B Interests
                                        into Class A Interests, the
                                        dilutive effect of which has been
                                        taken into account in the
                                        immediately preceding paragraph)
                                        having a dilutive effect on
                                        outstanding Class A Interests.

JMB Consent to
Waiver of Tower B
Condition:                              The condition precedent to the
                                        Effective Date set forth in section
                                        22.2.3 of the Plan may only be
                                        waived by the Debtors and the Co-
                                        Proponents with the consent of JMB.

Exchange Rights:                        From and after the Effective Date,
                                        JMB will have the right to exchange
                                        its Equity Interest in 245 Holding
                                        LP for Class A Interests which
                                        would have had a value (based on
                                        the value of such interests as of
                                        the Confirmation Date as determined
                                        by the Bankruptcy Court), in the
                                        aggregate, equal to the value as of
                                        the Confirmation Date of such 245
                                        Holding LP interests, subject to
                                        the restrictions on transfer
                                        described in section 18.13 of the
                                        Plan.

Newco LP Equity
Interests:                              In the event of a public offering
                                        and sale of Class A Interests after
                                        the Effective Date, JMB will
                                        receive notice of such public
                                        offering and sale and will be
                                        provided an opportunity to exchange
                                        its interest in 245 Holding LP for
                                        Class A Interests, and if JMB does
                                        so exchange its interests, JMB will
                                        be provided the same "piggyback"
                                        registration rights with respect to
                                        its Class A Interests as those
                                        provided to the Co-Proponents on
                                        account of their Class A Interests.

                                        JMB will be provided
                                        tag-along rights in
                                        accordance with section
                                        18.13 of the Plan. In the
                                        event JMB or any Affiliate
                                        thereof seeks to sell its
                                        direct or indirect Equity
                                        Interests in Newco LP to a
                                        bona fide purchaser, then
                                        each of the Co-Proponents
                                        will be entitled to a right
                                        of first offer which will
                                        enable such Entities to
                                        purchase such Equity
                                        Interests from JMB pro rata
                                        on terms offered by JMB. If
                                        the Co-Proponents, either
                                        singly or collectively, do
                                        not elect to purchase all
                                        of the Equity Interests
                                        offered by JMB within
                                        thirty (30) days of such
                                        offer, JMB will have the
                                        right for ninety (90) days
                                        thereafter to sell all of
                                        such
                                        interests to any party
                                        provided that the sale
                                        price will be at least 95%
                                        of the per interest price
                                        offered to the
                                        Co-Proponents.

JMB/245 Park
Member Option:                          JMB will have the right to elect
                                        the JMB/245 Park Member Option if
                                        one or both of the JMB/245
                                        Conditions are not true on the
                                        Effective Date.  Notwithstanding
                                        the foregoing, JMB will be required
                                        to inform the O&Y Affiliates prior
                                        to the thirtieth (30th) day after
                                        the Confirmation Date whether it
                                        will elect the JMB/245 Park Member
                                        Option if one or both of the
                                        JMB/245 Conditions are not
                                        satisfied on the Effective Date.

                                        Under the JMB/245 Park
                                        Member Option, JMB will
                                        exchange its general
                                        partner interest in 245
                                        Park Co. for a general
                                        partner interest in New 245
                                        Park LP in a percentage
                                        adjusted in a manner to be
                                        agreed upon to reflect the
                                        improved capital structure
                                        of New 245 Park LP as a
                                        result of implementing the
                                        Plan, in all events subject
                                        to fixed loan and
                                        preference amounts in the
                                        aggregate amount of
                                        $110,000,000 (plus interest
                                        from and after June 30,
                                        1996) in favor of Newco LP,
                                        which $110,000,000 will be
                                        allocated between loan and
                                        preference amounts in the
                                        same proportion as existing
                                        under the 245 Park Co.
                                        partnership agreement on
                                        the Effective Date. The
                                        loan amount will mature on
                                        December 31, 2004. Both the
                                        loan and preference amounts
                                        will accrue interest at a
                                        fixed rate equal to the
                                        blended fixed rate to be
                                        paid on the Aetna
                                        Restructured Mortgage Loan
                                        and the DKB Restructured
                                        Mortgage Loan or on any
                                        replacement financing. In
                                        all events, Newco LP or its
                                        designee will be the
                                        managing agent of New 245
                                        Park LP with such rights as
                                        are contained in the
                                        partnership agreement for
                                        245 Park Co. (but without
                                        giving effect to JMB's
                                        rights under its consent to
                                        the Club Loan).

Sale of the 245
Park Property:                          New 245 Park LP, as the successor
                                        to title of 245 Park Avenue, will
                                        be prohibited from selling, and the
                                        partners in New 245 Park LP will be
                                        prohibited from causing the sale or
                                        other transfer of, 245 Park Avenue
                                        prior to January 2, 2000 without
                                        the prior consent of JMB, except
                                        that (a) JMB's consent will not be
                                        required for any such sale in the
                                        event that such sale or transfer
                                        will be either (i) an involuntary
                                        sale or transfer, including
                                        pursuant to a foreclosure, or (ii)
                                        a sale occurring on an emergency
                                        basis, the nature of such emergency
                                        basis to be agreed upon in the
                                        definitive documentation to be
                                        executed on or prior to the
                                        Effective Date, and (b) JMB will
                                        have no such consent rights in the
                                        event that, in the reasonable
                                        determination of a financial
                                        advisor retained by Newco LP or its
                                        designee to market any public or
                                        private transaction for Equity
                                        Interests in Newco LP, the
                                        existence of such consent rights or
                                        any other restriction on the sale
                                        of 245 Park Avenue would have an
                                        adverse effect on the marketing of
                                        such equity transaction.

Allocation of Debt:                     JMB, as holder of a direct partner
                                        interest in 245 Holding LP, which
                                        holds a direct partner interest in
                                        Newco LP, shall have a share of the
                                        liabilities of Newco LP for
                                        purposes of sections 704 and 752 of
                                        the IRC.  Newco LP and New 245 Park
                                        LP and/or its designee(s) shall
                                        adopt the "remedial allocation
                                        method" under Treasury
                                        Regulations section
                                        1.704-3, with respect to
                                        245 Park Avenue, if
                                        requested by JMB. It is
                                        anticipated that, if the
                                        "remedial allocation
                                        method" is adopted, (i) 245
                                        Holding LP's share of Newco
                                        LP's liabilities secured by
                                        245 Park Avenue will be
                                        approximately $125,000,000
                                        and (ii) taking into
                                        account the liabilities
                                        described in clause (i),
                                        245 Holding LP's share of
                                        Newco LP liabilities
                                        secured by the Core
                                        Properties identified in
                                        the Plan, shall be equal to
                                        or greater than
                                        $200,000,000. It is also
                                        anticipated that at least
                                        $200,000,000 of such
                                        liabilities will constitute
                                        qualified nonrecourse
                                        financing. In preparing any
                                        income tax return, it is
                                        further anticipated that
                                        there will be no attachment
                                        or statement that indicates
                                        that there is more than one
                                        activity for purposes of
                                        section 465 of the IRC.

Management Fees and
Leasing Commissions:                    Newco LP or its designee will
                                        provide both property management
                                        and asset management services for
                                        245 Park Avenue and will be
                                        compensated out of cash flow as
                                        follows:  (i) a property management
                                        fee equal to 2% of collected gross
                                        revenues from existing leases and
                                        1% of collected gross revenues from
                                        all leases signed in the future;
                                        (ii) an annual asset management fee
                                        equal to 0.5% of Gross Asset Value
                                        in the first two years after the
                                        Effective Date and .35% of Gross
                                        Asset Value thereafter; and (iii)
                                        leasing commissions for leasing
                                        transactions equal to (a) a full
                                        standard commission for leasing
                                        transactions if the tenant is not
                                        represented by an outside broker
                                        and (b) a 50% override on
                                        commissions paid to outside
                                        brokers.

JMB Payments:                           Newco LP shall be obligated to pay
                                        to JMB, for a period of five (5)
                                        years after the Effective Date, a
                                        monthly payment in an amount equal
                                        to one-third of the property
                                        management fees for 245 Park Avenue
                                        payable to Newco LP or its designee
                                        (the "JMB/245 Park Payments");
                                        provided, however, that the JMB/245
                                        Park Payments will not, in any
                                        single year, be less than $400,000
                                        or greater than $600,000; and
                                        provided, further, that the JMB/245
                                        Park Payments will not, in the
                                        aggregate for such five-year
                                        period, be less than $2,300,000.
                                        The JMB/245 Park Payments will be
                                        payable to JMB in all events,
                                        including in the event that Newco
                                        LP or its designee does not
                                        receive, for any reason, the fees
                                        referred to in the paragraph above.

Professional
Costs: JMB shall be reimbursed for the costs and expenses (including fees and expenses of legal and accounting professionals) incurred in implementing the transactions contemplated by section 15.8.1 of the Plan to a maximum amount of $300,000.


Releases:                               In addition to the releases
                                        provided in section 24 of the Plan,
                                        JMB and the O&Y Affiliates will
                                        execute and deliver mutual releases
                                        of Claims between JMB and the O&Y
                                        Affiliates, other than Claims and
                                        interests arising in connection
                                        with the transactions contemplated
                                        by the Plan.

          The distributions on account of the Equity Interests of JMB in 245 Park Co. provided above will be made in accordance with section 18.6 of the Plan.

F.       THE MERRILL LYNCH SETTLEMENT

          1. General

          Certain affiliates of Merrill Lynch, namely Merrill Lynch WFC/L, Inc. (the "ML Tenant") and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, are O&Y (U.S.)'s largest tenants, leasing approximately 4.3 million square feet in aggregate in Towers B and D of the World Financial Center. The ML Tenant leases approximately 2.5 million square feet in Tower B pursuant to a 25 year triple-net lease expiring September 30, 2013 (the "Merrill Lynch Tower B Lease"). The ML Tenant also leases approximately 1.8 million square feet in Tower D pursuant to a 25 year triple-net lease expiring September 30, 2013 (the "Merrill Lynch Tower D Lease"). As part of the Plan and the Tower B Co. Plan, O&Y (U.S.) has negotiated a resolution of all of the claims between O&Y (U.S.) and Merrill Lynch arising out of the Merrill Lynch Tower B Lease and the Merrill Lynch Tower D Lease. The following sections detail the issues related to O&Y (U.S.) and the ML Affiliates.

                  a.       The Project Operating Agreement

          The Project Operating Agreement (the "POA") establishes the relative rights and obligations of the parcel tenants of the World Financial Center and governs their relationship among each other with respect to the management, operation, maintenance, restoration, repair and services of the common areas of the World Financial Center. The parties to the POA are Battery Park City Authority, as ground lessor, and the parcel tenants of the World Financial Center, which currently includes Tower A Co., Tower B Co., Tower D Co. and American Express Company and three of its affiliates. Because Tower B Co. and Tower D Co. have net leased substantially all of Tower B and Tower D, respectively, to the ML Tenant, such affiliates have succeeded to certain rights and duties of Tower B Co. and Tower D Co. under the POA.

          The POA requires all of the parcel tenants, among other things, to (i) provide certain services to, and manage, operate, maintain, restore and repair certain common areas of the World Financial Center and (ii) pay a share of the cost of provision of such services. The POA also establishes a mechanism through which the tenants are to perform the services and other obligations required therein by designating an operator (the "Operator") to act as contractor on behalf of the tenants to provide the services and to hold in trust for the benefit of the tenants any monies which the operator receives for application in accordance with the provisions of the POA.

          The POA designates Tower A Co. as operator, the obligations of which were assumed by a predecessor in interest of Devco pursuant to an Assumption Agreement, dated August 15, 1985.

          Pursuant to sections 3.02(b) and 4.04(c) of the POA, Tower A Co., as Operator, is obligated to provide electrical power to Towers B and D, which are net leased to Merrill Lynch. In 1993, a dispute arose between Tower A Co. and Merrill Lynch in which Merrill Lynch claimed that Tower A Co. had overcharged for electrical power provided to Tower D. In conformity with the requirements of the POA, the Merrill Lynch commenced an arbitration proceeding against Tower A Co., as Operator, and Devco (as assignee) wherein they sought reallocation under the POA of past electrical charges which Merrill Lynch was obligated to pay under the Merrill Lynch Tower D Lease.

          On March 16, 1995, the arbitration panel to which the case was referred found that Merrill Lynch was entitled to be reimbursed certain excess charges. The interim award, including 18% interest was calculated to be $2.8 million (the "Interim Award"). In July, 1995, Tower A Co. and Devco deposited $1.25 million with the New York State Supreme Court as security for the Interim Award, pending the confirmation of such award by the New York State Supreme Court. On September 29, 1995, the arbitration panel awarded Merrill Lynch an additional award in the amount of $976,765.35, plus 18% interest (the "Final Award" and together with the Interim Award, the "Arbitration Award"). On October 6, 1995, Tower A Co. and Devco on the one hand, and Merrill Lynch on the other, entered into an escrow agreement whereby Tower A Co. and Devco deposited an additional $1.25 million with an escrow agent as partial satisfaction of the arbitration award.

          On May 31, 1995, Merrill Lynch moved in New York State Supreme Court for confirmation of the Interim Award. On October 10, 1995, Merrill Lynch moved for confirmation of the Final Award. Both motions were stayed by operation of the automatic stay set forth in section 362 of the Bankruptcy Code upon the chapter 11 filings of Tower A Co. and Devco. Tower A Co. and Devco, as debtors and debtors in possession, consented to a modification of the automatic stay for the limited purpose of having the court determine the motion for confirmation of the Arbitration Award. Of the approximately $4.8 million plus interest awarded to Merrill Lynch in the Arbitration Award, some $6.0 million (including interest and attorneys' fees) may be outstanding. As described above, Tower A Co. has set aside $2.5 million, $1.25 million in an escrow that is held by Merrill Lynch and $1.25 million in an account held by the New York State Supreme Court for the benefit of Merrill Lynch, in order to pay the Arbitration Award.

          In addition to the amounts owed by Devco and Tower A Co. to the Merrill Lynch under the Arbitration Award, Devco has asserted that Merrill Lynch owes Devco, as Operator, $732,000 with respect to Meter 2491 for retroactive electric charges due to a faulty meter and $250,000 plus interest for Tower D electric billing for the period covered by the arbitration on account of the rate schedule changes determined in the arbitration.

          As described more fully below, in the interests of effective implementation of the Plan, Tower A Co. and Merrill Lynch have agreed to settle their respective claims relating to the POA. First, Tower A Co. and Merrill Lynch have agreed that Tower A Co. will assume, pursuant to section 365 of the Bankruptcy Code, the operator role and the operator component provisions of the POA. In connection with such assumption, and as required by section 365 of the Bankruptcy Code, Merrill Lynch will receive, to the extent it has not already received, the Merrill Lynch Escrow, and will retain and apply such money, which together with the remainder of the Merrill Lynch Settlement, will be in full satisfaction of the Arbitration Award.

          Further, Tower A Co. (and Tower B Co. pursuant to its Plan of Reorganization), in connection with its ground lease interest in the World Financial Center, will assume, pursuant to section 365 of the Bankruptcy Code, the POA and confirm that the POA (i) is a covenant that runs with the land and
(ii) will continue to bind the tenants of the World Financial Center and burden their tenancies for both prepetition and postpetition obligations.

                  b.       River Water By-Pass Agreement

          There is an agreement in principle among the WFC Tenants under the POA to construct, at a cost of $4 million, a redundant pipe to enable repair and maintenance of the main river intake without requiring numerous or lengthy shutdowns of HVAC operations. The costs of such construction are as follows:

                           o   Share of expenses (in 000s):

                               ML Affiliates                      $1,602(28)
                               American Express                    1,454
                               Tower A Co.                         1,592
--------

28 This figure includes $262,000 that was originally to be contributed by Tower B Leaseco. Pursuant to the Merrill Lynch Settlement, in return for the consideration passing to Merrill Lynch thereunder, Merrill Lynch has agreed to assume Tower B Leaseco's obligations under the River Water By-Pass Agreement.

                                    Retailco                              165
                                    Shared Areas                           87
                                                                       $4,900

                  c.       Tower B Sublease

          The ML Tenant had subleased approximately 615,000 square feet on floors 29-44 to Tower B Leaseco on a back-to-back basis (the "Tower B Sublease"). Tower B Leaseco had sub- subleased a substantial portion of the Tower B Sublease space to various tenants at substantial annual projected shortfalls from the amounts due under the Tower B Sublease. For a substantial period, Devco funded the shortfalls with respect to the Tower B Sublease in accordance with Devco's guaranty of same. Tower B Leaseco has not assumed the Tower B Sublease and the ML Tenant has terminated the Tower B Sublease. Termination of the Tower B Sublease gives rise to an unsecured claim in favor of the ML Tenant against Tower B Leaseco and, absent substantive consolidation, Devco, in their respective chapter 11 cases (in the case of Devco, pursuant to a guarantee of the Tower B Sublease) of approximately $83 million to $95 million.

          Tower B Leaseco's account has had on deposit approximately $2.5 million ($1.3 million as of Tower B Leaseco's Petition Date). Immediately prior to Devco's Petition Date, Devco and U.S. Finco funded approximately $930,000 to provide for Tower B Leaseco's shortfalls to the ML Tenant.

                  d.       Reimbursement Agreement

          In order to facilitate the financing of Towers B and D, Merrill Lynch agreed under each of the Merrill Lynch Tower B Lease and Merrill Lynch Tower D Lease to perform certain actions and make certain payments for the benefit of Tower B Co. and Tower D Co., respectively. In order to implement the true intent of Merrill Lynch' obligations in respect of Towers B and D, Tower B Co. and Tower D Co., respectively, entered into a Reimbursement Agreement with Merrill Lynch.

          Under the Tower B Reimbursement Agreement and the Tower D Reimbursement Agreement, Tower B Co. and Tower D Co. are each required to reimburse Merrill Lynch for, among other things, the amounts paid by Merrill Lynch for certain building-related operations and other expenses allocable to space in the building which is not part of the premises leased by Merrill Lynch. Included within such expenses are those related to the retail portions of Tower B and Tower D. The retail space of Tower B (which is comprised of approximately 126,000 square feet) is leased and operated by Retailco, an O&Y Affiliate, pursuant to the Retailco B Lease. The retail space of Tower D (which is comprised of approximately 83,000 square feet) is also leased and operated by Retailco pursuant to the Retailco D Lease.

          Furthermore, under the Reimbursement Agreement for Tower B, in addition to the above, Tower B Co. is required to reimburse the ML Tenant for the difference between a lower fair market rent and the specified rents for floors 26, 27 and 28 after October 1, 1998. Likewise, the ML Tenant is required to pay over to Tower B Co. any excess of fair market rent over specified rents for floors 26, 27 and 28 after October 1, 1998.

                  e.       Tower D Issues

          An affiliate of Merrill Lynch, HQ North, Inc. ("HQ North" or "Merrill Lynch Tower D Partner") is a 49% partner in Tower D. The Sumitomo Bank/Tower D Mortgage Loan is due in the year 2003. HQ North has certain limited consent rights with respect to refinancing the existing debt, which consent, under the Merrill Lynch Settlement, will not be unreasonably withheld.

          2. Terms of the Merrill Lynch Settlement

          In settlement of the issues between O&Y (U.S.) and Merrill Lynch, as set forth above, O&Y (U.S.) and Merrill Lynch will enter into the Merrill Lynch Settlement on the terms set forth below.

          On the Effective Date, and in accordance with the Tower B Co. Plan and the Restructuring Transactions to which Merrill Lynch is a party, the Merrill Lynch Settlement shall be effective. Under the Merrill Lynch Settlement, the following Claims of Merrill Lynch will be resolved and compromised in full and final settlement and disposition of all proofs of claim filed by Merrill Lynch in the Reorganization Cases of the Debtors and the reorganization cases of Tower B Co. and WFC Fincorp:

          (a) Merrill Lynch, through its designees on the Management Committee (as defined in the Project Operating Agreement) and as the beneficiaries of certain rights granted to them under section 27.02 of the Merrill Lynch Tower B Lease and section 27.02 of the Merrill Lynch Tower D Lease, shall consent to the assumption by Devco and Tower A Co. pursuant to section 365 of the Bankruptcy Code of the WFC Operator Component and the assignment of such WFC Operator Component to Newco LP in accordance with section 21 of the Plan. The O&Y Affiliates will confirm that the WFC Tenants Component of the Project Operating Agreement is a covenant that runs with the land and binds the parcel tenants of the World Financial Center and burdens their tenancies for both prepetition and postpetition obligations. To the extent that any portion or component of the Project Operating

Agreement is an executory contract, Devco and Tower A Co. shall assume such portion or component and assign such portion or component of the Project Operating Agreement to Newco LP and Merrill Lynch, through its designees on the Management Committee under the Project Operating Agreement, shall consent to such assumption and assignment. In accordance with section 365(b) of the Bankruptcy Code, Merrill Lynch/WFC/L, Inc. or its designee shall be entitled to the release of the funds held in the Merrill Lynch Escrow and the O&Y Affiliates shall release any and all Claims for the return of the funds held in the Merrill Lynch Escrow. The O&Y Affiliates will not seek or pursue any Claims for legal fees, the miswired electrical meter and the cost of time or money for personnel or other resources incurred in connection with the arbitration matters relating to the Tower D electricity charges. There will be no further action taken in connection with such arbitration of the Claims which are described therein or herein as against Merrill Lynch/WFC/L, Inc., and the O&Y Affiliates will assume responsibility for any third-party Claims arising by reason of any action that the O&Y Affiliates may take to collect or pursue such Claims from third parties.

          (b) Merrill Lynch/WFC/L, Inc. shall consent to the provisions of the Plan relating to Tower B Leaseco as set forth in sections 4.4 and 16 of the Plan and to the provisions of the Tower B Co. Plan relating to Merrill Lynch/WFC/L, Inc. as set forth therein. Merrill Lynch/WFC/L, Inc. shall consent to all Available Cash of Tower B Leaseco being used: (i) to pay in full Administrative Expense Claims, Allowed Priority Tax Claims and Allowed Priority-Non Tax Claims against Tower B Leaseco; (ii) thereafter, as a distribution on account of the Merrill Lynch/Tower B Leaseco Secured Claim equal to $502,000 to the Merrill Lynch Capital Fund to be held by Merrill Lynch and to be used to fund the River Water By-Pass Project and certain window and facade repairs required to be made to Tower B; and (iii) thereafter, to pay each holder of an Allowed General Unsecured Claim against Tower B Leaseco such holder's Ratable Proportion of the Available Cash of Tower B Leaseco, after giving effect to clauses (i) and (ii) above. Merrill Lynch will assert no other Claims against Tower B Leaseco in relation to the River Water ByPass Project or against Tower B Co. for the Tower B window and facade repairs currently under discussion as of the date hereof.

          (c) Merrill Lynch/WFC/L, Inc. shall have an Allowed General Unsecured Claim against Tower B Leaseco of $93,000,000 and, to the extent such Allowed General Unsecured Claim against Tower B Leaseco shall not receive a payment in full in accordance with section 16.4 of the Plan, Merrill Lynch/WFC/L, Inc. shall have an Allowed Unaffiliated Unsecured Claim against Devco arising from Devco's guarantee of the obligations of Tower B

Leaseco, which Allowed Claim shall be in an amount equal to the difference between $93,000,000 and the amount of any distributions received by Merrill Lynch/WFC/L, Inc. on account of its Allowed General Unsecured Claim against Tower B Leaseco and shall be provided a distribution thereon in accordance with section 7.11.1 of the Plan.

          (d) Merrill Lynch shall consent, pursuant to an instrument in form and substance satisfactory to the Debtors, the O&Y Affiliates, the Co-Proponents and Merrill Lynch, which instrument is to be filed with the Bankruptcy Court prior to the Confirmation Hearing, to the modification and amendment of the Tower D Co. Partnership Agreement, which modification and amendment will provide for the elimination of the debt service and principal limitations applicable to a refinancing of mortgage debt relating to Tower D as set forth in section 16 of such partnership agreement; provided, however, that any refinancing of mortgage debt relating to Tower D shall:

                       (i) permit annual partnership distributions of $11,379,000 to Merrill Lynch Tower D Partner; and

                       (ii) self-liquidate over the initial term of the Merrill Lynch Tower D Lease, which initial term is currently scheduled to expire on September 29, 2013.

Merrill Lynch will cooperate in effectuating such a financing on terms which are mutually acceptable (as determined in each party's sole discretion), provided that such modifications will result in no cost to Merrill Lynch. Such financing is a condition precedent to the Effective Date and is expected to take the form of a securitized rated debt.

          (e) Merrill Lynch shall consent, pursuant to an instrument in form and substance satisfactory to the Debtors, the O&Y Affiliates, the Co-Proponents and Merrill Lynch, which instrument is to be filed with the Bankruptcy Court prior to the Confirmation Hearing, to the modification and amendment of the Tower B Reimbursement Agreement and the Tower D Reimbursement Agreement, which modifications and amendments shall provide that:

                      (i) there will be a limitation of the recourse provisions of the Tower B Reimbursement Agreement and the Tower D Reimbursement Agreement such that the obligations under such agreements will only be recourse to Tower B Co. and Tower D Co., respectively;

                        (ii) the provisions of the Tower D Reimbursement Agreement will be guaranteed by Newco LP; provided, however, that such guarantee shall not cover matters for which Merrill Lynch Tower D Partner is obligated under the Tower D Co. Partnership Agreement;

                        (iii) the make-whole provisions relating to Floors 26, 27 and 28 of Tower B in the Tower B Reimbursement Agreement will be deleted; and

                        (iv) in connection with the Tower B refinancing contemplated by section 7.1 of the Tower B Co. Plan or any other refinancing of Tower B, Merrill Lynch/WFC/L, Inc. will cooperate with respect to modifications of the Tower B Reimbursement Agreement, including the agreement by Merrill Lynch not to pursue collection of amounts due or interest accruing thereon (such interest at the annual rate of prime plus 3% compounded monthly, payable from the due date) under the Tower B Reimbursement Agreement and the agreement by Merrill Lynch to subordinate and forbear its rights to pursue collection of such amounts due or interest accruing thereon through at least September 29, 2013; provided, however, with respect to any refinancing of the Funding Commitment Letter Loan (as defined in the Tower B Co. Plan) or the ML Lease Securitization (as defined in the Tower B Co.
                                 Plan) during the initial term of the Merrill
                                 Lynch Tower B Lease, if such refinancing provides for funds (after repaying any existing mortgage(s) and all expenses of refinancing) which are not to be used for Tower B building expenditures, including costs of leasing, then all accrued and unpaid amounts under the Tower B Reimbursement Agreement must be paid and WFC Tower B Co. LP must provide such reserves or other assurances satisfactory to Merrill Lynch that all amounts which thereafter may be payable under the Tower B Reimbursement Agreement will be paid; and provided, further, that any such forbearance will not in any way prejudice or impair in any way the validity or enforceability of Merrill Lynch's Claim under the Tower B Reimbursement Agreement.

                        (v) Retailco shall be primarily responsible to Merrill Lynch for the payment of all expenses of the retail spaces of Tower B and Tower D as such expenses are contemplated by the Tower B Reimbursement Agreement and the Tower D Reimbursement Agreement, and recourse to Retailco shall include access to Retailco's excess cash flow from its retail lease at Tower D; and

                        (vi) Section 9.01(e) of each of the Merrill Lynch Tower B Lease and the Merrill Lynch Tower D Lease shall be amended to provide in each case that the maximum loan condemnation amount shall be based on a schedule to be inserted which will match the amortization schedule of the financing to be placed on each of the leasehold interests in Tower B or Tower D, respectively, on or about the Effective Date (as defined in the Tower B Co.
                                 Plan) of the Tower B Co. Plan, with respect to Tower B, and the Effective Date of the Plan with respect to Tower D, subject to adjustment in the case of Tower B for the ML Lease Securitization (as defined in the Tower B Co. Plan).

          (f) In exchange for the consideration provided by Merrill Lynch in paragraphs (d) and (e) of above and in the Tower B Co. Plan, Merrill Lynch will elect on the Ballots to be distri- buted with respect to the Plan and the Tower B Co. Plan:

                           (i) a payment in Cash to Merrill Lynch/WFC/L, Inc. equal to $26,400,000, payable on the Effective Date, plus interest at the rate of 9% per annum for the period commencing on July 1, 1996 and ending on the Effective Date, or

                           (ii) a rent reduction on the Merrill Lynch Tower D
                                Lease equivalent to the Cash payment
                                determined in clause (i) of the immediately preceding paragraph, which will be recovered over a period of at least five (5) years following the Effective Date using an annual discount rate (payable monthly in advance) of 6.73%.

          (g) With respect to the Tower D Reimbursement Agreement:

                        (i) there shall be a first-priority nonrecourse pledge to Merrill Lynch of the equity in Tower D Co. owned, subject to the terms of section 7.4 of the Plan, directly or
                                 indirectly, by O&Y (U.S.), BPHI and/or Newco
                                 LP, as the successor to the O&Y Affiliates, to secure the obligations of Tower D Co. under the Tower D Reimbursement Agreement;

                        (ii)     any claim arising under the Tower D
                                 Reimbursement Agreement shall be subordinate only to the Tower D Mortgage Debt and no remedies will be exercisable against Tower D Co. until the Tower D Mortgage Debt is satisfied; and

                      (iii) until the Tower D Mortgage Debt is satisfied, Merrill Lynch will agree not to pursue collection of such amounts due or interest accruing thereon from any of the Entities owning Tower D under the Tower D Reimbursement Agreement; provided, however, that such forbearance will not in any way prejudice or impair the right of Merrill Lynch to pursue Newco LP, as guarantor, or impair in any way the validity or enforceability of Merrill Lynch's claim under the Tower D Reimbursement Agreement.
                                 Interest (at the annual rate of prime plus 3% compounded monthly) on such claim shall be payable from the due date.

          (h) The Shared Management Agreement for Tower D shall be modified to delete (effective as of July 1, 1996) 100% of the management fee (currently $227,000 annually). Merrill Lynch shall be provided an initial credit of $33,000, increasing by 3% annually, for a total initial credit of $260,000, against the operating and other costs payable by Merrill Lynch under such agreement, and, as modified, assumed and assigned to Newco LP. The present value of the amounts described in this paragraph shall be increased at a rate of 9% per annum from July 1, 1996 through the Effective Date.

          (i) With respect to any and all other agreements relating to the World Financial Center, Merrill Lynch shall agree to accept Newco LP or its designee as the successor to any O&Y Affiliate under such agreements. The following agreements, as amended and assigned, will be assumed and assigned by the Debtors to Newco LP under section 365 of the Bankruptcy Code:

                       (i)      The Shared Management Agreement relating to
                                Tower B;

                       (ii) The Shared Management Agreement relating to Tower D;

                       (iii) The Sublease dated September 29, 1988 between Devco and Merrill Lynch/WFC/L, Inc. for the Winter Garden and the Liberty Street Bridge and certain other portions of Tower B;

                       (iv) The Sublease dated February 26, 1988 between Devco and Merrill Lynch/WFC/L, Inc. for the central plant and certain other portions of Tower D;

                       (v) The Fire Safety Agreement dated February 26, 1988 between Merrill Lynch/WFC/L, Inc., Retailco and Devco; and

                       (vi) The Fire Safety Agreement dated September 29, 1988 between Merrill Lynch/WFC/L, Inc., Retailco and Devco.

          (j) Merrill Lynch shall incur no additional costs or risks or adverse impact with respect to the value of Tower D Co. as a result of any modifications to the leases and agreements to which Retailco is a party.

          (k) Merrill Lynch's obligation to proceed with the transactions contemplated under the Merrill Lynch Settlement is conditioned upon it being satisfied as to the assumption or rejection, as the case may be, of any agreements of the Debtors, Tower B Co. or WFC Fincorp to which Merrill Lynch is a party, and that such transactions will not result in (i) the termination of the Tower D Co. partnership for federal income tax purposes or (ii) the imposition of any other tax cost on Merrill Lynch (except as paid by the O&Y Affiliates).

          (l) Merrill Lynch agrees that it has no objection to the release by Tower B Co. and Tower A Co. of any receivables or payables owed to them by their partners or their Affiliates.

          (m) In exchange for the entirety of the consideration provided to Merrill Lynch in section 4.4 of the Plan and in the Tower B Co. Plan, Merrill Lynch will support and vote to accept the Plan as well as the Tower B Co. Plan (provided that Merrill

Lynch's treatment under such plan is consistent with the terms in the Plan and does not otherwise create additional cost to or adversely impact Merrill Lynch). Those portions of the foregoing specifically relating to Tower B Co. shall be effectuated under the Tower B Co. Plan. Merrill Lynch shall agree to the designation of Newco LP or any Affiliate thereof (or such other Entity as applicable) as the successor to any O&Y Affiliates at the World Financial Center. The O&Y Affiliates will continue to address all other operating issues between the O&Y Affiliates and Merrill Lynch to maximize the mutual benefits to the O&Y Affiliates and Merrill Lynch. The settlement of the matters set forth herein is subject to the documentation of same prior to the Confirmation Date mutually acceptable to the parties thereto.

G.       UNSECURED CREDITORS' AGREEMENT

          On the Effective Date and in accordance with the Restructuring Transactions, each holder of an Allowed Unaffiliated Unsecured Claim against the Consolidated Devco Entities shall be distributed consideration having a value equal to 8% of the amount of such Allowed Unaffiliated Unsecured Claim. Such consideration shall be comprised of (a) Class A Interests having a value on the Confirmation Date equal to 2.29% of such holder's Allowed Unaffiliated Unsecured Claim, and (b) a Convertible Note Interest having a value equal to 5.71% of such Allowed Unaffiliated Unsecured Claim.

          The Convertible Note shall include the following terms and conditions:

Borrower:                               Newco LP.

Lender: The Convertible Note Indenture Trustee on behalf of the holders of the Convertible Note Interests.

Face Amount: 5.71% of the aggregate amount of Allowed Unaffiliated Unsecured Claims and Disputed Unaffiliated Unsecured Claims in their Maximum Allowable Amounts.

Maturity:                               7-1/2 years from the Effective Date.

Interest Rate: 8% per annum until the second anniversary of the Effective Date; 9% per annum thereafter until maturity or prepayment. Interest to be paid quarterly in arrears.

                                        Interest shall accrue from
                                        the earlier of the
                                        Effective Date and December
                                        1, 1996.

Scheduled                               Amortization: None.

Security:                               None.

Recourse:                               The Convertible Note will be fully
                                        recourse to Newco LP.

Indenture:                              The terms of the Convertible Note will
                                        be set forth in a note indenture dated
                                        the Effective Date between Newco LP and
                                        the Convertible Note Indenture Trustee,
                                        such terms to include the terms set
                                        forth in section 7.11.1 of the Plan, and otherwise to be in a form that is reasonably satisfactory to the Debtors, the Co-Proponents, TIAA and the
                                        Creditors' Committee.

Pre-Payment:                            At any time and from time to time on or
                                        prior to the second anniversary of the
                                        Effective Date, the Convertible Note
                                        will be pre- payable in whole or in
                                        part, at Newco LP's option, without
                                        penalty. The Convertible Note Indenture
                                        Trustee will be provided at least thirty
                                        (30) days' advance notice of any
                                        proposed pre-payment (which notice shall be sent by the Convertible Note
                                        Indenture Trustee to each holder of a
                                        Convertible Note Interest) to provide
                                        such holder with time to elect to
                                        exercise its right to convert such
                                        interest into a Class A Interest (the
                                        "Conversion Right") prior to the
                                        pre-payment date. From and after the
                                        second anniversary of the Effective
                                        Date, the Convertible Note may only be
                                        pre-paid with the consent (or deemed
                                        consent) of the holders of Convertible
                                        Note Interests (such consent to be given on a holder-by-holder basis as to such holder's Convertible Note
                                         Interests).  The mechanics and
                                         timing of the aforementioned pre-
                                         payments will be set forth in the
                                         indenture for the Convertible Note.

                                         The net proceeds of any
                                         Post- Effective Date
                                         Capital Infusion shall be
                                         transferred (as a
                                         contribution or in the form
                                         of either debt or equity
                                         subordinated to the
                                         Convertible Note), directly
                                         or indirectly, to Newco LP.
                                         Newco LP shall apply any
                                         Post-Effective Date Capital
                                         Infusion (received by
                                         contribution or otherwise)
                                         to pre-payment of the
                                         Convertible Note (to the
                                         extent consented to or
                                         deemed consented to by such
                                         holders with respect to any
                                         such infusion occurring
                                         from and after the second
                                         anniversary of the
                                         Effective Date). The
                                         Convertible Note Indenture
                                         Trustee will be provided at
                                         least thirty (30) days'
                                         advance notice of the
                                         proposed pre-payment (which
                                         notice shall be sent by the
                                         Convertible Note Indenture
                                         Trustee to each holder of a
                                         Convertible Note Interest)
                                         to provide each holder with
                                         time to elect to exercise
                                         its Conversion Right.

                                         The pre-payment provisions
                                         of the preceding paragraph
                                         shall not apply with
                                         respect to contributions of
                                         capital (whether in the
                                         form of debt or equity) on
                                         an emergency basis, the
                                         nature of such emergency
                                         events to be agreed upon
                                         and set forth in the
                                         indenture for the
                                         Convertible Note.

Conversion Right:                        The Conversion Right will be
                                         exercisable at any time and from
                                         time to time only upon the written
                                         notice (the "Conversion Notice")
                                         from a holder of Convertible Note
                                         Interests.  The Conversion Notice
                                         will be required to be delivered by
                                        such holder (each, an "Exercising
                                        Holder") to the Convertible Note
                                        Indenture Trustee who, promptly upon
                                        receipt of such notice, will be required to notify Newco LP thereof. The timing and other mechanics of the exercise of the Conversion Right will be set forth in the indenture for the Convertible Note and will be designed, among other things, to allow for the exercise of such right in connection with any voluntary prepayment, or mandatory prepayment with the proceeds of certain Post-Effective Date Capital Infusions as provided above, in each case prior to the second anniversary of the Effective Date. Each Exercising Holder will be entitled to receive upon conversion of its Convertible Note Interests that percentage of Class A Interests that is determined by dividing the principal amount plus accrued interest outstanding with respect to the Convertible Note Interests tendered for conversion by a conversion price to be determined on the Effective Date based on the reorganization price per Class A Interest issued on the Effective Date, adjusted in accordance with the anti-dilution protections set forth below under "Anti-Dilution Protections." If Newco LP reasonably determines that applicable law would require Newco LP to withhold any taxes otherwise payable by the relevant Exercising Holder in respect of the conversion of a Convertible Note Interest, each Exercising Holder shall be required to fund such tax withholding as a condition to the exercise of its Conversion Right.

Anti-Dilution
Protection:                             If a subsequent issuance of equity or
                                        securities exchangeable for or
                                        convertible into equity of Newco LP
                                        occurs, then the conversion price shall
                                        be adjusted to the extent appropriate
                                        pursuant to a standard formula to be
                                        agreed upon in accordance with customary anti- dilution provisions. In addition, if the Newco LP Equity Interests are changed into or exchanged for a different number or kind of securities of or interests in Newco LP or of another Entity or for Cash and/or other property or any combination thereof by reason of a merger, consolidation, recapitalization, reclassification, combination of interests, exchange of interests or otherwise, the interests subject to the Conversion Right shall be appropriately and equitably adjusted in number and kind (to the extent then unexercised) such that the right to purchase such interests shall thereafter be exercisable for such other securities, Cash and/or other property as would have been received for the interests subject to the Conversion
                                        Right had the right to purchase such
                                        interests been exercised in full
                                        immediately prior to such transaction.
                                        Any such adjustment will be made
                                        successively each time a transaction
                                        described in the immediately preceding
                                        sentence is consummated.

Covenants:                              Until such time as Newco LP shall have
                                        delivered a pre-payment notice providing for payment in full of all outstanding amounts under the Convertible Note
                                        (regardless of whether the holders of
                                        Convertible Note Interests shall have
                                        elected to accept such pre-payment), and funded (or set aside sufficient amounts to fund) the payments required to be made to holders that elect to accept such pre-payment (a "Full Payment
                                        Triggering Event"), no restricted
                                        payments, such as redemptions of Equity
                                        Interests in Newco LP (other than
                                        conversions or exchanges of Class B
                                        Interests into or for Class A Interests) or distributions of any kind in respect of equity or subordinated debt (by contract or structure) shall be made by Newco LP, except in respect of (a) Tax
                                        Advances or Withholding Advances or (b)
                                        distributions of Equity Interests in
                                        connection with an executive
                                        compensation plan adopted post-
                                        Effective Date by the Board of Directors of Managing GP.

                                        No Affiliate transactions other than on
                                        arm's length terms will be permitted;
                                        provided, however, that banking and
                                        investment banking transactions that are concluded as part of a public offering, securi- tization, syndication or similar distribution in which non-affiliated financial intermediaries participate shall be presumed to be on arm's length terms but only to the extent that the relevant Affiliates participate on the same basis and capacity as the non-affiliated financial intermediaries.
                                        Any dispute as to whether any such
                                        Affiliate transaction is arm's length
                                        shall be resolved by binding arbitration pursuant to procedures to be described in the indenture for the Convertible Note.

                                        The Convertible Note Indenture Trustee
                                        shall be provided financial information
                                        relating to Newco LP and certain of its
                                        Affiliates to be identified and agreed
                                        upon by the

                                        Debtors, the Co-Proponents and the
                                        Creditors' Committee.

                                        The indenture for the Convertible Note
                                        will contain other standard covenants,
                                        representations and warranties to be
                                        agreed upon by the Debtors, the
                                        Co-Proponents and the Creditors'
                                        Committee.

                                        Tag-Along Rights: The holders of Class A
                                        Interests shall be provided tag-along
                                        rights in accordance with section 18.13
                                        of the Plan.

H.       REICHMANN SETTLEMENT

          1. Reichmann Family Involvement With the U.S. Operations

          From its inception in the late 1950's until the summer of 1992, Olympia & York was a largely private, closely held "family" business. Members of the Reichmann Family, including Paul Reichmann, Albert Reichmann and Ralph Reichmann, held substantially all of the equity interests in OYDL, the ultimate parent corporation of, among other entities, the entities comprising the U.S. Operations. Given the substantial equity interests held by the Reichmann Family in OYDL, certain of its members were highly active in the management of the assets of OYDL and its subsidiary corporations. Indeed, until late 1992, Paul Reichmann and his brother Albert Reichmann were directly and significantly involved in the management of the U.S. Operations. Furthermore, both Paul and Albert Reichmann had been members of the Boards of Directors or other governing body of every significant entity in the U.S. Operations.

          Financial information and other corporate information about Olympia & York was not generally available to the public and was made available only as required by lenders and other financial institutions extending credit accommodations to one or more of the Olympia & York entities, including the U.S. Operations. Paul Reichmann was also heavily involved in the development of many of these financing arrangements. Furthermore, both Paul and Albert Reichmann played integral roles in making investment and other business decisions for the U.S. Operations and were directly involved in negotiating financing arrangements for various of the real estate holdings owned by the U.S. Operations. Throughout the 1980's, Paul and Albert Reichmann were also involved in directing the U.S. Operations to make certain large charitable contributions. As a consequence of their involvement with the U.S. Operations as officers, directors and shareholders, Paul, Albert and other members of the Reichmann Family had fiduciary responsibilities to the entities comprising the U.S. Operations (excluding certain partnerships with unrelated third parties).

         2.       Treatment of the Reichmann Family
                  Related Claims Under the CCAA Plan

          As part of the CCAA Plan, Paul Reichmann and the other members of the Reichmann Family were released by the Canadian creditors from all claims arising out of their relationship with OYDL, its Canadian affiliates and the Canadian Debtors. This release of claims followed substantial disclosure of various transactions between certain of the Olympia & York related participants in the CCAA Plan and the Reichmann Family in the Information Circular (the Canadian equivalent of a disclosure statement) which was used to solicit votes on the CCAA Plan. The Information Circular revealed, among other things, that (i) substantial direct loans had been made by various of the subsidiaries of OYDL and the Canadian Debtors to members of the Reichmann Family which obligations were still outstanding, and (ii) substantial intercompany receivables existed between certain of the affiliates of OYDL, the Canadian Debtors, the Reichmann Family and certain Reichmann Family controlled entities, including P.R.F. Corp., A.R.F. Corp., R.R.F. Corp. and R. Investment Corp. (collectively the "Reichmann Family Corps.").

          In addition to the releases discussed above, the CCAA Plan provided for (a) the continued ownership of OYDL by the Reichmann Family, but delegated management of OYDL to Coopers & Lybrand OYDL, Inc./Limited, a court-appointed administrator for OYDL under the CCAA Plan; and (b) the issuance of a note by O&Y 25 Realty Co., guaranteed by 25 Realty LP and secured by all the assets of 25 Realty LP (the "25 Realty Note"). The 25 Realty Note is in the amount of $124.4 million (the amount of the debt owed by 25 Realty to OYDL), is due in full in ten years from the date of the consummation of the CCAA Plan for OYDL and bears no interest for the first five years. Both O&Y 25 Realty Co. and 25 Realty are entities in which the equity interests are entirely held by certain of the Reichmann Family Corps. The CCAA Plan did not in any way exculpate the Reichmann Family Corps. from their liability on account of the 25 Realty Note.

          Under the CCAA Plan, no claims were made against the Reichmann Family for breach of fiduciary, fraud, mismanagement or the like.

         3.       Claims of the U.S. Operations
                  Against the Reichmann Family

          As described above, Paul Reichmann, Albert Reichmann and other Reichmann Family members and related business enterprises and corporations had three established relationships with the U.S. Operations prior to the commencement of the Canadian Debtors chapter 11 cases in May, 1992. It is out of these relationships that the claims of the U.S. Operations against the Reichmann Family first arose. These claims can be separated into four distinct categories:

                  1. Direct Claims. The Reichmann Family had direct financial relationships with the U.S. Operations. Most significantly, the books and records of the U.S. Operations reflect advances made to, or on behalf of, identified members of the Reichmann Family (the "Direct Claims").

                  2. Intercompany Claims. The books and records of O&Y (U.S.) reflect intercompany claims on account of minority interests owned by certain special purpose entities holding interests in one or more of the partnerships owning 55 Water Street, 125 Broad Street and 320 Park Avenue (the "Building Corps.")(29). Each of the Building Corps. is owned or controlled by the Reichmann Family. In addition, there are certain intercompany claims on account of minority interests and/or other financial relationships between O&Y (U.S.) and 25 Realty Company, L.P., A.R.F. Corp. and Broad Street Holding Company, L.P.

                  3. General Partner Liabilities. Prior to 1992, the Reichmann Family had determined to own the U.S. Operations in partnership form such that the primary equity interests in the U.S. Operations were in the form of limited partnership interests in Equityco, Devco and Finco. These partnership interests were held by U.S. Holdings, a general partnership which was 80% owned by Realty Corp., a wholly owned subsidiary of OYDL, and 20% by 25 Realty, which is indirectly owned by the Reichmann Family Corps.

                  As a result of this ownership structure, there are liabilities owed by 25 Realty to one or more of

--------

29 In each of the Building Corps., OYDL owned preferred stock, which has since been transferred to the Reichmann Family or entities controlled by the Reichmann Family.

                  Equityco, Devco, Finco and U.S. Holdings which are based upon the partnership structure and a "pass-through" of such intercompany obligations through U.S. Holdings to its general partners, Realty Corp. and O&Y 25 Realty Co.(30).

                  4. Breach of Fiduciary Duty/Liability Claims. Due to the role of Paul Reichmann, Albert Reichmann and other members of the Reichmann Family as officers, directors and direct participants in the management of the U.S. Operations prior to the summer of 1992, the U.S. Operations may have certain causes of action for actions or omissions that such Reichmann Family members caused to occur (or caused to be omitted) which adversely affected the U.S. Operations. Such claims may include: (i) claims arising as a result of a breach of fiduciary duty to the U.S. Operations by certain of the members of the Reichmann Family, (ii) claims for fraud, and (iii) liability claims for intentional or grossly negligent mismanagement of the U.S. Operations.

         4.       Debtors' Assessment of the Viability of
                  Claims Against the Reichmann Family

          Assessment of the Intercompany Claims. As of December 31, 1995, according to the books and records of O&Y (U.S.), the intercompany claims on account of minority interests between O&Y (U.S.) and the Building Corps and 25 Realty Company L.P. are approximately as follows:

                  o Claims by the Building Corps. against O&Y (U.S.) -- $14,700,000.

                  o Claims by O&Y (U.S.) against the Building Corps. -- $22,000,000.

                  o Claims by 25 Realty Co. L.P. against O&Y (U.S.) -- $12,400,000.

          As of December 31, 1995, on account of other financial relationships, O&Y (U.S.) has claims against 25 Realty Corp. L.P. and A.R.F. Corp. approximately as follows:

--------

30 As stated above, the ultimate general partners of O&Y 25 Realty Co. and 25 Realty are the Reichmann Family Corps. Thus any liability of O&Y 25 Realty Co. or 25 Realty on the above described intercompany obligations run to their ultimate general partners -- the Reichmann Family Corps.

                  o Claims against 25 Realty Corp. L.P. -- $3,275,000 (excluding 125 Broad Street).

                  o Claims against A.R.F. Corp. -- $1,660,000 (re: Old Bridge Lands)

                  o Claims against Broad Street Holding Co. L.P. -- $1,550,000 (re: 125 Broad Street).

          Assessment of the Direct Claims. As of April 30, 1996, these claims are approximately $11 million, consisting primarily of claims arising from Reichmann Family member guarantees of obligations of an entity called MAT Investments ("MAT") and loans for the benefit of charitable institutions and other third parties. The Reichmann Family contends that these should be treated as obligations of O&Y (U.S.) and not of them personally. The better argument is that these were personal obligations of the Reichmann Family. To establish these claims, however, would require extensive litigation. MAT has no assets available as a source of any recovery.

          Assessment of the General Partner Liability Claims. The largest source of liability on such claims by the Reichmann Family Corps. to O&Y (U.S.) arises from their liability as indirect general partners of 25 Realty Corp. L.P. responsible for the substantial claims held by Devco, Equityco and Finco against U.S. Holdings. The amount of this claim is approximately $278 million. Except as set forth in the next sentence, a review of the assets of these entities confirms that they have virtually no ability to meet these substantial obligations to O&Y (U.S.). A.R.F. Corp., however, will hold claims against Devco and Realty Corp. that were previously owned by Svenska Handelsbanken and Bank Leumi pursuant to transactions that were approved by the Bankruptcy Court in the November, 1993. The Bank Leumi claim against Consolidated Devco is in the approximate amount of $19 million. The Svenska Handelsbanken claim against Realty is in the approximate amount of $15 million. O&Y (U.S.) believes that these claims have value both under the Plan and as potential currency in settlements.

          Assessment of the Breach of Fiduciary Duty/Liability Claims. As discussed above, the investigation and disclosure that preceded the CCAA Plan revealed that Paul, Albert and other members of the Reichmann Family were extensively involved in the day-to-day management of both OYDL and O&Y (U.S.). Consequently, as both OYDL and O&Y (U.S.) were in the vicinity of insolvency, members of the Reichmann Family may have had a fiduciary duty to creditors of such entities. As part of its assessment of the fiduciary duty claims, O&Y (U.S.) focused on the major transactions occurring from late 1989 through the present which involved the sale of a major asset or the making of a financial accommodation to O&Y (U.S.) to determine whether such transaction constituted a breach of fiduciary duty by any member of the Reichmann Family or, alternatively, whether any member of the Reichmann Family was otherwise liable for negligence or fraud in connection with the transaction. Specifically, O&Y (U.S.)'s review focused on the following transactions: the acquisition by BPHI of its interests in the World Financial Center; the investment by Dragon in 60 Broad Street; the transactions surrounding the making of the Club Loan; the transactions surrounding the making of the loan by Svenska Handelsbanken to U.S. Holdings and the loan made by Bank Leumi to Devco (both of which loans are in the process of being acquired by the Reichmann Family); the transactions surrounding the loan made by CIBC secured by certain subordinate mortgages and equity pledges in OLP and a first mortgage covering 1250 Broadway; and the sale of certain yen forward contracts which were originally purchased as a hedge against the currency exchange rate exposure associated with the Tower B Notes.

          All of the parties affected by these transactions have either: (i) settled their claims with O&Y (U.S.) (and such settlements are reflected in the Plan); (ii) already released (pursuant to the CCAA Plan), or have agreed to release, Paul Reichmann and the other members of the Reichmann Family who are potentially liable on such claims; or (iii) sold the claims relating to such transactions (i.e., the purchase by the Reichmann Family of the Svenska Handelsbanken loan to U.S. Holdings and the Bank Leumi loan to Devco). Based on its review as well as these circumstances, O&Y (U.S.) believes that little, if anything, would be gained for the Debtors estates through the continued pursuit and prosecution of these breach of fiduciary claims.

          5. Reichmann Family Claims Against the U.S. Operations

          The Reichmann Family and the Reichmann Family Corps. assert claims, directly and indirectly, against the U.S. Operations (the "Reichmann Claims"), including but not limited to, claims against Equityco which have been identified in the chapter 11 case of 125 Broad Street in favor of DMML Limited ("DMML") and 608863 Ontario, Inc. ("608863") and which arise from, or are related to, the partnerships among DMML, 608863 and/or Realty Corp. and one or more entities constituting the U.S. Operations.

          6. Terms of the Reichmann Settlement

          In compromise of both the claims of the U.S. Operations against the Reichmann Family and the Reichmann Family Corps. and the claims of the Reichmann Family and the Reichmann Family Corps. against the U.S. Operations, a settlement agreement has been reached (the "Reichmann Settlement"). The Reichmann Settlement contemplates (i) mutual releases of claims between the U.S. Operations, the Reichmann Family and the Reichmann Family Corps. (exclusive of the claims held by O&Y (U.S.) against O&Y 25 Realty Co. and 25 Realty, although the Reichmann Family Corps. are to be exculpated from any affirmative liability for the O&Y (U.S.) Claims), (ii) continuing cooperation from the Reichmann Family on a number of disputes between O&Y (U.S.) and others, notably Coopers & Lybrand OYDL, Inc./Limited, by providing information and testimony to assist O&Y (U.S.) in successfully resolving such disputes; and (iii) giving O&Y (U.S.) control over the disposition and value represented by the Svenska Handelsbanken and Bank Leumi claims (collectively, the "Reichmann Bank Claims").31 The benefits to be derived from the Reichmann Settlement, in the Debtors informed business judgment, outweigh the cost of releasing potential claims against the Reichmann Family, especially given the Reichmann Family's asserted challenge to such claims.

          The terms of the Reichmann Settlement are as follows:

          On the Effective Date, the Reichmann Entities shall release the Reichmann Claims. On the Effective Date, the Debtors, the Debtors in Possession and the O&Y Affiliates shall release the O&Y (U.S.)/Reichmann Claims to the extent that such Claims have not otherwise been released pursuant to section 4.1 of the Plan or as a Restructuring Transaction pursuant to section 18 of the Plan. The release provided in the preceding sentence shall not in any way release O&Y 25 Realty Company, O&Y 25 Realty Company, L.P. or U.S. Holdings from any Liabilities; provided, however, that the Reichmann Entities shall be exculpated from all Liabilities arising from the status of one or more of the Reichmann Entities as a direct or indirect partner of O&Y 25 Realty Company, O&Y 25 Realty Company, L.P. and U.S. Holdings, leaving the O&Y Affiliates and its successors with recourse only to the assets of O&Y 25 Realty Company, O&Y 25 Realty Company, L.P. and U.S. Holdings. Notwithstanding the foregoing, the

--------

31 It should be noted that Coopers & Lybrand OYDL, Inc./Limited has asserted that it owns the aforementioned Reichmann Bank Claims. The Debtors dispute this assertion and believe that the order of the Bankruptcy Court, among other things, demonstrates that the Debtors do, indeed, own these claims.

release and exculpation provided for in section 4.7 of the Plan shall not prohibit the use by one or more of the Debtors, the Debtors in Possession and the O&Y Affiliates of the O&Y (U.S.)/Reichmann Claims as an affirmative defense or a counterclaim; provided, however, that any such defense or counterclaim shall be used for purposes of offset or recoupment only and shall not provide a basis for any affirmative recovery against any Reichmann Entity.

          If A.R.F. Corp. acquires title to the Reichmann Bank Claims from Svenska Handelsbanken and Bank Leumi prior to the Effective Date, A.R.F. Corp. shall subordinate the Reichmann Bank Claims to Allowed General Unsecured Claims against Consolidated Devco and/or Consolidated Realty Corp., as the case may be (with the effect that the Reichmann Bank Claims shall receive no distribution under the Plan), or transfer the Reichmann Bank Claims as directed by one or more of the Debtors, the Debtors in Possession and the O&Y Affiliates.

          If A.R.F. Corp. does not acquire title to the Reichmann Bank Claims prior to the Effective Date, the Svenska Claims will be reserved for in the Class 8.6 Disputed Claims Equity Escrow and the Bank Leumi Claims will be reserved for in the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow. The Disbursing Agent shall continue to maintain reserves on account of the Reichmann Bank Claims until such time as Svenska Handelsbanken and Bank Leumi shall have elected to either (a) receive the Old Bridge Lands in full satisfaction of their respective interests in such Claims or (b) receive the respective distributions reserved for on account of the Svenska Claims and the Bank Leumi Claims. Such election shall determine title to the Svenska Claims and the Bank Leumi Claims.

          In the event Svenska Handelsbanken and Bank Leumi elect to receive the treatment provided in clause (a) of the preceding paragraph, Svenska Handelsbanken and Bank Leumi shall transfer the Reichmann Bank Claims to A.R.F. Corp. and A.R.F. Corp. shall subordinate such Claims to Allowed General Unsecured Claims against Consolidated Devco and/or Consolidated Realty Corp., as the case may be (with the effect that the Reichmann Bank Claims shall receive no distribution under the Plan), or transfer the Reichmann Bank Claims as directed by one or more of the Debtors, the Debtors in Possession and the O&Y Affiliates. In this event, the reserves established on account of the Reichmann Bank Claims will be released to the Co-Proponents.

          In the event Svenska Handelsbanken and Bank Leumi elect to receive the treatment provided in clause (b) of the second preceding paragraph, (a) Svenska Handelsbanken will receive a distribution on account of the Svenska Claims from the Class 8.6

Disputed Claims Equity Escrow and (b) Bank Leumi will receive a distribution on account of the Bank Leumi Claims from the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow. In consideration of such distributions, on the Effective Date, Svenska Handelsbanken and Bank Leumi shall transfer their rights under the mortgages relating to the Old Bridge Lands to A.R.F. Corp. and A.R.F. Corp. shall transfer such mortgages to Newco LP or its designee. In the event of such transfers, the Reichmann Entities agree to sell the Old Bridge Lands as directed by Newco LP or its designee.

          In addition to the foregoing:

          (a) The Reichmann Entities shall provide to the Debtors a letter in the form previously provided to the Debtors by counsel for the Reichmann Entities describing the financial condition of MAT Investment, Inc.

          (b) The Family Corps. shall provide to the Debtors their most recent financial statements and journal entries reflecting significant transactions subsequent to the date of such financial statements in the form actually maintained by the Family Corps. in the operation of their respective businesses.

          (c) The Reichmann Entities shall cooperate in all reasonable requests made by the Debtors to assist them in prosecuting this Plan and any requests to preserve and protect the assets of the Debtors, the Debtors in Possession and the O&Y Affiliates; provided, however, that, in no event shall this agreement to cooperate require any Reichmann Entity to take any action which could create, impose or otherwise result in any liability to any Reichmann Entity. At the request of one or more of the Debtors or their respective successors, such cooperation shall include:

                           (i) Albert Reichmann shall provide testimony and any existing and available documentary evidence relating to the management and control of OYREUSA, Baden and Realty Corp. in connection with the substantive consolidation of such Entities; and

                           (ii)  Subject to any required consent of and
                                 receipt of any required waivers by Coopers &
                                 Lybrand OYDL, Inc./Limited for (or any other person authorized to act on behalf of) OYDL, OYDL's Canadian counsel shall provide information concerning the tax history and reporting provisions of Realty Corp., Devco Canada, Equity Canada and SF Holdings, including the history of significant transactions and assist in the defense of any actions prosecuted or Claims asserted by OYDL or Coopers & Lybrand OYDL, Inc./Limited to establish or collect on Claims against SF Holdings.

          (d) If requested by one or more of the Debtors, the Debtors in Possession, the O&Y Affiliates or Newco LP, the Reichmann Entities shall cause the current owners of the capital stock of OYDL, if provided the opportunity at no out-of-pocket cost to such owners and provided that there are no adverse tax consequences to such owners, to receive and hold, directly or indirectly, the capital stock of Realty Corp. in the same proportions as such owners currently hold such stock. The Reichmann Entities shall, and shall cause the direct and indirect beneficial owners of the stock of Realty Corp. (including, to the extent the Reichmann Entities are able, OYDL) to, refrain from taking any action that would result in an "ownership change" of Realty Corp. within the meaning of section 382 of the IRC.(32)

          (e) In the event that subsequent to the Effective Date, Coopers & Lybrand OYDL, Inc./Limited or any other person claiming by, through, or under OYDL or any successor holder of the 25 Realty Note, shall maintain any action or proceeding challenging the enforceability or propriety of the transfer or subordination of the Reichmann Bank Claims in accordance with this settlement, or to impose any Liability on any Reichmann Entity as a result of such transfer or subordination, Newco LP shall defend any such action and shall hold the Family Corps. and each and every Reichmann Entity harmless from any and all Claims, debts or Liabilities based upon, arising out of and related to such transfer or subordination.

I.       TIAA LITIGATIONS AND TIAA SETTLEMENT

          The Debtors have been involved in several litigations commenced by TIAA arising primarily out of allegedly breached loan commitments between certain of the Debtors and TIAA. The Debtors and TIAA have been negotiating a settlement of these litigations and, as a result of such negotiations a consensual settlement of these litigations has been reached. The substance of the litigations is described below and the settlement reached

--------

32 It is contemplated that the Debtors will only make a request pursuant to this section of the Reichmann Settlement in the event that Coopers & Lybrand OYDL, Inc./Limited does not object to such request.

between the Debtors and TIAA, as embodied in the Plan, is also discussed.

         1.       Tower A Related Litigation

                  a.       The TIAA/Tower A Co. Litigation and the TIAA
                           Lift Stay Motion

          In June 1984, TIAA commenced an action against Tower A Co. in the Supreme Court of the State of New York (the "State Court") before the Honorable Justice Herman Cahn, Justice of the State Court, entitled Teachers Ins. & Ann. Ass'n. v. WFC Tower A Co. (formerly known as Olympia & York Battery Park Company), O&Y Battery Park Corp. and O&Y (U.S.) Development Company, L.P., Index No. 14617/86 (the "State Court Action"), alleging that Tower A Co. breached a certain loan commitment agreement. The factual basis for such action follows. On March 9, 1983, TIAA and Tower A Co. entered into a loan commitment agreement (the "Loan Commitment") pursuant to which TIAA was to provide a $250 million loan to Tower A Co. as permanent financing for Tower A. The loan was to be secured by a first mortgage on Tower A. Subsequent to the execution of the Loan Commitment, TIAA and Tower A Co. failed to close the transaction contemplated therein.

          Justice Cahn bifurcated the non-jury trial of the State Court Action into one phase on liability and a second on damages. The liability phase of the State Court Action commenced in May 1989 and concluded in September 1989. In June 1992, the State Court held that the Defendants had breached the Loan Commitment. The issue of damages was left to a separate trial. Thereafter, the State Court held a second lengthy non-jury trial on the issue of damages. The damages phase of the State Court Action commenced in November 1992, concluded in June 1993, and was decided in favor of TIAA in February 1996 (see discussion below).

          On October 23, 1995, TIAA filed a motion in the Bankruptcy Court for entry of an order pursuant to 11 U.S.C. ss. 362(d)(1) modifying the automatic stay provided under 11 U.S.C. ss. 362(a)(1) for the single and limited purpose of permitting Justice Cahn to render a decision and enter a judgment on damages in the State Court Action. After a hearing to consider the relief requested, on November 8, 1995, and pursuant to an agreement between Tower A Co. and TIAA, the Bankruptcy Court modified the automatic stay to permit the State Court to issue the decision and judgment, but further ordered that, inter alia, TIAA could take no action to enforce such judgment and that entry of the judgment was without prejudice to the rights of the Debtors to object to TIAA's claims arising therefrom.

          On February 9, 1996, Justice Cahn issued a decision, which was entered as a judgment on February 22, 1996, in which he found TIAA entitled to a judgment in the amount of $41,160,779.00, plus prejudgment interest in the amount of $38,536,638.38 and costs in the amount of $1,275.00 for a total award of $79,698,692.38 (the "Judgment"). On April 3, 1996, the Bankruptcy Court entered an order permitting TIAA to apply approximately $19 million in funds, held by TIAA in an escrow established pursuant to the order of the State Court as security for any recovery that TIAA might have in the State Court Action, in partial satisfaction of the Judgment. TIAA has applied the funds in the manner approved by the Bankruptcy Court's order and the unsatisfied portion of the Judgment has been reduced to approximately $60 million.

          Since the Judgment was entered by the State Court, a variety of motions have been filed by both Tower A Co. and TIAA with respect to issues relating to the treatment of TIAA's claim, based upon the Judgment, in Tower A Co.'s chapter 11 case. First, TIAA has filed six proofs of claim in various of the Debtors' cases claiming that such Debtors are liable to it on the Judgment. The Debtors have filed an objection to such claims stating that all, or substantially all, of TIAA's claim evidenced by the Judgment should be disallowed pursuant to section 502(b)(2) of the Bankruptcy Code as a claim for "unmatured interest". With the consent of the Debtors and the Bankruptcy Court, TIAA has not yet responded to such objection.

          Furthermore, in March 1996, the Debtors timely filed a notice of appeal of Justice Cahn's decisions on liability and damages in the State Court Action with the Appellate Division of the Supreme Court of the State of New York, First Department. TIAA has filed a notice of cross-appeal with the same court. No date for a hearing on such appeals has been set by the Appellate Division. The claims described above have been settled by TIAA and the Debtors, as discussed below.

                  b.       Tower A Co.'s Motion for an
                           Injunction Preventing TIAA from
                           Commencing Postpetition Litigation
                           To Recover Interest on the Judgment

          By complaint dated April 18, 1996, TIAA commenced an action (the "Postpetition Litigation") in the Supreme Court of the State of New York, styled Teachers Ins. & Ann. Ass'n of America v. Battery Park Holdings, Inc., O&Y Tower A Holding Company, Tower A Limited Partnership and Tower A Associates, Index No. 602010/96 (the defendants in such action being referred to herein as the "Nondebtor Defendants"), against the Nondebtor Defendants to enforce the alleged liability of the Nondebtor

Defendants, as general partners of Tower A Co., for the portion of the Judgment that constitutes statutory prejudgment interest pursuant to sections 5001 and 5004 of the New York Civil Practice Law and Rules (the "CPLR"). TIAA further demanded judgment against BPHI, Tower A Holding and TALP for post judgment interest that has accrued and may continue to accrue from the entry of the Judgment pursuant to section 5003 of the CPLR. All such amounts sought by TIAA in the TIAA Postpetition Litigation are hereinafter referred to as the "Alleged Claims". As of the date hereof, and with the consent of TIAA and the Bankruptcy Court, none of the Nondebtor Defendants has filed an answer to TIAA's complaint in the Postpetition Litigation. On May 15, 1996, BPHI filed a motion to dismiss the Postpetition Litigation as against BPHI.

          In response to the commencement of the Postpetition Litigation by TIAA, on May 14, 1996, the Debtors commenced an adversary proceeding against TIAA in the Bankruptcy Court seeking, among other things, a permanent injunction against TIAA which would prevent it from pursuing the Postpetition Litigation. In support of the request for a permanent injunction, the Debtors claimed that the commencement of the Postpetition Litigation was nothing more than an effort by TIAA to circumvent the protections of the Bankruptcy Code, and, in particular, the automatic stay provisions under section 362(a) thereof. Fundamentally, the Debtors claimed, certain of the Debtors are the real parties in interest whose assets TIAA seeks to recover in the Postpetition Litigation.

          In support of these arguments the Debtors claimed that there are certain debtor obligees (the "Debtor Obligees") who would be liable to TIAA should TIAA succeed in the Postpetition Litigation against the Nondebtor Defendants, to wit:

                  (1) Tower A Holding became a general partner of Tower A Co. on December 28, 1989. Devco holds a 49.65% general partnership interest, Devco GP holds a .25% general partnership interest, and Tower Corp. holds a 1.146699% general partnership interest in Tower A Holding. Additionally, Devco GP and Devco Canada are general partners of Devco. Thus, each of these entities, who are Debtors in these chapter 11 cases, are potentially liable for any adverse judgment against Tower A Holding.

                  (2) TALP became a general partner of Tower A Co. on July 31, 1987. Until October 10, 1995, OYREUSA held a 1% general partnership interest in TALP.
                           Since October 10, 1995, a wholly-owned subsidiary of OYREUSA has owned this 1% general partnership interest. Thus, OYREUSA, which is a Debtor in these chapter 11 cases, could be liable (or its estate negatively impacted to the extent that its subsidiary is liable) for any adverse judgment and is obligated to defend the Postpetition Litigation.

                  (3) Tower A Associates became a general partner of Tower A Co. on August 15, 1985 and remained a general partner until July 31, 1987. During part of the period for which TIAA seeks recovery against Tower A Associates (from June 30, 1986 to July 31, 1987), OYREUSA was a general partner of Tower A Associates. Consequently, OYREUSA, which is a Debtor in these chapter 11 cases, may be liable for all or part of any judgment against Tower A Associates and is obligated to defend the Postpetition Litigation.

                  (4) BPHI became a general partner of Tower A Co. on December 29, 1989. Pursuant to that certain contract of sale, dated December 29, 1989, Devco indemnified BPHI, inter alia, from any liability, claim or damages in connection with the State Court Action. Thus, Devco would be liable for any judgment against BPHI for the Alleged Claims. Also, BPHI is the beneficiary of certain releases and injunctions contained in the Plan.

          Furthermore, the Debtors alleged, the Debtor Obligees are general partners of the Nondebtor Defendants other than BPHI, and Devco has indemnified BPHI from the very claims being pursued by TIAA in the Postpetition Litigation. TIAA apparently asserts that the Nondebtor Defendants are liable for the Alleged Claims as general partners of Tower A Co. While the Debtors contest this assertion, if TIAA is correct, then to the extent that any of the Nondebtor Defendants has insufficient assets to satisfy its pro rata portion of the Alleged Claims, some or all of the Debtor Obligees will be liable for the Alleged Claims under applicable partnership law. The Debtor Obligees are therefore real parties in interest in the Postpetition Litigation and the Postpetition Litigation is, in effect, an effort by TIAA to fix liability as to the Alleged Claims against the Debtor Obligees. Adverse judgment against the Nondebtor Defendants will negatively impact the estates and creditors of the Debtor Obligees.

          Based upon the above factual predicate, the Debtors claimed that by proceeding against the Nondebtor Defendants in State Court, TIAA is seeking to achieve what it could not before this Court in the Debtors' chapter 11 cases. TIAA's actions thus violate the spirit and intent of the automatic stay, and TIAA should not be permitted an "end run" around the protections afforded by the automatic stay.

          In addition to filing the Adversary Proceeding, the Debtors filed a motion in the Bankruptcy Court seeking a temporary injunction, pending the decision of the issues in the Adversary Proceeding, seeking similar relief to that which was requested in the Adversary Proceeding. The above described claims have been compromised and settled by TIAA and the Debtors in the manner described below.

                  c.       TIAA's Motion for Authorization to
                           Commence an Adversary Proceeding to
                           Recover Certain Alleged Fraudulent
                           Conveyances on Behalf of Tower A Co.

          By virtue of its status as a judgment creditor of Tower A Co. (albeit one holding a disputed claim based on a Judgment the validity and enforceability of which the Debtors dispute (as discussed above)), TIAA has filed a motion seeking authorization from the Bankruptcy Court to commence an adversary proceeding on behalf of Tower A Co. against its general partners to recover certain partnership distributions (the "Partnership Distributions") made to such general partners as alleged fraudulent conveyances. TIAA has asserted that all Partnership Distributions made by Tower A Co. during the six-year period prior to the chapter 11 filing were fraudulent conveyances. TIAA claims that Tower A Co.'s Partnership Distributions since October 1989 constitute fraudulent conveyances, on the theories that each such Distribution was made without any consideration and was made (i) during the pendency of the State Court Action,
(ii) at a time when Tower A Co. was insolvent, or was rendered insolvent, or was left with unreasonably small capital, as a result thereof, and (iii) at a time when Tower A Co. intended to incur debt beyond its ability to pay.

          Under the Plan, Tower A Co. will release its right to pursue any claims it might otherwise have to recover from its partners and other parties distributions that were made by Tower A Co. prior to its chapter 11 filing to (or for the account of) its partners.

          The Debtors have consulted with their counsel, including their special partnership counsel, Kaye, Scholer, Fierman, Hays & Handler LLP ("Kaye Scholer"), regarding the potential fraudulent conveyance claims that TIAA has sought authorization to assert, possible defenses that the potential defendants could assert, and provisions of Tower A Co.'s partnership agreement and various other agreements (including agreements under which partnership interests in Tower A Co., TALP and Tower A Holding were pledged to secure debt) that have governed the making of Partnership Distributions and other payments to partners. After considering all relevant factors, the Debtors have determined that the release of the potential fraudulent conveyance claims is in the best interests of the Debtors' estates and creditors. A summary of the most significant of these factors is set forth below.

          During the six-year period in question, disbursements of funds by Tower A Co., to its partners took several forms, and any litigation to attempt to recover partnership distributions from the general partners of Tower A Co. would, in the first instance, involve a detailed inquiry into the true nature of each of these disbursements to determine which of them were truly "partnership distributions", and which, if any, of such distributions were made without consideration. These disbursements fall into at least four distinct categories.

          First, Tower A Co. made regular periodic Partnership Distributions of excess Cash from operations. The partnership agreement of Tower A Co. provided for this Cash to be distributed to the partners other than TALP (i.e., Devco, Tower A Holding and BPHI) (the "Non-TALP Partners") up to a limited amount, based on a differential between the actual interest rate on the Sanwa mortgage loan (the "Sanwa Rate") and 13% ("Interest Savings Distributions"). On the scheduled date of each of these Interest Savings Distributions, however, the Non-TALP Partners were obligated (on a non-recourse basis) to make debt service payments to Tower A Co. in respect of a loan payable to Tower A Co., which was secured by a pledge of their partnership interests. Accordingly, instead of making the Interest Savings Distributions in full, Tower A Co. offset against them these debt service payments and distributed only the net amount. The aggregate of this net amount that was distributed to the Non-TALP Partners since October 1989 is $2,057,100. Devco's (and Devco GP's) share of this, prior to adjustment, was 65%, and BPHI's share of this, prior to adjustment, was 35%. However, these shares were adjusted, before any disbursement to BPHI, to account for Devco's entitlement to receive, from what would otherwise be distributable to BPHI, payments in respect of a differential between the Sanwa Rate and 9%, and another differential between the actual management fees paid by Tower A Co. and fees at a higher hypothetical rate. As a result of these adjustments, BPHI did not in fact receive any of the Interest Savings Distributions, and actually paid Devco a total of $775,079 (the "BPHI Adjustment"). It is open to question as to whether or not BPHI would be treated as having first received a share of the Interest Savings Distributions and then paid the BPHI Adjustment to Devco, or whether the BPHI Adjustment would be treated as having reduced to zero BPHI's entitlement to any Interest Savings Distributions from Tower A Co.

          After the distribution of the net amount of Interest Savings Distributions, all remaining excess Tower A Co. Cash was distributed semi-annually (with the last such distribution having been in January 1993) to TALP, pursuant to a provision of the Tower A Co. Partnership Agreement that entitled TALP to receive up to a specified amount per month on a cumulative basis (the "TALP Priority Distributions"). Tower A Co. distributable Cash has never been sufficient to pay TALP the full amount of this entitlement that has accumulated since 1985. Since October 1989, $15,943,037 of TALP Priority Distributions have been made to TALP.

          The partners in TALP during this Period, Tower A Associates ("TAA") and OYREUSA, had pledged their partnership interests to secure a series of promissory notes of TAA (the "TAA Notes") that are held by U.S Finco, OYREUSA and BPHI (the "TAA Noteholders"). Pursuant to this pledge agreement, all distributions from Tower A to TALP (or from TALP to its partners) were paid over to the TAA Noteholders on account of principal and accrued interest on the TAA Notes. The TAA Notes were issued to the TAA Noteholders for fair consideration, and the payments made to the TAA Noteholders from the Partnership Distributions received by TALP were payments in respect of bona fide antecedent debt.

          A third type of payment made by Tower A Co. to its partners during this period was a disbursement of $12,904,445 of Cash in a reserve fund that had been funded by Devco immediately prior to the sale to BPHI of its partnership interests in Tower A Holding. The reserve fund had been used to purchase U.S. Treasury obligations that produced a yield designed to supplement Tower A Co.'s Cash flow in a manner that enabled Devco to receive a commensurately higher price from BPHI. In September 1990, less than nine months after BPHI's purchase of its partnership interests, Devco and BPHI mutually determined to eliminate the reserve fund, and retroactively adjust the purchase price accordingly. The balance in the reserve fund was paid $9,904,446 to TALP, $1,050,000 to BPHI and $1,949,999 to Devco and Devco GP. TALP's share was remitted to the TAA Noteholders on account of the TAA Notes. The treatment of BPHI's receipt of these funds as a Partnership Distribution, rather than a purchase price adjustment, is open to question.

          The fourth type of disbursement from Tower A Co. to its partners was in the nature of Partnership Distributions that were made for consideration (refuting TIAA's unsupported assertion in its pleadings that Partnership Distributions are necessarily always made without any consideration). These special distributions were made in consideration of the assumption by the partners of a portion of the Sanwa mortgage loan (which obligated them, on a non-recourse basis, to pay debt service owing by Tower A Co. on such portion of the loan, thereby reducing the debt service expense of Tower A Co.). Since October 1989, except for a differential (the "Differential") of less than $140,000, all of these distributions were used to pay (and indeed were disbursed by Tower A Co. directly to Sanwa for application to) interest on the Sanwa loan. BPHI's and TALP's shares of the Differential were approximately $56,000 each, and BPHI's share was applied against the $775,079 BPHI Adjustment.

          As the foregoing summary demonstrates, virtually all of the Partnership Distributions paid by Tower A Co. since October 1989 have gone to TALP. The Debtors have determined that neither TALP nor TAA, nor the general partner of TAA, has any assets other than their respective interests in Tower A Company. Accordingly, even if TIAA were to prevail under one of its theories -- that the Partnership Distributions to TALP were fraudulent conveyances -- Tower A Co. would not recover anything.

          Further, the Debtors do not believe that any recovery of the TALP Distributions from the TAA Noteholders is likely. The TAA Noteholders consist of U.S. Finco, OYREUSA and BPHI. U.S. Finco is one of the Debtors that will be substantively consolidated with Devco, which is already liable for the TIAA Judgment. OYREUSA did not receive any of the payments that were made on the TAA Notes from the TALP Distributions because all such payments on account of the TAA Notes held by OYREUSA were paid directly to U.S. Finco and retained by U.S. Finco on account of intercompany indebtedness of OYREUSA. In the case of BPHI (and, for that matter, U.S. Finco and OYREUSA), the Debtors believe, based upon advice of Kaye Scholer, that defenses can be asserted to any potential fraudulent conveyance claims that might be brought against the TAA Noteholders, based on the theory that the money that they received was paid on account of bona fide antecedent debt of TAA, rather than as Partnership Distributions to them, and, accordingly, such payments were made for fair consideration. Although TIAA could argue that the TAA Noteholders were not bona fide transferees of these funds, or that the TAA Noteholders (and not TALP) should be viewed as the real beneficial owner of TALP's partnership interest, the resolution of these arguments depends on factual inquiries regarding such questions as good faith and knowledge of the TAA Noteholders, the intentions and expectations of the various parties and the economic realities of the transactions, as well as the interpretation and application of unsettled case law. Consequently, the merit of the TIAA claims against the TAA Noteholders, and the validity of their defenses, is uncertain.

          Even if Tower A Co. were to believe that it could prevail against BPHI in pursuit of any of the TIAA claims, the pursuit itself would be a fatal blunder for the Debtors and their estates and creditors. BPHI is one of the many creditors of O&Y (U.S.) that is a key party to the various settlement agreements that have now paved the way, after many years of contentious litigation and difficult negotiations, for a successful long-term reorganization of O&Y (U.S.). These settlements are supported by a large majority of the secured and unsecured creditors of O&Y (U.S.). One of the many interdependent aspects of these multi-party settlements, and a major part of the consideration for the benefits to be conferred on O&Y (U.S.) by the settling creditors (including an infusion of substantial new capital by an affiliate of BPHI and others), is the release by the Debtors of claims against the settling creditors, including BPHI.

          If Tower A Co. were to pursue BPHI for its share of the TIAA claims, it is likely that the fragile settlement, and thus the prospects for an O&Y (U.S.) reorganization, would unravel.

          Finally, fraudulent conveyance litigation is, by its nature, highly fact-intensive. As can be seen from the explication above of the history of Tower A Co.'s payments to its partners, the facts in this case would be far from simple. Litigation would involve detailed analyses and determinations regarding the timing, amount and nature of fund transfers, the valuation of assets at various points in time, a corresponding compilation of liabilities (which, in the case of the TIAA Judgment, was contingent and unquantified at the time of every relevant Partnership Distribution), and inquiries into the belief and intent of Tower A Co.'s management at the time of each distribution.

          Accordingly, for all of the foregoing reasons, the Debtors believe, in their good faith business judgment, that the release of the potential fraudulent conveyance claims which TIAA seeks to assert, on the whole, are the best course of action, and a decision that is well within the range of reasonableness. In any event, the above described claims have been compromised and settled by TIAA and the Debtors in the manner described below.

                  d. TIAA's Motion to Prevent Tower A Co. from Paying Property Management Fees Due to Devco

                           (1)      History of Property and Asset
                                    Management Fees Paid to O&Y (U.S.)

          The properties for which O&Y (U.S.) is the operator/owner have varying arrangements for the payment of property management fees. In most instances where there is an outside partner they are set forth in written agreements. There was variance as between the properties as to the amount, method of calculation and priority in payment of property management fees as among the properties that are owned and operated by O&Y (U.S.), with the two properties that are net leased on a long term basis to Merrill Lynch, Towers B and D, at the very low end of the scale (as they require significantly less service from a property manager than any multi-tenanted buildings).

          Property management fees, as distinct from asset management fees, compensate O&Y (U.S.) as the operator of the property for services such as:

                    (i)    collecting rents;
                   (ii)    managing building operations;
                    (iii)  performing purchasing and contracting
                           functions;
                   (iv)    performing on property accounting;
                    (v)    administering leases;
                   (vi)    maintaining tenant relations;
                  (vii) providing administrative services in connection with real estate tax protests; and (viii) providing specialized in-house technical experts.

          Asset management fees compensate O&Y (U.S.) as the owner of the property for services such as:

                    (i)    supervising property managers;
                   (ii)    preparing annual asset plans;
                  (iii)    providing accounting and monthly reports;
                   (iv)    negotiating and approving leases;
                    (v)    providing legal support;
                   (vi)    maintaining partnership and owner relations;
                  (vii)    conducting market research;
                  (viii)   administering capital projects;
                   (ix)    supervising major renovations;
                    (x) providing in-house staff for major renovations and repairs and systems management and maintenance;
                   (xi)    performing tenant improvements;
                  (xii)    providing Cash management;
                  (xiii)   performing partnership tax preparation;
                  (xiv)    obtaining debt financing;
                   (xv) providing real estate tax supervision and management;
                  (xvi) providing acquisition and disposition transaction services; and
                  (xvii)   leasing property.

          In 1994, O&Y (U.S.) hired Kenneth Leventhal & Company to review O&Y (U.S.)'s asset and property management fees and compare them to the real estate market at large (the "Leventhal Report"). The primary findings of the Leventhal Report as to management fees were that:

                    (i) O&Y (U.S.)'s corporate overhead Cash requirements are significantly lower than the average fees that the market charges for asset and property management services on a combined basis;

                   (ii) O&Y (U.S.) provides the advantage of vertical integration of the property management and asset management functions;

                  (iii) The services provided by O&Y (U.S.) to its partnerships are more extensive than those included in standard contracts for asset and property management services (e.g., in-house technical expertise, acquisition and disposition capabilities, real estate taxes, legal support, tax and financial reporting);

                   (iv) The size of the portfolio provides for the achievement of considerable economies of scale (e.g., purchasing, contracting, leasing relationships); and

                    (v) O&Y (U.S.) provides a historical foundation for the portfolio with its complex financing and leasing transactions that no other manager could provide.

          The table that follows is from the Leventhal Report and is a comparison of the overall market fees (property and asset management fees) and O&Y (U.S)'s fees:


=============================================================================================================================
                                                                          MARKET                         O&Y   (U.S.)
-----------------------------------------------------------------------------------------------------------------------------
       SERVICE         Minimum         $ Equiv.   Average   $ Equiv.     Maximum       $ Equiv.       Equiv.       $ Equiv.
-----------------------------------------------------------------------------------------------------------------------------

        Asset              .25%       $27.8 M     .65%      $72.3 M        1.25%       $139.0 M        .27%        $30.0 M
     Management        ...NIV(1)                   NIV                      NIV                         NIV
-----------------------------------------------------------------------------------------------------------------------------
      Property             $.30       $6.0 M      $.30      $ 6.0 M         4% of       $35.6 M       $.50         $10.0 M
    Management(2)           psf                    psf                   revenues                     psf or
                                                                                                      1.125%
                                                                                                      of
                                                                                                      revenue
--------------------------------------------------------------------------------------------------------------------------
      Combined                        $33.8 M               $78.3 M                     $174.6 M                   $40.0 M
      Services
==========================================================================================================================

(1)      NIV = Net Investment Value
(2)      Without leasing

          Historically, no asset management fees were charged, but prior to the commencement of the restructuring in 1992, O&Y (U.S.) had access to Cash generated in the buildings in excess of taxes, operating expenses and debt service, subject to the limitations set forth in any of the partnership agreements for such properties. From the first restructuring proposals and Cash flows that were circulated to the creditors of O&Y (U.S.) in the fall of 1992, there was a proposed system of uniform property and asset management fees to compensate O&Y (U.S.) for providing services to its properties and thus to fairly allocate the cost of such services between the properties which were the prime beneficiaries and the general unsecured creditors of O&Y (U.S.) which were bearing the cost of O&Y (U.S.), the ongoing owner/operator company.

          This proposal was followed in 1994 by a second set of proposals and business plans which again continued to propose the uniform property management fee of 2% of gross rents and an asset management fee structure which would compensate O&Y (U.S.) in an amount equal to 0.5% of gross asset value, calculated using net operating income capitalized at 9%. This second proposal also included a detailed schedule of projected fee income which was a significant factor in the viability of O&Y (U.S.), as an ongoing owner/operator of seven to ten major first class office buildings. The Newco Plan Proposal, approved by the Board in September 1995, also included the fee structure as it had been negotiated with a number of property-level lenders such that the property management fee was set at 2% on existing leases and 1% on new leases, and the asset management fee was 0.5% of gross asset value for the first two years and thereafter reduced to 0.35%. That is the fee structure which is set forth in the business plan and projections which were annexed to the Affidavits of John E. Zuccotti and Joel M. Simon (as the case may

be), pursuant to Rule 52 of the Local Bankruptcy Rules for the Southern District of New York, which accompanied the chapter 11 petitions commencing the Debtors' chapter 11 cases.

          Furthermore, these negotiations also applied to the properties known as 237 Park Avenue and 1290 Avenue of the Americas, which began paying property and asset management fees with the inception of the Cash management systems implemented at those properties as part of the restructuring effort, and only ceased such payments concurrently with the January 12th Settlement Agreement and the failure of such properties to pay debt service in 1996.

          As detailed in the First Amended Financial Appendix, each of Tower A, OLP and 245 Park Avenue, which are the major New York properties that have multiple tenants, are to pay property management and asset management fees upon consummation of the Plan. This fee structure is projected to realize critical revenue for the viability of the reorganized company, generating in excess of $27 million in annual revenues for the reorganized company. The schedule of projected fee income detailed by source and amount for the period commencing October 1, 1996 through December 31, 2006 is annexed as part of Exhibit B to this Disclosure Statement.

          (2) The TIAA Fee Motion

          As outlined in detail above, Tower A is one of the properties which has been managed by O&Y (U.S.). Tower A Co. is a party to a management contract with Devco (as successor to O&Y (U.S.) Development Corp. ("Devcorp")) which was entered into by Tower A Co. and Devcorp in 1986. It provides for the payment of property management fees in respect of the services provided to Tower A Co. by Devco in an amount equal to 1.75% of gross rents, as defined in the contract. This fee has been payable by Tower A Co. since 1985, pursuant to section 8.7 of the Partnership Agreement of Tower A Co., and was memorialized in a formal written management agreement in 1986.

          Subsequent to the commencement of its chapter 11 case, Tower A Co. has continued to pay and Devco has continued to charge and collect this property management fee. In addition, Devco has charged Tower A Co., and Tower A Co. has paid to Devco, a monthly asset management fee of $233,000. The payment of both these fees by Tower A Co. was described and approved as part of the Cash Collateral Stipulation approved by the Bankruptcy Court on October 13, 1995, on an interim basis, and thereafter on November 1, 1995 (the "First Stipulation and Order"), as extended and modified on January 31, 1996 (the"Second Stipulation and Order"), each of which authorized the use of Cash collateral for the purposes and in the amounts set forth in the Cash Management System, which was annexed as an exhibit to the Stipulation and Order Authorizing the Use of Cash Collateral (the "Cash Management System").

          The Cash Management System is a detailed written description of all uses of Cash which were authorized by the Stipulation and Order, which incorporated as an exhibit an operating budget for the period covered by each Stipulation and Order. The Cash Management System described the four permitted uses of Cash: first, Payments in Lieu of Taxes and Ground Rent; second, operating expenses of the property, excluding property management and asset management fees, as detailed in the budget; third, property management and asset management fees, and; fourth, payments to the holder of the first mortgage on Tower A, Sanwa Bank, on account of interest, fees, expenses and amortization on the mortgage loan on Tower A. In the Cash Management System, the amount, method of calculation, priority in payment and conditions precedent to payment of both the property management fees and the asset management fees was set forth in detail. In addition, the budget which was annexed to each Stipulation and Order had a line item for property management fees and a line item for asset management fees. Each of Devco and Tower A Co. has operated as authorized and budgeted.

          It is noted that each Stipulation and Order, which included all of the foregoing, was submitted to the Bankruptcy Court for approval following the review of same by TIAA and execution by counsel for TIAA that TIAA had no objection to entry of an order approving the Stipulation.

          Notwithstanding the Cash Management System which was disclosed to TIAA and not objected to by it, on May 3, 1996, TIAA filed a motion in the Bankruptcy Court requesting that the Bankruptcy Court enter an order (a) halting further transfers by Tower A Co. of property management fees and asset management fees to Devco; (b) granting Tower A Co. an administrative expense claim against Devco with respect to transfers of such Fees made since the filing of Tower A Co.'s chapter 11 petition; and (c) authorizing the commencement of an adversary proceeding on behalf of Tower A Co. for recovery of the transfers of such Fees made prior to the filing of Tower A Co.'s chapter 11 petition.

          Tower A Co. opposed this motion on the ground that TIAA lacks standing to pursue this action. Furthermore, Tower A Co. asserted that (i) the property management fees and asset management fees were, and continue to be, paid in the ordinary course of business and are thus not recoverable by Tower A Co., and
(ii) even if Tower A Co. has valid intercompany claims against Devco as a result of the payment of such Fees, each of these claims will be released pursuant to sections 4.1 and 24 of the Plan. In any event, the above described claims have been compromised and settled by TIAA and the Debtors in the manner described below.

          2. 53 State Street Related Litigation

TIAA/State Street Litigation and the Debtors'                  Motion to
                                                               Estimate TIAA's
                                                               Claims Pursuant
                                                               to Section
                                                               502(c) of the
                                                               Bankruptcy Code
                                                               ---------------


          In 1982, TIAA and Olympia & York State Street Company ("State Street") entered into a loan commitment dated October 28, 1982 under which TIAA agreed to provide State Street with a $170 million, 35-year loan as permanent financing for the property known as 53 State Street in Boston, Massachusetts (the "State Street Loan Commitment"). As per the terms of the State Street Loan Commitment, State Street provided to TIAA letters of credit in the total amount of $4,500,000, which TIAA held in a segregated account (the "Segregated Funds"). The Segregated Funds were to be returned to State Street unless certain conditions occurred. Such funds have not been returned to State Street as of the present time and the total amount of Segregated Funds is presently $9,316,202.76.

          TIAA asserts that in or about December 1983, State Street breached the State Street Loan Commitment and refused to go forward with the transaction. Accordingly, by summons and complaint dated June 28, 1984, TIAA commenced an action in the United States District Court for the Southern District of New York entitled Teachers Ins. & Ann. Ass'n of America v. Olympia & York State Street Co., et al., 84 Civ. 4611 (JES) (the "State Street Action"), against the original defendants, namely State Street Company and its then general partners, Olympia & York State Street Corp. and Olympia & York Congress Street Corp. (collectively, the "Nondebtor Defendants").

          The State Street Action seeks either specific performance of the State Street Loan Commitment or damages in excess of $60 million. The defendants have denied TIAA's allegations and counterclaimed for, inter alia, the return of the Segregated Funds. By a stipulation and order filed April 1, 1993 and at the request of TIAA, the parties stipulated to add Devco and Devco GP as defendants, and Devco and Devco GP agreed that they would be fully liable for any judgment entered in the State Street Action.

          By notice of motion dated April 24, 1995, TIAA moved for summary judgment as to liability against the Nondebtor Defendants, Devco and Devco GP (collectively, the "State Street Defendants") (the "Summary Judgment Motion"). The State Street Defendants filed their papers opposing the Summary Judgment Motion on September 29, 1995.

          Shortly after the filing of the chapter 11 petitions on October 11, 1995 by Devco and Devco GP, the Honorable John E. Sprizzo, United States District Judge for the Southern District of New York, placed the State Street Action on the suspense calendar. At that time, discovery on liability issues had been largely completed but no further proceedings had taken place in the State Street Action.

          By letter-application dated February 2, 1996, TIAA sought to restore the State Street Action to the District Court's trial calendar and to schedule oral argument on the Summary Judgment Motion. In addition, TIAA indicated its intention to seek to add an additional defendant, Olympia & York State Limited Partnership ("State LP"). On or about April 8, 1996, TIAA served its motion to add State LP as a defendant in the State Street Action.

          The Debtors have moved before the Bankruptcy Court, pursuant to sections 105 and 362 of the Bankruptcy Code, to enjoin TIAA both from proceeding with the State Street Action and from proceeding with its motion to join State LP as a defendant. In response to this motion, TIAA has cross-moved for an order lifting the automatic stay imposed by section 362 of the Bankruptcy Code for the purpose of allowing Judge Sprizzo to hear argument and render a decision on the Summary Judgment Motion. On May 23, 1996, a hearing was held by the Bankruptcy Court on the motion and the cross-motion, at which time the Bankruptcy Court granted the cross-motion to permit Judge Sprizzo to hear oral argument and to render a decision on the Summary Judgment Motion. The Bankruptcy Court further adjourned the hearing on the motion until June 10, 1996.

          In light of the ruling of the Bankruptcy Court, Judge Sprizzo scheduled oral argument on the Summary Judgment Motion for June 7, 1996. However, given the settlement between TIAA and the Debtors, Judge Sprizzo further adjourned the hearing on the Summary Judgment Motion until late-September, 1996, to allow TIAA and the Debtors sufficient time to finalize their settlement agreement.

          On or about April 8, 1996, TIAA filed three proofs of claims (the "State Street Claims") in the Debtors' chapter 11 cases asserting that Devco, Devco GP and Devco Canada are each liable "in whole or in part for damages to which TIAA may be entitled in the State Street Action, including, without limitation, statutory pre- and post-judgment interest." On May 10, 1996, the Debtors filed a motion pursuant to section 502(c) of the Bankruptcy Code to estimate for voting and distribution purposes the State Street Claims at $1 each (the "Estimation Motion"). Hearings to consider the Estimation Motion as they relate to voting and distribution had been scheduled for June 5, 1996 and July 9, 1996, respectively. However, in light of the settlement of claims between TIAA and the Debtors, these hearings have been adjourned until an indefinite date in the future.

          3. Terms of the TIAA Settlement

          In June 1996, the Debtors and TIAA reached a settlement agreement (the "TIAA Settlement") compromising all of the aforementioned claims and litigations between such parties. The TIAA Settlement provides for certain Cash payments to TIAA, as well as granting TIAA a general unsecured claim against Devco which will receive the treatment provided to Unaffiliated Unsecured Claims under the Plan. As part of the TIAA Settlement, each of the Olympia & York entities which are defendants in the TIAA/Tower A Co. Litigation and the TIAA/State Street Litigation admit that the repudiations of the commitment agreements were anticipatory breaches for which they are liable.

          Each of TIAA, the Debtors, the O&Y Affiliates, BPHI and Carena (where applicable) will withdraw, with prejudice, any and all pending motions arising out of the TIAA/Tower A Co. Litigation, the TIAA/State Street Litigation and any and all litigations commenced by TIAA in New York State Supreme Court against any of the partners in Tower A Co., including, but not limited to, BPHI, Carena, or any of the O&Y Affiliates. Furthermore, TIAA, the Debtors, the O&Y Affiliates, BPHI or Carena will take all steps necessary to have any and all of the above-listed litigations dismissed with prejudice and without an award of costs to any of the parties thereto.

          The terms of the TIAA Settlement are as follows:

          On the Effective Date, the Claims of TIAA shall be accorded the treatment in section 4.5 of the Plan in full satisfaction of (i) the TIAA Judgment Claims, (ii) all Claims of TIAA against Tower A Co., 53 State Limited, Devco, and all of the O&Y Affiliates, including, without limitation, any Claims asserted in or otherwise arising out of the Tower A Action or the State Street Action, and (iii) all Claims of TIAA against BPHI and Carena asserted in or otherwise arising out of the Tower A Action or the State Street Action or arising in connection with or relating to BPHI's investment in the World Financial Center.

Cash Payments on the
Effective Date:                            $6,500,000 Cash payment on the
                                           Effective Date.

Deferred Cash Payments:                    $3,000,000, payable by a note
                                           issued by New Tower A LP to TIAA
                                           providing for aggregate payments of
                                           $1,000,000 per year for the first
                                           three years following the Effective
                                           Date.  In each of such first three
                                           years following the Effective Date,
                                           the obligations under such note
                                           shall be paid quarterly in arrears
                                           in four equal installments of
                                           $250,000 from the asset management
                                           fees payable to Newco LP as
                                           provided in "Management Fees" in
                                           section 13.2 of the Plan.  Newco LP
                                           will guarantee the obligations of
                                           New Tower A LP to TIAA and shall
                                           waive its rights of subrogation
                                           relating to the same.  Newco LP
                                           will collaterally assign to TIAA
                                           the asset management fees payable
                                           to Newco LP as provided in
                                           "Management Fees" in section 13.2
                                           of the Plan to secure the
                                           obligations under the note to TIAA.
                                           New Tower A LP will not make any
                                           distributions to Newco LP or any of
                                           its Affiliates other than the fees
                                           payable to Newco LP as provided in
                                           "Management Fees" in section 13.2
                                           of the Plan and all such fees shall
                                           be subordinate to the obligations
                                           under the note issued to TIAA and
                                           payment may not be made upon an
                                           event of default under such note.

TIAA Unaffiliated Unsecured
Claim Against Devco:                       TIAA shall have an Allowed
                                           Unaffiliated Unsecured Claim
                                           against Devco of $75,000,0000, on
                                           account of which TIAA shall be
                                           distributed Class A Interests
                                           having a value equal to $1,714,286
                                           and Convertible Note Interests
                                           having a face amount equal to
                                           $4,285,714.

Release of
Segregated Funds:                            The 53 State Street Segregated
                                        Funds shall be released to TIAA, and the Debtors and the O&Y Affiliates shall release all Claims that they have or may have relating to the 53 State Street Segregated Funds and the Tower A Segregated Funds.

Release of Lis Pendens:                      TIAA shall release any and all
                                        lis pendens relating to 53
                                        State Street.

Mutual Releases:                        In addition to the releases
                                        provided in section 24 of the Plan,
                                        TIAA, BPHI, Carena and the O&Y
                                        Affiliates (or their respective
                                        successors) will execute and
                                        deliver mutual releases consistent
                                        with section 4.5 of the Plan.

J.       TORONTO DOMINION SETTLEMENT

         1.       Background Relating to Toronto Dominion Claims

          Toronto Dominion Bank ("TD") has asserted claims against Baden arising out of a guarantee by Baden of a certain loan made by TD. Specifically, on September 1, 1983, TD made a loan of $23,139,045.00 (the "Chase Note") to York Chase Ronto Co. ("YCR"), the predecessor in interest to York Venture Co., which was secured by a first mortgage on certain real property located in Independence Bay, Florida (the "Independence Bay Property"). In connection with the Chase Note, TD also issued certain letters of credit to YCR and reimbursement of any draws on such letters of credit were secured by a second mortgage on the Independence Bay Property. As the 100% shareholder in Olympia & York Florida Equities Corp., one of the partners in YCR, Baden issued certain guarantees of YCR's obligations to TD (the "Baden Guarantees").

          The Baden Guarantees guaranteed repayment of the Chase Note, YCR's reimbursement obligations with respect to the aforementioned letters of credit and certain indemnity obligations of YCR relating to the environmental liabilities associated with the Independence Bay Property. Furthermore, the Baden Guarantees required that Baden pay all fees and expenses (including attorneys' fees) which were incurred by TD in enforcing such guarantees.

          On September 2, 1992, subsequent to certain events of default by YCR on the Chase Note, TD demanded payment from Baden on the Baden Guarantees. When Baden failed to satisfy the Baden Guarantees, TD commenced an action in the United States District Court for the Southern District of New York (the "District Court") on September 15, 1993 seeking recovery on the Baden Guarantees for: (a) $8,900,000.00 in unpaid principal on the Chase Note; (b) $72,281.60 in unpaid accrued interest on the Chase Note as of June 30, 1992; (c) interest accrued on the Chase Note from June 30, 1992; (d) $1,702,544.75 representing amounts drawn by YCR on the letters of credit; (e) $1,317.29 in fees referable to the letters of credit; and (f) all costs, fees and attorneys' fees associated with TD's attempted enforcement of the Baden Guarantees. On October 23, 1993, the District Court entered a judgment in favor of TD on the above claims in the amount of $11,900,153.34 (the "TD Judgment") which TD Judgment was to accrue interest at the statutory rate.

          On April 30, 1994, YCR, Baden and TD entered into a settlement of the TD Judgment, however, Baden's chapter 11 filing on October 11, 1995 effectively terminated such settlement. The settlement provided for a forgiveness of a portion of the TD Judgment by TD and a restructuring of the obligations of YCR and Baden under such loan.

          2. Terms of the Toronto Dominion Settlement

          In June, 1996, TD and Baden reached a settlement agreement of all claims between them, the terms of which are as follows:

          On the Effective Date, in full satisfaction of the Toronto Dominion Judgment Claims and all other Claims that Toronto Dominion may have against any of Baden, York Venture Co. or all other O&Y Affiliates (including any Claims under or related to the Toronto Dominion Letter of Credit), Toronto Dominion shall be distributed (a) the Chase Note and any proceeds of the Chase Note received after August 9, 1996 by the O&Y Affiliates prior to the Effective Date and (b) a deed to the unsold property currently owned by York Venture Co. located at Independence Bay; provided, however, that the transfer of such unsold property shall remain subject to the rights and obligations set forth in the Independence Bay Contracts. To the extent that such property, or any portion thereof, is sold prior to the Effective Date pursuant to the Independence Bay Contracts, the proceeds thereof (net of the costs of sale) shall be delivered to Toronto Dominion upon the consummation of such sale. In the event that such transactions are not consummated prior to the Effective Date, Toronto Dominion shall assume and perform any and all obligations under the Independence Bay Contracts from and after the Effective Date, and shall indemnify and hold harmless York Venture Co., the Debtors, the Debtors in Possession, any and all other O&Y Affiliates and each of their respective successors in interest from any and all Liabilities that may arise from the failure of Toronto Dominion to specifically perform the Independence Bay Contracts from and after the Effective Date.

K.       OLYMPIA & YORK WFC RETAIL COMPANY RESTRUCTURING AND THE
         AMERICAN EXPRESS SETTLEMENT AGREEMENT

          1. General

          Retailco is a New York general partnership consisting of Devco, Tower Corp. and Devco GP, holding percentage interests in Retailco of 49.715385%, 49.9% and 0.384615%, respectively. Retailco leases the retail space of Towers B, C and D of the World Financial Center; in the case of Tower B, from Tower B Co., pursuant to the Retailco B Lease; in the case of Tower C, from Amex, pursuant to the Amex/Retailco Lease; and in the case of Tower D, from Tower D Co., pursuant to the Retailco D Lease (collectively, the "Retailco Leases"). In each instance, Retailco subleases such retail space to the retail tenants of Towers B, C and D of the World Financial Center.

          2. Lease Assignment

          Each of the Retailco Leases, as modified by the terms set forth below, will be assigned by Retailco to Newco LP.

          3. The American Express Settlement

                  a.Background

          Amex is the ground lessee of Tower C of the World Financial Center, pursuant to a certain ground severance lease between the Battery Park City Authority, as lessor, and Amex, as lessee. In addition to leasing the retail space of Tower C to Retailco under the Amex/Retailco Lease, Amex is a party to the Project Operating Agreement, which sets forth the relative rights and duties of the parcel tenants at the World Financial Center with respect to the common areas thereof. As more particularly set forth in this Disclosure Statement, by assignment from Tower A Co., Devco acts as Operator under the Project Operating Agreement. The terms of the Project Operating Agreement require that the parties to it indemnify the Operator for all costs and expenses incurred by the Operator in connection with its duties under the Project Operating Agreement. Merrill Lynch successfully arbitrated a claim against the Operator for incorrectly billing electricity usage in Merrill's premises, which, pursuant to the Plan, O&Y (U.S.) has settled with Merrill Lynch (the "Electric Settlement").

          Further, Amex is also a party to the River Water ByPass Agreement (as more specifically described in the Merrill Lynch Settlement section above under which Amex's share of expenses for developing the River Water By-Pass project is estimated to be $1,454,000.

                  b.Terms of Amex Settlement

          O&Y (U.S.) and Amex have agreed to settle the issues and claims between them (the "Amex Settlement"). The terms of the Amex Settlement are as follows:

River Water
By-Pass Project:                       Amex shall cooperate in the construction
                                       of the River Water By-Pass Project.

Electric
Arbitration:                        The O&Y Affiliates will bear the entire cost
                                    of the Merrill Lynch Settlement relating to the electric arbitration, including legal fees.

Project Operating
Agreement:                          Tower A Co. will assume the WFC Operator
                                    Component and will designate Newco LP or an Affiliate thereof to perform the services described in the Project Operating
                                    Agreement.

Existing Claims:                       All existing claims between Amex and the
                                       O&Y Affiliates with respect to the World
                                       Financial Center will be released and
                                       forever barred.  Amex will have an
                                       Allowed Unaffiliated Unsecured Claim
                                       against Devco in the amount of $320,000
                                       in complete settlement of all Claims
                                       relating to the World Financial Center,
                                       including, without limitation, Claims
                                       relating to roof and window warranties,
                                       and chilled water and other charges
                                       under the Project Operating Agreement.

Amex/Retailco
Lease: Amex will have an Allowed Unaffiliated Unsecured Claim against Devco in the amount of $4,000,000, representing the maximum damages that Amex would be allowed under the Bankruptcy Code for unpaid rent and for damages if the Amex/Retailco Lease had been rejected.

                                    Retailco shall hold any amounts due Amex for the existing base rent under the Amex/Retailco Lease (approximately $50,000 per month) which have accrued or will accrue for the period from June 1, 1996 through the last day of the month prior to the month in which the Confirmation Order becomes a Final Order. On the date upon which the Confirmation Order becomes a Final Order, such amounts will be released and paid over to Amex. Thereafter, for each whole month beginning with the month during which the Confirmation Order becomes a Final Order and ending February 1997, Retailco shall pay to Amex the amounts due Amex for the existing base rent under the Amex/Retailco Lease (approximately $50,000 per month).

                                    Notwithstanding the terms of the immediately preceding paragraph, in the event that the Confirmation Order does not become a Final Order on or prior to December 30, 1996, then, on December 31, 1996, Retailco shall release to Amex an amount equal to the existing monthly base rent under the Amex/Retailco Lease for the preceding seven
                                    (7) months (approximately $350,000).
                                    Thereafter, for each of January 1997 and February 1997, Retailco shall pay to Amex the amounts due Amex for the existing base rent under the Amex/Retailco Lease (approximately $50,000 per month).

                                    In addition to the amounts to be paid to Amex in the preceding two paragraphs, as of the Effective Date, the Amex/Retailco Lease will be restructured as follows:

                                    The Amex/Retailco Lease will be modified to reduce the base rent thereunder to $1 per annum for the period commencing June 1, 1996 and ending on the Rent Abatement Termination Date. After this initial period, there will be fair market rent reviews at five (5) year intervals. There will be no accrual of rent. Fair market rent reviews will be based on the actual net income which the tenant under the Amex/Retailco Lease can reasonably be anticipated to receive during the next five
                                    (5) year period, taking into account
                                    continued use of space for current uses, leases in place, anticipated renewals, actual and anticipated expenses and capital requirements, and leaseability of vacant space as retail space. Rent reviews will be upward or downward (but not less than $1). The tenant will continue to be obligated to pay PILOT (payment in lieu of taxes), other ground rent obligations, directly metered utilities and the tenant's share of actual costs for shared expense areas, including Winter Garden PILOT and insurance and Central Plant PILOT and insurance, in each case as per the existing Amex/Retailco Lease, and other operating expenses at the rate of $4.25 per usable square foot, escalated annually by the percentage increase in WFC Common Area Expenses, exclusive of Major Repairs (as such terms are defined in the Project Operating Agreement).

                                    If the fair market rent as determined in any fair market rent review is less than 90% of the base rent that would have been payable under the existing Amex/Retailco Lease, Amex will have the right to cancel the Amex/Retailco Lease (unless the successor tenant to the O&Y Affiliates agrees to pay at least 90% of the existing base rent). If Amex cancels the Amex/Retailco Lease, the successor tenant to the O&Y Affiliates shall have the right of first refusal to manage the retail areas of Tower C.

                                    The Amex/Retailco Lease, as modified, will be assigned to Newco LP or an affiliate thereof. The tenant's liability under the Amex/Retailco Lease will be limited to its interest in the leased premises. In the event that an entity that elects to be treated as a real estate investment trust for federal income tax purposes is admitted to Newco LP as a partner, Newco LP may assign to such Entity its rights and obligations under the Amex/Retailco Lease.

Mutual Releases:                       Subject to the other provisions of this
                                       Amex Settlement, from and after the
                                       Effective Date, (i) Amex and any
                                       Entity related to Amex, and each of
                                       their

                                       Affiliates, agents, officers,
                                       directors, employees,
                                       representatives, attorneys,
                                       accountants, financial advisors,
                                       investment bankers, appraisers,
                                       advisors and engineers (each in
                                       their capacity as such) shall be
                                       released from all claims of the O&Y
                                       Affiliates and the Debtors and (ii)
                                       the O&Y Affiliates and the Debtors
                                       and each of their Affiliates,
                                       agents, officers, directors,
                                       employees, representatives,
                                       attorneys, accountants, financial
                                       advisors, investment bankers,
                                       appraisers, advisors and engineers
                                       (each in their capacity as such)
                                       shall be released from all claims of
                                       Amex, any Entity related to Amex and
                                       each of their Affiliates.

L.       BANK OF NOVA SCOTIA SETTLEMENT

          As discussed in detail above, the Bank of Nova Scotia has certain claims arising out of its lending relationship with OYDL and related pledges of notes owned by Baden (the "Baden Pledge") arising from the Miami Center Joint Venture ("MCJV"). O&Y (U.S.) has reached a compromise with Bank of Nova Scotia of all of its claims arising out of this relationship. The terms of the Bank of Nova Scotia Settlement are as follows:

          On the Effective Date, in full satisfaction of the Bank of Nova Scotia Claims and the Baden Pledge, Bank of Nova Scotia will be delivered an instrument entitling it to participate in any monetary recoveries from the sale of the MCJV Lands, which instrument shall be secured by a pledge of the MCJV Pledged Notes on the following basis:

Management:                         Newco LP will be solely responsible for:

                                         (i)  managing the MCJV Lands,

                                        (ii)  making all decisions with
                                              respect to the conduct of
                                              litigation (including
                                              settlement thereof)
                                              affecting the interest of
                                              Newco LP in the MCJV Lands
                                              (including any litigation
                                              with respect to the MCJV
                                              Notes), and

                                       (iii)  making all decisions with respect
                                              to all matters pertaining to the
                                              maintenance, management, marketing
                                              and sale of the MCJV Lands.

Budgets: Newco LP will provide Bank of Nova Scotia with annual budgets with respect to the MCJV Lands and the interest of Newco LP therein, including anticipated litigation costs. Budgets, and any amendments thereto, will be subject to the review and approval of Bank of Nova Scotia. Newco LP shall not make any payments to enhance the value of the MCJV Lands not in compliance with the approved budget without the consent of Bank of Nova Scotia. Newco LP shall be entitled to make any payment and incur any cost that it reasonably determines to be necessary to preserve the value of the MCJV Lands or to protect the interest of Newco LP therein. Other than with respect to the consent rights described in this paragraph, Newco LP shall consult with Bank of Nova Scotia prior to making any payment not in compliance with the approved Budget. Newco LP will advise Bank of Nova Scotia of any material developments relating to the maintenance, management, marketing and sale of the MCJV Lands.

Funding Commitment:                     Subject to the preceding paragraph,
                                        Newco LP will pay up to $4,500,000 of
                                        the costs incurred with respect to the
                                        preservation, maintenance, management,
                                        marketing and sale of the MCJV Lands
                                        (including all unpaid real estate taxes
                                        relating to the MCJV Lands), the
                                        enhancement of the value of the MCJV
                                        Lands, and the conduct of any litigation affecting the interest of Newco LP in the MCJV Lands (the "Costs"). "Costs," as defined, shall not include any Costs pertaining to the construction of a building on the MCJV Lands. All Costs shall be paid in a timely manner, provided that real estate taxes may be deferred until such time as the MCJV
                                        Lands may be subjected to a tax sale.
                                        Subject to the preceding paragraph, in
                                        addition to the commitment to fund up to

                                        $4,500,000 of Costs, Newco LP shall
                                        be entitled, in its sole discretion
                                        (but not obligated), to fund any
                                        other Costs in excess of $4,500,000
                                        All Costs paid by Newco LP with
                                        respect to this section (whether
                                        under the $4,500,000 commitment or
                                        the discretionary authority of Newco
                                        LP) shall be entitled to a priority
                                        recovery (the "Cost Recovery
                                        Priority") from any sales proceeds
                                        of the MCJV Lands (and/or Newco LP's
                                        interest therein) as specified
                                        below. Solely to the extent Newco LP
                                        shall fail to pay any Costs required
                                        to preserve the value of the MCJV
                                        Lands when due and payable, the Bank
                                        of Nova Scotia shall have the right
                                        to pay such Costs and shall be
                                        entitled to reimbursement thereof
                                        together with interest as specified
                                        below as a Cost Recovery Priority.
                                        All income generated by the MCJV and
                                        distributed to Newco LP and and O&Y
                                        Affiliates shall be first applied to
                                        the payment of Costs.

Allocation of Sale
Proceeds:                               Upon a sale or sales of all or a portion
                                        of the MCJV Lands, the proceeds thereof
                                        shall be allocated and paid (subject to
                                        any applicable withholding tax
                                        requirements) as follows:

                                        The first $15,000,000 in gross sales
                                        proceeds from the sale of all or a
                                        portion of the MCJV Lands will be
                                        used first to (a) pay any then
                                        outstanding real estate taxes
                                        (unless assumed by the purchaser),
                                        (b) pay all outstanding costs of the
                                        sale or any prior sale that have not
                                        yet been reimbursed pursuant to this
                                        section, and (c) repay any
                                        outstanding Cost Recovery Priority,
                                        together with interest accrued
                                        thereon at 10% per annum, calculated
                                        and compounded annually (which
                                        repayment obligation shall be
                                        evidenced by the issuance and
                                        delivery from the entity at the time
                                        owning the MCJV Lands of a
                                        nonrecourse promissory note made
                                        payable to Newco LP). The balance of
                                        the first

                                        $15,000,000 in gross sales proceeds
                                        shall be distributed 50% to Newco LP
                                        and 50% to Bank of Nova Scotia. The
                                        gross sales proceeds in excess of
                                        $15,000,000 shall be distributed 75%
                                        to Newco LP and 25% to Bank of Nova
                                        Scotia.

Pledge Agreement:                       The instrument issued to Bank of Nova
                                        Scotia shall be secured by a pledge of
                                        Newco LP's interest in the MCJV Pledged
                                        Notes, which pledge shall either be the
                                        Baden Pledge, as modified, or a new
                                        pledge of the MCJV Pledged Notes.

M.       DRAGON SETTLEMENT

          1. Background

          Dragon filed four (4) proofs of claim, each in the amount of $126,367,792.54, against Equityco, Equity GP, Equity Canada and Realty Corp. (collectively, the "Dragon Claims"). The Dragon Claims relate to the real property and the building thereon located at 60 Broad Street, New York, New York (the "60 Broad Property"). An affiliate of Dragon, Concord U.S. Property (No. 1) L.P., a Delaware limited partnership ("Concord"), holds a 49.9% interest in O&Y Concord 60 Broad Street Company, a New York general partnership ("60 Broad Co."), the entity which owns the 60 Broad Property. The other partners in 60 Broad Co. are Equityco, which holds a 49.85% interest, and Equity GP, which holds a 0.25% interest.

          Specifically, the various amounts which comprise the Dragon Claims are as follows:

                  (i) $50,000,000.00 for principal due on the 60 Broad Mortgage Note (as defined below);

                  (ii) $4,837,462.47 for advances to 60 Broad Co. by Concord for taxes and operating expenses (collectively, the "Advances");

             (iii) $20,446,749.82 for interest on the 60 Broad Mortgage Note and the Advances through April 8, 1996;

                  (iv) $50,000,000.00 for amounts due under a Guaranteed Leasing Program (as defined below); and

                  (v)      $1,083,580 for transaction costs.

          2. Mortgage Note and Related Loan Documents

          Pursuant to that certain Loan Agreement between 60 Broad Co., as borrower, and Dragon, as lender, dated as of October 15, 1991 (the "Loan Agreement"), Dragon acquired, amended and restated a first mortgage loan assigned by California Federal Savings and Loan Association and reduced such loan to the principal amount of $57,500,000 (the "60 Broad Loan"). 60 Broad Co.'s obligations under the Loan Agreement are also evidenced by that certain Amended and Restated Note, dated October 15, 1991, between 60 Broad Co., as maker, and Dragon, as payee, in the principal amount of $57,500,000 (the "60 Broad Mortgage Note"). 60 Broad Co., as mortgagor, and Dragon, as mortgagee, executed that certain Amended and Restated Mortgage and Security Agreement, dated as of October 15, 1991 (the "60 Broad Mortgage"), which consolidated, modified and extended the existing mortgages on the 60 Broad Property as of such date and secured the payment of the principal sum of the 60 Broad Loan and interest thereon, and the payment and performance of any and all other obligations and liabilities under the 60 Broad Mortgage and all other related loan documents. Among other things, pursuant to the 60 Broad Mortgage, 60 Broad Co. assigned its interests in leases and rents in respect of the 60 Broad Property to Dragon as collateral for its obligations under the 60 Broad Mortgage and the 60 Broad Mortgage Note.

          Pursuant to that certain Continuing Guaranty between Equityco and U.S. Holdings, as guarantors, and Dragon, as Lender, dated as of October 15, 1991 (the "U.S. Guaranty"), Equityco and U.S. Holdings jointly and severally unconditionally and irrevocably guaranteed full and prompt performance and full payment when due of all of 60 Broad Co.'s obligations under the 60 Broad Mortgage Note, the 60 Broad Mortgage and all other loan documents (collectively, the "60 Broad Obligations"). Additionally, pursuant to that certain Continuing Guaranty of even date between OYDL, as guarantor, and Dragon, as Lender (the "OYDL Guaranty"; collectively with the U.S. Guaranty, the "Guaranties"), OYDL similarly guaranteed all of 60 Broad Co.'s 60 Broad Obligations to Dragon.

          To further secure the full and punctual payment and performance of all of the 60 Broad Co. Obligations, pursuant to that certain Partnership Interest Pledge and Security Agreement between Equityco, as pledgor, and Dragon, as pledgee, dated as of October 15, 1991 (the "60 Broad Pledge Agreement"), Equityco granted and pledged to Dragon a continuing lien on and security interest in, and transferred and assigned to Dragon as security, all of Equityco's right, title and interest, whether then owned or thereafter acquired, in 60 Broad Street Co. and any successor thereof.

          Similarly, pursuant to that certain Partnership Interest Pledge and Security Agreement between Equity GP, as pledgor, and Dragon, as pledgee, dated as of October 15, 1991 (the "Equity GP Pledge Agreement," and collectively with the 60 Broad Pledge Agreement, the "60 Broad Pledge Agreements"), Equity GP also granted and pledged to Dragon a continuing lien on and security interest in, and transferred and assigned to Dragon as security, all of Equity GP's right, title and interest, whether then owned or thereafter acquired, in 60 Broad Street Co. and any successor thereof.

          3. Partnership Advances

          Under the 60 Broad Co. partnership agreement, Equityco was obligated to fund, among other things, all of the operating expenses and taxes of 60 Broad Co. Beginning in 1992, Equityco was unable to fund, among other things, the operating expenses and taxes incurred in the operation of the 60 Broad Property and Dragon or one of its Affiliates began, and has continued, to fund such costs.

          4. The Guaranteed Leasing Program

          In the 60 Broad Co. partnership agreement, O&Y (U.S.) guaranteed to expend a minimum amount of capital improvement monies for the leasing program at the 60 Broad Property (the "Guaranteed Leasing Program"). Due to, among other things, the bankruptcy of Drexel Burnham Lambert Group ("Drexel") in 1991, whose headquarters had occupied the building, the occupancy rate for the 60 Broad Property has fallen to approximately 4%.(33) As a result of Drexel's bankruptcy and O&Y (U.S.)'s liquidity crisis, O&Y (U.S.) was unable to satisfy the requirements of the Guaranteed Leasing Program and became indebted to Dragon for an amount that Dragon Claims is $50,000,000.

          5. Terms of the Dragon Settlement

          To satisfy the obligations of O&Y (U.S.) (other than 60 Broad Co.) to Dragon under, among other things, the 60 Broad Mortgage Note, the Advances, the Guaranteed Leasing Program and the related Guaranties, the Debtors and Dragon have negotiated the following settlement:

                  In full satisfaction of any and all Claims of Dragon against the Debtors, the Debtors in Possession and the O&Y Affiliates (other than 60 Broad Co.), the Dragon Unsecured Claim shall be Allowed in the amount of

--------

33     As of July 1, 1996.

                  $60,000,000 and shall be provided the treatment accorded to Allowed Co-Proponent Unsecured Claims set forth in section
                  7.11.2 of the Plan. Nothing herein or in the Plan will prejudice or in any way release the Liens and Claims of Dragon against 60 Broad Co. In consideration of the treatment provided to Dragon in section 4.10 of the Plan, Dragon shall release and waive all other Claims that it has or may have against the Debtors, the Debtors in Possession and the O&Y Affiliates (other than 60 Broad Co.) with the effect that Dragon shall only have recourse to the assets of 60 Broad Co. (and not those of the general partners of such Entity).

N. OPPENHEIMER INDIRECT CAPITAL CONTRIBUTION AND TREATMENT OF THE OPPENHEIMER CLAIM

          As discussed above, Oppenheimer is a partner with certain of the O&Y Affiliates in Tower A Co. For a complete description of the nature of the relationship between the O&Y Affiliates and Oppenheimer, see "Settlements and Agreements Implemented by the Plan -- Oppenheimer Settlement" and "Background History of Olympia & York -- Business of the U.S. Operations -- Core Properties -- One World Financial Center".

          The Debtors and Oppenheimer have reached a settlement of any and all claims between them on the following terms:

          On the Effective Date, (a) in order to assist Tower A Co. in its settlement with TIAA and subject to a resolution of the partnership issues relating to Tower A as set forth below, Oppenheimer shall contribute to the capital of Tower A Associates the sum of $6,000,000 which will ultimately be used by Tower A Co. to fund $6,000,000 of the Cash payments required to me made to TIAA in accordance with section 4.5 of the Plan and (b) in full satisfaction and settlement of all Claims that Oppenheimer has filed or could have filed against any of the Debtors, the Debtors in Possession and the O&Y Affiliates (other than Oppenheimer's Claim against Devco relating to commercial rent taxes and any claims arising in connection with Oppenheimer's lease of space at Tower
A) and all Claims arising in connection with Oppenheimer's indirect Equity Interest in Tower A Co., Oppenheimer shall have an Allowed Unaffiliated Unsecured Claim against Devco arising out of the partnership agreement for Tower A Co. in an agreed amount equal to $60,000,000, which Claim shall receive the treatment described in section 7.11.1 of the Plan.

          Oppenheimer and the Debtors have agreed that the Tower A Co. Partnership Agreement shall be amended in the following manner:

          The Tower A Co. Partnership Agreement will be amended to include a provision that specially allocates a portion of the federal income tax deduction attributable to the TIAA Settlement to TALP in an amount equal to the Oppenheimer contribution. Tower A Co. will report the TIAA Settlement as a deductible payment for federal income tax purposes.

          The receivable due to Tower A Co. from BPHI, Devco and Tower A Holding (the "Tower A Partner Receivable") will be amended to accrue interest at 10.5% per annum, compounded semi-annually. Such interest will be due and payable upon a repayment of the Tower A Partner Receivable. Tower A Co.'s tax reporting for interest accruals on the Tower A Partner Receivable will conform to the obligor's reporting of such interest accruals.

          All existing preferences in the Tower A Co. Partnership Agreement will be deleted.

          The Tower A Co. Partnership Agreement will be amended to explicitly acknowledge that the Restructuring Transactions involving Tower A Co. will not increase the amount of gain allocable to TALP under section 704(c) of the IRC or increase TALP's share of "partnership minimum gain" (as such term is defined in Treasury Regulation ss. 1.704-2(c)) as described in Treasury Regulation ss. 1.704-2(g)(1) and that the aggregate book value of the assets of Tower A Co. will be unchanged as a result of the Restructuring Transactions.

          Section 7.1(c) of the Tower A Co. Partnership Agreement will be amended to provide that if the 1987 assumptions of portions of the Sanwa indebtedness made by the partners of Tower A Co. result in an Adjusted Capital Deficit (as defined in the Tower A Co. Partnership Agreement) for TALP, unless otherwise required by explicit authority to the contrary, items of Tower A Co. income and gain shall first be specially allocated to all partners of Tower A Co. other than TALP until the Adjusted Capital Deficits of such other partners have been eliminated before any income or gain is allocated to TALP pursuant to such section 7.1(c).

          As of the closing of the Restructuring Transactions, all provisions of the Tower A Co. Partnership Agreement requiring one party to indemnify the other with respect to tax terminations will be deleted (including the Target Allocations, as defined in the Tower A Co. Partnership Agreement). All partners will waive any claims against the Debtors, with respect to tax terminations in connection with or prior to the Restructuring Transactions will be waived provided that Oppenheimer receives an Allowed Unaffiliated Unsecured Claim in the amount of $60,000,000.

          Any other amendment to the Tower A Co. Partnership Agreement, or any tax reporting by Tower A Co. that is inconsistent with the tax reporting contemplated by this section 4.11 or otherwise adversely affect Oppenheimer, shall require the consent of Oppenheimer, which consent shall not be unreasonably withheld.

O.       SETTLEMENT OF INTERCOMPANY CLAIMS

          The Plan provides for a settlement of all claims held by the Debtors and/or any Wholly-Owned Affiliate and/or Controlled Affiliate against any other Debtor and/or Wholly-Owned Affiliate and/or Controlled Affiliate. The facts set forth herein demonstrate that such settlement is appropriate and in the best interests of the estate.

          It is not clear that intercompany transfers as reflected in the books and records of the various Debtors and other O&Y Affiliates as of the applicable Petition Date are the result of transfers for value. In many instances the creation, elimination, consolidation, reduction and set-off of such intercompany accounts were driven by administrative convenience (i.e., reduction of the number of intercompany accounts) benefitting OYDL and/or the U.S. operations of OYDL. Moreover, many intercompany accounts were contributed to capital within the periods immediately preceding the filing of the Canadian Debtors' cases and thereafter.

          Cash was moved between and among the Consolidated Devco Entities as it was needed. Realty Corp. was the significant taxpayer/reporter for Consolidated Devco due to the predominance of the partnership structure in the commercial office building enterprise operated by Olympia & York in the United States. Thus, Consolidated Devco was responsible for the reporting and tax obligations applicable to Realty Corp. under Canadian tax law, U.S. tax law and various state taxing authorities. Hence, intercompany transactions within Consolidated Devco had an impact upon the tax position of Realty Corp. as well. These transactions were managed carefully. Most movement between Entities occurred through U.S. Finco by creating accounts owed by and to U.S. Finco. These accounts were increased, decreased and/or eliminated as appropriate to reflect the assumption of debt, the transfer of property or intangibles, the consolidation of Cash into a centralized Cash management system operated through U.S. Finco, the delivery of services and similar internal transactions.

          There is a relationship between the intercompany transactions within Consolidated Realty and Realty Corp.'s status as the primary taxpayer for the commercial office building enterprise of the U.S. Operations. Realty Corp. was also the controlling parent of the other real estate business being maintained or wound down in the U.S. Operations. OYREUSA/Baden was its subsidiary engaged in winding down the residential and other non-commercial office building ventures owned and/or controlled by the U.S. Operations. Due to transnational tax limitations on consolidated reporting, Baden and OYREUSA were consolidated for tax purposes and Realty Corp., including Consolidated Devco, was a separate taxpayer. Management of much of Consolidated Realty was directed, and the books and records pertaining to many of Consolidated Realty's assets were maintained, by the management of Realty Corp. in Toronto.

          Over time, significant funds were loaned and advanced into OYREUSA/Baden because it had significant losses and no profits or capital. Substantially all of its assets were being liquidated at tremendous losses. The losses, including the costs of the wind-down, were borne by Realty Corp. and Consolidated Devco. The transfers between Realty Corp. and OYREUSA/Baden involved many intercompany loans which later were converted into capital, so as to eliminate interest income to Realty Corp. The loans and advances made to this subsidiary through Consolidated Devco were made through U.S. Finco and remained intercompany accounts between the two different business groups. The size of these accounts and the resulting interest income was managed annually through a series of assumption and set-off transactions designed to minimize the intercompany accounts between this subsidiary as a group and Consolidated Devco.

          Similarly, cash and intercompany transactions occurred from time to time between Consolidated Devco and Consolidated Realty for funding operations or meeting the transnational tax concerns constantly confronting OYDL and the Canadian Debtors. From time to time, certain large intercompany transactions were reflected through a series of notes originating with Realty Corp. and/or OYDL and moving through Consolidated Devco into the OYREUSA/Baden subsidiary and returning to Realty Corp. and/or OYDL or another entity at their direction. The transactions also moved in the reverse order. As explained below, the intercompany accounts at all levels represent open accounts, and it is difficult to ascertain whether, how, or to what extent, if at all, they represent transactions for value or a compound history of multiple transactions, assumptions and setoffs. It is practically impossible to trace the history of all of them and virtually impossible to determine whether outside creditors were aware and understood the magnitude and impact upon them of these frequent and sometimes massive intercompany transactions. It is the view of the Debtors that the majority of these transactions were intended and executed to be transparent and irrelevant to the outside creditors of the U.S. Operations. They appeared as one or two lines, as a netted amount in most financial reports provided to outside creditors. Moreover, transactions which were initiated and "cleaned up" within a tax year would not have been reflected at year-end. Recognition or enforcement of these intercompany transactions based upon the varying mid-year positions would invariably hurt or help creditor groups without independent rationalization or support.

          At this time there are two secured intercompany notes. One involves the mortgage notes which were purchased by U.S. Finco from the mortgagee on One Liberty Plaza which were pledged as collateral to CIBC to secure the CIBC/OLP Loan. These notes are not going to be enforced under the Plan, except to the extent of the "roll-up" by CIBC of the CIBC/OLP Loan pursuant to section 6.4 of the Plan; the remainder of the U.S. Finco/OLP notes and mortgages are being returned to the issuer's successor, Consolidated OLP.

          The second intercompany note being treated under the Plan is a note issued by OYREUSA to U.S. Finco in September 1992, secured by the stock of Baden. On or about September 1992, in response to the concern that Cash would escape to Canada via OYREUSA/Baden before an examination of the appropriate claims against the value of that subsidiary or the satisfaction of such claims, the then-existing open account between OYREUSA/Baden and U.S. Finco was memorialized and converted into a secured note. That note did not represent a new transaction. Instead it represented a consolidated view of the standing open intercompany accounts as between the OYREUSA/Baden taxpayer and Consolidated Devco as such accounts stood at that time in mid-year.

          Immediately following the memorialization of that open account into a note, a new open intercompany account was put into operation between Baden and U.S. Finco. The Debtors do not believe that the OYREUSA/U.S. Finco note is any different from the other intercompany claims that are not being enforced and recognized under the Plan. The Debtors, rather then equitably subordinating the claim (as the Debtors believe would be appropriate), have obtained the binding agreement of the most significant creditors that would benefit if U.S. Finco were to seek to enforce this note -- CIBC and Citibank, the only substantial creditors with third-party claims against U.S. Finco, holding claims in excess of $50 million -- to reinvest into Newco LP substantially all of the proceeds received from OYREUSA/Baden. This contribution of proceeds will strengthen the feasibility and enhance the value of the Newco equity distributed to creditors pursuant to the Plan.

          For the reasons set forth above, the Debtors have determined to enter into the Intercompany Settlement, as described below:

          On the Effective Date, all claims held by a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate against a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate shall be released and cancelled in accordance with the Restructuring Transactions and, to the extent not so released and cancelled, released and cancelled in consideration for the mutual release and cancellation of any and all claims held by a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate against such Debtor, Wholly-Owned Affiliate or such Controlled Affiliate; provided, however, that this settlement shall not release and eliminate the claims of Tower B Co. against WFC Fincorp, the claims of Olympia & York Maiden Lane Company against Olympia & York Maiden Lane Finance Corp. or the U.S. Finco/OLP claims not contributed to OLP under the Restructuring Transactions and the claims of Tower A Co. against Tower A Holding and Devco remaining outstanding under the Restructuring Transactions. Notwithstanding the foregoing, all postpetition claims held by a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate against a Debtor, a Wholly-Owned Affiliate or a Controlled Affiliate that arise by reason of (a) the guarantee by a Debtor of the payment of postpetition professional fees and expenses of another Debtor in accordance with the DIP Order, (b) any Cash assets required to be advanced to Devco and deposited in accordance with the DIP Loan and the DIP Order, including the proceeds of any postpetition asset sale occurring prior to the Effective Date required to be repaid under the DIP Loan and DIP Order, (c) the Services Agreements approved by the Bankruptcy Court by order dated October 11, 1995, (d) the Restructuring Transactions, and (e) the terms of the January 12th Settlement Agreement, shall not be released and cancelled. To the extent the postpetition claims described in clauses (a), (b), (c) and (e) above are claims against one or more the Debtors, such Claims shall be treated as Administrative Expense Claims under the Plan.

P.       BAR DATE MOTION

          By order dated February 28, 1996, the Bankruptcy Court approved the motion of the Debtors to fix April 8, 1996 as the bar date (the "Bar Date") in their chapter 11 cases (the "Bar Order"). By Order dated March 26, 1996, the Bankruptcy Court fixed (i) April 29, 1996 as the supplemental bar date for (a) all entities not wholly-owned, directly or indirectly, by one or more of Devco GP, Equity GP, OYREUSA, Baden, Realty Corp., SF Holdings, Devco Canada and Equity Canada (for purposes of this section, such entities are defined as the "Protocol Entities"), but which may be otherwise affiliated or associated with the international group of companies commonly referred to as Olympia & York (including, without limitation, OYDL, Coopers & Lybrand OYDL, Inc./Limited, 608863 Ontario Inc., O&Y DMML Limited, O&Y 25 Realty Company, 25 Realty LP, O&Y January Corp., ABC Dynamic Corp., R. Investments Corp., A.R.F. Corp., P.R.F. Corp., R.R.F. Corp., Broad Street Holding Company, L.P., Reichmann family-owned/controlled entities, 245 Park Co., TALP, Tower A Co., New Tower B Holding LP, Tower D Holding I, Tower D Co., 53 State Limited, 1999 Bryan Street Ltd., Chicago-Superior Associates, 11601 Wilshire Associates, Olympia & York Development (Seattle) Company, Olympia & York Water Street Company, O&Y 55 WS Lease Co., L.P., 1290 Associates LLC, 237 Park Avenue Associates LLC, Olympia & York 320 G.O.T. Company, Olympia & York Properties (Portland) Co., Miami Center Joint Venture and 125 Broad Street Company), or (b) all partners (and affiliates thereof) of Protocol Entities which themselves are not Protocol Entities (including, without limitation, JMB Realty Corporation, Battery Park Holdings, Inc., Merrill Lynch & Co., Inc., San Vicente Associates, Chase Family Limited Partnership, Oppenheimer & Company, Concord (U.S.) Property No. 1, L.P., Nomura Babcock & Brown Co., Ltd., NBB-53 State Street Associates, Shearson Lehman Brothers, Fireman's Fund Insurance Company, North Michigan Avenue Associates, Ron Equity (Seattle) Corp., Partners' Asset Fund, Ron Cascades Corp., Theodore Gould and HQ North Company, Inc.); and (ii) the later of April 18, 1996 or 180 days after the date that each of the respective Debtors filed a chapter 11 petition (the "Governmental Unit Bar Date") for all governmental units (as defined in section 101(27) of the Bankruptcy Code). A listing of the Governmental Unit Bar Date for each Debtor follows:

                                                        Governmental Unit
Debtor's Name                   Case No.                Bar Date
-------------                   -------                 -----------------

O&Y (U.S.) Development          95 B 44486 (JLG)        April 18, 1996
Company, L.P.

O&Y (U.S.) Development          95 B 44487 (JLG)        April 18, 1996
 General Partner Corp.

O&Y Equity Company, L.P.        95 B 44488 (JLG)        April 18, 1996

O&Y Equity General              95 B 44489 (JLG)        April 18, 1996
 Partner Corp.

Olympia & York Real             95 B 44490 (JLG)        April 18, 1996
 Estate (U.S.A.) Inc.

Baden Real Estate Corp.         95 B 44491 (JLG)        April 18, 1996

O&Y (U.S.) Financial Company    95 B 44492 (JLG)        April 18, 1996

O&Y WFC Tower Corp.             95 B 44493 (JLG)        April 18, 1996

WFC Tower A Company             95 B 44494 (JLG)        April 18, 1996

O&Y 245 Corp.                   95 B 44495 (JLG)        April 18, 1996

Olympia & York 245 Park         95 B 44496 (JLG)        April 18, 1996
 Avenue Holding Company L.P.

Olympia & York Realty Corp.     92 B 42698 (JLG)        April 18, 1996

Olympia & York SF Holdings      92 B 42702 (JLG)        April 18, 1996
 Corporation

O&Y (U.S.) Development          92 B 42699 (JLG)        April 18, 1996
 Canada Ltd.

O&Y Equity (Canada) Ltd.        92 B 42700 (JLG)        April 18, 1996

Chicago-Superior Associates     95 B 45101 (JLG)        April 29, 1996

Devco-11601-A, L.P.             95 B 45282 (JLG)        May 7, 1996

Devco-11601-B, L.P.             95 B 45283 (JLG)        May 7, 1996

Olympia & York Tower B          96 B 40107 (JLG)        July 7, 1996
 Lease Company

O&Y Financial Company           96 B 42173 (JLG)        October 21, 1996

Olympia & York 245 Park         96 B 42176 (JLG)        October 21, 1996
 Avenue Company

Trinity Place Company           96 B 42174 (JLG)        October 21, 1996

Olympia & York OLP              96 B 42172 (JLG)        October 21, 1996
 Company

O&Y Liberty Plaza Company       96 B 42175 (JLG)        October 21, 1996

          Notice of the Bar Date and supplemental bar dates was provided to (a) the United States Trustee's Office, (b) each member of the Creditors' Committee and the attorneys for the Creditors' Committee, (c) all persons or entities that have filed a notice of appearance in the Debtors' chapter 11 cases pursuant to Bankruptcy Rule 2002 as of the date of entry of the Bar Date Order, (d) all persons or entities listed on the Schedules of Liabilities of the respective Debtors, and (e) all other known holders of Claims, if any, as of the date of the Bar Date Order via first class mail and by publication in The Wall Street Journal and The New York Times, The Los Angeles Times, The Chicago Tribune and the Toronto Globe and Mail.

Q.       MOTION TO APPROVE DEBTOR IN POSSESSION FINANCING FACILITY

          Carena, CIBC and Citicorp Real Estate, Inc. ("CREI") (collectively, the "DIP Lenders") have agreed to make a revolving loan (the "DIP Financing") to certain of the Debtors, WFC Fincorp and Tower B Co. (collectively, the "DIP Borrowers" or the "Borrowers") in an amount not to exceed $18 million in accordance with and on the terms and conditions set forth in the Postpetition Revolving Credit Agreement (as has been amended or hereafter may be amended, the "DIP Credit Agreement").

          On April 25, 1996, the Borrowers filed a motion (the "DIP Motion") requesting entry of an order authorizing, among other things, the Borrowers to obtain DIP Financing pursuant to section 364(c) of the Bankruptcy Code and Bankruptcy Rule 4001(c) in accordance with and on the terms and conditions of the DIP Credit Agreement. Objections to the relief requested in the DIP Motion were received from TIAA, SVA, the Tower B Noteholders and Coopers & Lybrand OYDL, Inc./Limited. The DIP Motion was originally scheduled to be heard on May 13, 1996, which hearing was continued on June 17, 1996.

          On June 17, 1996, the Bankruptcy Court entered an order granting the DIP Motion, permitting the Borrowers to consummate the DIP Financing and approving in substantial form the DIP Credit Agreement. The funds to be obtained through the DIP Financing will be used to pay for critically needed services, including, operating expenses incurred in the ordinary course of the Borrowers' businesses and administrative costs incurred in respect of the chapter 11 cases of the DIP Borrowers. The principal terms and conditions of the DIP Credit Agreement are as follows:

Borrowers:                 Devco, Devco GP, Equityco, Equity GP, OYREUSA,
                           U.S. Finco, Realty Corp., Devco Canada, Equity
                           Canada, Baden, WFC Fincorp and Tower B Co.

Lenders:                   CREI, CIBC and Carena

Agent:                     CREI

Maximum
Commitment:                Not to exceed $18 million.

Term: The DIP Lenders will make revolving credit advances to the DIP Borrowers, subject to certain conditions set forth in the DIP Credit Agreement, during the period from the date of entry of the Final Order of the Bankruptcy Court approving the DIP Borrowers' performing under the DIP Credit Agreement until the earliest of (a) August 30, 1996, or if the Plan is confirmed by August 30, 1996 and certain conditions are satisfied, then September 30, 1996, (b) the date of substantial consummation of a Plan for the DIP Borrowers, or
                           (c) the date on which a notice of acceleration is given by the Lenders (the "DIP Termination Date").

Interest Rate: The DIP Borrowers will pay interest monthly in arrears at a rate per annum equal to Citibank's Base Rate plus 2%. The DIP Borrowers may fund interest payments by drawing on the credit facility.

Default
Interest Rate:             Upon the occurrence and during the continuance of
                           an event of default, interest will accrue at a rate per annum equal to Citibank's Base Rate plus
                           4%.

Commitment
Fee       :                On the later of one (1) business day of entry of
                           the Final Order and (ii) one Business Day after the parties execute the Credit Agreement(34), the DIP Borrowers will pay to the agent, for the account of the DIP Lenders, a commitment fee equal to 3.5% of the maximum commitment ($630,000). The
                           Borrowers may fund such payment by drawing on the credit facility.

--------

34 The Lenders waived this requirement until the Initial Borrowing under the DIP Credit Agreement, which is expected to occur on July 31, 1996.

Unused
Commitment
Fee: The Borrowers will pay to the agent, for the ratable account of the Lenders, an unused commitment fee equal to 0.75% per annum of the average daily unused balance of the credit facility, payable monthly in arrears. The Borrowers may fund such payment by drawing on the credit facility.

Agent's Fee:               The Borrowers will pay to the agent for its own
                           account a monthly fee of $7,500 to cover costs of administering the DIP Credit Agreement. The
                           Agent's fee is to paid in arrears on the first business day of each month.

Use of
Proceeds:                  The Borrowers may use the proceeds from advances
                           for payment of projected expenses of the Borrowers set forth in the budget, including, without limitation, (i) operating expenses incurred in the ordinary course of the Borrowers' businesses, (ii) the fees and expenses of professionals, (iii) the payment of interest and fees to the Lenders, and
                           (iv) the fees of the Clerk of the Bankruptcy Court and the United States Trustee and other Bankruptcy
                           Court-related costs. Notwithstanding the foregoing, Tower B Co. and WFC Fincorp will use the proceeds from Advances solely for payment of reasonable legal and related fees and expenses as set forth in the budget and Bankruptcy Court-related fees and costs and with respect to WFC
                           Finance, postpetition franchise taxes.

Conditions
Precedent
To Borrowing:              The obligation of any DIP Lender to make an
                           advance is subject to the condition that, among
                           other things, after giving effect to the proposed
                           borrowing, the outstanding advances do not exceed
                           the relevant amounts set forth in section 2.01(c)
                           of the DIP Credit Agreement as of the end of such
                           month.  In addition, the obligation of the Lenders
                           to make advances beyond August 30th(35), 1996 is
--------

35 Under the DIP Amendment (as defined below) all references in this section to "August 30, 1996" has been changed to "September 30, 1996."

                           subject to the satisfaction of certain conditions precedent, including, among other things:

                           (1) the Plan having been approved by the Confirmation Order, reaffirming all obligations of the Borrowers under the DIP Credit Agreement and related Loan Documents as a post-Confirmation credit facility;

                           (2) no impairment of the Lenders' rights in any Collateral or to liquidate the Collateral under the Plan; and

                           (3) the delivery to the Lenders of a report setting forth the amount and timing of reductions in Borrowers' general and administrative expenses for the period after August 30, 1996 and a revised Budget incorporating such reductions.

Collateral/
Security:                  The obligations of the Borrowers (other than Tower
                           B Co. and WFC Fincorp) secured by (i) a valid and perfected Lien on all property of the Borrowers' estates that is not otherwise subject to a valid and perfected Lien, and (ii) a valid and perfected junior Lien on property of the Borrowers' estates that is otherwise subject to a valid and perfected
                           Lien.  The obligations of Tower B Co. and WFC
                           Fincorp are unsecured.

Priority:                  Pursuant to section 364(c)(1) of the Bankruptcy
                           Code, all obligations of the Borrowers under the DIP Credit Agreement will constitute Allowed
                           Administrative Expense Claims in the Borrowers' chapter 11 cases, having priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, except for severance obligations of the Borrowers up to $3.5 million as provided in Section 6.02(f) of the DIP Credit Agreement and Claims for Accrued
                           Expenses (as such term is defined in the DIP
                           Credit Agreement).

Remedies:                  Upon the occurrence of an Event of Default, the
                           Lenders may (i) terminate making Advances, (ii) declare the notes, all interest thereon and all other obligations of the Borrowers to the Lenders under the DIP Credit Agreement be due and payable,
                           (iii) liquidate the Collateral in accordance with the terms of Section 6.02 of the DIP Credit

                           Agreement, and (iv) exercise any and all rights and remedies under the DIP Credit Agreement and the other Loan Documents, and all other rights and remedies provided under the Bankruptcy Code and other applicable law.

Several and
Joint and
Several
Liability  :               The Borrowers, except the Canadian Borrowers,
                           Tower B Co., and WFC Fincorp., will be jointly and severally liable for the payment of the Obligations under the DIP Credit Agreement, the
                           Notes and the other Loan Documents. Each of the Canadian Borrowers, Tower B Co., and WFC Fincorp.
                           will be severally liable for all Obligations incurred by or attributed to such Borrower, including such Borrower's pro rata share of all fees, costs and expenses incurred by the Borrowers under the Loan Documents.

          In addition to the approval of the DIP Loan, the Bankruptcy Court granted the relief requested in the DIP Motion which sought a guarantee by Devco of the professional fees and expenses of four of the Debtors' professionals: (i) McCarthy Tetrault, Canadian counsel to the Debtors; (ii) Togut, Segal & Segal, counsel to Tower B Co.; (iii) Weil, Gotshal & Manges LLP, counsel to the Debtors (but only to the extent of fees for services rendered to Realty Corp., Devco Canada and Equity Canada); and (iv) O'Sullivan, Graev & Karabell, counsel to WFC Fincorp, but only to the extent such fees and expenses are not paid from proceeds of the DIP Loan or from cash of the respective Borrower which is available to pay such fees and expenses. The guarantee of Devco will terminate following the 30th day after the date on which notice that either (i) an order denying confirmation of the Plan has been entered or (ii) the Creditors' Committee has provided notice to the Co-Proponents that it no longer supports the Plan and in seeking an alternative is received by such law firm from counsel to the Creditors' Committee. The giving of any such notice by counsel to the Creditors' Committee to any of such law firms is without prejudice to the Debtors' right to seek an order from the Bankruptcy Court authorizing the continuation or reinstatement of the guaranties.

          In addition, each of the Canadian Borrowers is authorized to guaranty the payment of any administrative claim approved by the Bankruptcy Court against Devco for reasonable fees and expenses of professionals that are retained by or obligated to be paid by Devco's estate, provided that the guarantee of the Canadian Borrowers shall not exceed certain limitations specified in the order approving the DIP Motion.

          On July 18, 1996, the Debtors filed a motion (the "Supplemental DIP Motion") with the Bankruptcy Court requesting, among other things, entry of an order pursuant to section 364(c) of the Bankruptcy Code approving an amendment to the DIP Credit Agreement to fund the fees and expenses of Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as a lender and a placement agent, under certain commitment letters (the "Merrill Commitment Letters"), and of Standard & Poor's, as a rating agent, under a certain engagement letter (the "S&P Engagement Agent"), in connection with the refinancing of Tower B (the "DIP Amendment"). The DIP Amendment provides, among other things, for an additional facility in the amount of $8,000,000 to be referred to as the "Tranche C Facility", the proceeds of which will be available for the sole purpose of funding the payments required to be made by the Debtors under the Merrill Commitment Letters and the S&P Engagement Letter, including the Commitment Fee, the Initial Advance Fee, the Monthly Advance Fee, Rental Shortfall Adjustment, the Termination Fee (if any), the Expenses and the Legal Expense Deposit (as such terms are defined in the Merrill Commitment Letters), together with the periodic replenishment thereof, and other fees and expenses of counsel to Merrill Lynch and to S&P incurred in connection with the Refinancing and the Phase I and II Fees (as described in the S&P Engagement Letter) (collectively, the "Merrill Lynch Expenses"). The DIP Amendment further provides that until the DIP Termination Date, all Advances under the Tranche C Facility will be made to a segregated account referred to as the "Merrill Lynch Expense Account" for the benefit of Merrill and S&P without regard to whether an event of default under the DIP Credit Agreement has occurred. In the event that the Borrowers have not satisfied or been relieved from their obligations to pay the Merrill Lynch Expenses as of the DIP Termination Date, then on the DIP Termination Date, each DIP Lender will make the remaining Tranche C Advances to an escrow account for the benefit of Merrill and S&P. Under the DIP Amendment, neither Tower B Co. nor WFC Fincorp will have any liability with respect to any obligations related to the Tranche C Facility. On August 7, 1996, the Bankruptcy Court entered an order granting the Supplemental DIP Motion (as described above) (the "DIP Amendment Order"). A copy of the DIP Amendment Order, along with exhibits attached (which include the Merrill Commitment Letters and the S&P Engagement Letter), is included in the Exhibit Volume to this Disclosure Statement as Exhibit O.

          In addition, the DIP Amendment provides for the extension of the DIP Termination Date Loan from September 30, 1996 to October 31, 1996, provided that the Plan is confirmed by the earlier date. The Debtors and the DIP Lenders are currently reviewing the cash needs of the Debtors through the new DIP Termination Date and are considering whether an increase in the DIP Commitment for budgeted expenses and administrative costs will be required. A motion by the Debtors requesting such relief, if necessary, will be filed subsequent hereto.

          In addition, the DIP Amendment provides for the payment of certain fees consisting of (i) an amendment fee of $50,000, and (ii) a commitment fee equal to 3.5% of the Tranche C Facility.

          VI. BUSINESS AND GOVERNANCE OF NEWCO LP AND LIQUIDATING CORP.

A.       BUSINESS OF NEWCO LP

          Newco LP will own and manage, directly and indirectly, Class A office buildings in the Northeastern United States, and may engage in other real estate ownership, development and management activities in the future. Through the ownership and management of Class A office buildings, Newco LP will seek to create increased value and liquidity for its equity owners over time. Specifically, management of Newco LP is expected to work to:

         o maximize the potential of Newco LP's core real estate holdings;

         o establish a strong financial structure geared to the cash flows of the company;

         o establish sound financial policies to insulate Newco LP from fluctuations in interest rates and foreign currency exposures;

         o re-establish relationships with banks and other financial institutions; and

         o        provide for growth opportunities.

Newco LP's payroll and overhead costs are expected to be materially less than those of the Debtors inasmuch as reductions in administrative staff are anticipated to comport with the reduced scope of Newco LP's property holdings and operations in comparison to the collective property holdings and operations of the Debtors and their affiliates.

B.       MANAGEMENT OF NEWCO LP AND LIQUIDATING CORP.

          1. Management of Newco LP

          The business and affairs of Newco LP will be managed by its sole general partner, Managing GP, through the management of Managing GP acting under the direction of its Board of Directors. Pursuant to the Plan, the Co-Proponents (or in each case a designated affiliate of a Co-Proponent) will become the stockholders of Managing GP on the Effective Date. At such time, they will enter into a stockholders' agreement setting forth, among other things, the rights of such parties with respect to the nomination and election of directors of Managing GP See "Governance of Newco LP and Managing GP" below.

          The Co-Proponents have informed the Debtors that the Co-Proponents are working to assemble a management team for Managing GP and Newco LP, which the Co-Proponents expect will be drawn primarily from O&Y (U.S.)'s existing management. The Co- Proponents have commenced discussions with the Debtors' Chief Executive Officer and certain other members of the Debtors' management regarding their possible retention as members of management of Managing GP and/or Newco LP. In such discussions the Debtors' Chief Executive Officer advised the Co-Proponents that he is not interested in serving as chief executive officer on a permanent basis but would be willing to do so on an interim basis following the Consummation Date while a transition to a new chief executive is made and, thereafter, to serve on a part-time basis as a non-executive chairman of the board of directors of Managing GP An understanding has been reached on the participation in the management of Managing GP/Newco LP by the Debtors' Chief Executive Officer on this basis, subject to finalizing the compensation and incentive terms of employment. Certain other members of the Debtors' management have reached an understanding regarding their participation in the management of Managing GP/Newco LP, including the individuals who are to serve as the heads of finance, accounting, leasing and property management and in certain subordinate management positions, in each case subject to finalizing the compensation and incentive terms of their employment. The Co-Proponents are continuing their discussions with other members of the Debtors' management regarding their participation in the management of Managing GP/Newco LP.

          The Co-Proponents have further advised the Debtors that they are seeking to retain an appropriate individual as chief executive of Managing GP/Newco LP and to develop an appropriate compensation and incentive program for the management thereof. The Co-Proponents have retained a consulting firm to assist them in such effort. It is anticipated that this compensation and incentive program will involve the grant to senior managers of options to buy equity interests in Newco LP or similar equity incentive arrangements.

          The Debtors and Co-Proponents intend to disclose at the Confirmation Hearing any material arrangements that have been agreed upon at such time regarding future employment of members of the Debtors' management by Managing GP/Newco LP or by the Co- Proponents.

         2. Management and Governance of
            Liquidating Corp.

          Liquidating Corp.'s business and affairs will be managed under the direction of its board of directors, which will be elected annually by its shareholders. The anticipated directors of Liquidating Corp. to be in office on the Effective Date will be named by the Debtors at or before the Confirmation Hearing. The identity of the senior management, or outside contract manager, for Liquidating Corp. will also be disclosed at or before the Confirmation Hearing. The Debtors and the Co- Proponents currently anticipate that Managing GP/Newco LP will provide management to Liquidating Corp. on a contract basis and that the operations of Liquidating Corp. and the properties which it directly and/or indirectly owns or controls will be managed on a centralized basis by such management team.

          3. Employee Matters

          Employee obligations of Devco GP, Devco and Tower A Co., including (without limitation) unpaid wages, accrued vacation pay and sick pay, severance payments, health, disability and life insurance payments, and any payments required to be made by the Debtors under both the 401(k) Plan and the Employee Savings Plan, to the extent such employee obligations are entitled to Administrative Expense priority without further order of the Bankruptcy Court, either will be (i) assumed by Newco LP and satisfied in the ordinary course of its business or (ii) paid on the Effective Date as an Administrative Expense Claim of Devco GP, Devco, Consolidated OLP, 245 Park Co. or Tower A Co., as applicable.

          The cash flow projections for Newco LP indicate substantially reduced general and administrative costs in 1997 in comparison to those of the Debtors, which reduced costs are expected to result primarily from a significant downsizing in the work force in comparison to the Debtors' current work force, relocation of corporate offices to smaller and less expensive space, and completion during 1997 of any reorganization activities that continue after the Effective Date. The cash flow projections for Newco LP assume payment of severance and other costs associated with such downsizing principally as restructuring expenses that are incurred in connection with consummation of the Plan.

          4. Pension Plan Matters

          Certain of the Debtors, including Devco, 245 Park Co. and Tower A Co., are contributing sponsors to the Olympia & York (U.S.) Development Company, L.P. Retirement Plan ("Pension

Plan"). The Pension Plan is a multiple employer pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Newco LP will assume the Pension Plan and administer the Pension Plan in accordance with Title IV of ERISA, 29 U.S.C. ss. 1001 et seq. Newco LP will comply with all funding and other requirements of ERISA. Newco LP will be responsible for any liability resulting from the termination of the Pension Plan. If the Pension Plan has not been terminated prior to the Confirmation Date, any claims by the Pension Plan or the Pension Benefit Guaranty Corporation will be treated as arising after the Confirmation Date as obligations of Newco LP. If the Pension Plan terminates after the Confirmation Date, Newco LP will be responsible for all Liabilities under 29 U.S.C. ss. 1362 (b) and (c).

C.       GOVERNANCE OF NEWCO LP AND MANAGING GP

          1. General

          As discussed above, Newco LP will be governed by Managing GP, which will hold a 1% general partner interest in Newco LP. The business and affairs of Managing GP will be managed by and under the direction of its board of directors, which will have ten (10) members. The Chief Executive Officer of Managing GP will be a member of this board. The certificate of incorporation of Managing GP will provide for cumulative voting in any election of directors. In addition, the Co-Proponents (or affiliates designated by them) will become stockholders of Managing GP on the Effective Date and will enter into a stockholders' agreement setting forth, among other things, the rights of such parties with respect to the nomination and election of directors of Managing GP.

          The stockholders agreement among the Co-Proponents (or designated affiliates), described above, will affect certain other aspects of the governance of Newco LP, including the permitted uses of the portion of the Co-Proponents' Capital Infusion remaining after application to all cash uses required under the Plan.

         2. Voting Rights for Action
            By the Boards of Directors

          The aforementioned stockholders agreement will generally provide that action may be taken by the Board of Directors of Managing GP upon vote of a majority of the members of the board. However, actions by Newco LP in respect of the following matters will require approval by a supermajority vote of the Board of Directors of Managing GP:

               (i) a significant acquisition or business combination, or disposition of any Core Property;

               (ii) any issuance or purchase by any Entity controlled by Managing GP of any capital stock or any other Equity Interests (including any significant long-term debt refinancing involving the issuance of any capital stock or any other Equity Interests), except an issuance made in exchange for debt upon an actual or anticipated default on such debt where no other available alternative is acceptable to the creditor;

               (iii) any transaction between any Entity controlled by Managing GP and any related party (other than ordinary course transactions);

               (iv) the initial selection, and any removal or replacement, of Managing GP's Chief Executive Officer during the three-year period following the Effective Date; and

               (v) any amendment of the organizational documents of Managing GP or any Entity owned or controlled by Managing GP that affect cumulative voting in any election of directors of Managing GP or affecting any of the matters referred to in clauses (i) through (iv) above.

D.       REFINANCING OF THE INDEBTEDNESS ON CERTAIN
         OF THE CORE PROPERTIES

          In an attempt to improve the capital structure and viability of Newco LP, the Debtors and the Co-Proponents have been negotiating with various lenders to refinance the existing debt of certain of the Core Properties. An integral part of the Plan is to create a strong, viable Newco LP through the deleveraging of an overleveraged asset, 245 Park. However, instead of just refinancing 245 Park, which would be very expensive and would likely destabilize Newco LP, the Debtors and the Co-Proponents have chosen to increase the debt encumbering Tower D and decrease the debt encumbering 245 Park. The benefit of those transactions will be to eliminate more expensive debt on 245 Park and replace it with additional, less expensive, debt on Tower D.

          Specifically, as a result of the A+ credit of Merrill Lynch, the Debtors have been able to finance Tower D on a long-term basis at 9.05% per annum. The Sumitomo Bank/Tower D Mortgage Loan does not mature until 2003. By comparison, the Aetna Mortgage Loan on 245 Park has been matured for over two and one-half years and has a contractual rate of interest of 12% and a default interest rate claimed by Aetna of 18%. Also, the DKB Mortgage Loan has been matured for over one and one-half years and has a contractual rate of interest that ranges between LIBOR + .8125% to 9.275% and a default rate of interest claimed by DKB of LIBOR + 3%. In addition, while the only lease at Tower D, Merrill Lynch, does not expire until 2013, the major lease at 245 Park, Bear Stearns, expires in 2002.

          By entering into the refinancing with Merrill Lynch and/or Chase on the terms set forth in the section captioned "The Current Status of O&Y (U.S.) in 1996 -- Core Properties -- Tower D -- Proposed Debt Structure," the Debtors will create a stronger and more viable Newco. Although the proposed Tower D refinancing will further encumber Tower D, the benefit to Newco through its ability to refinance 245 Park with the excess Tower D refinancing proceeds is highly significant. In addition, as a result of the proposed Tower D refinancing and the repayment of the Sumitomo Bank/Tower D Pledge Loan, the only remaining unsecured obligation of Newco will be the Convertible Note Interests issued for the benefit of the Unaffiliated Unsecured Creditors.

          Furthermore, the proposed refinancing of Tower D will create the following benefits to the debt structure of 245 Park:

                  1. Principal: Reduce the aggregate mortgage debt on 245 Park Avenue from approximately $383 million to $275 million;

                  2. Interest Rate: Lower the effective rate of interest on the Aetna Mortgage Loan from 12% per annum to 10-year Treasury Note rate plus 200 basis points (approximately 8.75% per annum currently). Lower the effective rate of interest on the DKB Mortgage Loan from between LIBOR + .8125% to 9.275% per annum to DKB's cost of funds plus 175 basis points (approximately 8.50% per annum currently);

                  3. Maturity: The maturity of the Restructured Aetna Mortgage Loan would be in 2006. Importantly, that would allow a stabilization of the building during the roll-over in 2002 of the Bear Stearns lease. The maturity of the Restructured DKB Mortgage Loan would be December 31, 2002. However, as discussed below, the Restructured DKB Mortgage Loan would be fully self-amortizing.

                  4. Amortization: The Restructured DKB Mortgage Loan will be fully self-amortizing over a five-year period in years 2-6 of the loan.

E.       NEWCO LP FINANCIAL INFORMATION

          See "First Amended Financial Appendix", annexed hereto as Exhibit B, for various financial statements of Newco LP. The financial statements included in the First Amended Financial Appendix are as follows:

         1.       Pro Forma Balance Sheets

                  a.       Newco Limited Partnership Pro Forma
                           Balance Sheet as of September 30, 1996

                  b. Newco Limited Partnership Notes to Pro Forma Balance Sheet Projected as of September 30, 1996

                  c. U.S. Operations of Olympia & York Roll Forward of December 31, 1995 Combining Financial Statements to Newco Limited Partnership and Liquidating Companies as of September 30, 1996

                  d.       Newco Limited Partnership Pro Forma Combining
                           Balance Sheet

         2.       Projected Cash Flows

                  a.       Newco Limited Partnership Corporate Cash Flow
                           Summary

                  b.       Cash Flow Projections for the Core Properties

          Furthermore, to the extent that such statements are available, copies of the most recent available audited financial statements of the individual Debtors will be made available to Creditors upon written request to:

                           WEIL, GOTSHAL & MANGES LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           (212) 310-8000
                           Attn.: Michael I. Schor, Esq.

                       VII. SUMMARY OF THE SECOND AMENDED
                     PLAN OF REORGANIZATION FOR THE DEBTORS

A.       GENERAL

          This section of the Disclosure Statement summarizes the Plan, which is set forth in its entirety as Exhibit A hereto. This summary is qualified in its entirety by reference thereto. YOU SHOULD READ THE PLAN IN ITS ENTIRETY, AND DISCUSS THE DISTRIBUTIONS AND RIGHTS TO WHICH YOU ARE ENTITLED THEREUNDER WITH YOUR ADVISORS.

          In general, a chapter 11 plan of reorganization (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan, and (iii) contains other provisions necessary to the reorganization of the debtor. Under the Bankruptcy Code, "claims" and "equity interests" are classified rather than "creditors" and "shareholders" because such entities may hold claims or equity interests in more than one class. For purposes of this Disclosure Statement, the terms "Creditor" and "Equity Holder" refer to the holder of a "Claim" or "Equity Interest", respectively, in a particular Class under the Plan. The term "Impaired Creditor" refers to the Creditors to whom this Disclosure Statement (and the related Ballots and other materials delivered together herewith) are being furnished and who are entitled to vote to accept or reject the Plan. Each of Consolidated Devco Classes 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11, Consolidated Realty Corp. Classes 2, 3, 4, 5 and 6, SF Holdings Classes 2 and 3, Devco Canada Classes 2 and 3, Equity Canada Classes 2 and 3, Consolidated OLP Classes 2, 3, 4, 5 and 6, Tower A Co. Classes 2, 3, 4, 5 and 6, Tower Corp. Classes 2 and 3, Consolidated 245 Classes 2, 3, 4, 5, 6, 7 and 8, and Tower B Leaseco Classes 2, 3 and 4 are impaired under the Plan, and the holders of Claims or Equity Interests in such Classes are entitled to vote to accept or reject the Plan.

          A chapter 11 plan may specify that certain classes of Claims or equity interests are to have their Claims or equity interests remain unaltered by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are conclusively deemed to accept the plan. Accordingly, under section 1126(f) of the Bankruptcy Code it is not necessary to solicit acceptances from the holders of Claims or equity interests in such classes. The Claims and Equity Interests in each of Consolidated Devco Class 1, Consolidated Realty Corp. Class 1, SF Holdings Class 1, Devco Canada Class 1, Equity Canada Class 1, Consolidated OLP Class 1, Tower A Co. Class 1, Tower Corp. Class 1, Consolidated 245 Class 1 and Tower B Leaseco Class 1 are not impaired under the Plan, and each such Class is, therefore, conclusively deemed to have accepted the Plan.

          A chapter 11 plan also may specify that certain classes will not receive any distribution of property under the Plan. Under section 1126(g) of the Bankruptcy Code, such classes are conclusively deemed to reject the plan and, therefore, need not be solicited to vote to accept or reject the plan. The holders of Claims or Equity Interests in each of Consolidated Devco Class 12, Consolidated Realty Corp. Class 7, Devco Canada Class 4, Equity Canada Class 4, Tower Corp. Classes 4 and 5 and Tower B Leaseco Class 5 will not receive or retain any property under the Plan on account of such Claims and Interests, and each such Class is, therefore, conclusively deemed to have rejected the Plan.

          The "Effective Date" means the date upon which each of the conditions precedent to the occurrence of the Effective Date of the Plan specified in section 22.2 of the Plan will have been satisfied or waived in accordance with section 22.3 of the Plan.

B.       DESCRIPTION OF INDIVIDUAL CLASSES AND
         THE TREATMENT OF EACH CLASS UNDER THE PLAN

          1. Administrative, Priority Tax and Convenience Claims

                  a.       Administrative Expense Claims

          Creditors holding Administrative Claims are those entities holding Claims against the Debtors entitled to priority under section 503(b) of the Bankruptcy Code, including all actual and necessary costs and expenses of preserving the estates of the Debtors, and indebtedness or obligations incurred by the Debtors in connection with the conduct of their businesses, any allowance for employee compensation, and fees and charges assessed against the Debtors' estates under chapter 123, title 28, United States Code.

          Except as provided in section 26.5.1 of the Plan, on the Effective Date, each holder of an Administrative Expense Claim will be distributed on account of such Administrative Expense Claim an amount in Cash equal to the amount of such Administrative Expense Claim allowed by the Bankruptcy Court, except to the extent that any Entity entitled to payment of any Administrative Expense Claim agrees to a different treatment of such Administrative Expense Claim. Each holder of an Administrative Expense Claim against a Debtor or a substantively consolidated group of Debtors will be paid by such Debtor or substantively consolidated group of Debtors, or the successor(s) in interest thereto, (a) upon the later of (i) the Effective Date and (ii) the date that is ten (10) Business Days after an order of the Bankruptcy Court with respect to any such Administrative Expense Claim becomes a Final Order or (b) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and any of the Debtors.

                  b.       Priority Tax Claims

          Creditors holding Priority Tax Claims are those holding Claims against the Debtors entitled to priority under section 507(a)(8) of the Bankruptcy Code.

          Except as provided in section 26.5.1 of the Plan, on the Effective Date, with respect to each Debtor or substantively consolidated group of Debtors (other than Tower B Leaseco), each holder of an Allowed Priority Tax Claim will be distributed on account of such Allowed Priority Tax Claim a Tax Note from such Debtor or substantively consolidated group of Debtors, or the successor(s) in interest thereto, that complies with the requirements of section 1129(a)(9)(C) of the Bankruptcy Code or such other, more favorable treatment, as the Debtors in their sole discretion shall elect. On the Effective Date, each holder of an Allowed Priority Tax Claim against Tower B Leaseco will receive a payment in Cash equal to the amount of such Allowed Priority Tax Claim.

                  c.       Consolidated Devco Convenience Claims

          Holders of Consolidated Devco Convenience Claims are creditors holding
(a) Allowed Unsecured Claims against Consolidated Devco equal, in the aggregate, to $5,000 or less or which, pursuant to the election made pursuant to the Plan, has been reduced by the holder thereof to $5,000, or (b) a Disputed Unsecured Claim against Consolidated Devco which became an Allowed Unsecured Claim against Consolidated Devco of $5,000 or less with the consent of and in the amount agreed to by a Debtor. However, the Claim of a holder of more than one Unsecured Claim against any of the Debtors may not be a Consolidated Devco Convenience Claim, unless the holder has irrevocably elected on the Ballot soliciting votes on the Plan to withdraw, consolidate, amend and reduce all Unsecured Claims held by it to one Consolidated Devco Unsecured Claim in the amount of $5,000 or less.

          Each holder of an Allowed Consolidated Devco Convenience Claim will be paid in full the Allowed amount of such Consolidated Devco Convenience Claim, in Cash, on the Effective Date, subject to satisfaction of the Withholding Requirement for Consolidated Devco Convenience Claims that are Compensation Claims.

          2. Consolidated Devco

                  a.       Priority Non-Tax Claims Against
                           Consolidated Devco (Consolidated Devco Class 1)

          Holders of Consolidated Devco Class 1 Claims are those holding Claims against Consolidated Devco, other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated range of Allowed Claims in Consolidated Devco Class 1 is $200,000 to $400,000.

          On the Effective Date, in full satisfaction of the Allowed Priority Non-Tax Claims against the Consolidated Devco Entities, each holder of an Allowed Priority Non-Tax Claim against the Consolidated Devco Entities will be distributed on account of such Allowed Priority Non-Tax Claim a payment in Cash equal to the amount of such holder's Allowed Priority Non-Tax Claim.

          Consolidated Devco Class 1 is not impaired.

                  b. Secured Club Loan Claims Against Devco, Devco GP, Equityco, Equity GP and
                           U.S. Finco (Consolidated Devco Class 2)

          Holders of Consolidated Devco Class 2 Claims are the holders of interests in the Club Loan.

          The estimated Allowed amount of the Claims in Consolidated Devco Class 2 is $165,508,335.43 as of October 11, 1995, plus costs, fees and interest payable thereon in accordance with the applicable agreements.

          On the Effective Date and in accordance with the Restructuring Transactions, the New Club Loan Disbursing Agent shall be distributed, on account of the Allowed Secured Club Loan Claims against Devco, Devco GP, Equityco, Equity GP and U.S. Finco, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by Devco, Devco GP, Equityco, Equity GP and U.S. Finco. In accordance with sections 7.2, 8.2, 14.2 and 15.2 of the Plan and without duplication, the New Club Loan Disbursing Agent shall be distributed, in the aggregate and in full satisfaction of the Allowed Club Loan Claims, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the

Collateral securing the Allowed Club Loan Claims pledged by any Debtor under the Plan.

          Consolidated Devco Class 2 Claims are impaired.

                  c. Secured CIBC/OLP Claims Against Devco, Devco GP and U.S. Finco (Consolidated Devco Class 3)

          The holder of the Consolidated Devco Class 3 Claims is CIBC, on account of its Allowed Secured Claims arising out of the CIBC/OLP Loan.

          The estimated Allowed Secured Claims in Consolidated Devco Class 3 is $75,658,000 as of June 30, 1996, plus interest accruing from June 30, 1996 through the Effective Date, plus fees and expenses payable in accordance with the governing loan documents and applicable law.

          On the Effective Date, the CIBC/OLP Claims shall be an Allowed Claim in the amount of $75,658,000 plus interest accruing from and after June 30, 1996 through the Effective Date and any unpaid attorneys' fees and expenses incurred through the Effective Date that are payable under the agreements evidencing the CIBC/OLP Claims. On the Effective Date, in full satisfaction of the Allowed CIBC/OLP Claims, CIBC or its designee shall be distributed, in accordance with the Restructuring Transactions, that number of Class A Interests having a value equal to the lesser of (a) the amount of the Allowed CIBC/OLP Claims on the Effective Date and (b) the value, as of the Confirmation Date, of the Collateral securing the Allowed CIBC/OLP Claims. CIBC, as holder of the Allowed CIBC/OLP Claims, shall not be entitled to any additional distribution by reason of any Allowed CIBC/OLP Claims filed against other Debtors for the same loss or damage.

          Consolidated Devco Class 3 is impaired.

                  d.       Secured Sumitomo Bank/Tower D Pledge
                           Loan Claims Against Devco and
                           Devco GP (Consolidated Devco Class 4)

          The holder of the Consolidated Devco Class 4 Claims is Sumitomo Bank, on account of the Sumitomo Bank/Tower D Pledge Loan, made in the original principal amount of $74,750,000, which is secured by, among other things, a pledge of Devco's and Devco GP's indirect partner interests in Tower D Co.

          The estimated Allowed Secured Claims in Consolidated Devco Class 4 is $74,750,000 as of the Petition Date.

          On the Effective Date, in full satisfaction of the Allowed Sumitomo Bank/Tower D Pledge Loan Claims, Sumitomo Bank will be distributed a payment in Cash of $74,750,000, plus any unpaid and accrued interest at the rate of LIBOR plus 100 basis points accrued on the Sumitomo Bank/Tower D Pledge Loan together with any costs and expenses payable under the Sumitomo Bank/Tower D Pledge Loan Claims through the Effective Date. On the Effective Date, the Sumitomo Bank/Tower D Pledge Loan and any Claims otherwise arising under, or related to, the Sumitomo/Tower D Pledge Loan will be released and cancelled in consideration of the Sumitomo Bank/Tower D Restructured Pledge Loan.

          Consolidated Devco Class 4 is impaired.

                  e. Secured Citibank Letter of Credit Claims Against Equityco (Consolidated Devco Class 5)

          The holder of the Consolidated Devco Class 5 Claim is Citibank on account of an irrevocable standby letter of credit issued by Citibank to Park-Lex Co. in the outstanding principal amount of $15,632,752, which is secured by certain securities owned by Equityco.(36)

          The estimated Allowed Claim in Consolidated Devco Class 5 is $15,632,752.00 as of the Petition Date.

          On the Effective Date, in full satisfaction of the Allowed Citibank Letter of Credit Claims against Equityco, Citibank will be distributed the Collateral that secures the reimbursement obligation under the Citibank Letter of Credit.

          Consolidated Devco Class 5 is impaired.

                  f.       Secured Citibank Swap Claims Against
                           Devco (Consolidated Devco Class 6)

          The holder of the Consolidated Devco Class 6 Claims is Citibank.

--------

36 Park-Lex Co. has and is expected to continue to draw on the Citibank Letter of Credit through the expiration of such letter of credit in the year 2012. The arithmetic sum of these draws will be approximately $15 million as of the expiration date of the Citibank Letter of Credit. The Claims of Citibank under the Citibank Letter of Credit exceed the value of the collateral owned by Equityco which collateral secures the obligations of Equityco to Citibank.

          On the Effective Date, in full satisfaction of the Citibank Swap Claim, Citibank will be distributed the Collateral (a certain Cash account which held $443,507.31 as of March 31, 1996) that secures the Citibank Swap Claim to the extent such Claim is an Allowed Secured Claim. The Deficiency Claim on the Allowed Citibank Swap Claim will receive the treatment accorded to Co-Proponent Unsecured Claims set forth in section 7.11.2 of the Plan.

          Consolidated Devco Class 6 is impaired.

                  g. Secured Sterling National Letter of Credit Claims Against Devco GP (Consolidated Devco Class 7)

          The holder of the Consolidated Devco Class 7 Claims is Sterling National on account of its Secured Claims arising from two letters of credit issued by Sterling National in favor of certain officers of the debtors, which are secured by Cash collateral deposits in the amounts of $2,000,000 and $666,666, respectively.

          On the Effective Date, in full satisfaction of the Allowed Sterling National Letter of Credit Claims against Devco GP, Sterling National will be distributed the Sterling National Amended and Restated Reimbursement Agreement, pursuant to which Newco LP will be substituted for Devco GP as the obligor on such reimbursement agreement.

          The Sterling National Amended and Restated Reimbursement Agreement will be secured by the Collateral that secures the reimbursement obligation under the Sterling National Letter of Credit.

          Consolidated Devco Class 7 is impaired.

                  h. Secured 245 Park Co. Partnership Claims Against Devco (Consolidated Devco Class 8)

          The holder of the Consolidated Devco Class 8 Claim is 245 Park Co. on account of its Secured Claim arising from Devco's obligations under a certain First Amended and Restated Agreement of General Partnership of 245 Park Avenue Co. dated December 29, 1983, which obligations are secured by a pledge of Devco's partner interest in 245 Park Co.

          The estimated amount of Claims in Consolidated Devco Class 8 is $0.

          On the Effective Date, in full satisfaction of the Allowed 245 Park Co. Partnership Claims against Devco, the holders of Allowed 245 Park Co. Partnership Claims against Devco will receive the distributions provided to the holders of Allowed Equity Interests in 245 Park Co. in section 15.8 of the Plan.

          Consolidated Devco Class 8 is impaired.

                  i.       CIBC/Lost Note Indemnity Claims
                           against O&Y Finco, Equityco and
                           Equity GP (Consolidated Devco Class 9)

          The holder of Consolidated Devco Class 9 Claims is CIBC on account of its Claims arising under that certain Lost Note Indemnity dated January 6, 1995, made by O&Y Finco, Equityco and Equity GP.

          On the Effective Date, in full satisfaction of the Allowed CIBC/Lost
Note Indemnity Claims against O&Y Finco, Equityco and Equity GP, CIBC will be distributed the CIBC Amended and Restated Lost Note Indemnity Agreement, pursuant to which Newco LP will be substituted for O&Y Finco, Equityco and Equity GP as the obligor on such indemnity agreement.

          Consolidated Devco Class 9 is impaired.

                  j.       Insured Claims Against
                           Consolidated Devco Entities
                           (Consolidated Devco Class 10)

          Holders of Consolidated Devco Class 10 Claims are holders of claims against any of the Consolidated Devco Entities, whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, any of the Consolidated Devco Entities.

          Consolidated Devco Class 10 is impaired.

                  k.       General Unsecured Claims Against
                           Consolidated Devco (Consolidated Devco Class 11)

          Consolidated Devco Class 11 consists of all General Unsecured Claims against any of the Consolidated Devco Entities, including all Unaffiliated Unsecured Claims against any of the Consolidated Devco Entities and all Co-Proponent Unsecured Claims. Consolidated Devco Class 11 constitutes one class for voting purposes.

                  (i) Treatment of Unaffiliated Unsecured Claims

          Holders of Consolidated Devco Class 11 Claims of this type are holders of Allowed General Unsecured Claims, individually or collectively, against any of the Consolidated Devco Entities: Devco GP, Equity GP, Devco, Equityco, U.S. Finco and O&Y Finco.

          Unaffiliated Unsecured Claims are General Unsecured Claims against Consolidated Devco Entities held by Unsecured Creditors other than Co-Proponents.

          The estimated range of the Allowed Unaffiliated Unsecured Claims in Consolidated Devco Class 11 is $353 million to $500 million as of the Petition Date.

          On the Effective Date and in accordance with the Restructuring Transactions, each holder of an Allowed Unaffiliated Unsecured Claim against the Consolidated Devco Entities shall be distributed consideration having a value equal to 8% of the amount of such Allowed Unaffiliated Unsecured Claim. Such consideration shall be comprised of (a) Class A Interests having a value on the Confirmation Date equal to 2.29% of such holder's Allowed Unaffiliated Unsecured Claim, and (b) a Convertible Note Interest having a value equal to 5.71% of such Allowed Unaffiliated Unsecured Claim. See "Settlements and Agreements Implemented by the Plan -- Unsecured Creditors' Agreement".

                  (ii) Treatment of Co-Proponent Unsecured Claims

          The Co-Proponent Unsecured Claims are the General Unsecured Claims against the Consolidated Devco Entities held by the Co-Proponents. The estimated Allowed Co-Proponent Unsecured Claims in Consolidated Devco Class 11 is $305-310 million as of the Petition Date, including the Allowed General Unsecured Claims in favor of Apollo in the face amount of approximately $91 million which are to be transferred to the Co-Proponents pursuant to the January 12th Settlement Agreement.

          On the Effective Date, each Co-Proponent agrees to subordinate the Allowed Co-Proponent Unsecured Claims held by such Co-Proponent to enable the holders of Allowed Unaffiliated Unsecured Claims to receive the distributions under section 7.11.1 of the Plan. After all distributions required by section
7.11.1 of the Plan have been made, the Residual Newco Equity will be distributed to the Co-Proponents on account of the Co- Proponents' Capital Infusion and on account of the Allowed Co- Proponent Unsecured Claims. In addition, in partial consideration of the Co-Proponents' Capital Infusion and the Allowed Co-Proponent Unsecured Claims, the Newco LP Partnership Agreement will designate Managing GP as the sole general partner of Newco LP in accordance with section 3 of the Plan.

          Consolidated Devco Class 11 is impaired.

                  l.       Equity Interests in Consolidated Devco
                           Entities (Consolidated Devco Class 12)

          Holders of Equity Interests in Consolidated Devco Class 12 are holders of Equity Interests, individually or collectively, in any of the following Consolidated Devco Entities: Devco GP, Equity GP, Devco, Equityco, U.S. Finco and O&Y Finco.

          Each holder of an Allowed Equity Interest in any of the Consolidated Devco Entities will receive no distribution and retain no value on account of such holder's Allowed Equity Interest.

          Consolidated Devco Class 12 is impaired.

          3. Consolidated Realty Corp.

                  a.       Priority Non-Tax Claims Against
                           Realty Corp., Baden and OYREUSA
                           (Consolidated Realty Corp. Class 1)

          Holders of Consolidated Realty Corp. Class 1 Claims are those entities holding Claims against Realty Corp., Baden and/or OYREUSA, other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated amount of Allowed Claims in Consolidated Realty Corp. Class 1 is $0.

          On the Effective Date, in full satisfaction of each such holder's Allowed Priority Non-Tax Claim against Realty Corp., Baden or OYREUSA, each holder of an Allowed Priority Non- Tax Claim against Realty Corp., Baden or OYREUSA will be distributed on account of such Allowed Priority Non-Tax Claim a payment in Cash equal to the amount of its Allowed Priority Non- Tax Claim.

          Consolidated Realty Corp. Class 1 is not impaired.

                  b.       Secured Club Loan Claims Against
                           OYREUSA (Consolidated Realty Corp. Class 2)

          Holders of Consolidated Realty Corp. Class 2 Claims are holders of interests in the Club Loan with secured Claims against OYREUSA arising thereunder.

          The estimated amount of Allowed Secured Claims in Consolidated Realty Corp. Class 2, after giving effect to the January 12th Settlement Agreement, is $165,508,335.43 as of October 11, 1995, plus costs, fees and interest payable thereon in accordance with the applicable agreements.

          On the Effective Date and in accordance with the Restructuring Transactions, the New Club Loan Disbursing Agent shall be distributed, on account of the Allowed Secured Club Loan Claims against OYREUSA, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by OYREUSA, after taking into account the treatment of the OpCo Notes set forth in the Restructuring Transactions. In accordance with sections 7.2, 8.2, 14.2 and 15.2 of the Plan and without duplication, the New Club Loan Disbursing Agent shall be distributed, in the aggregate and in full satisfaction of the Allowed Club Loan Claims, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by any Debtor under the Plan.

          Consolidated Realty Corp. Class 2 is impaired.

                  c. Toronto Dominion Judgment Claims Against Baden (Consolidated Realty Corp. Class 3)

          The holder of the Consolidated Realty Corp. Class 3 Claim is Toronto Dominion.

          The estimated amount of the Consolidated Realty Corp. Class 3 Claim is $10.4 million as of the Petition Date.

          On the Effective Date, and in full satisfaction of the Allowed Toronto Dominion Judgment Claims, Toronto Dominion will receive the consideration provided in the Toronto Dominion Settlement described in section 4.6 of the Plan.

          Consolidated Realty Corp. Class 3 is impaired.

                  d. Bank of Nova Scotia Claims Against Baden (Consolidated Realty Corp. Class 4)

          The holder of the Bank of Nova Scotia Claims against Baden is the Bank of Nova Scotia.

          The estimated amount of the Bank of Nova Scotia Claims against Baden is approximately $38 million as of the Petition Date.

          On the Effective Date, in full satisfaction of the Bank of Nova Scotia Claims, Bank of Nova Scotia will receive the consideration provided in the Bank of Nova Scotia Settlement described in section 4.9 of the Plan.

          Consolidated Realty Corp. Class 4 is impaired.

                  e.       Insured Claims Against
                           Realty Corp., OYREUSA and Baden
                           (Consolidated Realty Corp. Class 5)

          Holders of Consolidated Realty Corp. Class 5 Claims are holders of claims against any of the Consolidated Realty Corp. Entities, whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, any of Realty Corp., OYREUSA and/or Baden.

          Consolidated Realty Corp. Class 5 is impaired.

                  f.       General Unsecured Claims Against
                           Realty Corp., OYREUSA and Baden
                           (Consolidated Realty Corp. Class 6)

          Holders of Consolidated Realty Corp. Class 6 Claims are holders of Allowed General Unsecured Claims against Realty Corp., Baden or OYREUSA, individually or collectively.

          The estimated range of Claims in Consolidated Realty Corp. Class 5 is $375 million to $450 million as of the Petition Date.

          On the Effective Date, each holder of an Allowed General Unsecured Claim against any of Realty Corp., OYREUSA and/or Baden will be distributed, based upon an election to be made upon each such holder's Ballot, either of the following alternative distributions:

          (a) In accordance with the Restructuring Transactions, each holder of an Allowed General Unsecured Claim, including any Co-Proponent, against any of Realty Corp., OYREUSA and/or Baden that so elects shall be distributed such holder's Ratable Proportion of (x) that number of Class A Interests having a value as of the Confirmation Date equal to the value of the Undisputed Realty Corp. Assets and (y) 98.8% of the outstanding Class B Interests; provided, however, that the aggregate percentage of Class B Interests that is to be distributed to one or more of the Co-Proponents under section 8.6(a) of the Plan shall be reduced by the percentage, if any, required to be distributed to JMB in accordance with section 15.8.1 of the Plan.

                                    -- or --

          (b) Each holder of an Allowed General Unsecured Claim against any of Realty Corp., OYREUSA and Baden that qualifies as, and elects to be treated as, a Realty Corp. Cash-Out Claim shall be distributed a payment in Cash equal to such holder's Realty Corp. Cash-Out Claim; provided, however, that in the event it is determined, based on the Ballots received by Realty Corp., OYREUSA and Baden, that the aggregate amount of Cash to be distributed on account of the Realty Corp. Cash-Out Claims pursuant to section 8.6(b) of the Plan exceeds $500,000 (except to the extent such amount is increased by the Debtors and the Co- Proponents in their sole discretion), then the above-described election shall be eliminated and each holder of a Realty Corp. Cash-Out Claim shall receive the treatment provided in subsection (a) above without regard to any election to be treated as a Realty Corp. Cash-Out Claim.

          Consolidated Realty Corp. Class 6 is impaired.

                  g.       Equity Interests in Realty Corp.
                           (Consolidated Realty Corp. Class 7)

          The holder of the Equity Interest in Consolidated Realty Corp. Class 6 is OYDL.

          OYDL will receive no distribution on account of its Equity Interest in Consolidated Realty Corp.

          Consolidated Realty Corp. Class 7 is impaired.

          4. SF Holdings

                  a.       Priority Non-Tax Claims Against
                           SF Holdings (SF Holdings Class 1)

          Holders of SF Holdings Class 1 Claims are those holding Claims against SF Holdings, other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated amount of Allowed Claims in SF Holdings Class 1 is $0.

          On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against SF Holdings will be distributed a payment in Cash equal to the Allowed amount of such holder's Claim.

          SF Holdings Class 1 is not impaired.

                  b.       General Unsecured Claims Against
                           SF Holdings (SF Holdings Class 2)

          Holders of SF Holdings Class 2 Claims are those holding Allowed General Unsecured Claims against SF Holdings.

          The estimated amount of Allowed Claims in SF Holdings Class 2 is $0 as of the Petition Date.

          On the Effective Date, after giving effect to the distributions required by section 9.1 of the Plan and the payment of Administrative Expense Claims against SF Holdings, in full satisfaction of the Allowed General Unsecured Claims against SF Holdings, each holder of an Allowed General Unsecured Claim against SF Holdings shall be distributed the lesser of (a) a payment in Cash equal to the amount of such holder's Allowed General Unsecured Claim against SF Holdings, if the Available Cash of SF Holdings at the time is sufficient to fund such payment of all Allowed General Unsecured Claims against SF

Holdings, and (b) a payment in Cash equal to such holder's Ratable
Proportion of the Available Cash of SF Holdings on the Effective Date. From and after the Effective Date, in the event the holders of Allowed General Unsecured Claims against SF Holdings are provided the distribution provided in clause (b) of the immediately preceding sentence, if any non-Cash assets of SF Holdings are converted to Cash, each holder of an Allowed General Unsecured Claim against SF Holdings shall receive a semi-annual distribution equal to such holder's Ratable Proportion of the Cash realized from such conversion of the non-Cash assets in the immediately preceding six-month period plus any additional Cash payment required by section 20.5 of the Plan.

          SF Holdings Class 2 is impaired.

                  c.       Equity Interest in SF
                           Holdings (SF Holdings Class 3)

          The holder of the Equity Interest in SF Holdings Class 3 is Realty
Corp.

          On the Effective Date, the capital stock of SF Holdings will be transferred to Newco LP.

          SF Holdings Class 3 is impaired.

          5. Devco Canada

                  a.       Priority Non-Tax Claims Against
                           Devco Canada (Devco Canada Class 1)

          Holders of Devco Canada Class 1 Claims are those holding Claims against Devco Canada, other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated amount of Allowed Claims in Devco Canada Class 1 is $0.

          On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Devco Canada will be distributed on account of such Claim a payment in Cash equal to such holder's Allowed Priority Non-Tax Claim.

          Devco Canada Class 1 is not impaired.

                  b.       Insured Claims Against
                           Devco Canada (Devco Canada Class 2)

          Holders of Devco Canada Class 2 Claims are holders of claims against Devco Canada, whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim against Devco Canada shall have an Allowed Claim to the extent that such Claim is covered by an insurance policy or policies for, covering, or issued to or on behalf of, Devco Canada. On the Effective Date, each holder of an Insured Claim shall be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy issued by such company to, or for the benefit of, Devco Canada.

          Devco Canada Class 2 Claims are impaired.

                  c.       General Unsecured Claims Against
                           Devco Canada (Devco Canada Class 3)

          Holders of Devco Canada Class 3 Claims are holders of Allowed General Unsecured Claims against Devco Canada.

          The estimated amount of Allowed Claims in Devco Canada Class 3 is $50 million as of the Petition Date.

          On the Effective Date, after giving effect to the distributions required by section 10.1 of the Plan and the payment of Allowed Administrative Expense Claims against Devco Canada, in full satisfaction of the Allowed General Unsecured Claims against Devco Canada, each holder of an Allowed General Unsecured Claim against Devco Canada will be distributed the lesser of (a) a payment in Cash equal to the amount of such holder's Allowed General Unsecured Claim against Devco Canada, if the Available Cash of Devco Canada at the time is sufficient to fund such payment of all Allowed General Unsecured Claims against Devco Canada, and (b) a payment in Cash equal to such holder's Ratable Proportion of the Available Cash of Devco Canada on the Effective Date. From and after the Effective Date, in the event the holders of Allowed General Unsecured Claims against Devco Canada are provided the distribution provided in clause (b) above, if any non-Cash assets of Devco Canada are converted to Cash, each holder of an Allowed General Unsecured Claim against Devco Canada will receive a semi-annual distribution equal to such holder's Ratable Proportion of the Cash realized from such conversion of the non-Cash assets in the immediately preceding six-month period plus any additional Cash payment required by section 20.5 of the Plan.

          Devco Canada Class 3 is impaired.

                  d.       Equity Interests in Devco
                           Canada (Devco Canada Class 4)

          The holder of the Equity Interest in Devco Canada Class 4 is OYDL.

          OYDL will receive no distribution on account of its Equity Interest in Devco Canada.

          Devco Canada Class 4 is impaired.

          6. Equity Canada

                  a.       Priority Non-Tax Claims Against
                           Equity Canada (Equity Canada Class 1)

          Holders of Equity Canada Class 1 Claims are those holding Claims against Equity Canada, other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated amount of Allowed Claims in Equity Canada Class 1 is $0.

          On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Equity Canada will be distributed on account of such Allowed Claims a payment in Cash equal to the amount of such holder's Allowed Priority Non-Tax Claim.

          Equity Canada Class 1 is not impaired.

                  b.       Insured Claims Against
                           Equity Canada (Equity Canada Class 2)

          Holders of Equity Canada Class 2 Claims are holders of claims against Equity Canada, whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, Equity Canada.

          Equity Canada Class 2 is impaired.

                  c.       General Unsecured Claims Against
                           Equity Canada (Equity Canada Class 3)

          Holders of Equity Canada Class 3 Claims are holders of Allowed General Unsecured Claims against Equity Canada.

          The estimated amount of Allowed Claims in Equity Canada Class 3 is $45 million as of the Petition Date.

          On the Effective Date, after giving effect to the distributions required by section 11.1 of the Plan and the payment of Administrative Expense Claims against Equity Canada, in full satisfaction of the Allowed General Unsecured Claims against Equity Canada, each holder of an Allowed General Unsecured Claim against Equity Canada shall be distributed the lesser of (a) a payment in Cash equal to the amount of such holder's Allowed General Unsecured Claim against Equity Canada, if the Available Cash of Equity Canada at the time is sufficient to fund such payment of all Allowed General Unsecured Claims against Equity Canada, and (b) a payment in Cash equal to such holder's Ratable Proportion of the Available Cash of Equity Canada on the Effective Date. From and after the Effective Date, in the event the holders of Allowed General Unsecured Claims against Equity Canada are provided the distribution provided in clause (b) of the immediately preceding sentence, if any non-Cash assets of Equity Canada are converted to Cash, each holder of an Allowed General Unsecured Claim against Equity Canada shall receive a semi-annual distribution equal to such holder's Ratable Proportion of the Cash realized from such conversion of the non- Cash assets in the immediately preceding six-month period plus any additional Cash payment required by section 20.5 of the Plan.

          Equity Canada Class 3 is impaired.

                  d.       Equity Interest in Equity
                           Canada (Equity Canada Class 4)

          The holder of the Equity Interest in Equity Canada Class 4 is OYDL.

          OYDL will receive no distribution on account of its Equity Interest in Equity Canada.

          Equity Canada Class 4 is impaired.

          7. Consolidated OLP

                  a.       Priority Non-Tax Claims Against
                           Liberty Plaza Co., OLP Co. and Trinity
                           Place Co. (Consolidated OLP Class 1)

          Holders of Consolidated OLP Class 1 Claims are those holding Claims against Liberty Plaza Co., OLP Co. and/or Trinity Place Co., other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated range of Allowed Claims in Consolidated OLP Class 1 is from $50,000 to $100,000.

          On the Effective Date, each holder of an Allowed Priority Non-Tax Claims against any of Liberty Plaza Co., OLP Co. and/or Trinity Place Co. will be distributed on account of such Claim a payment in Cash equal to the amount of its Allowed Priority Non-Tax Claim.

          Consolidated OLP Class 1 is not impaired.

                  b.       Secured Sanwa/OLP Claims Against
                           Liberty Plaza Co., OLP Co. and Trinity
                           Place Co. (Consolidated OLP Class 2)

          The holder of Consolidated OLP Class 2 Claims is Sanwa on account of its Claims in respect of the Sanwa/OLP Mortgage Loan which is secured by the Sanwa/OLP Mortgages.

          The estimated Allowed Secured Claims in Consolidated OLP Class 2 are $294,500,000 as of the Petition Date.

          On the Effective Date, Sanwa will be distributed the Sanwa/OLP Restructured Mortgage Loan. For the terms of the Sanwa/OLP Restructured Mortgage Loan, see "Background History of Olympia & York -- Business of the U.S. Operations -- Current Status of O&Y (U.S.) in 1996 -- Core Properties".

          On the Effective Date, the Sanwa/OLP Mortgage Loan and the Liens on the 53 State Street Collateral (excluding the pledge of O&Y 25 Realty Co.'s interest in 53 State Limited) and any Allowed Claims otherwise arising under or related to the Sanwa/OLP Loan or any of the guarantees, mortgages or security interests issued in connection therewith will be released and cancelled in consideration of the Sanwa/OLP Restructured Mortgage Loan. Sanwa, as the holder of the Allowed Sanwa/OLP Allowed Claims, will not be entitled to any additional distribution by reason of an Allowed Sanwa/OLP Claim filed against other Debtors for the same loss or damage or otherwise arising under or related to the Sanwa/OLP Mortgage Loan or any of the guarantees, mortgages or security interests granted in connection therewith.

          Consolidated OLP Class 2 is impaired.

                  c.       Secured U.S. Finco/OLP Claims Against
                           Liberty Plaza Co., OLP Co. and
                           Trinity Place Co. (Consolidated OLP Class 3)

          The holder of the Consolidated OLP Class 3 Claims is CIBC, as collateral assignee of U.S. Finco, on account of its Claims against Liberty Plaza Co., OLP Co. and Trinity Place Co. arising out of or relating to the U.S. Finco Mortgages.

          The estimated Claim in Consolidated OLP Class 3 is $205,000,000 plus accrued and unpaid interest as of the Petition Date.

          After giving effect to the distribution to CIBC in accordance with section 7.3 of the Plan in respect of the CIBC/OLP Loan, CIBC, as the collateral assignee of the U.S. Finco Mortgages, will elect, on behalf of U.S. Finco, to contribute the Allowed U.S. Finco/OLP Claims to the capital of New Liberty Plaza LP to the extent provided in the Restructuring Transactions.

          Consolidated OLP Class 3 is impaired.

                  d.       Insured Claims Against Liberty
                           Plaza Co., OLP Co. and Trinity Place Co.
                           (Consolidated OLP Class 4 ).

          Holders of Consolidated OLP Class 4 Claims are holders of claims against any of the Consolidated OLP Entities, whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, any of Liberty Plaza Co., OLP Co. and Trinity Place Co.

          Consolidated OLP Class 4 is impaired.

                  e.       General Unsecured Claims Against
                           Liberty Plaza Co., OLP Co. and Trinity
                           Place Co. (Consolidated OLP Class 5)

          Holders of Consolidated OLP Class 5 Claims are holders of Allowed General Unsecured Claims against Liberty Plaza Co., OLP Co. and/or Trinity Place Co., individually or collectively.

          The estimated range of Claims in Consolidated OLP Class 4 is from $200,000 to $500,000 as of the Petition Date.

          On the Effective Date, each holder of an Allowed General Unsecured Claim against Liberty Plaza Co., OLP Co., and/or Trinity Place Co. will be distributed a payment in Cash from Available Cash equal to the amount of such Allowed General Unsecured Claim.

          Consolidated OLP Class 5 is impaired.

                  f. Equity Interests in Liberty Plaza Co., OLP Co., and Trinity Place Co. (Consolidated OLP Class 6)

          The holders of Consolidated OLP Class 6 Equity Interests are Devco and Devco GP on account of their Equity Interests in Liberty Plaza Co., OLP Co. and/or Trinity Place Co.

          On the Effective Date and in accordance with the Restructuring Transactions, Devco and Devco GP will be distributed on account of their Allowed Equity Interests in Liberty Plaza Co., OLP Co. and/or Trinity Place Co., Equity Interests in New Liberty Plaza LP, the reorganized successor to Liberty Plaza Co., OLP Co. and/or Trinity Place Co. pursuant to section 18.5 of the Plan.

          Consolidated OLP Class 6 Equity Interests are impaired.

          8. Tower A Co.

                  a.       Priority Non-Tax Claims Against
                           Tower A Co. (Tower A Co. Class 1)

          Holders of Tower A Co. Class 1 Claims are those holding Claims against Tower A Co., other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated range of Allowed Claims in Tower A Co. Class 1 is from $50,000 to $100,000.

          On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Tower A Co. will be distributed a payment in Cash from Available Cash equal to the amount of such holder's Allowed Priority Non-Tax Claim against Tower A Co.

          Tower A Co. Class 1 is not impaired.

                  b.       Secured Sanwa/Tower A Claims Against
                           Tower A Co. (Tower A Co. Class 2)

          The holder of the Tower A Co. Class 2 Claim is Sanwa on account of its Secured Claims under or relating to the Sanwa/Tower A Mortgage Loan.

          On the Effective Date, in full satisfaction of the Allowed Secured Sanwa/Tower A Claims against Tower A Co., Sanwa will be distributed the Sanwa/Tower A Restructured Mortgage Loan.

          For a description of the treatment of the Secured Sanwa/Tower A Claims, see "Background History of Olympia & York - - Business of the U.S. Operations -- Current Status of O&Y (U.S.) in 1996 -- Core Properties".

          On the Effective Date, the Sanwa/Tower A Mortgage Loan and any Allowed Claims otherwise arising under or related to the Sanwa/Tower A Loan or any of the guarantees, mortgages or security interests issued in connection therewith, will be released and cancelled in consideration of the Sanwa/Tower A Restructured Mortgage Loan.

          Tower A Co. Class 2 is impaired.

                  c.       TIAA Judgment Claims Against
                           Tower A Co. (Tower A Co. Class 3)

          The holder of the Tower A Co. Class 3 Claim is TIAA on account of a judgment it received against Tower A Co. in the amount of $79,698,692.38.

          The estimated amount of Claims in Tower A Co. Class 3 is
$60,698,692.38.

          On the Effective Date, and in full satisfaction of the Claims in Tower A Co. Class 3, TIAA will receive the treatment provided in the TIAA Settlement described in section 4.5 of the Plan.

          Tower A Co. Class 3 is impaired.

                  d.       Insured Claims Against

          Tower A Co. (Tower A Co. Class 4)

          Holders of Tower A Co. Class 4 Claims are holders of claims against Tower A Co., whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, Tower A Co.

          Tower A Co. Class 4 is impaired.

                  e.       General Unsecured Claims Against
                           Tower A Co. (Tower A Co. Class 5)

          Holders of Tower A Co. Class 5 Claims are holders of General Unsecured Claims against Tower A Co.

          The estimated range of Allowed Claims in Tower A Co. Class 4 is $400,000 to $1 million as of the Petition Date.

          On the Effective Date, each holder of an Allowed General Unsecured Claim against Tower A Co. will be distributed, in full satisfaction of its Allowed General Unsecured Claim against Tower A Co., such holder's Ratable Proportion of $100,000, payable from the Available Cash of Tower A Co.

          Tower A Co. Class 5 is impaired.

                  f.       Equity Interests in
                           Tower A Co. (Tower A Co. Class 6)

          The holders of Tower A Co. Class 6 Equity Interests are Devco, BPHI, TALP and Tower A Holding.

          On the Effective Date and in accordance with the Restructuring Transactions, each holder of an Allowed Equity Interest in Tower A Co. shall have an Allowed Equity Interest and will retain such Allowed Equity Interest in Tower A Co.

          Tower A Co. Class 6 is impaired.

          9. Tower Corp.

                  a.       Priority Non-Tax Claims Against
                           Tower Corp. (Tower Corp. Class 1)

          Holders of Tower Corp. Class 1 Claims are those holding Claims against Tower Corp., other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated amount of Allowed Claims in Tower Corp. Class 1 is $0.

          On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against Tower Corp. will be distributed on account of such Claim a payment in Cash equal to such holder's Allowed Non-Tax Priority Claim against Tower Corp.

          Tower Corp. Class 1 is not impaired.

                  b.       Secured Club Loan Claims Against
                           Tower Corp. (Tower Corp. Class 2)

          The holders of Tower Corp. Class 2 Claims are holders of interests in the Club Loan with Secured Claims against Tower Corp. arising thereunder.

          The estimated Allowed Claims in Tower Corp. Class 2 are
$165,508,335.43 million as of October 11, 1995, plus costs, fees and interest payable thereon in accordance with the applicable agreements.

          On the Effective Date and in accordance with the Restructuring Transactions, the New Club Loan Disbursing Agent shall be distributed, on account of the Allowed Secured Club Loan Claims against Tower Corp., Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by Tower Corp. In accordance with sections 7.2, 8.2, 14.2 and 15.2 of the Plan and without duplication, the New Club Loan Disbursing Agent shall be distributed, in the aggregate and in full satisfaction of the Allowed Club Loan Claims, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by any Debtor under the Plan.

          Tower Corp. Class 2 is impaired.

                  c.       Insured Claims Against
                           Tower Corp. (Tower Corp. Class 3)

          Holders of Tower Corp. Class 3 Claims are holders of claims against Tower Corp., whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, Tower Corp.

          Tower Corp. Class 3 is impaired.

                  d.       General Unsecured Claims Against
                           Tower Corp. (Tower Corp. Class 4)

          Holders of Tower Corp. Class 4 Claims are holders of General Unsecured Claims against Tower Corp.

          The estimated amount of Allowed Claims in Tower Corp. Class 3 is $0 as of the Petition Date.

          Holders of a General Unsecured Claim against Tower Corp. will receive no distribution on account of their General Unsecured Claim against Tower Corp.

          Tower Corp. Class 4 is impaired.

                  e.       Equity Interests in Tower
                           Corp. (Tower Corp. Class 5)

          The holder of the Tower Corp. Class 5 Equity Interest is O&Y Development Holding Corp.

          The holder of the Equity Interest in Tower Corp. will receive no distribution on account of its Equity Interest.

          Tower Corp. Class 5 is impaired.

          10. Consolidated 245

                  a.       Priority Non-Tax Claims Against
                           245 Park Co., 245 Holding LP and
                           245 Corp. (Consolidated 245 Class 1)

          Holders of Consolidated 245 Class 1 Claims are those holding Claims against 245 Park Co., 245 Holding LP and/or 245 Corp. other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated range of Allowed Claims in Consolidated 245 Class 1 is from $10,000 to $30,000.

          On the Effective Date, each holder of an Allowed Priority Non-Tax Claim against 245 Park Co., 245 Holding LP and/or 245 Corp. will be distributed on account of such Claim a payment in Cash from Available Cash equal to the amount of its Allowed Priority Non-Tax Claim.

          Consolidated 245 Class 1 is not impaired.

                  b. Secured Club Loan Claims Against 245 Holding LP and 245 Corp. (Consolidated 245 Class 2)

          Holders of Consolidated 245 Class 2 Claims are holders of interests in the Club Loan with secured Claims against 245 Holding LP and 245 Corp., individually or collectively, arising thereunder.

          The estimated Allowed Secured Claim in Consolidated 245 Class 2 is $165,508,335.43 as of October 11, 1995, plus costs, fees and interest payable thereon in accordance with the applicable agreements.

          On the Effective Date and in accordance with the Restructuring Transactions, the New Club Loan Disbursing Agent shall be distributed, on account of the Allowed Secured Club Loan Claims against 245 Holding LP and 245 Corp., Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the Collateral securing the Allowed Club Loan Claims pledged by 245 Holding LP and 245 Corp. In accordance with sections 7.2, 8.2, 14.2 and 15.2 of the Plan and without duplication, the Disbursing Agent shall be distributed, in the aggregate and in full satisfaction of the Allowed Club Loan Claims, Class A Interests having a value equal to the lesser of (a) the Allowed Club Loan Claims and (b) the value on the Confirmation Date of the

Collateral securing the Allowed Club Loan Claims pledged by any Debtor under the Plan.

          Consolidated 245 Class 2 is impaired.

                  c.       Secured Aetna Mortgage Loan Claims
                           Against 245 Park Co. (Consolidated 245 Class 3)

          The holder of Consolidated 245 Class 3 Claims is Aetna on account of its Secured Claims arising under or relating to the Aetna Mortgage Loan.

          The estimated Allowed Secured Claims in Consolidated 245 Class 3 are $191,410,761 as of the Petition Date.

          On the Effective Date, in full satisfaction of the Allowed Aetna Mortgage Loan Claims, the Aetna Restructured Mortgage Loan Documents shall be executed and delivered to Aetna.

          Consolidated 245 Class 3 is impaired.

                  d.       Secured DKB Mortgage Loan Claims
                           Against 245 Park Co. (Consolidated 245 Class 4)

          The holder of Consolidated 245 Class 4 Claims is DKB on account of its Secured Claims arising under or relating to the DKB Mortgage Loan.

          The estimated Allowed Secured Claims in Consolidated 245 Class 4 are $192,500,000 as of the Petition Date.

          On the Effective Date, in full satisfaction of the Allowed DKB Mortgage Loan Claims, the DKB Restructured Mortgage Loan Documents shall be executed and delivered to DKB.

          Consolidated 245 Class 4 is impaired.

                  e.       Club Loan/245 Park Deficiency Claims
                           Against 245 Holding LP and 245 Corp. (Consolidated 245 Class 5)

          Holders of Consolidated 245 Class 5 Claims are holders of Allowed Unsecured Club Loan Claims against 245 Holding LP and/or 245 Corp., if any, which may arise as a result of the value of the Collateral for the Club Loan being determined to be less than the Allowed amount of the Club Loan Claims.

          The estimated amount of Allowed Claims in Consolidated 245 Class 5 is $0 as of the Petition Date.

          On the Effective Date, in full satisfaction of the Allowed Deficiency Claims of the holders of the Allowed Club Loan Claims against 245 Holding LP and 245 Corp., the New Club Loan Disbursing Agent will receive the distributions provided to the New Club Loan Disbursing Agent (for the benefit of the Co-Proponents for which it is agent) in accordance with sections 7.2, 8.2, 14.2 and
15.2 of the Plan.

          Consolidated 245 Class 5 is impaired.

                  f.       Insured Claims Against
                           245 Park Co., 245 Holding LP and
                           245 Corp. (Consolidated 245 Class 6)

          Holders of Consolidated 245 Class 6 Claims are holders of claims against any of 245 Park Co., 245 Holding LP and 245 Corp., whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim against any of 245 Park Co., 245 Holding LP and 245 Corp., shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, any of 245 Park Co., 245 Holding LP and 245 Corp.

          Consolidated 245 Class 6 is impaired.

                  g.       General Unsecured Claims Against 245
                           Park Co., 245 Holding LP and 245 Corp. (Consolidated 245 Class 7)

          Holders of Consolidated 245 Class 7 Claims are holders of General Unsecured Claims against 245 Park Co., 245 Holding LP and/or 245 Corp., other than those Unsecured deficiency Claims treated as Consolidated 245 Class 5 Claims.

          The estimated range of Allowed Claims in Consolidated 245 Class 6 is from $100,000 to $500,000 as of the Petition Date.

          On the Effective Date, in full satisfaction of the Allowed General Unsecured Claims against 245 Park Co., each holder of an Allowed General Unsecured Claim against 245 Park Co., 245 Holding LP and 245 Corp. will be distributed a Cash payment equal to the amount of such Allowed General Unsecured Claim against 245 Park Co., 245 Holding LP and 245 Corp.

          Consolidated 245 Class 7 is impaired.

                  h. Equity Interests in 245 Park Co., 245 Holding LP Co. and 245 Corp. (Consolidated 245 Class 8)

          The holders of Consolidated 245 Class 7 Equity Interests are JMB, Equityco, Equity GP, 245 Corp. and 245 Holding LP on account of their Equity Interests in 245 Park Co.

                           (1)   Equity Interests of JMB in 245 Park Co.

          On the Effective Date, in accordance with the JMB Restructuring Documents and the Restructuring Transactions, JMB will be distributed the treatment described in section 15.8.1 of the Plan. See "Significant Developments in the Debtors' Chapter 11 Cases -- JMB Agreement".

          The distributions on account of the Equity Interest of JMB in 245 Park Avenue provided in section 15.8.1 of the Plan will be made in accordance with section 18.6 of the Plan.

                           (2)   Equity Interests of Equityco,
                           Equity GP, 245 Holding LP and
                           245 Corp. in 245 Park Co.

          On the Effective Date and in accordance with the Restructuring Transactions, each holder of an Allowed Equity Interest in 245 Park Co., 245 Holding LP and 245 Corp., other than JMB, will be distributed on account of such holder's Allowed Equity Interest, an Equity Interest in New 245 Park LP, subject to the rights of JMB to retain its partner interest in 245 Park Co., in certain instances, in accordance with section 15.8.1 of the Plan.

          Consolidated 245 Class 8 is impaired.

          11. Tower B Leaseco

                  a.       Priority Non-Tax Claims Against
                           Tower B Leaseco (Tower B Leaseco Class 1)

          Holders of Tower B Leaseco Class 1 Claims are those holding Claims against Tower B Leaseco, other than Administrative Expense Claims and Priority Tax Claims, which are entitled to priority under section 507(a) of the Bankruptcy Code.

          The estimated amount of Claims in Tower B Leaseco Class 1 is $0 as of the Petition Date.

          On the Effective Date, in full satisfaction of the Allowed Priority Non-Tax Claims against Tower B Leaseco, each holder of an Allowed Priority Non-Tax Claim against Tower B Leaseco shall be distributed on account of such Allowed Priority Non-Tax Claim a payment in Cash equal to the amount of such holder's Allowed Priority Non-Tax Claim.

          Tower B Leaseco Class 1 is not impaired.

                  b.       Merrill Lynch/Tower B Leaseco
                           Secured Claim (Tower B Leaseco Class 2)

          The holder of the claim in Tower B Leaseco Class 2 is Merrill Lynch.

          On the Effective Date, in full satisfaction of the Allowed Merrill Lynch/Tower B Leaseco Secured Claim, Merrill Lynch shall be distributed a payment in Cash of $502,000.

          Tower B Leaseco Class 2 is impaired.

                  c.       Insured Claims Against
                           Tower B Leaseco (Tower B Leaseco Class 3)

          Holders of Tower B Leaseco Class 3 Claims are holders of claims against Tower B Leaseco, whether liquidated, unliquidated, contingent, disputed or undisputed, the payment of which are insured, in whole or part, by insurance policy coverage against the loss or damage giving rise to such claims. The Debtors believe that they have sufficient general liability and/or umbrella liability coverage to pay all judgments and/or settlements obtained by holders of claims in this class.

          On the Effective Date, each holder of an Insured Claim shall only be entitled to maintain actions against and obtain payment solely from an insurance company under an insurance policy or policies issued by such company to, or for the benefit of, Tower B Leaseco.

          Tower B Leaseco Class 3 is impaired.

                  d.       General Unsecured Claims Against
                           Tower B Leaseco (Tower B Leaseco Class 4)

          Holders of Tower B Leaseco Class 4 Claims are holders of General Unsecured Claims against Tower B Leaseco.

          The estimated Allowed Claims in Tower B Leaseco Class 4 is approximately $96 million as of the Petition Date.

          On the Effective Date, after giving effect to the payment of Administrative Expense Claims against Tower B Leaseco and the distributions required by section 16.1 of the Plan and the distribution to the Merrill Lynch Capital Fund in accordance with sections 4.4(b) and 16.2 of the Plan, and in full satisfaction of each such holder's Allowed General Unsecured Claim against Tower B Leaseco, each holder of an Allowed General Unsecured Claim against Tower B Leaseco will be distributed the lesser of (a) a payment in Cash equal to the amount of such holder's Allowed General Unsecured Claim against Tower B Leaseco, if the Available Cash of Tower B Leaseco at the time is sufficient to fund such payment of all Allowed General Unsecured Claims against Tower B Leaseco and (b) a payment in Cash equal to such holder's Ratable Proportion of the Available Cash of Tower B Leaseco on the Effective Date.

          Tower B Leaseco Class 4 is impaired.

                  e.       Equity Interests in Tower B
                           Leaseco (Tower B Leaseco Class 5)

          The holders of the Tower B Leaseco Class 5 Equity Interests are Devco, Devco GP and Tower Corp. on account of their Equity Interests in Tower B Leaseco.

          In accordance with the Restructuring Transactions, each holder of an Allowed Equity Interest in Tower B Leaseco will receive no distribution on account of such Equity Interest in Tower B Leaseco.

          Tower B Leaseco Class 5 is impaired.

C.       DESCRIPTION OF SUBSTANTIVE CONSOLIDATIONS

          1. General

          Substantive consolidation of the estates of different debtors in bankruptcy effects the combination of the assets and liabilities of distinct bankruptcy entities and treats them as if they belonged to a single entity. Substantive consolidation is an equitable remedy available to bankruptcy courts through the equitable powers granted in section 105(a) of the Bankruptcy Code and as recognized under applicable case law.

         2.       Legal Standards

          The United States Court of Appeals for the Second Circuit (the "Second Circuit") has set forth two alternative standards for determining whether substantive consolidation of affiliated entities under a plan of reorganization is appropriate:

                  o whether creditors dealt with the entities to be substantively consolidated as a single economic unit and did not rely on their separate identity in extending credit; or

                  o whether the affairs of the entities to be substantively consolidated are so entangled that consolidation will benefit all creditors.

          In explaining the first alternative in the test, the Second Circuit has stated that:

                  [C]reditors who make loans on the basis of the financial status of a separate entity expect to be able to look to the assets of their particular borrower for satisfaction of that loan. Such lenders structure their loans according to their expectations regarding that borrower and do not anticipate either having the assets of a more sound company available in the case of insolvency or having the creditors of a less sound debtor compete for the borrower's assets. Such expectations create significant equities. Moreover, lenders' expectations are central to the calculation of interest rates and other terms of loans, and fulfilling those expectations is therefore important to the efficiency of credit markets. Such efficiency will be undermined by imposing substantive consolidation in circumstances in which creditors believed they were dealing with separate entities.

          As to the second alternative standard, the Second Circuit has stated:

                  The second factor, entanglement of the debtors' affairs, involves cases in which there has been a commingling of two firms' assets and business functions. Resort to consolidation in such circumstances, however, should not be Pavlovian. Rather, substantive consolidation should be used only after it has been determined that all creditors will benefit because untangling is either impossible or so costly as to consume the assets.

          In addition to these two alternative tests, bankruptcy courts have set forth seven factors that are pertinent to analyzing whether substantive consolidation of affiliated entities under a plan of reorganization is appropriate:

                  o the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the different entities to be consolidated;

                  o the presence or absence of consolidated financial statements among the different entities to be consolidated;

                  o the likelihood that consolidation of the different entities into one entity at a single physical location would prove profitable to the debtor;

                  o the commingling of assets and business functions among the entities to be consolidated;

                  o the unity of interests and ownership among the various entities;

                  o the existence of parent and intercorporate guarantees on loans to the various entities; and

                  o the transfer of assets to and from the various entities without formal observance of corporate formalities.

          3. Factual Basis for and Result of a Substantive Consolidation of the Consolidated Devco Entities

          The following characteristics of Devco, Devco GP, Equityco, Equity GP, U.S. Finco and O&Y Finco support a finding that substantive consolidation of such Entities is proper:

                  Common Management. Historically, the corporate general partners of Devco, Equityco, U.S. Finco and O&Y Finco have shared a common board of directors and executive officers. Moreover, the day-to-day decision-making responsibilities of these entities have been centralized in one management team.

                  Common Employees. In addition to common management, all the employees retained by O&Y (U.S.), with the exception of certain building-level employees, are employees of Devco or Devco GP. Moreover, each of the Consolidated Devco Entities use common professionals. There is a single in-house counsel for these entities. Additionally, each of the Consolidated Devco Entities have used the same accounting firm, the same law firms, the same appraiser for current value financial statements, the same budgeting system, and the same marketing force.

                  Common Business. Both Devco and Equityco share a common business: owning, operating and leasing large, first-class, commercial office buildings that are substantially leveraged and have outside partners. Originally, only Devco was in the development business. Equityco, however, became a critical component of that development business. Additionally, Devco and Equityco have followed common strategies in terms of leasing space and financing projects. Both Devco and Equityco have common directors of leasing, property management and financial reporting.

                  Cash Management System. Except for property-owning partnerships that had unaffiliated partners, Cash was historically centralized and consolidated within Devco, Equityco, U.S. Finco and O&Y Finco. The primary device for moving Cash among the various entities was U.S. Finco (and for certain Equityco entities, O&Y Finco). Cash distributed out of the property-owning partnerships to Equityco or Devco, or coming from other borrowers to Equityco or Devco or to the partners of Equityco or Devco, generally was moved into and through U.S. Finco (and O&Y Finco) to meet the Cash requirements of the O&Y (U.S.) enterprise as a whole.

                  Intercompany Indebtedness. As a result of the consolidated Cash management system described above, loans were made from the property-owning partnerships to U.S. Finco or O&Y Finco in the ordinary course of business. Once funds were in U.S. Finco or O&Y Finco, monies were moved where necessary -- including repaying a loan incurred by a different O&Y (U.S.) entity.

                  Books and Records. Given the multiple relationships of all O&Y (U.S.) affiliates and U.S. Finco and O&Y Finco, the intercompany balances, particularly within O&Y
                  (U.S.), were periodically set off to keep them down to a manageable level. This set off was driven by many considerations and, prior to 1992, generally occurred every fiscal year. Such transactions were routine, and there is no cumulative record which would establish the history of all such intercompany transactions. Such a record cannot be re-created.

                  Common Ownership and Enterprise Control. In many instances, decisions regarding which O&Y (U.S.) entities were property-owning partnerships and which O&Y (U.S.) entities pledged collateral to secure the obligations of the entities owning such properties were driven by the financing demands regarding the project. For example, with respect to 1999 Bryan Street, a property in Texas, Devco owned the partner interest in such property but Equityco was obligated on a master lease for the entire building. Similarly, with respect to the Club Loan, Devco, Equityco, U.S. Finco and OYREUSA all pledged collateral to support the loan. Thus, O&Y (U.S.) operated as a single economic entity without regard to which legal entity owned a particular interest in property.

          These facts illustrate that a strong interrelationship exists among the O&Y (U.S.) entities and lend support to the conclusion that substantive consolidation of the Consolidated Devco Entities is proper.

          All assets and Liabilities of each of the Consolidated Devco Entities will be substantively consolidated. On the Effective Date, (a) each Intercompany Claim held by any other Consolidated Devco Entity against a Consolidated Devco Entity will be eliminated in accordance with the Restructuring Transactions or otherwise cancelled, (b) all assets and Liabilities of each of the Consolidated Devco Entities (other than Devco) will be treated as though they were merged with the assets and Liabilities of Devco, (c) each guarantee of a Consolidated Devco Entity of an obligation of any other Consolidated Devco Entity will be eliminated so that any claim against a Consolidated Devco Entity and any guarantee thereof by a Consolidated Devco Entity and any joint or several liability of two or more of the Consolidated Devco Entities will be deemed to be one obligation of Consolidated Devco, and (d) each claim filed or to be filed in the Reorganization Cases of the Consolidated Devco Entities will be deemed filed against Consolidated Devco and will be deemed one claim against and obligation of Consolidated Devco.

         4.       Factual Basis for and Result of a Substantive
                  Consolidation of Realty Corp., OYREUSA and Baden

          History of Realty, OYREUSA and Baden. Each of Baden and OYREUSA was created in June 1984 as a subsidiary of Realty Corp. (which at that time was known as OYDL) in connection with a major internal reorganization of the U.S. Operations of Olympia & York. OYREUSA and Baden were created to hold and liquidate, or otherwise dispose of, various ventures, assets, properties and interests that were not part of, or related to, the large commercial office building business ("Other O&Y (U.S.) Assets") of the U.S. Operations and return the recoverable investment capital to Realty Corp.(37)

          There was a substantial overlap of the officers as among Realty Corp., OYREUSA and Baden, including Paul and Albert Reichmann, Michael Dennis, Keith Roberts, Gordon Hendry and, on a special venture basis, Gary Goodman and others. Each of these individuals operated primarily from the Realty Corp. (then known as OYDL) offices in Toronto.

          OYREUSA was capitalized by a $69 million Cash contribution from Realty Corp. and bank loans of $200 million that were provided by CIBC ($80 million), Bank of Nova Scotia ($60 million) and BMo ($60 million), in arrangements made by the Canadian-based officers of Realty Corp. through their contacts with these Canadian lenders. In addition, Realty Corp. provided letters of comfort or "keep-wells" to such banks regarding the repayment of this loan by OYREUSA. In turn, OYREUSA capitalized Baden with $270 million in Cash which was used to purchase the Other O&Y (U.S.) Assets for their book value of approximately $300 million, leaving Equityco with a contribution of $30 million for the purchase of the Other O&Y (U.S.) Assets, which it deemed made by its parent, the predecessor-in-interest to O&Y (U.S.) Holdings Company. As conceived, the intention of this transaction was to provide for the resolution or liquidation of the Other O&Y (U.S.) Assets to generate sufficient Cash to enable OYREUSA to repay its loans from the Canadian banks and return the recoverable investment capital to Realty Corp. in a tax-efficient manner.

          Baden, as created concurrently with OYREUSA based upon the strength of Realty Corp.'s credit, had a matrix of assets that generated virtually no operating income, leaving Baden unable to sustain debt on its balance sheet. Similarly, OYREUSA could not sustain debt on its balance sheet independent from

--------

37 At that time the predecessor-in-interest to Equityco owned the Other O&Y (U.S.) Assets.

Realty Corp. Because the tax laws applicable in Canada and the United States made any kind of cross-border affiliate loans uneconomical, the loans had to be direct loans to a U.S. entity by an unaffiliated lender. Thus, the process of severing, separating and supporting the orderly recovery of investment capital from the Other O&Y (U.S.) Assets was directed and controlled by, and was financially dependent upon, Realty Corp. acting through its subsidiaries, OYREUSA and Baden.(38)

          Baden performed substantially below its initial expectations and was unable to return any Cash to OYREUSA or Realty Corp. and instead was a consumer of Cash and revenues to sustain its own operations. These developments required Realty Corp. to repay the Canadian bank loans and continue to support the cost of maintaining the Baden capital recovery program through continuing support to OYREUSA for Baden's expenses.

          The Other O&Y (U.S.) Assets. The Other O&Y (U.S.) Assets were located throughout the U.S., ranging from residential developments in Wood Ranch and Chino Hills, California, to oil and gas ventures in Texas, to condominium developments in Houston and Massachusetts. Throughout their post-1984 history, Realty Corp. and later OYDL and Baden/OYREUSA had as their auditors Price Waterhouse, while the auditors for the remainder of the U.S. Operations (except for certain public debt issues) was Margolin, Winer & Evens.

          Most of these ventures involved investment by the U.S. Operations with co-venturers that were identified by and/or known personally to the Reichmann Family. For example, Amland was a venture with Oskar Brecher who was from Canada and had been an executive in a substantial Canadian real estate company, Cadillac Fairview. York Venture Co. provides another example. Originally, this venture involved Olympia & York, which did not

--------

38   The strong ties of Realty Corp. to the resolution of the Olympia &
     York investment in the Other O&Y (U.S.) Assets was further underscored in the 1987 internal reorganization of the U.S. Operations, when all of the Canadian and other non-U.S. investments held by Realty Corp. were transferred to a new holding company, leaving Realty Corp. as the Canadian-O&Y related entity that held substantially all of the U.S. investments and operations of Olympia & York through two lines of companies -- OYREUSA, for the entities that generated no operating income and were expected to provide a return of the recoverable investment capital, and U.S. Holdings, for the commercial office building business which did have operations generating substantial revenues.

directly manage assets in Florida, and David Chase, as the manager, but when David Chase failed in this venture, Albert Reichmann located another Toronto-based co-venturer, Ronto Development, which was a well known Toronto-based residential developer. By maintaining these strong management, personal and financial ties with Realty Corp., some asset-based financing was obtained by Ken Leung, who was the chief financial officer of Olympia & York in Toronto. Through his and other strong Olympia & York contacts with Canadian banks in Toronto, such borrowings were arranged by Realty Corp. An example of this interdependence was the loan by Toronto Dominion Bank to the York Venture Co. project. Typically, these borrowings were supported by keep-well and other financial accommodations by Realty Corp.

          Other OYREUSA/Realty Connections. Baden has been a net consumer of capital from the U.S. Operations throughout its history, dedicated to the resolution of the investment in the Other O&Y (U.S.) Assets. Baden was and to this day remains the primary focus of OYREUSA. From time to time, OYREUSA performed other functions for Realty Corp. To assist Realty Corp.'s other subsidiaries in realizing the profit on its sale of an interest in Tower A to an affiliate of Oppenheimer, it was necessary for a portion of the interest of O&Y in the Tower A sale to Oppenheimer to be purchased by an entity that was not consolidated with the commercial office building business of Devco/Equity/Finco. Hence, certain interests in Tower A are held by OYREUSA. Nevertheless, throughout its life, OYREUSA has not had operating income, it has had the interest in the Other O&Y (U.S.) Assets and a series of intercompany transactions that were consistent with its non-earning profile. Finally, OYREUSA provided a structure for Realty Corp. that enabled Realty Corp. to achieve favorable Canadian/U.S. tax results by entering into transactions with OYREUSA. For example, when Realty Corp. came into ownership of convertible debentures of SF Holdings, Realty Corp. could not hold those investments in a tax efficient manner so it transferred those assets to one of the Other O&Y (U.S.) Asset ventures indirectly held by OYREUSA/Baden until the debenture was convertible into equity, at which time the investment was transferred to Realty Corp. and invested in SF Holdings.

          Net Assets of Baden, OYREUSA and Realty Corp. Today. As of this date, the assets of OYREUSA consist of: the Tower A equity interests and related notes of Tower A Associates which are valued by the Debtors at zero, and the remaining Other O&Y (U.S.) Assets that are held in Baden. The assets of Realty Corp. consist of its interest in SF Holdings which, in turn, holds approximately $21 million in Cash, subject to a lawsuit brought by Coopers & Lybrand OYDL, Inc./Limited which claims 100% of the value of SF Holdings; its interest in the Other O&Y (U.S.) Assets held in Baden; and its interest in U.S. Holdings which Realty

Corp. is abandoning as worthless under the Plan.(39) To date, exclusive of what appear to be duplicate claims, over 130 claims have been filed against Consolidated Realty (62), OYREUSA (30) and Baden (39), the overwhelming majority of which -- particularly as against OYREUSA and Baden -- were filed as undetermined and appear to arise from contingencies or litigation having little or no connection to the creditworthiness of either or both of OYREUSA or Baden.

          These characteristics -- to wit, the common management of these Entities, the common business of these Entities, the intercompany indebtedness existing among these Entities and the common ownership and enterprise control among these Entities, illustrate that a strong interrelationship exists among Realty Corp., OYREUSA and Baden and lend support to the conclusion that substantive consolidation of Realty Corp., Baden and OYREUSA into Consolidated Realty is proper.

          Under the Plan, all assets and Liabilities of Realty Corp., OYREUSA and Baden will be substantively consolidated. On the Effective Date, (a) each Intercompany Claim held by Realty Corp., OYREUSA or Baden against Realty Corp., OYREUSA or Baden will be eliminated in accordance with the Restructuring Transactions or otherwise cancelled, (b) all assets and Liabilities of OYREUSA and Baden will be treated as though they were merged with the assets and Liabilities of Consolidated Realty Corp., (c) each guarantee of Realty Corp., OYREUSA or Baden of an obligation of Realty Corp., OYREUSA or Baden will be eliminated so that any Claim against Realty Corp., OYREUSA or Baden and any guarantee thereof by Realty Corp., OYREUSA or Baden and any joint or several liability of two or more of Realty Corp., OYREUSA or Baden will be deemed to be one obligation of Consolidated Realty Corp., and (d) each Claim filed or to be filed in the Reorganization Cases of Realty Corp., OYREUSA or Baden will be deemed filed against Consolidated Realty Corp. and will be deemed one Claim against and obligation of Consolidated Realty Corp.

--------

39 The Debtors are transferring 100% of the assets of Baden to OYREUSA as part of an overall settlement of the intercompany claims relating to the O&Y Affiliates and U.S. Holdings. The books and records of O&Y (U.S.) reflect that U.S. Holdings owes the Consolidated Devco Entities in excess of $400 million. As a result, U.S. Holdings is hopelessly insolvent and any value from the ten percent (10%) interest in U.S. Holdings owned by Baden should appropriately inure to the benefit of the Debtors and their estates as a result of the intercompany settlement described herein.

         5.  Substantive Consolidation of OLP Co.,
             Liberty Plaza Co. and Trinity Place Co.

          All assets and Liabilities of Liberty Plaza Co., OLP Co. and Trinity Place Co. will be substantively consolidated. On the Effective Date, (a) each Intercompany Claim by Liberty Plaza Co., OLP Co. or Trinity Place Co. against Liberty Plaza Co., OLP Co. or Trinity Place Co. will be eliminated in accordance with the Restructuring Transactions or otherwise cancelled, (b) all assets and Liabilities of OLP Co. and Trinity Place Co. will be treated as though they were merged with the assets and Liabilities of Liberty Plaza Co., (c) each guarantee of Liberty Plaza Co., OLP Co. and Trinity Place Co. of an obligation of Liberty Plaza Co., OLP Co. or Trinity Place Co. will be eliminated so that any Claim against any of Liberty Plaza Co., OLP Co. or Trinity Place Co. and any guarantee thereof by Liberty Plaza Co., OLP Co. and Trinity Place Co. and any joint or several liability of two or more of Liberty Plaza Co., OLP Co. or Trinity Place Co. will be deemed to be one obligation of Consolidated OLP and (d) each Claim filed or to be filed in the Reorganization Cases of Liberty Plaza Co., OLP Co. and Trinity Place Co. will be deemed filed against Consolidated OLP and will be deemed one Claim against and obligation of Consolidated OLP.

         6.  Substantive Consolidation of
             245 Park Co., 245 Holding LP and 245 Corp.

                  a. Factual Basis for a Substantive Consolidation of 245 Co., 245 Corp. and 245 Holding LP

          The following characteristics of 245 Co., 245 Holding LP and 245 Corp. support a finding that substantive consolidation of such Entities is proper:

                  Common Structure. Historically, Equityco was the only O&Y (U.S.) partner in 245 Park Co. (JMB/245 was the other partner). Equityco was also the managing general partner. Due to an internal restructuring of various O&Y (U.S.) Entities in connection with the inception of the Club Loan, 245 Holding LP and 245 Corp. were created. 245 Holding LP was formed by Equityco and Equity GP, through the assignment of a portion of Equityco's and Equity GP's general partnership interests in 245 Co. 245 Corp. is a subsidiary of 245 Holding LP, and was capitalized by 245 Holding LP with a portion of the interests in 245 Co. that 245 Holding LP had received from Equityco and Equity GP. Neither 245 Holding LP nor 245 Corp. conducts any day-to-day business. They are merely passive holding companies created to allow Equityco and Equity GP to pledge certain interests in 245 Co. in a tax-efficient manner. 245 Co., 245 Holding LP and 245 Corp. are treated as one Entity by O&Y (U.S.).

                  Creditor Reliance. Since neither 245 Holding LP nor 245 Corp. conducts any day-to-day business, it is highly unlikely that creditors, other than the holders of the Club Loan, Aetna and DKB, are aware of their existence. The Debtors do not believe that it is likely that creditors relied on their separate credit. The holders of the Club Loan, Aetna and DKB were all given notice of the creation of 245 Holding LP and 245 Corp. and the transfers of interests in 245 Co. to such Entities. The loan documents with Aetna and DKB contained provisions which allowed O&Y (U.S.) to transfer interests in 245 Park Co. to other "Permitted Transferees", which term included other Entities owned by O&Y (U.S.). The inclusion of the "Permitted Transfers" provision of the Aetna and DKB loan documents supports the Debtors contention that Aetna and DKB did not rely on the separate credit of either 245 Holding LP or 245 Corp., but rather were relying on the group of Entities that comprised O&Y (U.S.).

                  Common Management. The corporate direct and indirect general partner of both Equityco and 245 Holding LP is Equity GP. Equity GP and 245 Corp. have shared a common board of directors and executive officers.

                  Employees. Only 245 Park Co. has employees; neither 245 Holding LP nor 245 Corp. has any employees.
                  Moreover, there is a single in-house counsel for those three entities and they use the same law firms.

                  Financial Statements. 245 Co. issued consolidated financial statements for all three of the Consolidated 245 Entities. 245 Holding LP and 245 Corp. have never issued separate financial statements.

          These facts illustrate that a strong inter-relationship exists among 245 Park Co., 245 Holding LP and 245 Corp. and lend support to the conclusion that substantive consolidation of 245 Park Co., 245 Holding LP and 245 Corp. is proper.

                  b.       Effect of Substantive Consolidation

          All assets and Liabilities of 245 Park Co., 245 Holding LP and 245 Corp. will be substantively consolidated. On the Effective Date, (a) each Intercompany Claim held by 245 Park Co., 245 Holding LP or 245 Corp. against 245 Park Co., 245 Holding LP or 245 Corp. will be eliminated in accordance with the Restructuring Transactions or otherwise cancelled, (b) all assets and Liabilities of 245 Holding LP and 245 Corp. will be treated as though they were merged with the assets and Liabilities of 245 Park Co., (c) each guarantee of 245 Park Co., 245 Holding LP or 245 Corp. of an obligation of 245 Park Co., 245 Holding LP or 245 Corp. will be eliminated so that any Claim against 245 Park Co., 245 Holding LP or 245 Corp. and any guarantee thereof by 245 Park Co., 245 Holding LP or 245 Corp. and any joint or several liability of any two or more of 245 Park Co., 245 Park Holding Co. or 245 Corp. will be deemed to be one obligation of Consolidated 245, and (d) each and every Claim filed or to be filed in the Reorganization Cases of 245 Park Co., 245 Park Holding Co. and/or 245 Corp. will be deemed filed against Consolidated 245 and will be deemed one Claim against and obligation of Consolidated 245.

D.       REVIEW OF SETTLEMENTS AND AGREEMENTS IMPLEMENTED BY THE PLAN

          The following settlements and agreements will be implemented by the
Plan:

          1. The January 12th Settlement Agreement

          For a detailed discussion of the January 12th Settlement Agreement, see "Significant Developments in the Debtors' Chapter 11 Cases -- The Exclusivity Litigation and the January 12th Settlement Agreement".

          2. Unsecured Creditors' Agreement

          For a detailed discussion of the Unsecured Creditors' Agreement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Unsecured Creditors' Agreement".

          3. Merrill Lynch Settlement

          For a detailed discussion of the Merrill Lynch Settlement Agreement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Merrill Lynch Settlement Agreement".

          4. BPHI Settlement

                  For a detailed discussion of the issues between O&Y (U.S.) and BPHI and the settlement thereof, see "Significant Developments in the Debtors' Chapter 11 Cases -- BPHI Settlement" and "Overview of the Debtors Plan of Reorganization -- Settlements and Agreements to be Implemented Under the Plan -- BPHI Settlement".

          5. Bank of Nova Scotia Settlement

          For a detailed discussion of the Bank of Nova Scotia Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Bank of Nova Scotia Settlement".

          6. Toronto Dominion Settlement

          For a detailed discussion of the Toronto Dominion Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Toronto Dominion Settlement".

          7. TIAA Settlement

          For a detailed discussion of the TIAA Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- TIAA Settlement".

          8. Settlement of Intercompany Claims

          For a detailed description of the Settlement of Intercompany Claims, see "Significant Developments in the Debtors' Chapter 11 Cases -- Intercompany Settlement".

          9. Reichmann Settlement

          For a detailed discussion of the Reichmann Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Reichmann Settlement".

          10. Dragon Settlement

          For a detailed discussion of the Dragon Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Dragon Settlement".

          11. Oppenheimer Indirect Capital Contribution and Treatment of Oppenheimer Claim

          For a detailed discussion of the Oppenheimer Settlement, see "Significant Developments in the Debtors' Chapter 11 Cases -- Oppenheimer Indirect Capital Contribution and Treatment of Oppenheimer Claim".

E.       DESCRIPTION OF RESERVES

          1. Disputed Claims Cash Reserve

          On the Effective Date, the Disbursing Agent shall deposit in one or more segregated accounts as the Disputed Claims

Cash Reserve an amount of Cash required to pay in full all Disputed Administrative Expense Claims and Disputed Priority Non- Tax Claims. With respect to Disputed Claims in SF Holdings Class 2, Devco Canada Class 3, Equity Canada Class 3, Consolidated OLP Class 5, Tower A Co. Class 5, Consolidated 245 Class 7 and Tower B Leaseco Class 3, the Disbursing Agent shall reserve, on account of the Disputed Claims in such Classes, that amount of Cash required to provide distributions on account of such Disputed Claims as if such Disputed Claims were Allowed Claims on the Effective Date. The Cash held in the Disputed Claims Cash Reserve, together with any net earnings thereon, shall be held in trust for the benefit of holders of such Disputed Claims pending determination of their entitlement thereto. The Disbursing Agent will establish a reserve for Disputed Priority Tax Claims only if directed by order of the Bankruptcy Court.

          2. Subclass 7.11.1 Disputed Claims Debt/Equity Escrow.

          On the Effective Date, the Disbursing Agent shall transfer to the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow an amount of Class A Interests that would be distributable on account of the aggregate amount of Disputed Claims in section 7.11.1 as if they were Allowed Unaffiliated Unsecured Claims in their respective Maximum Allowable Amounts on the Effective Date. In addition, on the Effective Date, the Disbursing Agent shall transfer to the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow the Disputed Claims Convertible Note Interests, which will constitute that number of the Convertible
Note Interests which is equal to the amount that would be distributable on account of the aggregate amount of Disputed Claims in section 7.11.1 as if they were Allowed Unaffiliated Unsecured Claims in their respective Maximum Allowable Amounts on the Effective Date. The Disbursing Agent shall serve as the escrow agent for the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow. Dividends, distributions, interest payments and other payments payable on such Class A Interests and the Disputed Claims Convertible Note Interests shall be paid into the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow. The Class A Interests and the Disputed Claims Convertible Note Interests (and any proceeds or net earnings thereon) held in the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow shall be held in trust for the holders of Disputed Claims as of the Effective Date in section 7.11.1 pending determination of their entitlement thereto. Each holder of a Disputed Claim as of the Effective Date in section 7.11.1 of the Plan entitled to be distributed Class A Interests and/or Convertible Note Interests shall not have the rights of holders (including voting rights) with respect to such interests until such time, if any, that such interests are released to such holder in accordance with section 20.4. of the Plan.

          For all purposes, but subject to the remainder of this paragraph, the Disbursing Agent, as escrow agent, shall be deemed the holder of all Cash, securities and other interests held in the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow pending their release therefrom; provided, however, that (a) the Disbursing Agent shall abstain from exercising any and all voting rights in respect of the interests held in the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow unless otherwise ordered by the Bankruptcy Court on motion of a holder of a Disputed Claim as of the Effective Date that, if Allowed, would receive distributions as a Claim in Consolidated Devco Class 7.11 and (b) with respect to each opportunity to exercise any right regarding the Convertible Note Interests, the Disbursing Agent shall be deemed to have exercised all such rights regarding the Convertible Note Interests held in the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow (including, without limitation, with respect to amendments, waivers, enforcement of remedies, acceptances of non-mandatory pre-payments and conversions in response to mandatory or non-mandatory notices of pre-payments, but solely to the extent of same) in the same manner and proportion as the acceptances, enforcement and/or conversions (as applicable) made by the actual holders of the Convertible Note Interests entitled to exercise such right (notwithstanding that the Convertible Note Interests are exercisable in whole but not in part); provided further that, unless otherwise ordered by the Bankruptcy Court upon motion of a holder of a Disputed Claim as of the Effective Date in subclass 7.11.1, the Disbursing Agent shall not exercise any conversion rights relating to the Convertible Note Interests other than as specifically described above in response to and to the extent of mandatory or non- mandatory notices of pre-payments.

          3. Class 8.6 Disputed Claims Equity Escrow.

          On the Effective Date, the Disbursing Agent shall transfer to the Class 8.6 Disputed Claims Equity Escrow an amount of Class A Interests and Class B Interests that would be distributable in accordance with the Restructuring Transactions and section 8.6 of the Plan on account of the aggregate amount of Disputed Claims in Consolidated Realty Corp. Class 6 as if they were Allowed Claims in their respective Maximum Allowable Amounts on the Effective Date. The Disbursing Agent shall serve as the escrow agent for the Class 8.6 Disputed Claims Equity Escrow. Dividends, distributions and other payments payable on such Class A Interests and Class B Interests shall be paid into the Class 8.6 Disputed Claims Equity Escrow. The Class A Interests and the Class B Interests (and any proceeds or net earnings thereon) held in the Class 8.6 Disputed Claims Equity Escrow shall be held in trust for the holders of Disputed Claims in Consolidated Realty Corp. Class 6 pending determination of their entitlement thereto and all holders of previously Allowed Claims in Consolidated Realty Corp. Class
6. Each holder of a Disputed Claim in Consolidated Realty Corp. Class 6 entitled to be distributed Class A Interests and Class B Interests shall not have the rights of holders (including voting rights) with respect to such shares and interests until such time, if any, that such shares and interests are released to such holder in accordance with section 20.4 of the Plan.

          For all purposes, but subject to the remainder of this paragraph, the Disbursing Agent, as escrow agent, shall be deemed the holder of all Cash, securities and other interests held in the Class 8.6 Disputed Claims Equity Escrow pending their release therefrom; provided, however, that the Disbursing Agent shall abstain from exercising any and all voting rights in respect of the interests held in the Class 8.6 Disputed Claims Equity Escrow unless otherwise ordered by the Bankruptcy Court on motion of a holder of a Disputed Claim that, if Allowed, would receive distributions as a Claim in Consolidated Realty Corp. Class 6.

          4. Funding of Costs of the Claims Reserves.

          The Disbursing Agent shall maintain a reserve within the Disputed Claims Cash Reserve, the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow and the Class 8.6 Disputed Claims Equity Escrow to fund the payment of all taxes payable by such reserves and escrow accounts in respect of earnings chargeable to the relevant reserve or escrow and all reasonable and customary out-of-pocket costs and expenses of maintaining the reserves and escrows; provided, however, that the reserves shall not be charged for attorneys' fees and other similar costs associated with prosecuting Disputed Claims. The Disbursing Agent shall pay, or cause to be paid, out of the funds held in such reserve and escrow accounts, any such taxes. The Disbursing Agent shall also file or cause to be filed any tax or information returns related to the Disputed Claims Cash Reserve, the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow and the Class
8.6 Disputed Claims Equity Escrow that are required by any governmental unit. In the event a reserve established pursuant to section 20 of the Plan does not have sufficient Cash to make the required tax payments described in the first sentence of section 20.3.4 of the Plan, Newco LP shall provide such reserve with a Tax Advance. If and when a claimant (whether by reason of a Disputed Claim becoming an Allowed Claim or by reason of a Catch-Up Cash Distribution) becomes entitled to a distribution in Cash from a reserve, the holder of such Allowed Claim shall be charged such holder's pro rata portion of the Tax Advance and the Disbursing Agent shall be entitled to withhold from such holder's distribution the amount required to pay such pro rata portion of the Tax Advance. If and when a claimant (whether by reason of a

Disputed Claim becoming an Allowed Claim or by reason of a Catch- Up Equity Distribution) becomes entitled to a distribution of an interest or share from a reserve, the holder of such Allowed Claim shall have thirty (30) Business Days in which to pay in Cash such holder's pro rata portion of the Tax Advance. If a payment in full in Cash is not received in such thirty (30) day period, Newco LP shall be entitled to reduce and permanently adjust the partner interests otherwise distributable to such holder, accordingly.

F.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN

          The Plan constitutes a motion by the Debtors (dated as of the date the Debtors file Schedule 21.1 to the Plan with the Bankruptcy Court) to reject, as of the Confirmation Date, all executory contracts and unexpired leases to which the any of the Debtors is a party, except for an executory contract or unexpired lease that (a) has been assumed pursuant to Final Order prior to the Confirmation Date (including the ground leases between Tower A Co. and Battery Park City Authority and Tower B Co. and Battery Park City Authority), (b) is specifically listed on Schedule 21.1 to the Plan (which Schedule 21.1 will be filed with the Bankruptcy Court two weeks prior to the Confirmation Hearing) or
(c) is the subject of a separate motion filed under section 365 of the Bankruptcy Code by any of the Debtors and pending on the Confirmation Date or
(d) has Merrill Lynch as a party, with respect to which Merrill Lynch has not consented to rejection or has consented to assumption, pursuant to section 4.4 of the Plan. For purposes of the Plan and subject to the terms of section 4.4 of the Plan, each executory contract and unexpired lease listed on Schedule 21.1 of the Plan that relates to the use or occupancy of real property will include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 21.1 of the Plan, unless any of the foregoing agreements is rejected.

          Subject to section 4.4 of the Plan, the Debtors will assume and, as applicable, assign each of the executory contracts and unexpired leases listed on Schedule 21.1 to the Plan; provided, however, that, the Debtors may at any time on or before the Confirmation Date, with the consent of the Co-Proponents (which consent will not be unreasonably withheld), amend Schedule 21.1 to the Plan to delete therefrom or add thereto any executory contract or unexpired lease, in which event such executory contract or unexpired lease will be deemed to be rejected or assumed, respectively, as of the Confirmation Date. The Debtors will provide notice of any amendments to Schedule 21.1 to the

Plan to the parties to the executory contracts or unexpired leases affected thereby and to parties on the primary service list or master service list, as applicable. The fact that any contract or lease is scheduled on Schedule 21.1 to the Plan will not constitute or be construed to constitute an admission that such contract or lease is an executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code or any Debtor or any successor in interest of any Debtor has any liability thereunder. With respect to assumption of any executory contract or unexpired lease listed on Schedule 21.1 to the Plan, the payment of the cure amount listed on such Schedule with respect to such executory contract or unexpired lease will be deemed a cure of any and all defaults relating to such executory contract or unexpired lease; provided, however, that the foregoing shall not apply to executory contracts and unexpired leases to which Merrill Lynch is a party.

          If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, will be forever barred and will not be enforceable against the Debtors, or their properties or their interests in property or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before thirty (30) days after the earlier to occur of (a) the Confirmation Date and (b) the entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or lease.

G.       CONDITIONS PRECEDENT TO THE CONFIRMATION DATE AND THE
         EFFECTIVE DATE OF THE PLAN

          1. Conditions Precedent to Confirmation of the Plan

          a. The January 12th Settlement Agreement: If the January 12th Settlement Agreement has been approved by order of the Bankruptcy Court prior to the Confirmation Hearing, the Clerk of the Bankruptcy Court shall have entered the January 12th Settlement Agreement Order and the January 12th Settlement Agreement Order will have become a Final Order. However, if the January 12th Settlement Agreement has not been approved by a Final Order prior to the commencement of the Confirmation Hearing, then the Plan will constitute a motion for approval of the January 12th Settlement Agreement, and the Confirmation Order will approve the January 12th Settlement Agreement and each of the terms thereof in all respects.

          b. Confirmation Order: The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, which will, among other things:

               (1) decree that the transfers contemplated hereunder will be free and clear of all Claims, Liens and encumbrances, except as expressly provided herein;

               (2) decree that the Confirmation Order will supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

               (3) authorize the implementation of the Plan in accordance with its terms;

               (4) provide that any transfers effected or to be effected under the Plan will be and are exempt from New York State and New York City transfer taxes, mortgage recording taxes and any other stamp or similar tax under section 1146(c) of the Bankruptcy Code;

               (5) approve the BPHI Settlement and each of the terms thereof in all respects (as provided in section 4.3 of the Plan);

               (6) approve the Merrill Lynch Settlement and each of the terms thereof in all respects (as provided in section 4.4 of the Plan);

               (7) if the January 12th Settlement Agreement has not been approved by a Final Order prior to the commencement of the Confirmation Hearing, approve the January 12th Settlement Agreement pursuant to decretal provisions reasonably satisfactory in form and substance to the Club Loan Transferors and the additional relief requested in section 4.2 of the Plan in all respects; provided, however, that the transfer of the O&Y Affiliates' ownership interests in 11601 Wilshire may be approved by a separate order of the Bankruptcy Court entered on, or after, the Confirmation Date;

               (8) approve the other settlements, transactions and agreements to be effected pursuant to the Plan in all respects;

               (9) approve the indemnification of the Reichmann Entities from any Claims or Liabilities arising out of the transfer or subordination of the Reichmann Bank Claims in accordance with section 4.7 of the Plan; and

               (10) provide that if the Plan is not consummated, the Confirmation Order and all findings of fact and conclusions of law relating thereto shall be null and void and the Debtors, the Co-Proponents, the Creditors' Committee and other holders of Claims and Equity Interests, in relation to one another, shall stand in the same position as if this Plan had never been filed; provided, however, that each and every provision of the January 12th Settlement Agreement Order (irrespective of whether such order is part of the Confirmation Order) shall remain in full force and effect even if the Plan is not consummated.

          c. BPHI Ownership: Carena and certain of its Affiliates will own of record and beneficially 100% of BPHI, and evidence thereof reasonably satisfactory to the Debtors will have been presented to the Debtors.

          d. DIP Loan: A default under the DIP Loan will not have occurred and be continuing.

          e. Entry of an Order Confirming the 970 Plan. The Clerk of the Bankruptcy Court shall have entered an order confirming the 970 Plan.

          f. Entry of an Order Confirming the Tower B Co. Plan. The Clerk of the Bankruptcy Court shall have entered an order confirming the Tower B Co. Plan.

          g. Entry of Order Relating to Tower B Equity Interests. The Bankruptcy Court shall have entered an order providing that the direct and indirect Equity Interests of Devco, Devco GP, BPHI and Tower B Holding in Tower B Co. are free of all Liens, Claims and encumbrances and such order shall have become a Final Order.

          h. Material Adverse Change. There shall not have been a change in circumstances after the date of approval of the Disclosure Statement by the Bankruptcy Court that shall have caused a material adverse change in the business, assets or financial position of the Debtors on a collective basis that would, upon consummation of the Plan, also be materially adverse to the business, assets or liquidity of Newco LP in comparison to (a) that projected in the pro forma balance sheet or cash flow projection of Newco LP included in the Disclosure Statement as approved by the Bankruptcy Court or (b) that known by the Co- Proponents as of the date of approval of the Disclosure Statement by reason of (i) being disclosed to the Co-Proponents in writing by the Debtors or to the Bankruptcy Court, upon notice to the Co- Proponents, or (ii) being public information relating to market conditions that is readily available to the Co-Proponents.

          2. Conditions Precedent to the Effective Date of the Plan

          The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

          a. Ceiling on Administrative Claims and Extraordinary Expenses. The aggregate amount of Administrative Expense Claims for (a) substantial contribution claims under section 503(b) of the Bankruptcy Code, (b) bonuses, success fees, other benefits or payments to any employee of any Debtor, including officers, if payment thereof requires further application to or approval by the Bankruptcy Court, and (c) similar extraordinary expenses that require specific approval or authorization by the Bankruptcy Court shall not, without the approval of the Co-Proponents, have exceeded $8,800,000. Any Administrative Expense Claims of any of the Debtors which constitute ordinary course of business corporate-level obligations (including, without limitation, accrued but unpaid salaries, wages and other employee-related costs) as of the Effective Date and which are not claims included in the first sentence of this paragraph shall be current (i.e., paid within thirty (30) days after accrual thereof) and shall be consistent with the aggregate historical level of such corporate- level obligations.

          b. Tower D Financing Condition. The Debtors and the Co-Proponents shall have received the financing required to refinance the Tower D Mortgage Debt existing as of the Effective Date.

          c. Tower B Effective Date. The Closing Date (as defined in the Tower B Co. Plan) of the Tower B Co. Plan shall have occurred or shall occur concurrently with the Effective Date of the Plan.

          d. Finality of the Confirmation Order. The Clerk of the Bankruptcy Court will have entered the Confirmation Order and the Confirmation Order will have become a Final Order.

          e. Material Adverse Change. There shall not have been a change in circumstances after the date of approval of the Disclosure Statement by the Bankruptcy Court that shall have caused a material adverse change in the business, assets or financial position of the Debtors on a collective basis that would, upon consummation of the Plan, also be materially adverse to the business, assets or liquidity of Newco LP in comparison to (a) that projected in the pro forma balance sheet or cash flow projection of Newco LP included in the Disclosure Statement as approved by the Bankruptcy Court or (b) that known by the Co- Proponents as of the Confirmation Date by reason of (i) being disclosed to the Co-Proponents in writing by the Debtors or to the Bankruptcy Court upon notice to the Co-Proponents, or (ii) being public information relating to market conditions that is readily available to the Co-Proponents.

          f. Co-Proponents' Capital Infusion. The Co- Proponents will have provided the Co-Proponents' Capital Infusion in accordance with section 18.12 of the Plan.

          g. Consummation of the January 12th Settlement Agreement. The January 12th Settlement Agreement shall have been fully consummated on or prior to the Effective Date.

          h. Consummation of the Merrill Lynch Settlement. The Merrill Lynch Settlement shall have been fully consummated on or prior to the Effective Date; provided, however, that the Merrill Lynch Escrow may have been released prior to the Effective Date.

          i. Finality of 970 Confirmation Order. The order confirming the 970 Plan shall have become a Final Order.

          j. Execution of Documents. All actions and documents necessary to implement the provisions of the Plan to be effectuated on or prior to the Effective Date shall be reasonably satisfactory to the Debtors and the Co-Proponents and such actions and documents shall have been effected or executed and delivered.

          k. Effective Date. The Effective Date must occur no later than December 31, 1996.

H.       WAIVER OF CONDITIONS PRECEDENT

          Each of the conditions precedent in sections 22.1 and 22.2 of the Plan may be waived, in whole or in part, or modified by written agreement among the Debtors and the Co-Proponents to the extent that such waiver is permitted under the January 12th Settlement Agreement. Any such waiver or modification of a condition precedent in sections 22.1 and 22.2 of the Plan may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action, provided, however, that the condition set forth in section 22.1.2(x) of the Plan may only be waived or modified by the Debtors and the Co-Proponents with written notice to and the consent of the Creditors' Committee. The condition precedent set forth in section 22.2.3 of the Plan may only be waived or modified by the Debtors and the Co-Proponents with written notice to and the consent of JMB. The condition precedent set forth in section 22.2.8 of the Plan may only be waived with the consent of Merrill Lynch. Unless a Noteholder (as defined in the Tower B Co. Plan) objects to confirmation of the Tower B Co. Plan or the Plan, the condition precedent set forth in section 22.1.6 of the Plan may only be waived or modified with written notice to and the written consent of the Noteholders' Representative (as defined in the Tower B Co. Plan).

                  VIII. MEANS OF IMPLEMENTATION/FLOW OF ASSETS

          Each of the transactions required to implement the Plan will be implemented in accordance with section 18 of the Plan, the Restructuring Transactions described in Schedule 18.1 thereto and the Restructuring Documents. The descriptions in this section of the organizational and ownership structures, governance, and assets and liabilities of the Entities to be organized or reorganized under the Plan assume that the transactions required to implement the Plan have been completed. All numbers and percentages used in this section are estimates subject to adjustment by the Debtors prior to the Effective Date.

A.       NEWCO LP

         1.       Organization, Capitalization
                  and Ownership of Newco LP

          By the Effective Date, Newco LP will be organized as a Delaware limited partnership by the filing of a certificate of limited partnership with the Delaware Secretary of State. After taking into account the distributions to be made under the Plan, Managing GP will hold the General Partner Interest and a 1% Class B Interest in, and will be the sole general partner of, Newco LP; 245 Holding LP will hold a 5.4949% Class A Interest in Newco LP; and the remaining limited partner interests in Newco LP will be held, directly or indirectly, by the Co-Proponents, the holders of Allowed Unaffiliated Unsecured Claims, and the holders of Allowed General Unsecured Claims against Consolidated Realty Corp. In addition, the holders of Convertible Note Interests will have the right to convert such interests into Class A Interests, as described in section 7.11.1 of the Plan pursuant to the Conversion Right. Each holder of a Class B Interest will have such interest automatically exchanged or converted for or into a Class A Interest as provided below. Until such time as a Class B Interest is so exchanged or converted, the holders thereof will not be entitled to any interest in respect of the assets of Newco LP other than those assets that relate to the Disputed SF Cash and/or the Disputed MCJV Recovery, as provided below.

          If and when Newco LP's ownership interest in the Disputed SF Cash ceases to be disputed by reason of the entry of an order of the Bankruptcy Court or another court of competent jurisdiction either (a) confirming Newco LP's ownership interest in the Disputed SF Cash or (b) approving an executed and delivered settlement agreement with Coopers & Lybrand OYDL, Inc./Limited, or any successor in interest to Coopers & Lybrand OYDL, Inc./Limited, Newco LP shall determine the amount of SF Cash remaining after deducting litigation costs and/or settlement amounts (the "Net SF Cash"). Within thirty (30) Business Days after the date of entry of such court order (the "SF Deadline"), each then outstanding Class B Interest shall automatically be exchanged or converted in a manner or mechanic set forth in the Newco LP Partnership Agreement for or into that percentage of Class A Interests determined by dividing (a) the Net SF Cash, by (b) the sum of
(x) the Newco LP Reorganization Value plus (y) the Net SF Cash plus (z) the aggregate value of all capital contributions and issuances of Class A Interests after the Effective Date (whether occurring pursuant to an exchange or conversion of Class B Interests or a conversion of Convertible Note Interests). If, on the SF Deadline, an exchange or conversion of Class B Interests for or into Class A Interests has not already occurred by reason of a sale of the MCJV Lands as described in the next paragraph, the holders of Class B Interests shall continue to be entitled to participate in the value of the Disputed MCJV Recovery.

          If and when the Disputed MCJV Recovery ceases to be disputed and Newco LP executes and delivers a contract of sale of the MCJV Lands, Newco LP shall determine the amount of the net Cash proceeds of such sale, after deducting any litigation costs, settlement amounts and the amount required to be distributed to Bank of Nova Scotia in accordance with the Bank of Nova Scotia Settlement (the "Net MCJV Proceeds"). Within thirty (30) Business Days after the date of entry of an order of the Bankruptcy Court approving such sale (the "MCJV Deadline"), each then outstanding Class B Interest shall automatically be exchanged or converted in a manner or mechanic set forth in the Newco LP Partnership Agreement for or into that percentage of Class A Interests determined by dividing (a) the Net MCJV Proceeds, by (b) the sum of (x) the Newco LP Reorganization Value plus (y) the Net MCJV Proceeds plus (z) the aggregate value of all capital contributions and issuances of Class A Interests after the Effective Date (whether occurring pursuant to an exchange or conversion of Class B Interests or a conversion of Convertible Note Interests). If, on the MCJV Deadline, an exchange or conversion of Class B Interests for or into Class A Interests has not already occurred by reason of a resolution of the Disputed SF Cash as described in the immediately preceding paragraph, the holders of Class B Interests shall continue to be entitled to participate in the value of the Disputed SF Cash.

          Notwithstanding the foregoing, if, on the SF Deadline, an exchange or conversion of Class B Interests for or into Class A Interests has not already occurred by reason of a sale of the MCJV Lands, Newco LP shall deduct from the amount of Net SF Cash used in the formula described in the second preceding paragraph above (a) the litigation costs and other expenses of Newco LP expended in attempting to settle or litigate Claims relating to the Disputed MCJV Recovery and (b) the amount required to be deposited in a reserve to fund litigation costs and other expenses of Newco LP estimated to be expended by Newco LP in attempting to settle or litigate Claims relating to the Disputed MCJV Recovery. Any amounts to be reserved pursuant to clause (b) of the preceding sentence shall by subject to the approval of the Bankruptcy Court in connection with any order of the Bankruptcy Court confirming Newco LP's ownership interest in the Disputed SF Cash or approving an executed and delivered settlement agreement with Coopers & Lybrand OYDL, Inc./Limited.

          If, on the MCJV Deadline, an exchange or conversion of Class B Interests for or into Class A Interests has not already occurred by reason of the resolution of the dispute relating to the Disputed SF Cash, Newco LP shall deduct from the amount of Net MCJV Proceeds used in the formula described in the second preceding paragraph above (a) the litigation costs and other expenses of Newco LP expended in attempting to settle or litigate Claims relating to the Disputed SF Cash and (b) the amount required to be deposited in a reserve to fund litigation costs and other expenses of Newco LP estimated to be expended by Newco LP in attempting to settle or litigate Claims relating to the Disputed SF Cash. Any amounts to be reserved pursuant to clause (b) of the preceding sentence shall by subject to the approval of the Bankruptcy Court in connection with any order of the Bankruptcy Court approving the sale of the MCJV Lands.

          On the Effective Date, Realty Corp. will transfer 100% of the outstanding stock of SF Holdings to Newco LP. On the Effective Date, indirectly through its wholly owned subsidiary, Florida Equity Corp., a Florida corporation, will hold a 50% joint venture interest in MCJV.

          2. Assets and Liabilities of Newco LP

          On the Effective Date, Newco LP will own, among other things, the following assets, free and clear of all Liens, Claims and encumbrances, subject to potential adjustments described in sections 18.8 and 18.9 of the Plan:

                  100% of the outstanding stock of Devco GP
                  99% limited partner interest in New 245 Park LP 70.6666667% partner interest in New Tower A LP
                  98% limited partner interest and 1% general
                   partner interest in WFC Tower B Holding Co. LP
                  99% limited partner interest in New Tower D
                   Holding I LP
                  49.25% limited partner interest in Tower D Holding
                   II LP

                  99% general partner interest in 53 Holding
                   Company LP
                  99% limited partner interest in New Liberty Plaza
                   LP
                  100% of the fixed loan from New 245 Park LP
                  99% limite partner interest in Pennland LP
                  100% of the outstanding stock
                   of SF Holdings
                  99% limited partner interest in WFC Retailco LP
                  100% of the outstanding stock of WFC Tower D GP Corp. 100% of the outstanding stock of Florida Equity Corp.

          On the Effective Date, Newco LP shall be a borrower or an obligor, as the case may be, under the Convertible Note, the deferred Cash payments to be provided to TIAA in accordance with the TIAA Settlement, the guarantee of the DKB Restructured Mortgage Loan and certain of the Tax Notes to be issued under the Plan.

          3. Repayment of Withholding Advances

          If a Withholding Advance on behalf of a partner or its assignee is made by Newco LP, such partner or assignee shall have thirty (30) Business Days within which to repay such advance in full in Cash. If such repayment is not timely made, Newco LP shall be entitled to deduct such amount and permanently adjust the interest of such partner or assignee accordingly. If Newco LP determines that it would have insufficient funds to make a Withholding Advance, Newco LP shall be entitled to require the partner for which the withholding requirement applies to pay the amount of such withholding requirement sufficiently in advance of the payment date to permit Newco LP to timely satisfy its withholding tax liability.

          4. Governance of Newco LP

          The business and affairs of Newco LP will be managed by its sole general partner, Managing GP, acting by majority vote through its Board of Directors; provided, however, that action by Newco LP in respect of the following matters will require a supermajority vote (the percentage constituting such supermajority shall be agreed to by the Co-Proponents) of the Board of Directors of Managing GP:

               (i) a significant acquisition or business combination, or disposition of any Core Property;

               (ii) any issuance or purchase by any Entity controlled by Managing GP of any capital stock or any other Equity Interests (including any significant long-term debt refinancing involving the issuance of any capital stock or any other Equity Interests), except an issuance made in exchange for debt upon an actual or anticipated default on such debt where no other available alternative is acceptable to the creditor;

               (iii) any transaction between any Entity controlled by Managing GP and any related party (other than ordinary course transactions);

               (iv) the initial selection, and any removal or replacement, of Managing GP's Chief Executive Officer during the three-year period following the Effective Date; and

               (v) any amendment of the organizational documents of any Entity owned or controlled by Managing GP affecting cumulative voting in any election of directors or affecting any of the matters referred to in clauses (i) through
(iv) above.

          The Co-Proponents will enter into a stockholders' agreement with respect to their ownership in and the governance of Managing GP, including, without limitation, an agreement with respect to the nomination and election of directors of Managing GP.

          Managing GP will have the exclusive power and authority to reorganize or restructure the ownership interests of Newco LP to permit an Entity qualifying as a real estate investment trust for federal income tax purposes to become a partner of Newco LP, including, in connection therewith, the power and authority to distribute such ownership interests and any associated contractual or other obligations or held by Newco LP to Newco LP's partners.

B.       OWNERSHIP OF MANAGING GP

          On the Effective Date, the Co-Proponents will own 100% of the issued and outstanding capital stock of Managing GP which, in turn, will own the General Partner Interest and 1% of the Class B Interests in Newco LP. The General Partner Interest of Managing GP in Newco LP will be issued by Newco LP in partial consideration of the Co-Proponents' Capital Infusion and the Allowed Co-Proponent Unsecured Claims.

C.       ORGANIZATION OF DEVCO GP

          1. Organization and Ownership of Devco GP

          On the Effective Date, Equity GP will be merged with and into Devco GP, with Devco GP as the surviving corporation. On the Effective Date, Newco LP will own 100% of the outstanding common stock of Devco GP.

          2. Assets and Liabilities of Devco GP

          On the Effective Date, Devco GP will own the following assets, free and clear of all Liens, Claims and encumbrances, subject to the potential adjustments described in sections 18.8 and 18.9 of the Plan:

                  100% of the outstanding stock of WFC Tower B
                    Finance Corp.
                  15% of the outstanding stock of Brunswash
                    Development Corp.
                  100% of the New OLP Corp. Class A Stock and New
                    OLP Corp. Class B Stock
                  100% of the New Tower A Corp. Class A Stock and
                    New Tower A Corp. Class B Stock
                  .9% general partner interest in 245 Holding LP
                  1% general partner interest in WFC Tower B Holding
                    Co. LP
                  100% of the 245 Corp. Class A Stock and the
                    245 Corp. Class B Stock
                  100% of the outstanding stock of Tower D Holding I
                  Corp.
                  50.75% general partner interest in New Tower D
                    Holding II LP
                  1% limited partner interest in 53 Holding Company
                    LP
                  100% of the outstanding stock of WFC Retailco
                    Holding Corp.
                  100% of the outstanding stock of Pennland GP
                    Corp.
                  33% joint venture interest in Federal Center Associates

          On the Effective Date, Devco GP will have no material indebtedness.

          3. Capital Stock of Devco GP

          On the Effective Date, the authorized capital stock of Devco GP shall consist only of common stock, in such amount and having the par value and other rights, privileges, limitations and restrictions as will be set forth in Devco GP's certificate of incorporation.

          4. Governance of Devco GP

          On the Effective Date, the business and affairs of Devco GP will be managed by and under the direction of a board of directors elected by Newco LP, Devco GP's sole stockholder.

D.       ORGANIZATION OF LIQUIDATING CORP.

          By the Effective Date, Liquidating Corp. will be organized, for and on behalf of certain creditors, as a Delaware corporation by the filing of a certificate of incorporation with the Delaware Secretary of State. The Co-Proponents will own 100% of the issued and outstanding Liquidating Corp. Shares.

          1. Assets and Liabilities of Liquidating Corp.

          On the Effective Date, Liquidating Corp. will own, among other things, the Equity Interests in the companies listed below, free and clear of all Liens, Claims and encumbrances unless, with respect to the assets listed below that are Entities, such Entities have been dissolved or otherwise eliminated prior to the Effective Date.

                  Amland Properties Corp.
                  Forum Properties Corp.
                  Hartford Park Associates
                  Izzard Corp.
                  Olympia (U.S.) Development Subsidiary Corp.
                  Olympia Center Holding Company, L.P.
                  Olympia & York Bryan Holding Company
                  Olympia & York Colorado Development Corp.
                  Olympia & York Communications, Inc.
                  Olympia & York Cypress Corp.
                  Olympia & York Denver Properties Corp.
                  Olympia & York Development Seattle Company
                  Olympia & York Fountain Plaza Company
                  Olympia & York Grampian Corp.
                  Olympia & York Homes Corp.
                  Olympia & York Jefferson Street Company
                  Olympia & York KOIN Center Company
                  Olympia & York Maiden Lane Company
                  Olympia & York Maiden Lane Finance Corp.
                  Olympia & York Mass Investment Corp.
                  Olympia & York Properties (Portland) Company
                  Olympia & York Southeast Equity Corp.
                  Olympia & York State Street Company
                  Olympia & York Tower B Lease Company

                  Olympia & York Water Street Company
                  Olympia & York & O&Y FEC Corp Joint Venture
                  Olympia & York 245 Lease Company
                  Olympia & York 320 G.O.T. Company
                  Olympia & York 320 Park Company
                  Orion Limited Partnership
                  OYCI Video, Inc.
                  O&Y Concord 60 Broad Street Company
                  O&Y Construction Corp.
                  O&Y Cypress Florida Inc.
                  O&Y Dalland Corp.
                  O&Y FEC Corp.
                  O&Y Hope Street, Inc.
                  O&Y I/S Guide Inc.
                  O&Y NY Building Corp.
                  O&Y Plaza Corp.
                  O&Y REUSA TALP Subsidiary Corp.
                  O&Y WFC Maintenance Corp.
                  O&Y-YBG Corp.
                  O&Y-YBG L.P.
                  O&Y 7 Hanover Leasing Company, L.P.
                  O&Y 55 WS Lease Co., L.P.
                  O&Y 233 Park South Company, L.P.
                  O&Y 320 Park Corp.
                  Senior Associates
                  SYR Mall Corp.
                  Tremont Park Associates
                  WFC Tower Corp.
                  West 31st Street Associates
                  2 Broadway Associates
                  2 Broadway Associates L.P.
                  2 Broadway Land Company
                  60 Broad Street Management Corp.
                  125 Broad Street Company
                  11601 Holding Corp.
                  11601 Holdings, L.P.

          Notwithstanding anything in section 18.4.1 of the Plan, the transfer of the Equity Interests in O&Y Concord 60 Broad Street Company to Liquidating Corp. shall not in any way affect the Liens of Dragon relating to such Equity Interests; provided, however, that any Liabilities of the partners on O&Y Concord 60 Broad Street Company shall be released in accordance with the Plan.

          2. Governance of Liquidating Corp.

          From and after the Effective Date, the business and affairs of Liquidating Corp. will be managed by and under the direction of a board of directors, initially designated by the

Co-Proponents. Thereafter, the composition of the board of directors of Liquidating Corp. will be determined in accordance with the articles of incorporation of Liquidating Corp.

          3. Funding of Liquidation Costs

          From and after the Effective Date, Newco LP shall provide Liquidating Corp. with the Liquidation Funding Advance, which shall be a credit facility in a maximum amount of $1,000,000, which credit facility may drawn upon from time to time by Liquidating Corp., shall mature three years from the Effective Date, shall accrue interest at 15% per annum, and shall be recourse to Liquidating Corp.

E.       OLP TRANSACTIONS

          1. Reorganization of OLP Entities

          By the Effective Date, New OLP Corp. will be organized as a Delaware corporation by the filing of a certificate of incorporation with the Delaware Secretary of State. The board of directors of New OLP Corp. will have at least five (5) directors. By the Effective Date, Devco GP and Devco will transfer their respective partnership interests in OLP Co. and Trinity Place Co. to Liberty Plaza Co., with OLP Co. and Trinity Place Co. being dissolved by reason of such transfers. Immediately thereafter, on the Effective Date, Liberty Plaza Co., as successor to the respective assets and Liabilities of OLP Co. and Trinity Place Co., will be reorganized as New Liberty Plaza LP, with New OLP Corp. as a 1% sole general partner and Newco LP as a 99% limited partner. Such partners shall be restricted from transferring or pledging their respective interests in New Liberty Plaza LP pursuant to a partnership agreement of New Liberty Plaza LP to be entered into by such partners as of the Effective Date.

         2.  Execution of Sanwa/OLP
             Restructured Mortgage Loan Documents

          On the Effective Date, Sanwa and New OLP Corp. and New Liberty Plaza LP will execute and deliver the Sanwa/OLP Restructured Mortgage Loan Documents.

          3. Bankruptcy Remote Structure

          On the Effective Date and in accordance with section 12.2 of the Plan, New OLP Corp. will have two classes of stock, the New OLP Corp. Class A Stock and the New OLP Corp. Class B Stock, all of which will be held by Devco GP on the Effective Date. All of the shares of New OLP Corp. Class B Stock shall be pledged by Devco GP to Sanwa to further secure the Sanwa/OLP

Restructured Mortgage Loan. The New OLP Corp. Class B Stock pledged to Sanwa shall be entitled to elect one director of New OLP Corp., and Sanwa, as pledgee, shall be entitled to vote such shares. New OLP Corp. shall not be authorized under its certificate of incorporation to (a) commence a chapter 11 case or undertake other insolvency or reorganization proceedings, or cause New Liberty Plaza LP to do so, or (b) dissolve, in each case without the approval of Sanwa's director for so long as the Sanwa/OLP Restructured Mortgage Loan shall be outstanding. Sanwa's director shall not vote on any other issues. New Liberty Plaza LP and New OLP Corp. will agree not to file a bankruptcy petition if Sanwa declares a default or commences a foreclosure proceeding following a default, without the vote of the director elected by Sanwa, and such director shall have the sole right to authorize the filing of a plan of reorganization for New Liberty Plaza LP and New OLP Corp. in any bankruptcy proceeding that may be filed by New Liberty Plaza LP. If a bankruptcy petition is filed by or against New Liberty Plaza LP or New OLP Corp. at any time after the Effective Date, New Liberty Plaza LP and New OLP Corp. will be contractually obligated (a) to agree to a modification of the automatic stay to permit, at Sanwa's option, Sanwa to exercise its foreclosure and related rights, and (b) to enter into a cash collateral stipulation providing for the application of revenues in accordance with the cash management system at all times during the pendency of any bankruptcy proceeding, except that property management fees will be reduced by 50% and no asset management fees will be paid. In the event Sanwa files a motion for a modification of the automatic stay in accordance with the preceding sentence and such motion is denied by the Bankruptcy Court, neither New Liberty Plaza LP nor New OLP Corp. shall have any right to seek any extension of exclusivity in any such bankruptcy proceeding without the prior approval of Sanwa.

F.       245 PARK AVENUE TRANSACTIONS

          1. Organization and Ownership of 245 Holding LP

          On the Effective Date, 245 Holding LP will be reconstituted as a Delaware limited partnership. If JMB does not elect the JMB/245 Park Member Option in accordance with section 15.8.1 of the Plan, JMB will a hold 99% limited partner interest and Devco GP will hold a 1% general partner interest in 245 Holding LP. On the Effective Date, 245 Holding LP will hold a 5.4949% Class A Interest in Newco LP.

         2.  Organization and Reorganization
             of Other 245 Park Avenue Entities

          By the Effective Date, New 245 Park LP will be organized as a Delaware limited partnership by the filing of a certificate of limited partnership with the Delaware Secretary of State. Newco LP will hold a 99% limited partner interest and 245 Corp. will hold a 1% sole general partner interest in New 245 Park LP. Such partners will be restricted from transferring or pledging their respective interests in New 245 Park LP pursuant to a partnership agreement of New 245 Park LP to be entered into by such partners as of the Effective Date.

          3. Bankruptcy Remote Structure

          On the Effective Date and in accordance with section 15.3 of the Plan, 245 Corp. will have two classes of stock, the 245 Corp. Class A Stock and the 245 Corp. Class B Stock, all of which will be held by Devco GP on the Effective Date. All of the shares of 245 Corp. Class B Stock shall be pledged by Devco GP to Aetna to further secure the Aetna Restructured Mortgage Loan. The 245 Corp. Class B Stock pledged to Aetna shall be entitled to elect one director of 245 Corp., and Aetna, as pledgee, shall be entitled to vote such shares. The board of directors of 245 Corp. will have at least five (5) directors. 245 Corp. will not be authorized under its certificate of incorporation to (a) commence a chapter 11 case or undertake other insolvency or reorganization proceedings, or cause New 245 Park LP to do so, or (b) dissolve, in each case without the approval of Aetna's director for so long as the Aetna Restructured Mortgage Loan remains outstanding. Aetna's director shall not vote on any other issues. New 245 Park LP and 245 Corp. will agree not to file a bankruptcy petition if Aetna declares a default or commences a foreclosure proceeding following a default, without the vote of the director elected by Aetna and such director shall have the sole right to authorize the filing of a plan of reorganization for New 245 Park LP and 245 Corp. in any bankruptcy proceeding that may be filed by New 245 Park LP and 245 Corp. If a bankruptcy petition is filed by or against New 245 Park LP or 245 Corp. at any time after the Effective Date, New 245 Park LP and 245 Corp. will be contractually obligated (a) to agree to a modification of the automatic stay to permit, at Aetna's option, Aetna to exercise its foreclosure and related rights, and (b) to enter into a cash collateral stipulation providing for the application of revenues in accordance with the cash management system at all times during the pendency of any bankruptcy proceeding, except that property management fees will be reduced by 50% and no asset management fees will be paid. In the event Aetna files a motion for a modification of the automatic stay in accordance with the preceding sentence and such motion is denied by the Bankruptcy Court, neither New 245 Park LP nor 245 Corp. shall have the right to seek any extension of exclusivity in any such bankruptcy proceeding without the prior approval of Aetna.

         4.  Execution of Aetna Restructured
             Mortgage Loan Documents

          On the Effective Date, Aetna and New 245 Park LP will execute and deliver the Aetna Restructured Mortgage Loan Documents.

         5.  Execution of DKB Restructured
             Mortgage Loan Documents

          On the Effective Date, DKB and New 245 Park LP will execute and deliver the DKB Restructured Mortgage Loan Documents.

         6.  Execution of JMB
             Restructuring Documents

          On the Effective Date, the JMB Restructuring Documents will be executed and delivered.

G.       TOWER A TRANSACTIONS

          1. Organization of Tower A Entities.

          By the Effective Date, New Tower A Corp. will be organized as a Delaware corporation by the filing of a certificate of incorporation with the Delaware Secretary of State. The board of directors of New Tower A Corp. will have at least five (5) directors. By the Effective Date, New Tower A LP will be organized as a Delaware limited partnership by the filing of a certificate of limited partnership with the Delaware Secretary of State. New Tower A LP will have TALP as a 26.2626263% limited partner, Newco LP as a 70.6666667% limited partner and New Tower A Corp. as a 3.070707% sole general partner. Such partners will be restricted from transferring or pledging their respective interests in New Tower A LP pursuant to a partnership agreement of New Tower A LP to be entered into by such partners as of the Effective Date.

         2.  Execution of Sanwa/Tower A
             Restructured Mortgage Loan Documents.

          On the Effective Date, Sanwa and New Tower A LP will execute and deliver the Sanwa/Tower A Restructured Mortgage Loan Documents.

         3.  Bankruptcy Remote Structure.

          On the Effective Date and in accordance with section 13.2 of the Plan, New Tower A Corp. will have two classes of stock, the New Tower A Corp. Class A Stock and the New Tower A Corp. Class B Stock, all of which will be held by Devco GP on the Effective Date. All of the shares of New Tower A Corp. Class B Stock shall be pledged by Devco GP to Sanwa to further secure the Sanwa/Tower A Restructured Mortgage Loan. The New Tower A Corp. Class B Stock pledged to Sanwa shall be entitled to elect one director of New Tower A Corp., and Sanwa, as pledgee, shall be entitled to vote such shares. New Tower A Corp. shall not be authorized under its certificate of incorporation to (a) commence a chapter 11 case or undertake other insolvency or reorganization proceedings, or cause New Tower A LP to do so, or (b) dissolve, in each case without the approval of Sanwa's director for so long as the Sanwa/Tower A Restructured Mortgage Loan remains outstanding. Sanwa's director shall not vote on any other issues. New Tower A LP will agree not to file a bankruptcy petition if Sanwa declares a default or commences a foreclosure proceeding following a default, without the vote of the director elected by Sanwa, and such director shall have the sole right to authorize the filing of a plan of reorganization for New Tower A LP and New Tower A Corp. in any bankruptcy proceeding that may be filed by New Tower A LP or New Tower A Corp. If a bankruptcy petition is filed by or against New Tower A LP and new Tower A Corp. at any time after the Effective Date, New Tower A LP or New Tower A Corp. will be contractually obligated (a) to agree to a modification of the automatic stay to permit, at Sanwa's option, Sanwa to exercise its foreclosure and related rights, and (b) to enter into a cash collateral stipulation providing for the application of revenues in accordance with the cash management system at all times during the pendency of any bankruptcy proceeding, except that property management fees will be reduced by 50% and no asset management fees will be paid. In the event Sanwa files a motion for a modification of the automatic stay in accordance with the preceding sentence and such motion is denied by the Bankruptcy Court, neither New Tower A LP nor New Tower A Corp. shall have any right to seek any extension of exclusivity in any such bankruptcy proceeding without the prior approval of Sanwa.

H.       TOWER B TRANSACTIONS

          On the Effective Date, Tower B Co. and Tower B Holding I will be dissolved and reconstituted as New York general partnerships and will bear the same names. Pursuant to the Restructuring Transactions, BPHI will own indirectly (through Tower B Co. and Tower B Holding I) a portion of the Class A Interests. On the Effective Date, WFC Tower B Co. LP, a Delaware limited partnership, will be formed by the filing of a certificate of limited partnership with the Delaware Secretary of State. In accordance with the Restructuring Transactions, WFC Tower B Co. LP will own Tower B. Newco LP will own indirectly (through WFC Tower B Holding Co. LP) a 99% limited partner interest in WFC Tower B Co. LP. The 1% general partner interest in WFC Tower B Co. LP will be owned by WFC Tower B GP Corp., a subsidiary owned by one or more of the Co-Proponents. The partners in WFC Tower B Co. LP shall be restricted from transferring or pledging their respective interests in WFC Tower B Co. LP pursuant to a partnership agreement of WFC Tower B Co. LP to be entered into by such partners as of the Effective Date. The board of directors of Tower B Holding Corp. will have at least five (5) directors. The partnership agreement for WFC Tower B Co. LP and WFC Tower B Holding Co. LP will be in scope and substance necessary to effect the ML Lease Securitization (as defined in the Tower B Co. Plan). Notwithstanding the foregoing, to the extent required to effect the ML Lease Securitization (as defined in the Tower B Co. Plan), Tower B Co. and Tower B Holding I may be reorganized as limited liability companies, not limited partnerships, having the same ownership structure as set forth in section 18.8.1 of the Plan and/or the ownership structure of Tower B Co. and its direct and indirect partners may be revised.

I.       TOWER D TRANSACTIONS

         1.  Ownership of Tower D

          On the Effective Date, Tower D Co. and Tower D Holding I will each be reconstituted as Delaware limited partnerships named WFC Tower D Co. LP and New Tower D Holding I LP, respectively, by the filing of certificates of limited partnership with the Delaware Secretary of State. Tower D Holding II will be reconstituted as a Delaware limited partnership named New Tower D Holding II LP. By the Effective Date, WFC Tower D GP Corp. will be organized as a Delaware corporation by the filing of a certificate of incorporation with the Delaware Secretary of State. The board of directors of WFC Tower D GP Corp. will have at least five (5) directors. Newco LP will own all of the outstanding stock of WFC Tower D GP Corp. WFC Tower D Co. LP will own Tower D. New Tower D Holding I LP will hold a 48% limited partner interest, New Tower D Holding II LP will hold a 2% limited partner interest, WFC Tower D GP Corp. will hold a 1% general partner interest, Merrill Lynch Tower D Partner will hold a 48.1% limited partner interest and an affiliate of Merrill Lynch Tower D Partner will hold a .9% general partner interest in WFC Tower D Co. LP. Newco LP will hold a 99% limited partner interest and Tower D Holding I Corp. will hold a 1% sole general partner interest in New Tower D Holding I LP. Such partners shall be restricted from transferring or pledging their respective partner interests in New Tower D Holding I LP pursuant to a partnership agreement of New Tower D Holding I LP to be entered into by such partners as of the Effective Date. Newco LP will hold a 49.25% limited partner interest and Devco GP will hold a 50.75% sole general partner interest in New Tower D Holding II LP. The board of directors of Tower D Holding I Corp. will have at least five (5) directors. Notwithstanding the foregoing, to the extent required to effect the refinancing of Tower D, Tower D Co. and Tower D Holding I may be reorganized as limited liability companies, not limited partnerships, having the same ownership structure as set forth in section 18.9.1 of the Plan and/or the ownership structure of Tower D Co. and its direct and indirect partners may be revised.

         2.  Tower D Refinancing

          On the Effective Date, the Tower D Financing Documents shall be executed and delivered.

          3. WFC Retailco Holding Corp. and WFC Retailco LP

          By the Effective Date, WFC Retailco Holding Corp. will be organized as a Delaware corporation by the filing of a certificate of incorporation with the Delaware Secretary of State. Devco GP will hold 100% of the outstanding stock of WFC Retailco Holding Corp. The board of directors of WFC Retailco Holding Corp. will have at least five (5) directors. By the Effective Date, WFC Retailco LP will be organized as a Delaware limited partnership by the filing of a certificate of limited partnership with the Delaware Secretary of State. Newco LP will hold a 99% limited partner interest and WFC Retailco Holding Corp. will hold a 1% general partner interest in WFC Retailco LP. Such partners will be restricted from transferring or pledging their respective interests in WFC Retailco LP pursuant to a partnership agreement of WFC Retailco LP to be entered into by such partners as of the Effective Date.

J.       TRANSACTIONS IN FURTHERANCE OF THE PLAN

          Prior to the proposal of, and in furtherance of, the Plan, the Non-Core Properties listed below were either returned to lenders in exchange for debt forgiveness or sold to third parties:

                  One Corporate Center
                  One Financial Plaza
                  Wood Ranch
                  1999 Bryan Street
                  Cypress Creek

                  KOIN Center
                  320 Park Avenue
                  Winter Park Plaza
                  Olympia Place
                  Chino Hills
                  400 South Hope Street
                  La Santa Maria
                  1250 Broadway

K.       CO-PROPONENTS' CAPITAL INFUSION

          On the Effective Date, subject to the satisfaction or waiver of the conditions precedent set forth in section 22.2 of the Plan, the Co-Proponents shall contribute to the capital of Newco LP $75,000,000 in Cash. Notwithstanding the foregoing, the Co-Proponents' Capital Infusion is subject to the internal approvals (to the extent required) of the Co-Proponents, confirmation of receipt of which is to be provided by the Co- Proponents to the Debtors at or prior to the hearing to approve the Disclosure Statement.

L.       RESTRICTIONS ON TRANSFERABILITY AND ASSIGNABILITY
         OF CLASS A INTERESTS AND CLASS B INTERESTS AND ON THE
         ADMISSION OF SUBSTITUTE PARTNERS; TAG-ALONG RIGHTS

          The Newco LP Partnership Agreement will prohibit a partner of Newco LP from assigning its partner interest in Newco LP to an assignee that is not a "United States person" (within the meaning of section 7701(a)(30) of the IRC), without the prior written consent of Managing GP, which consent shall be granted unless Managing GP determines that the withholding obligations to which Newco LP reasonably may be expected to be subject as a result of the ownership of such partner interest by such assignee, when taken together with such withholding obligations with respect to all other Newco LP partner interests held by nonUnited States persons, would have a material adverse effect on the ability of Newco LP and its Affiliates to satisfy their debt service requirements and other contractual obligations and operational requirements.

          Notwithstanding any other provision of the Plan, the Newco LP Partnership Agreement will prohibit any direct or indirect transfer of any partner interest that would result in a "termination" of Newco LP under section 708 of the IRC, without the prior written consent of Managing GP.

          The Newco LP Partnership Agreement will require that Managing GP (and any successor general partner) maintain at least a 1% general partner interest in the capital of, and in all items of income, gain, loss, deduction and credit of, Newco LP.

          The Newco LP Partnership Agreement will prohibit Managing GP's withdrawal from Newco LP in certain circumstances and also will prohibit the admission of an assignee of a partner interest in Newco LP (including a permitted assignee who is a non-United States person) as a substitute partner of Newco LP without the consent of a majority in interest of the non- transferring partners (after taking into account the exercise of tag-along rights. Pending the assignee's admission as a substitute partner of Newco LP, and upon receipt of written notice by Managing GP of the transfer, the assignee shall be entitled to share in all allocations and distributions of Newco LP (including liquidating distributions) on the same basis as a partner. Unless and until the assignee is admitted as a substitute partner of Newco LP, the assignee shall not be entitled to exercise any other rights of a partner of Newco LP, including the right to vote on any matter submitted to the partners for approval, and the assignor shall retain the right to vote the partner interests so assigned; provided, however, that such restriction on substitution will not apply with respect to any permitted assignee of a Class A Interest distributed to holders of Unaffiliated Unsecured Claims or JMB pursuant to the Plan or upon conversion of the Convertible Note Interests, unless prior to the Effective Date the Co-Proponents, on the one hand, and the Creditors' Committee or JMB, on the other hand (as the case may be), reasonably determine that such restriction is necessary to permit Newco LP to lack free transferability of interests for purposes of being classified as a partnership for federal income tax purposes; and, provided, further, that the Newco LP Partnership Agreement will provide for the elimination of such restriction on substitution with respect to all permitted assignees in the event that Treasury Regulations are adopted to replace or supplement, with an elective regime, the existing Treasury Regulations for classifying certain business organizations, and such elimination or supplementation does not adversely affect the partnership status of Newco LP from its inception.

          In addition, the Newco LP Partnership Agreement will provide for tag-along rights as follows. If any holder of Equity Interests in Newco LP (alone or together with any other such holder) proposes to sell (in such capacity, the "Selling Holder") a Controlling Interest in Newco LP to a third party investor pursuant to a bona fide offer, the Selling Holder will give each other holder of Equity Interests in Newco LP written notice of such proposed sale (the "Tag-Along Notice"), and each such other holder will have the right (subject to the restrictions on transfer and the provisions on assignees' rights in the first four paragraphs above) to participate in such proposed sale on the same terms and conditions offered by such investor. The Tag- Along Notice will be required to set forth (i) the identity of



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                                      -319-


the third party investor, (ii) the total percentage of Equity Interests in Newco LP proposed to be sold by the Selling Holder to such investor, (iii) the purchase price for such interests (which may only be paid in cash) and (iv) the other material terms of such proposed sale. Such right to participate in the proposed sale will be exercisable by written notice to the Selling Holder given not later than ten (10) days after receipt of a Tag-Along Notice, which written notice must set forth the percentage of Equity Interests in Newco LP proposed to be sold by the holder exercising such right (the "Exercising Tag-Along Holder"). The percentage of Equity Interests in Newco LP to be sold in such proposed sale by any participating holder of Equity Interests in Newco LP (including the Selling Holder) will be determined by multiplying the total percentage of Equity Interests in Newco LP originally proposed to be sold by the Selling Holder (which total percentage of Equity Interests in Newco LP may be increased, in the third party investor's discretion, so as to allow the sale of the total percentage of Equity Interests in Newco LP originally proposed to be sold by the Selling Holder together with the total percentage of Equity Interests in Newco LP proposed to be sold by all of the Exercising Tag-Along Holders as set forth in their exercise notices) by a fraction, the numerator of which will be the percentage of Equity Interests in Newco LP proposed to be sold by such participating holder and the denominator of which will be the total percentage of Equity Interests in Newco LP originally proposed to be sold by the Selling Holder together with the total percentage of Equity Interests in Newco LP proposed to be sold by all of the Exercising Tag-Along Holders as set forth in their exercise notices. In the event a holder of Equity Interests in Newco LP entitled to tag-along rights in accordance with section 18.13 of the Plan exercises such rights and the purchaser purchases a portion, but not all, of such holder's Equity Interests in Newco LP pursuant to section 18.13 of the Plan, such holder shall thereafter continue to be entitled to tag-along rights to sell its remaining Equity Interest in Newco LP in connection with a sale of less than a Controlling Interest but at least 35% of the total Equity Interests in Newco LP notwithstanding that, at the time of such sale, such holder holds less that 4% of the total Equity Interests of Newco LP.

          If the Selling Holder proposes to sell less than a Controlling Interest but at least 35% of the total Equity Interests in Newco LP to a third party investor pursuant to a bona fide offer, the Selling Holder will give each other holder of at least 4% of the total Equity Interests a Tag-Along Notice, and each such other holder will have the right (subject to the restrictions on transfer and the provisions on assignees' rights in the first four paragraphs above) to participate in such proposed sale on the same terms and conditions offered by such investor. Such right will be exercisable in the same manner and within the same period as described in the immediately preceding paragraph. In addition, the percentage of Equity Interests in Newco LP to be sold by any participating holder (including the Selling Holder) will be determined in the same manner as described in the immediately preceding paragraph.

          In connection with the foregoing rights, notwithstanding the terms of the fourth paragraph of section 18.13 of the Plan, JMB will be provided with an opportunity to exchange its Equity Interests in 245 Holding LP for Class A Interests to allow it to participate in any proposed sale by a Selling Holder giving rise to such rights (on the same terms and subject to the same conditions applicable to the other holders of Class A Interests (including the 4% minimum percentage ownership requirement described in the immediately preceding paragraph)), provided that any tax or other cost of doing so will be borne by JMB. If JMB does not make any such exchange, it still may exercise the foregoing rights (subject to the restrictions on transfer and the provisions on assignees' rights in the first three paragraphs of this section 18.13) and participate in any such proposed sale (on the same terms and subject to the same conditions as if it were a direct holder of Class A Interests) if and only to the extent that the third party investor agrees to purchase JMB's Equity Interests in 245 Holding LP (the percentage of such Equity Interests and the 4% minimum percentage ownership requirement to be determined as if such interests had been exchanged for Class A Interests). If, after the Effective Date, 245 Holding LP's ownership interest in Newco LP falls below 4% solely by reason of a subsequent issuance of equity or securities exchangeable for or convertible into equity of Newco LP, JMB shall be entitled to tag-along rights notwithstanding the 4% minimum percentage ownership requirement.

M.       LETTER OF CREDIT TRANSACTIONS

          On the Effective Date, Newco LP and Sterling National will execute and deliver the Sterling National Amended and Restated Reimbursement Agreement.

N.       EXECUTION OF CIBC AMENDED AND
         RESTATED LOST NOTE INDEMNITY AGREEMENT

          On the Effective Date, Newco LP and CIBC will execute and deliver the CIBC Amended and Restated Lost Note Indemnity Agreement.

O.       ABANDONMENT OF INTEREST IN OLYMPIA & YORK (U.S.) HOLDINGS
         COMPANY, L.P.

          By the Effective Date, Realty Corp., as a Debtor and a Debtor in Possession, shall abandon its Equity Interest in U.S. Holdings to U.S. Holdings.

P.       DISTRIBUTIONS UNDER THE PLAN

          Except as provided herein and in the January 12th Settlement Agreement, on the Effective Date, the Disbursing Agent shall make, or shall make adequate reserve for, the distributions required to be made under the Plan.

                     IX. EFFECTS OF CONFIRMATION OF THE PLAN

A.       DISCHARGE OF DEBTORS

          The rights afforded by the Plan and the treatment therein of Claims or Equity Interests against a Debtor will be in exchange for and in complete satisfaction, discharge and release of all Claims or Equity Interests against a Debtor of any nature whatsoever, including any interest accrued or expenses incurred against such Debtor in respect thereof from and after the Petition Date of such Debtor, and its estate, properties and interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. All Entities will be precluded from asserting against any Debtor, such Debtor's successor(s), assets, properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

B.       RELEASE FROM CLAIMS AND LIABILITIES

          1. Release of the O&Y Releasees

          The Plan contains provisions under which the O&Y Releasees and the Plan Releasees will be released from certain liabilities as set forth in more detail below.

                  a.       Release of Debtors and Debtors in
                           Possession

          Without limiting the provisions of section 23.3 of the Plan, from and after the Effective Date, the Debtors and Debtors in Possession will be released from all Liabilities from the beginning of time.

                  b.       Limited Release of O&Y Releasees

          Without limiting the release provided in section 24.1 of the Plan, from and after the Effective Date, the O&Y Releasees are released from all Liabilities in any way relating to, but solely to the extent relating to, the Debtors, the Debtors in Possession, the Reorganization Cases, the O&Y Affiliates, the conduct of the business and affairs of any of the Debtors, the Debtors in Possession or the O&Y Affiliates, the Plan, the Tower B Co. Plan, or the properties or other assets of any of the Debtors, the Debtors in Possession or the O&Y Affiliates; provided, however, that nothing contained in section 24.2 of the Plan shall release (a) any non-Debtor O&Y Affiliate (except Tower

B Co., Tower B Holding and WFC Fincorp, each of which shall be released of the aforesaid) from any Liability arising out of the ownership, management or operation of the properties or other assets of such non-Debtor O&Y Affiliate or out of any other aspect of the conduct by such non-Debtor O&Y Affiliate of its business, including any Liability arising under any notes, mortgages and other loan documents relating to any financing of any property owned by any such non-Debtor O&Y Affiliate (but any secondary Liability of any other O&Y Releasee, by reason of being a partner of such O&Y Affiliate or any guarantee of any obligation of such O&Y Affiliate or other undertaking or relationship with respect to such O&Y Affiliate, shall be released hereby) or (b) any current or former director, officer or employee of any Debtor, Debtor in Possession or O&Y Affiliate from any Liability arising primarily from his or her Willful Misconduct (as hereinafter defined) or (c) any current or former director, officer or employee of any Debtor, Debtor in Possession or O&Y Affiliate from any Liability for repayment of any loan (both unpaid principal and any accrued interest and charges) made to such director, officer or employee by a Debtor, Debtor in Possession or O&Y Affiliate prior to the Effective Date and recorded in the ordinary course of business on the books and records of such Debtor, Debtor in Possession or O&Y Affiliate and that remains outstanding on the Effective Date. The release of the O&Y Releasees provided in section 24.2 of the Plan includes, without limitation, a release from all Liabilities from the beginning of time relating to:

          (i) the involvement of any of the O&Y Releasees in or in connection with the negotiation, formulation, documentation, approval and implementation of the Plan or the Tower B Co. Plan or the transactions required to implement the Plan or the Tower B Co. Plan as required by section 18 of the Plan, including (without limitation) any approval of the Plan or the Tower B Co. Plan or the transactions contemplated thereby (but in the case of an O&Y Affiliate subject to clause (a), and in the case of a current or former director, officer or employee of a Debtor, Debtor in Possession or O&Y Affiliate, subject to clause
(b), of the proviso to the immediately preceding sentence);

         (ii) the ownership, management or operation of the properties or other assets of the Debtors, the Debtors in Possession or the O&Y Affiliates by any of the O&Y Releasees (but in the case of an O&Y Affiliate subject to clause (a), and in the case of a current or former director, officer or employee of any Debtor, Debtor in Possession or O&Y Affiliate, subject to clauses (b) and (c), of the proviso to the immediately preceding sentence);

         (iii) the preparation by any of the O&Y Releasees of financial statements in respect of the Debtors, the Debtors in Possession and the O&Y Affiliates (but in the case of a current or former director, officer or employee of a Debtor, Debtor in Possession or O&Y Affiliate, subject to clause (b) of the immediately preceding sentence); and

         (iv) the return, disgorgement, rescission or repayment, in any form, of any payment (including any loan or advance) to any current or former director, officer or employee of any Debtor that was (A) made prior to the Effective Date,
(B) made by any Debtor, Debtor in Possession or O&Y Affiliate or any person who was a stockholder or an Affiliate of a Debtor or an O&Y Affiliate at the time when such payment was made or any earlier time, and (C) made either (1) as compensation for, or on account of or relating to or in connection with, any services provided prior to the Effective Date to any of the Debtors, the Debtors in Possession, the O&Y Affiliates or any person who was a stockholder or an Affiliate of a Debtor or an O&Y Affiliate at the time when such payment was made or any earlier time or (2) on account of or relating to or in connection with any full or partial satisfaction or settlement of any claim for compensation for such services (but shall not include a release of any Liability to repay a loan described in clause (c) of the proviso to the immediately preceding sentence or any Liability for the return, disgorgement, rescission or repayment of any such payment that was the product of Willful Misconduct by such director, officer or employee).

          2. Limited Release of the Plan Releasees

          From and after the Effective Date, the Plan Releasees are released from all Liabilities in any way relating to, but solely to the extent relating to, the Debtors, the Debtors in Possession, the O&Y Affiliates, the conduct of the business and affairs of any of the Debtors, the Debtors in Possession and the O&Y Affiliates, the Reorganization Cases, the Plan or the properties or other assets of the Debtors, the Debtors in Possession or the O&Y Affiliates. The release of the Plan Releasees provided in section 24.2 of the Plan includes, without limitation, a release from Liabilities from the beginning of time relating to:

               (i) the involvement of any of the Plan Releasees in or with the Plan, the Tower B Co. Plan or the transactions required to implement the Plan or the Tower B Co. Plan as required by section 18 of the Plan, including (without limitation) any approval of the Plan or the Tower B Co. Plan or the transactions contemplated hereby; and

               (ii) any and all acts and/or omissions relating to the acquisition of Claims against the Debtors, the Debtors in Possession and the O&Y Affiliates.

          In addition, as a Plan Releasee, BPHI will be released in accordance with the BPHI Settlement as set forth in section 4.3 of the Plan.

          Nothing in section 24 of the Plan shall be construed to release the O&Y Releasees or any other Entity from the Liabilities or obligations expressly contemplated by this Plan, or created pursuant to any of the documents to be executed in connection with the transactions under this Plan, including Liabilities and obligations relating to the Project Operating Agreement, the Merrill Lynch Tower B Lease, the Zero Coupon Note and the Zero Coupon Mortgage (each as defined in the Tower B Co. Plan), the Tower B Financing Documents and any executory contracts and unexpired leases to be assumed pursuant to section
21.1 of the Plan, to which Merrill Lynch is a party.

C.       INJUNCTION

          General Injunction. The Confirmation Order will include an injunction to permanently enjoin and restrain all Entities from asserting against the Debtors, the Debtors in Possession, the O&Y Releasees and/or the Plan Releasees, or their respective assets, any Liabilities that the Debtors, the Debtors in Possession, the O&Y Releasees and/or the Plan Releasees are released from pursuant to sections 24.1, 24.2 and 24.3 of the Plan, or from taking any of the following actions against such Entities in respect of any Claim respecting any Liability so released:

               (i) the commencement or continuation of any action or proceeding;

               (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order;

               (iii) the creation, perfection or enforcement of any encumbrance of any kind; and/or

               (iv) the assertion of any right of setoff, subrogation or recoupment of any kind against any obligation due from any such Entity.

          Injunction Relating to Reichmann Settlement. The Confirmation Order will also include an injunction against all actions inconsistent with the releases provided in section 4.7 of the Plan.

D.       AVOIDANCE AND RECOVERY ACTIONS

          As of the Effective Date, the Debtors waive the right to prosecute and release, on behalf of themselves and their respective estates, any avoidance or recovery actions under sections 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or any other Causes of Action, or rights to payment of Claims, that belong to or could have been raised by or on behalf of the Debtors or Debtors in Possession or their respective estates, other than or in connection with any such actions that were commenced on or before the Effective Date. Newco LP, as a successor of the Debtors, will retain and may prosecute any such actions that may be pending on the Effective Date. Nothing in section 24.5 of the Plan will be deemed to waive any right of any Debtor or Debtor in Possession to assert avoidance or recovery actions under sections 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or any other Causes of Action defensively, including by way of setoff, recoupment or counterclaim.

                  X. CERTAIN RISK FACTORS RELATING TO THE PLAN

A.       INTRODUCTION

          IN ADDITION TO THE RISKS CUSTOMARILY INVOLVED IN SECURITIES ISSUED PURSUANT TO A PLAN OF REORGANIZATION, THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN INVOLVE VARIOUS SPECIAL RISKS, WHICH ARE SET FORTH BELOW. CREDITORS AND EQUITY INTEREST HOLDERS WHO WOULD RECEIVE SUCH SECURITIES IN RESPECT OF THEIR CLAIMS OR EQUITY INTERESTS SHOULD CONSIDER THE FOLLOWING FACTORS BEFORE VOTING ON THE PLAN.

B.       LIMITED MARKET FOR SECURITIES ISSUED UNDER THE PLAN

          All securities issued under the Plan will be issued pursuant to section 1145 of the Bankruptcy Code, which generally provides that such securities are freely transferable by parties other than "underwriters" as such term is defined in section 1145(b). Nonetheless, there is no established trading market for any of these securities. In addition, certain provisions of the Plan provide that the securities issued pursuant to the Plan may not be transferred under certain circumstances. Furthermore, the securities of companies issued pursuant to plans of reorganization typically evidence volatility in price in what market exists, at least initially. Thus, if a market does develop for the securities to be issued under the Plan, it may be limited and volatile.

C.       CONCENTRATION OF ASSETS

          On a pro forma basis as of September 30, 1996, assets representing slightly less than one hundred percent (100%) of Newco LP's total annualized revenues are located in the State of New York and in the New York metropolitan area. Due to this geographic concentration, in the event that economic conditions in New York or in the New York area were to deteriorate, the effect on the financial condition and results of operations of Newco LP and on funds available for distribution to stockholders could be substantial.

D.       NATURE OF THE ASSETS

          Newco LP will hold interests in partnerships and limited liability companies. In most instances, these partner or member interests are not freely transferable or have no current trading market. Consequently, these partner interests may be difficult for Newco LP to sell. In addition, while certain of these Entities in the past have made distributions to their partners, no assurance can be given that such practice will continue.

          In addition, the values and Cash flows of the real estate and the management assets indirectly owned by Newco LP as set forth in the First Amended Financial Appendix hereto are based on the assumptions set forth therein. To the extent such assumptions prove not to be true, the values and Cash flows set forth in the First Amended Financial Appendix may change.

E. FAILURE OF CONDITIONS PRECEDENT TO THE CONFIRMATION DATE AND THE EFFECTIVE DATE OF THE PLAN

          As discussed in section VII.G above, and in the Plan, certain conditions must be satisfied in order for the Plan to become effective and for the transactions contemplated therein to be consummated. Unless such conditions are fully satisfied, or waived in accordance with the applicable provisions of the Plan and in compliance with the Bankruptcy Code, the Plan will not become effective and the transactions contemplated therein will not be consummated.

          Although the Debtors believe that each such condition is capable of being satisfied, the ability to satisfy certain of the conditions is dependent on rulings by the Bankruptcy Court which are favorable to the Debtors. Furthermore, while the Debtors have well supported arguments for their positions with respect to the issues to be decided by the Bankruptcy Court and believe in good faith that they can prevail with respect to the requested rulings, it is difficult to predict the outcome of any particular ruling with absolute certainty.

F.       FAILURE OF THE BANKRUPTCY COURT TO APPROVE CERTAIN
         SUBSTANTIVE CONSOLIDATIONS

          The Plan contemplates the substantive consolidation of certain of the individual Debtors into several consolidated Entities which will form the basis for the reorganized company. Substantive consolidation is an equitable remedy which may be applied by the Bankruptcy Court where creditors have dealt with the entities to be substantively consolidated as a single economic unit and where such entities' financial affairs are intertwined. The Debtors believe that there is a well founded basis in law and fact to support the substantive consolidation of those Debtors which is contemplated by the Plan.

          However, while the Debtors believe in good faith that they can prevail with respect to the requested rulings on substantive consolidation, it is difficult to predict the outcome of any particular ruling with absolute certainty. The inquiry to be conducted by the Bankruptcy Court regarding substantive consolidation is a fact-intensive one and one which is subject to different potential outcomes. The failure of the Bankruptcy

Court to approve the substantive consolidations contemplated by the Plan will result in the Plan not being confirmed and/or not becoming effective, and the transactions contemplated therein not being consummated.

                  XI. CERTAIN U.S. TAX CONSEQUENCES OF THE PLAN

A.       GENERAL

          The following discussion summarizes certain material U.S. Federal income tax consequences of the implementation of the Plan to the Debtors, to Creditors, and to direct or indirect partners of the Debtors or their affiliates ("Non-Debtor Partners"). This summary does not address the tax consequences of the Plan to the Co-Proponents, the 970 Noteholders, JMB Oppenheimer, Merrill Lynch or any of their respective affiliates, although in many instances the tax consequences to such persons may be similar to those described herein. The following summary is based on the IRC, Treasury Department regulations promulgated and proposed thereunder (the "Regulations"), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the tax consequences described below.

          Due to the complexity of the transactions described herein and in the Plan, the lack of applicable legal precedent, differences in the nature of the Claims, differences in the Creditors' methods of accounting (including Creditors within the same Class), and the potential for disputes as to legal and factual matters, the tax consequences described herein are subject to significant uncertainties. No rulings on the tax consequences of any of the transactions are being sought from the IRS. In addition, this summary does not address all aspects of Federal income taxation that may be relevant to particular Creditors, such as foreign taxpayers, in light of such Creditors' individual circumstances, and to certain other types of Creditors subject to special treatment under the Federal income tax laws (for example, banks, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, broker-dealers in securities, mutual funds, small business investment companies and regulated investment companies). This summary also does not address state, local, or foreign tax considerations which may be applicable, except with respect to New York State and City Transfer Taxes.

          ACCORDINGLY, THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON A CREDITOR'S OR NON-DEBTOR PARTNER'S INDIVIDUAL CIRCUMSTANCES. EACH CREDITOR AND NON-DEBTOR PARTNER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE PLAN TO IT AND THE DEBTORS UNDER FEDERAL AND APPLICABLE STATE, LOCAL, AND FOREIGN TAX LAWS.

B.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

          1. General

          Upon implementation of the Plan, certain of the Debtors, including Equityco and Devco, will realize both capital gains and cancellation of indebtedness income. To the extent realized by partnerships (such as Equityco and Devco), all items of income, gain, loss, and deduction will be allocated to their direct and indirect partners, including Realty Corp., Equity GP, Devco GP (collectively, the "Corporate Debtors"), and 25 Realty LP.

          For U.S. Federal income tax purposes, Realty Corp. (a Canadian corporation) expects to report approximately $980,500,000 of net operating loss ("NOL") carryovers and approximately $1,021,000,000 of suspended passive losses on its Federal income tax return for the taxable year ended December 31, 1995. Devco GP expects to report approximately $32,900,000 of NOL carryovers and approximately $64,800,000 of suspended passive losses on its Federal income tax return for the taxable year ended December 31, 1995. Equity GP expects to report approximately $28,100,000 of NOL carryovers and approximately $29,100,000 of suspended passive losses on its Federal income tax return for the taxable year ended December 31, 1995. The NOL carryovers and suspended passive losses remain subject to examination by the IRS and, thus, are subject to possible reduction or limitation. Moreover, as described below, the amount of such NOL carryovers and suspended passive losses may be reduced in connection with the implementation of the Plan due to the discharge of debt and may be subject to certain significant limitations in future years (see discussion below). In addition, the Corporate Debtors' tax bases in their property may be reduced.

          2. Cancellation of Debt

          Upon implementation of the Plan, the amount of the Debtors' aggregate outstanding indebtedness will be substantially reduced. A portion of the reduction will be treated as income from the discharge of indebtedness (also known as "cancellation of debt" or "COD"), i.e., the amount by which the debt discharged exceeds any consideration paid in exchange therefor. In general, the IRC provides that a corporate or individual debtor in a case under the Bankruptcy Code must reduce its tax attributes by any COD, including such debtor's distributive share of any COD of a partnership in which such debtor is a partner. As a result, the Corporate Debtors, as partners, will suffer attribute reduction. The consequences to the partners of 25 Realty LP are not described in this summary.

          For this purpose, a debtor's tax attributes include: NOLs for the taxable year of the discharge and NOL carryovers to such taxable year, credits, capital loss carryovers, basis, and passive activity losses and credits. Since any attribute reduction will be applied only after the determination of the tax liability of the Corporate Debtors for the taxable year of the discharge, any reduction in their attributes will not affect the utilization of such attributes against any income or gain recognized upon implementation of the Plan; however, NOL carryovers and suspended passive losses that otherwise might be available to the Corporate Debtors in subsequent taxable years will be substantially reduced, if not eliminated.

          In the event that the amount of COD allocable to a Corporate Debtor exceeds all of that Corporate Debtor's tax attributes, no income will be realized by such Corporate Debtor as long as the cancellation occurs in connection with the Corporate Debtor's Chapter 11 proceeding.

         3.  Limitation on NOL Carryovers
             and Other Tax Attributes

          Under IRC Section 382, if a loss corporation undergoes an ownership change, the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an "annual limitation." Such limitation may also apply to subsequently recognized "built-in" losses, i.e., losses economically accrued but unrecognized as of the date of the ownership change. For this purpose, there is some uncertainty as to whether IRC Section 382 applies to passive activity losses, although based on the legislative history of IRC section 382, it should be assumed that the IRS would assert that such rules do apply. In general, the annual limitation would be equal to the product of (i) the value of the loss corporation's outstanding stock immediately before the ownership change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (historically ranging between 5% and 7%). Any unused portion of the annual limitation would be available in subsequent years.

          In general, an ownership change occurs if the percentage of the value of the loss corporation's stock owned by one or more direct or indirect 5% shareholders (as specially defined for purposes of IRC Section 382) has increased by more than 50 percentage points over the lowest percentage of that value owned by such 5% shareholders at any time during a three-year testing period. Under the Regulations, the IRS, in certain circumstances, may treat certain nonstock interests in a corporation (including debt) as stock for IRC
Section 382
purposes if such interests offer a potential significant participation in the growth of the corporation.

          The Corporate Debtors have taken the position that they have not undergone an ownership change to date. There is a distinct possibility, however, that the IRS might argue that the consummation of the CCAA Case in 1993, as well as events leading up to such case, caused an ownership change of the Corporate Debtors. If such an ownership change occurred in 1993 with respect to the Corporate Debtors, a significant limitation would apply to the use against post-change income of (i) NOLs and NOL carryovers available at the time of such change and (ii) any built-in losses that are recognized within 5 years of such change (since the Corporate Debtors were in a substantial net built-in loss position at the time). However, the Corporate Debtors believe that, even if such ownership change is deemed to have occurred in 1993, they have enough post-change losses not limited by IRC Section 382 to offset any amounts of taxable income generated by the Plan. See "Alternative Minimum Tax", regarding the availability of losses for alternative minimum tax purposes.

          The Corporate Debtors' tax attributes (including NOL carryovers) will not be available to Newco LP. Moreover, upon the implementation of the Plan, Devco GP will undergo an ownership change and the future use of its tax attributes will be limited significantly by the application of IRC Section 382.

          4. Alternative Minimum Tax

          In general, an alternative minimum tax ("AMT") is imposed to the extent that 20% of a corporation's alternative minimum taxable income exceed the corporation's regular Federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular income tax purposes by available NOL carryovers, only 90% of the corporation's taxable income for AMT purposes may be offset by available NOL carryovers (as recomputed for AMT purposes). However, the Corporate Debtors' suspended passive losses, to the extent otherwise available, will not be limited by this rule for purposes of calculating AMT taxable income. In addition, if a corporation undergoes an ownership change within the meaning of Section 382, and is in a net built-in loss position on the change date (as determined for AMT purposes), the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to the fair market value of such assets as of the change date.

          The Corporate Debtors believe that they will not incur any AMT liability as a result of the Restructuring Transactions.

          5. Disposition of Assets

          Pursuant to the Plan, the Debtors will dispose of various assets in taxable transactions and recognize substantial gains and losses (which losses may be subject to the limitations described above).

          In connection with each taxable disposition pursuant to the Plan, gain or loss will be measured by the difference between the Debtor's basis for the asset transferred and the amount realized.

          As discussed above, the Debtors believe that all Debtors that are corporations will have sufficient losses available to offset any gains generated by taxable transactions, subject, however, to limitations in connection with the AMT. See "Alternative Minimum Tax", above.

          Equityco Canada and Devco Canada will realize losses as a result of the disposition of their interests pursuant to the Plan.

          To the extent that a foreign Debtor will be transferring a "U.S. real property interest" within the meaning of the IRC, the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") may require withholding of 10% of the amount realized; however, such withholding may be reduced or eliminated by obtaining a withholding certificate from the IRS.

C.       FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS

         1.  Creditors Receiving Class A Interests
             in Exchange for Claims

          Under the Plan, in accordance with the Restructuring Transactions, certain Creditors will transfer Claims to Equityco and Devco (such entities, merged as part of the Restructuring Transactions, are hereinafter referred to as "New Equityco/Devco") in exchange for certain assets of New Equityco/Devco. Such Creditors will then contribute such assets to Newco LP in exchange for Class A Interests.

          The transfers by such Creditors of Claims in exchange for certain assets of New Equityco/Devco will be taxable transactions. Generally, each such Creditor will recognize gain or loss equal to the difference (if any) between
(i) the fair market value, at the time of transfer, of the Equityco/Devco assets received in exchange for the Claim it transferred and (ii) the Creditor's tax basis in such Claim at the time of transfer. (As to the timing of gain or loss, see "Distributions from Disputed Claims Reserves", below.) No gain or loss should be recognized by such Creditors upon the subsequent contribution of such assets to Newco LP.

          A Creditor's aggregate tax basis in any Class A Interests received in respect of its Claim will equal the fair market value of such Equityco/Devco assets received in exchange for the Creditor's Claim; the holding period for such Class A Interests will generally begin on the day following the issuance of such Class A Interests.

          For a further discussion of the Federal income tax consequences of the Plan to Creditors in Consolidated Realty Corp. Class 6 and Consolidated Devco Class 11, see the separate discussions below.

          2. Creditors Receiving New Debt in Exchange For Claims

          Under the Plan, certain Creditors will exchange all or a portion of their Claims for debt instruments. Such Creditors may be treated as having disposed of such Claims in a taxable transaction; accordingly, gain or loss may be recognized by such Creditors.

          Under recently promulgated Regulations, the amount realized for purposes of computing such gain or loss will be the "issue price" of the debt instrument received (as computed in accordance with the next paragraph). Each Creditor should have a tax basis in the debt instrument received equal to such issue price, and the Creditor's holding period for such debt instrument should begin on the day following the issuance of such debt instrument. See also "Distribution in Discharge of Accrued Interest," below. Under certain circumstances, gain may be reportable under the installment method. However, if gain is reported under the installment method, the Creditor may be subject to an interest charge under IRC Section 453A. Accordingly, Creditors should consider electing out of installment sale treatment and are advised to contact their own tax advisors in connection therewith.

          Subject to the discussion below (see "Certain Consequences to Creditors Who Will Be Distributed Zero Coupon Notes"), the issue price of each debt instrument will equal the face amount thereof, unless (i) the debt instrument bears interest at a rate less than the applicable Federal rate (a rate published monthly by the Internal Revenue Service, in which event, the issue price would be the present value of all payments due under the debt instrument using the applicable Federal rate), or (ii) within 30 days after its issuance, such debt instrument is traded on an "established securities market," in which event the issue price would be the initial trading price of the debt instrument. In the event of (i) or (ii), the debt instrument could be issued with original issue discount ("OID") which would be amortized and includable in the Creditors' gross income, under the constant interest method, over a term determined under the OID provisions of the IRC. Pursuant to the Regulations, an "established securities market" for these purposes includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual price quotations or actual prices of recent sales transactions.

          For a further discussion of the U.S. Federal income tax consequences of the Plan to Creditors in Consolidated Devco Class 11, see the separate discussion below.

          3. Creditors in Consolidated Realty Corp. Class 6

          In accordance with the Restructuring Transactions, Creditors in Consolidated Realty Corp. Class 6 (other than those electing treatment of their Claims as Realty Corp. Cash-Out Claims) will be transferring Claims to Realty Corp. in exchange for certain assets of Realty Corp. Such Creditors will then be contributing such assets to Newco LP in exchange for Class A Interests and Class B Interests.

          The Federal income tax consequences of the exchange by Creditors in Consolidated Realty Corp. Class 6 of Claims for assets and the contribution of such assets to Newco LP for Class A Interests and Class B Interests will be substantially the same as those discussed above under the caption "Creditors Receiving Class A Interests in Exchange for Claims."

          The Class B Interests received by Creditors in Consolidated Realty Corp. Class 6 will not be entitled to any distributions. At such time as some or all of the Disputed Realty Corp. Assets are liquidated and/or the dispute regarding the assets of SF Holdings is resolved, the Class B Interests will be automatically converted into Class A Interests. The holders of Class B Interests may be allocated income at the time of such conversion.

          4. Creditors in Consolidated Devco Class 11

          Certain Creditors in Consolidated Devco Class 11 will be transferring their Claims to New Equityco/Devco in exchange for certain assets of New Equityco/Devco and then contributing such assets to Newco LP in exchange for (i) Class A Interests and (ii) Convertible Note Interests.

          The portion of the tax basis of such assets allocable to the Convertible Note will equal a fraction, the numerator of which is the issue price of the Convertible Note, and the denominator of which is the fair market value of the assets. The remainder of the tax basis of such assets will be allocable to the Class A Interests.

          For a discussion of the Federal income tax consequences of the contribution of assets to Newco LP in exchange for Class A Interests, see "Creditors Receiving Class A Interests in Exchange for Claims," above.

          The issue price of the Convertible Note will equal the face amount thereof, unless within 30 days after its issuance the Convertible Note Interests are traded on an "established securities market", in which event the issue price would be the initial trading price of the Convertible Note Interests. In the latter event, depending on the trading price, the Convertible Note Interests could be issued with OID, which would be amortized and includable in the holders' gross income, under the constant interest method, over a term determined under the OID provisions of the IRC. Pursuant to the Regulations, an "established securities market" for these purposes includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual price quotations or actual prices of recent sales transactions.

          In the event that the Convertible Note Interests are converted into Class A Interests, all or a portion of such exchange may qualify for nonrecognition treatment (assuming that the Convertible Note is not an installment obligation under IRC Section 453). To the extent that such exchange qualifies for nonrecognition treatment, each Creditor's tax basis in the Class A Interest received will be equal to its basis in its Convertible Note Interest exchanged therefor, and the Creditor's holding period in the Class A Interest received will begin on the day following the issuance of the Convertible Note.

          Since under certain circumstances the Convertible Note may be treated as an installment obligation, Creditors receiving Convertible Note Interests should consider electing out of installment sale treatment and are advised to consult their own tax advisors in connection therewith.

          Although it is believed that withholding will not be required upon conversion of the Convertible Note Interests held by Non-United States persons, the issue is not free from doubt. If Newco LP determines that withholding would be required, the Exercising Holder will be required to fund such withholding as a condition to the exercise of its Conversion Right.

          5. Character of Gain or Loss In Respect of Claim

          The treatment of any gain or loss recognized by a Creditor in respect of its Claim as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors including (i) the tax status of the Creditor, (ii) whether the obligation from which a Claim arose constitutes a capital asset in the hands of the Creditor, (iii) whether the obligation form which a Claim arose has been held for more than one year or was purchased at a discount, and (iv) whether and to what extent the Creditor has previously claimed a bad debt deduction.

          6. Distribution in Discharge of Accrued Interest

          To the extent any amount received by a Creditor (whether in the form of a partnership interest, Cash, debt, shares of stock, or other property) is received in return for a claim for interest accrued during its holding period, such amount may be taxable to the Creditor as interest income (if not previously included in the Creditor's gross income). Conversely, a Creditor may recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest on a Claim was previously included in its gross income and is not paid in full.

          7. Distributions From Disputed Claims Reserves

          The Disputed Claims Cash Reserve, the Subclass 7.11.1 Disputed Claims Debt/Equity Escrow, and the Class 8.6 Disputed Claims Equity Escrow (collectively, the "Disputed Claims Reserves") will be created for a number of Classes of Claims. Under the Plan, certain Creditors may receive an initial distribution when the Claim is allowed, and may receive subsequent distributions as other Claims in the Class are disallowed. Thus, a Creditor may receive a series of distributions over a period of time, possibly years, and the amount of such distributions cannot be predicted, since it will depend in part on the extent to which other Claims in the Class are disallowed. Such distributions, when received, may be subject to the imputed interest or OID rules of the IRC.

          Recipients entitled to future distributions from the Disputed Claims Reserves may be able to defer taxation of any gain attributable to such distributions until they are received.

          In the case of Creditors seeking to deduct a loss, the IRS may take the position that Creditors who have allowed Claims cannot claim an otherwise allowable loss in the year in which their Claims are allowed because such Creditors could receive further distributions from a Disputed Claims Reserve. If the IRS were to take this position, a Creditor could be prevented from recognizing a loss until the time, potentially years from the Consummation Date, when all Claims in such Creditor's Class have been liquidated. If a Creditor is permitted to recognize a loss in the year of the Consummation Date without disposing of its Claim (by treating the transaction as "closed" for Federal income tax purposes at the Consummation Date), such Creditor may recognize income on any subsequent distribution from the Disputed Claims Reserve. Alternatively, a Creditor may choose to accelerate recognition of its loss by disposing of its Claim.

          The Federal income tax treatment of arrangements such as the Disputed Claims Reserves is unclear. Although various treatments of the Disputed Claims Reserves are possible (such as taxing either the respective Debtor or the Creditors on any income of the Disputed Claims Reserves), it is intended that, pending further guidance, the Disputed Claims Reserves will be treated as "complex trusts" for Federal income tax purposes. As such, each Disputed Claims Reserve would be a separate taxpayer that would be subject to tax on its own undistributed income.

          Some of the Disputed Claims Reserves will be holding Class A Interests and Class B Interests. It is possible that these Disputed Claims Reserves could have taxable income without sufficient Cash to pay their tax. In such case, the taxes will be funded by a Tax Advance. Each Tax Advance will be repaid out of cash or property in the Disputed Claims Reserve in question before any distributions are made form such Disputed Claims Reserve.

          If and when a Disputed Claim becomes an Allowed Claim entitled to a distribution of an interest or share from a Disputed Claims Reserve, the holder of such Allowed Claim will have thirty (30) Business Days in which to pay in Cash such holder's pro rata portion of the Tax Advance. If a payment in full in Cash is not received in such thirty (30) day period, Newco LP will reduce the number of Liquidating Corp. Shares otherwise distributable to such holder and/or reduce and permanently adjust the partnership interests otherwise distributable to such holder accordingly.

          8. Backup Withholding

          Under the backup withholding rules, Creditors may be subject to backup withholding at the rate of 31% with respect to the value received under the Plan (which may result in a withholding of property) unless the Creditor (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A Creditor that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the Creditor's income tax liability. See "Newco LP: Federal Income Tax Consequences -- Taxation of Foreign Shareholders", below.

          9. Liquidating Corp. Shares

          Certain Creditors will be contributing a nominal portion of their Claims to Liquidating Corp. in exchange for Liquidating Corp. Shares. Ordinarily this would require an allocation of Claims and basis between such Liquidating Corp. Shares and other assets received in exchange for Claims; however, since the Plan assigns a nominal value to the Liquidating Corp. Shares, nominal allocation should be made to such shares.

D.       FEDERAL INCOME TAX CONSEQUENCES TO THE NON-DEBTOR PARTNERS

          As a result of the transactions contemplated by the Plan, the Non-Debtor Partners may be allocated taxable income or COD, which could be taxable to the Non-Debtor Partner, depending on the partner's financial status and ability to qualify for an exception to taxation of COD. Moreover, if a Non-Debtor Partner's partnership interest is extinguished, such Non-Debtor Partner may suffer adverse tax consequences. EACH NON-DEBTOR PARTNER IS URGED TO CONSULT ITS TAX ADVISOR.

E.       NEWCO LP:  FEDERAL INCOME TAX CONSEQUENCES

          1. Tax Status of Newco LP

          Under existing regulations pursuant to Section 7701 of the Code, a partnership will be treated as a partnership for tax purposes if it lacks at least two of the following characteristics: limited liability, centralization of management, continuity of life, and free transferability of interests. Based on the terms of the Newco LP Partnership Agreement as they are intended to be in effect on the Effective

Date, Newco LP will lack the characteristics of continuity of life and free transferability of interests.

          In the event that Treasury Regulations are adopted to replace, with an elective regime, these existing Treasury Regulations for classifying certain business organizations, Newco LP intends to elect partnership status.

          Section 7704 of the Code, added by the Revenue Act of 1987, provides that a "publicly traded partnership" will be treated as a corporation for Federal tax purposes, rather than as a partnership, unless a certain percentage of its income consists of "qualifying income" under that section. Based on the anticipated nature of Newco LP's income, the Debtors believe that, were Newco LP to be a publicly traded partnership, Newco LP would not be treated as a corporation pursuant to this rule. The eligibility of Newco LP for an exception based on the level of its qualifying income will be based on events to occur in each taxable year subsequent to the Effective Date; accordingly, there can be no assurance that Newco LP would continue to qualify for such an exception were Newco LP to be treated as a publicly traded partnership.

          A publicly traded partnership is subject to certain special rules, even if it is treated as a partnership for Federal income tax purposes. In particular, if Newco LP were a publicly traded partnership, but not treated as a corporation for Federal tax purposes, a partner who is subject to the passive loss rules of IRC Section 469 may be unable to use passive losses from other passive activities to offset his allocable share of Newco LP gain and income. Moreover, any losses allocable to a partner of Newco LP may be permitted to offset only such partner's allocable share of Newco LP income and gains, and not income and gains from other passive activities.

          A "publicly traded partnership" is any partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a "secondary market (or the substantial equivalent thereof)." Treasury Regulations promulgated under Section 7704 define the phrase "established securities market" to include national securities exchanges, foreign securities exchanges which are governed by regulations similar to those imposed on domestic exchanges by the Securities and Exchange Commission, domestic regional and local exchanges, and interdealer quotations systems which regularly disseminate firm quotes by identifiable brokers and dealers.

          The Treasury Regulations define "secondary market" to include situations where partners are "easily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market." The Treasury Regulations contain certain "safe harbors" under which interests in a partnership will not be considered readily tradable on a "secondary market (or the substantial equivalent thereof)."

          Newco LP will not necessarily qualify for any of these "safe harbors" and accordingly no assurance can be given that Newco LP will not be considered a publicly-traded partnership.

          The entire discussion of the Federal tax consequences of the Plan is based on the assumption that Newco LP will be classified as a partnership for Federal income tax purposes. If Newco LP were instead taxable as a corporation, most, if not all, of the tax consequences described herein would not be applicable to the Creditors and future distributions to the Creditors could be materially reduced.

         2.  Impact of Foreign Ownership of Newco LP
             Interests and Convertible Note Interests

          To the extent that Newco LP Interests or Convertible Note Interests are owned by Non-United States Persons, withholding or reporting requirements may be imposed on Newco LP under Chapter 3 of the IRC. Any such Non-United States person may be subject to United States taxation and reporting or withholding requirements and is encouraged to consult its tax advisor.

          The IRC may impose requirements on Newco LP to withhold when it does not have sufficient cash to do so.

          If a Withholding Advance is made on a partners' behalf, such partner will have 30 days to repay such advance in full, in cash. If such Withholding Advance has not been repaid at the end of thirty days, Newco LP shall be entitled to reduce the interest of such partner accordingly.

          3. Tax Treatment of Partners

          An entity classified as a partnership for Federal income tax purposes generally is not a taxable entity and incurs no Federal income tax liability. Each partner is required to take into account in computing his Federal income tax liability his allocable share of income, gains, losses, deductions, and credits of the partnership, regardless of whether cash distributions are made by the partnership to the partner. Distributions of money by a partnership to a partner are generally not taxable unless the amount of the distribution is in excess of the partner's adjusted basis in his partnership interest.

          A partner's initial basis in his partnership interest will generally be increased by (a) such partner's share of partnership taxable income and (b) his share of increases in liabilities incurred by the partnership, if any. Generally, a partner's basis in his partnership interest will be decreased (but not below zero) by (i) his share of partnership distributions, (ii) his share of decreases in liabilities of the partnership, (iii) his share of losses of the partnership, and (iv) his share of nondeductible expenditures of the partnership that are not chargeable to capital.

          It is intended that income, gains, losses, deductions and credits will be allocated pursuant to IRC Section 704(b) in accordance with the economic interests of partners. Due to restrictions on distributions imposed by Newco LP's direct and indirect creditors it is possible that partners in Newco LP will be allocated taxable income without receiving any distribution of cash.

F.       NEW YORK TRANSFER TAX CONSEQUENCES TO THE DEBTORS

          New York State imposes a special tax on a transfer of an interest in real property located in New York State: the New York State Real Estate Transfer Tax ("NYS Transfer Tax"), which is a 0.4% tax on the gross consideration received. In addition, New York City imposes a special tax on a transfer of an interest in real property located in New York City: The New York City Real Property Transfer Tax ("NYC Transfer Tax" and collectively with the NYS Transfer Tax, the "Transfer Taxes"), which is 2.625% tax on the gross consideration received. For purposes of these taxes, liabilities assumed by the transferee or to which the real property interest is subject are treated as additional consideration. In the first instance, the transferor is liable for each of the Transfer Taxes, but the transferee generally is made liable for any unpaid tax.

          Each of the Transfer Taxes also applies to a transfer or acquisition of a "controlling interest" in an entity owning a real property interest in New York State or City, as the case may be. In such case, the tax is applicable to the portion of the total consideration allocable to the underlying real property interest. In the case of an entity other than a corporation, "controlling interest" is defined as 50% or more of the capital, profits, or beneficial interest in the entity. In the case of a corporation, alternative tests are provided: a "controlling interest" is either 50% or more of the total combined voting power of all classes of stock, or (i) in the case of the NYS

Transfer Tax, 50% of the capital, profits, or beneficial interest in the voting stock, and (ii) in the case of the NYC Transfer Tax, 50% of the value of all stock, whether or not voting stock.

          A transfer is exempt from the Transfer Taxes to the extent it constitutes a "mere change of identity or form of ownership." The NYC Transfer Tax (by regulation) expressly exempts transfers pursuant to a confirmed plan of reorganization under Chapter 11 of the Bankruptcy Code. An exemption for transfers pursuant to the Bankruptcy Code is also available under the NYS Transfer Tax (by statute). Similarly, Section 1146(c) of the Bankruptcy Code provides an exemption from the Transfer Taxes.

          Since the Debtors' transactions contemplated by the Plan will be made pursuant to a confirmed Chapter 11 plan, they are exempt from the Transfer Taxes.

          It is possible that transfers made within three years of transfers made pursuant to the Plan may be aggregated with the transfers effectuated pursuant to the Plan to find a transfer of a controlling interest. In such a case, it is also possible that the subsequent transfer would be taxable (no matter how small a percentage is transferred). At the present time, there is no basis upon which to form a conclusion as to whether, for purposes of either of the Transfer Taxes, the transactions pursuant to the Plan would be aggregated with any such future transfers.

G.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

          This discussion is intended only as a summary of certain Federal, New York State, and New York City tax consequences of the Plan and is not a substitute for careful tax planning with a tax professional. The tax consequences are in many cases uncertain and may vary depending on a Creditor's or Non-Debtor Partner's individual circumstances. Accordingly, Creditors and Non-Debtor Partners are urged to consult with their own tax advisors regarding the Federal, state, local, and foreign tax consequences of the Plan.

           XII. CANADIAN INCOME TAX CONSEQUENCES FOR CANADIAN DEBTORS

          The Canadian income tax consequences of the Plan for Debtors who are residents of Canada are complex. No opinions have been requested from counsel nor have any advance income tax rulings been requested from any Canadian tax authority with respect to such consequences. The commentary on such consequences that follows is of a general nature only and it is not intended to be, nor should it be construed as, legal or tax advice to any person as to such consequences. EACH CREDITOR AND DIRECT OR INDIRECT PARTNER OF ANY OF THE DEBTORS OR ANY OF THEIR AFFILIATES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO SUCH CONSEQUENCES.

          Upon implementation of the Plan, Canadian resident Debtors may realize substantial income or gains on dispositions of property by them or by partnerships in which they have a direct or indirect interest. In addition, as a result of the cancellation of indebtedness owed by Canadian resident Debtors or partnerships in which they have a direct or indirect interest, there will be a reduction of certain tax bases of property and tax losses. To the extent that any forgiveness of indebtedness exceeds such reduction of tax bases or tax losses, Canadian resident Debtors will have an income inclusion for Canadian income tax purposes. The Canadian resident Debtors believe that their tax bases and tax losses will be sufficient to offset or avoid such income inclusion and gains.

                    XIII. VOTING AND CONFIRMATION OF THE PLAN

          In order for the Plan to be confirmed, various statutory conditions prescribed by the Bankruptcy Code must be satisfied, including (i) acceptance of the Plan by at least one impaired class entitled to vote on the Plan, (ii) provision for payment or distribution under the Plan to each Claimant of money and/or other property equal in value to what the Claimant would have received in a liquidation of the Debtors, (iii) a finding by the Bankruptcy Court that the Plan is feasible and (iv) with respect to each class, either acceptance by that class or a finding by the Bankruptcy Court that the Plan is "fair and equitable" and does not "discriminate unfairly" against that class.

          This Disclosure Statement has been approved by order of the Bankruptcy Court, dated August 9, 1996, as containing information of a kind and in sufficient detail that will enable Creditors and Equity Interests Holders to make an informed decision about the Plan. Accordingly, this Disclosure Statement is being used in connection with the solicitation of acceptances of the Plan from those classes entitled to vote on the Plan.

A.       WHO MAY VOTE

          Only classes that are impaired under the Plan and that are not deemed to have rejected the Plan are entitled to vote on acceptance or rejection of the Plan. Generally, section 1124 of the Bankruptcy Code provides that a class of Claims or interests is considered impaired unless the plan does not alter the legal, equitable and contractual rights of the holder of the Claim or interest. In addition, these classes are impaired unless all outstanding defaults, other than purely technical defaults or defaults relating to the solvency or financial condition of the debtor or the commencement of the chapter 11 case, have been cured and the holders of Claims or interests in these classes have been compensated for any damages incurred as a result of any reasonable reliance on any contractual provisions or applicable law to demand accelerated payment.

          Each of the Claims and Equity Interests in each of Consolidated Devco Class 1, Consolidated Realty Corp. Class 1, SF Holdings Class 1, Devco Canada Class 1, Equity Canada Class 1, Consolidated OLP Class 1, Tower A Co. Class 1, Tower Corp. Class 1, Consolidated 245 Class 1 and Tower B Leaseco Class 1 is unimpaired, and each such Class is conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code and will not be entitled to vote on the Plan.

          The holders of Claims or Equity Interests in each of Consolidated Devco Class 12, Consolidated Realty Corp. Class 7, Devco Canada Class 4, Equity Canada Class 4, Tower Corp. Classes 4 and 5 and Tower B Leaseco Class 5 will not receive or retain any property under the Plan on account of such Claims and Equity Interests and are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

          The Claims in each of Consolidated Devco Classes 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11, Consolidated Realty Corp. Classes 2, 3, 4, 5 and 6, SF Holdings Classes 2 and 3, Devco Canada Classes 2 and 3, Equity Canada Classes 2 and 3, Consolidated OLP Classes 2, 3, 4, 5 and 6, Tower A Co. Classes 2, 3, 4, 5 and 6, Tower Corp. Classes 2 and 3, Consolidated 245 Classes 2, 3, 4, 5, 6, 7 and 8, and Tower B Leaseco Classes 2, 3 and 4, and the holders of Claims or Equity Interests in such Classes are entitled to vote to accept or reject the Plan.

          A Creditor or Equity Interest Holder is entitled to vote only if either (i) its Claim or Equity Interest has been scheduled by the Debtors as not disputed, contingent or unliquidated, or (ii) it has filed a proof of Claim or interest on or before the applicable Bar Date.

          Any Claim or Equity Interest to which an objection is pending is not entitled to vote unless the Creditor or Equity Interest Holder has obtained an order of the Bankruptcy Court temporarily allowing the Claim or Equity Interest for the purpose of voting on the Plan. If a Creditor has filed an unliquidated or contingent proof of Claim, i.e., the Creditor failed to specify the dollar amount in the proof of Claim, then pursuant to section 502(c) of the Bankruptcy Code, a dollar value for each such Claim may be estimated and allowed by the Bankruptcy Court solely for voting purposes. A Creditor's or Equity Interest Holder's vote may be disregarded if the Bankruptcy Court determines that such acceptance or rejection was not solicited or procured in accordance with the provision of the Bankruptcy Code.

B.       APOLLO/CO-PROPONENTS' VOTING COOPERATION

          With respect to the Co-Proponents' 970 Bonds to be transferred by the Co-Proponents to Apollo and the holders of the Club Loan and with respect to the Club Loan and the Transferred Unsecured Claims to be transferred by Apollo to the Co- Proponents, Apollo and the other holders of the Club Loan, on the one hand, and the Co-Proponents, on the other hand, have agreed in principal as follows:

                  [F]or purposes of voting to approve or reject the Plan (including all ancillary documents and as subsequently amended, modified or supplemented from time to time), the holders of the Club Loan will vote their interests in the Club Loan and Apollo will vote its interest in the Transferred Unsecured Claims as directed in writing by the Co-Proponents (such direction referred to as a "Co-Proponents Direction"), and for purposes of voting to approve or reject the 970 Plan, the Co-Proponents will vote their interests in the Co-Proponents' 970 Bonds as directed in writing by Apollo, as agent for the holders of the Club Loan (such written direction being referred to as a "Club Loan Agent Direction"); provided, however, that if no such written direction is given by the close of business on the day before the last day for voting on such plan, the holders of the Club Loan or the Co-Proponents, as the case may be, may vote on the Plan or the 970 Plan (as applicable) as they so choose.

C.       VOTING PROCEDURES

          Each Creditor entitled to vote may do so by personally signing and returning all Ballots sent to such Creditor with this Disclosure Statement.

          1. Solicitation Period

          In order to be counted, a Ballot must be RECEIVED at the following address no later than 5:00 p.m., Eastern Daylight Time on September 4, 1996.

                           Georgeson & Company, Inc.
                           Wall Street Plaza
                           New York, New York 10005
                           Telephone:  (212) 440-9820 or (800) 223-2064
                           Fax Number: (212) 440-9009
                           Attention:  Mr. John C. Stephenson

          2. Ballots

          A Ballot is enclosed herewith for each holder of a Claim or Equity Interest eligible to vote on the Plan, which will serve as the Ballot for indicating acceptance or rejection of the Plan pursuant to the requirements of sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rule 3018(c). Each Ballot has been coded with respect to each Class of Claims or Equity

Interests. Various classes of Creditors will be required to make certain elections on the Ballot in addition to voting on the Plan. See "Summary of the Plan of Reorganization for the Debtors". Accordingly, in voting for or against the Plan, a Creditor or an Equity Interest Holder must use only the Ballot sent with this Disclosure Statement.

          Holders of Claims and/or Equity Interests in more than one class under the Plan will receive multiple Ballots. IF YOU RECEIVE MORE THAN ONE BALLOT, YOU SHOULD ASSUME THAT EACH BALLOT IS FOR A SEPARATE CLAIM OR EQUITY INTEREST AND SHOULD COMPLETE AND RETURN ALL OF THEM. IF A BALLOT IS DAMAGED OR LOST, OR IF YOU HAVE ANY QUESTIONS REGARDING THE VOTING PROCEDURES, CALL (212) 440-9820 OR
(800) 223-2064 (TOLL FREE).

          YOU SHOULD COMPLETE AND SIGN EACH ENCLOSED BALLOT AND RETURN IT IN THE ENCLOSED ENVELOPE TO:

                           Georgeson & Company, Inc.
                           Wall Street Plaza
                           New York, New York 10005
                           Telephone:  (212) 440-9820 or (800) 223-2064
                           Fax Number: (212) 440-9009
                           Attention:  Mr. John C. Stephenson

IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY SEPTEMBER 4,
1996 AT 5:00 P.M. EASTERN DAYLIGHT TIME.

          In order for a Class to accept the Plan and thereafter confirmed by the Bankruptcy Court, at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Claims allowed for voting purposes of each impaired class of Claims that are actually voted, and at least two-thirds (2/3) of Allowed Equity Interests of each impaired class of Equity Interests that are actually voted, must be cast for acceptance of the Plan. Thus, only the Creditors and Equity Interest Holders who actually vote on the Plan are counted in determining whether the Plan has been accepted or rejected.

          On the Effective Date, Devco GP, Equityco, Equity GP, U.S. Finco and O&Y Finco will be substantively consolidated with and merged into (or otherwise combined with) Devco; Baden and OYREUSA will be substantively consolidated with and merged into (or otherwise combined with) Realty Corp.; Trinity Place Co. and OLP Co. will be substantively consolidated with and merged into (or otherwise combined with) Liberty Plaza Co.; and 245 Corp. and 245 Holding LP will be substantively consolidated with and merged into (or otherwise combined with) 245 Park Co. As a result, Creditors will vote on the Plan as Creditors of the Entity into which the Entity against which they hold Claims will be consolidated. Holders of Equity Interests will, in all cases, vote as holders of Equity Interests in Consolidated Devco, Consolidated Realty Corp., Consolidated OLP or Consolidated 245, as the case may be.

          Further information with respect to the Plan, the Disclosure Statement, the voting process or other aspect of these Chapter 11 proceedings, may be obtained by contacting:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           (212) 310-8000
                           Attention:  Corinne Ball, Esq.
                                  Paul D. Leake, Esq.

D.       CONFIRMATION OF THE PLAN

          Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

          1. Confirmation Hearing

          Section 1129(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. The Bankruptcy Court has scheduled the confirmation hearing for September 11, 1996, at 2:00 p.m. in Courtroom 610-2 located on the Sixth Floor of the United States Bankruptcy Court, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004.

          2. Objections to Confirmation of the Plan

          Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan, regardless of whether it is entitled to vote.

          The Bankruptcy Court has directed that, on or before August 28, 1996 at 5:00 p.m., any written objections to the Plan must be filed with the Bankruptcy Court and a copy served upon counsel for the Debtors and other parties in interest. The Bankruptcy Court will schedule a hearing to consider objections to confirmation of the Plan. The hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the hearing or any adjourned hearing. While the Debtors anticipate that any hearing to consider objections to the confirmation of the Plan will be held in conjunction with the Confirmation Hearing, there can be no assurance that such will be the case.

          Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED AND SERVED IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

          3. Requirements for Confirmation of the Plan

          At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of sections 1129(a) and/or (b) of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court will enter an order confirming the Plan. These requirements are as follows:

                  (i) "Best Interests Test" - Confirmation of the Plan requires that, with respect to each impaired class of Creditors, each holder of an Allowed Claim in the class has either accepted the Plan or will be distributed under the Plan property of a value, as of the Confirmation Date, that is not less than the amount the holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                  (ii) Feasibility of the Plan - In order for the Plan to be confirmed, the Bankruptcy Court must determine that it is feasible; that is, as a practical matter, the Debtors have sufficient resources to meet their obligations under the Plan on a timely basis according to its terms. The Debtors believe the Plan is feasible. See "First Amended Financial Appendix" attached hereto as Exhibit B for pro forma Cash flow projections which demonstrate the ability of the entities created or reorganized under the Plan to fund their obligations thereunder.

                  (iii) Acceptance by Impaired Classes - Section 1129(a)(8) of the Bankruptcy Code generally requires that each impaired class must accept the Plan by the requisite votes for confirmation to occur. A class of impaired Claims will have accepted the Plan if at least two-thirds in dollar amount and more than one-half in number of Allowed Claims actually voting in the class have voted in favor of the Plan. A class of Equity Interests will have accepted the Plan if the holders of at least two-thirds in amount of such Equity Interests have voted in favor of the Plan. In the event any class of Claims or Equity Interests that is impaired under the Plan fails to accept the Plan by the minimum percentage of votes, the Debtors may seek to modify the Plan or seek confirmation pursuant to the so-called

                  "cramdown" provisions of section 1129(b) of the Bankruptcy Code.

          It should be noted that Coopers & Lybrand OYDL, Inc./Limited, which holds unsecured Claims against the Debtors, has expressed their unwillingness to support the Plan. Notwithstanding the lack of support from this Creditor, whose Claims are subject to dispute and reduction by a resolution favorable to the Debtors of pending or anticipated future litigations relating to such Claims, the Debtors believe that the Plan is manifestly confirmable given its widespread support from, among others, the Co-Proponents, Apollo, the Creditors' Committee, the Tower B Noteholders, JMB, Sumitomo, Merrill Lynch, TIAA, Toronto Dominion, Oppenheimer and Bank of Nova Scotia. Those Creditors who have committed to support the Plan and vote in favor of its confirmation hold Claims which, both in terms of number and dollar amount, far exceed those of the creditor who does not support the Plan. The Debtors believe that, if necessary, the Plan can be confirmed in its present form over the objection of the aforementioned non-supporting creditor.

         4.  Non-Consensual Confirmation
             of the Plan - "Cramdown"

          In the event that any impaired class of Claims or Equity Interests fails to accept the Plan, any one or more of the Debtors may request the Bankruptcy Court to confirm the Plan in accordance with section 1129(b) of the U.S. Bankruptcy Code. To do so, the Bankruptcy Court must determine at the Confirmation Hearing whether the Plan is "fair and equitable" and does not "discriminate unfairly" against any impaired dissenting Class of Claims or Equity Interests.

          The Plan will not discriminate unfairly if no Class receives more than it is legally entitled to receive on account its Claims.

          5. "Fair and Equitable" Test

          "Fair and Equitable" has different meanings for Secured Claims, Unsecured Claims and Equity Interests:

                  (i) With respect to a Secured Claim, "fair and equitable" means either (A) the impaired secured creditor retains its liens to the extent of its allowed secured Claim and receives deferred Cash payments at least equal to the allowed amount of its Claim with a present value as of the consummation date of the plan at least equal to the value of its interest in the property securing its liens, (B) if property subject to the lien of the impaired secured creditor is sold free and clear of its lien, the impaired secured creditor receives a lien attaching to the proceeds of the sale, or (C) the impaired secured creditor realizes the "indubitable equivalent" of its Claim under the Plan.

                  (ii) With respect to an Unsecured Claim, "fair and equitable" means either (A) the impaired unsecured creditor receives property of a value, as of the Confirmation Date, equal to the amount of its allowed Claim or (B) the holders of all Claims and interests that are junior to the Claims of the dissenting class will not receive or retain any property under the plan.

                  (iii) With respect to a class of Equity Interests, "fair and equitable" means either (A) each holder of an interest in such class receives or retains on account of such interest property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest; or (B) the holder of any interest that is junior to the interest of such class will not receive or retain any property on account of such junior interest.

          In the event that one or more classes of impaired Claims fails to accept the Plan, the Debtors and the Co- Proponents reserve the right to seek to confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

E.       ALTERNATIVES TO CONFIRMATION OF THE PLAN

          1. Alternative Plan of Reorganization

          The Debtors believe that the Plan, as developed and negotiated by the Plan Proponents, is the best available option for a plan of reorganization. It is likely that, if the agreements and settlements embodied in the Plan are not accomplished, the conversion of the Debtors' chapter 11 reorganization cases to chapter 7 liquidation will occur.

          2. Liquidation Analysis

          As discussed above in the section entitled "Voting and Confirmation of the Plan", notwithstanding acceptance of the Plan by each impaired Class of a particular Debtor, to confirm the Plan as to such Debtor the Bankruptcy Court must determine that the Plan is in the "best interests" of each holder of a Claim or Equity Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each dissenting member of such impaired Class a recovery on account of the member's Claim or Equity Interest that has a value, as of the Confirmation Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

          To estimate what the members of each impaired Class of Claims or Equity Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the Reorganization Cases were converted to cases under chapter 7 of the Bankruptcy Code and the Debtors' assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of the Debtors would consist of the net proceeds from the disposition of the assets of the Debtors, augmented by any Cash held by the Debtors.

          The Liquidation Value available to creditors holding general Unsecured Claims would be reduced by, among other things: (i) the Claims of secured creditors, to the extent of the value of their collateral; (ii) the assertion of rights by outside partners to purchase the Debtors' partner interests and/or assume their management rights with respect to such partner interests; (iii) the costs, fees, and expenses of the liquidation, as well as other Administrative Claims incurred in connection with the Debtors' chapter 7 cases, including tax liabilities in respect of any gain arising from the disposition of assets in the liquidation; (iv) unpaid Administrative Claims incurred in the Reorganization Cases prior to conversion to chapter 7; and (v) Priority Claims, including Priority Tax Claims. The Debtors' costs of liquidation in chapter 7 cases thus would include the compensation of trustees, counsel, and other professionals retained by such trustees, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases, and all unpaid Administrative Claims incurred by the Debtors during the Reorganization Cases. In addition, the liquidation itself would trigger certain Administrative Claims, Priority Claims, and other Claims, such as Claims for severance pay and damages Claims in respect of executory contracts or unexpired leases entered into or assumed in the Reorganization Cases, and would likely accelerate the payment of other Priority Claims, such as certain deferred income tax obligations, that would otherwise be payable in the ordinary course of business or on a deferred basis under the Plan. These Claims are required to be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before any balance would be made available to pay general Unsecured Claims or to make any distribution in respect of Equity Interests. The Debtors believe that liquidation would also generate a significant increase in Unsecured Claims, such as executory contract and unexpired lease rejection damages Claims and tax and other governmental Claims, on an accelerated basis.

          A consolidated hypothetical liquidation analysis of the Debtors is set forth in Exhibit H. The liquidation analysis is based on a number of estimates and assumptions that are subject to significant uncertainties. Although the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing a hypothetical chapter 7 liquidation analysis, there can be no assurance that such estimates and assumptions would be valid if the Debtors were in fact liquidated. Moreover, the Debtors believe that a chapter 7 liquidation could result in substantial intercompany and other litigation that could delay the distribution of liquidation proceeds beyond the periods assumed in Exhibit H. This delay could materially reduce the amount determined on a present value basis as of the proposed Effective Date to be available for distribution to creditors in such liquidations. Further, the Debtors believe that such litigation and attendant delay could adversely affect the values realizable in sales of the Debtors' assets to an extent that cannot be estimated at this time.

          The consolidated hypothetical liquidation analysis indicates that the aggregate proceeds of liquidation of the Debtors in cases under chapter 7 of the Bankruptcy Code would be less than the distributions to be made to the holders of Unsecured Claims under the Plan. See "Summary of the Plan of Reorganization for the Debtors -- Description of Individual Classes and the Treatment of Each Class Under the Plan". The Debtors therefore believe that the Plan provides for recoveries equal to or greater than those that would be realized in a chapter 7 liquidation of the Debtors, and that the Plan thus satisfies the "best interests" test embodied in section 1129(a)(7) of the Bankruptcy Code as to all Classes of Claims and Equity Interests.

                                 XIV. CONCLUSION

          The Debtors urge all Creditors and Equity Security Holders entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received on or before 5:00 p.m. Eastern Daylight Time on September 4, 1996.

Dated:       New York, New York
             August 9, 1996


                                    OLYMPIA & YORK REALTY CORP., et al.
                                    (for itself and on behalf of each
                                    of the other Debtors)



                                    By:  /s/ Joel M. Simon
                                         --------------------------------
                                         Name:  Joel M. Simon
                                         Title: Executive Vice-President
                                                and Chief Operating
                                                Officer

COUNSEL:

Corinne Ball, Esq.                              Richard Seltzer, Esq.
Paul D. Leake, Esq.                             Andrew P. Kress, Esq.

WEIL, GOTSHAL & MANGES LLP                      KAYE, SCHOLER, FIERMAN,
767 Fifth Avenue                                HAYS & HANDLER LLP
New York, New York 10153                        425 Park Avenue
(212) 310-8000                                  New York, New York 10022
                                                (212) 836-8000

Attorneys for the Debtors and                   Attorneys for Olympia
  Debtors in Possession                         & York Tower B Lease
(other than Olympia & York                      Company
  Tower B Lease Company)

                                   SCHEDULE 1

                            Other O&Y (U.S.) Entities
                   Participating in the Plan of Reorganization

                   1.      O&Y (U.S.) Financial Company
                   2.      O&Y WFC Tower A Company
                   3.      O&Y WFC Tower Corp.
                   4.      O&Y 245 Corp.
                   5.      Olympia & York 245 Park Avenue Holding Company,
                           L.P.
                   6.      245 Park Avenue Company
                   7.      O&Y Financial Company
                   8.      Olympia & York OLP Company
                   9.      O&Y Liberty Plaza Company
                  10.      Trinity Place Company
                  11.      Olympia & York Tower B Lease Company

                                    EXHIBIT A

                             Plan of Reorganization

                                    EXHIBIT B

                  First Amended Financial Appendix of Newco LP

                                    EXHIBIT C

                        Description of Asset Dispositions

The major asset divestitures that have occurred in the Devco chain are as follows:

                  Yerba Buena Gardens, San Francisco -- although not an asset sale, O&Y (U.S.) was unable to meet its financial obligations and in the summer of 1992 lost its development rights to the Yerba Buena Gardens development.

                  One Corporate Center, Hartford -- the property was transferred back to O&Y (U.S.)'s partner and the lender on December 10, 1993, in exchange for a forgiveness of the indebtedness.

                  110-120 Tremont Street, Boston -- the property was sold to an unrelated third party on December 30, 1993 in exchange for approximately $6.4 million. The net proceeds of the sale were applied by Sanwa to reduce outstanding indebtedness owed to such lender at One Liberty Plaza, New York.

                  1999 Bryan Street, Dallas -- the property was consensually foreclosed on by the lender on November 2, 1993. The lender bid in its mortgage debt at the foreclosure sale and eliminated the mortgage indebtedness. The lender and O&Y (U.S.) have agreed to a settlement of other property related Claims. The settlement disposes of all outstanding property related Claims in exchange for a $6 million unsecured Claim against Devco and Equityco.

                  KOIN Center, Portland -- the property and related properties were sold to an unrelated third party on December 31, 1993 for approximately $40.5 million. After the mortgages were satisfied, O&Y (U.S.) received approximately $15.7 million from the sale.

                  Cypress Creek, Florida -- 24.6 acres of undeveloped land located in Fort Lauderdale was sold on June 1, 1994 to an unrelated third party for approximately $3.6 million.

                  Olympia Place, Orlando -- property sold to an unrelated third party on March 1, 1994, for approximately $55.6 million. After satisfaction of the existing financing, O&Y (U.S.) received approximately $0.5 million.

                  Winter Park, Florida -- property sold to an unrelated third party on March 7, 1995 for approximately $7.3 million. After satisfaction of the first mortgage on the property, O&Y (U.S.) received approximately $4.0 million.

                  400 South Hope Street, Los Angeles -- O&Y (U.S.) was unable to meet certain of its loan obligations to the partnership that owns the property. As a result, the remaining partners elected to exercise their right to control the general partner interest of O&Y (U.S.). As discussed further in the Discussion of the Settlement Agreement Section, the right to O&Y (U.S.)'s partner interest will be transferred to Apollo & Tishman Speyer under the Settlement Agreement.

                  One Financial Plaza, Springfield -- the property was transferred back to the lender on October 6, 1995 in exchange for a forgiveness of the indebtedness.

The major asset divestitures that have occurred in the Equityco chain are as follows:

                  320 Park Avenue, New York -- the property was sold on October 15, 1992 to an unrelated third party. The proceeds of the sale were used to paydown the existing first and second mortgages. However, the lenders were also given an approximately $24 million unsecured demand note against Devco for the deficiency amount of the lenders' mortgages. That demand note is currently owned by Apollo and Banco Di Roma.

                  55 Water Street, New York -- the property was sold to an unrelated third party on October 5, 1993 through a prearranged chapter 11 plan of reorganization. Other than a reimbursement Claim against Devco with respect to a letter of credit, all obligations related to this property have been satisfied.

                  125 Broad Street/7 Hanover Square/1250 Broadway, New York -- Pursuant to a Plan of Reorganization confirmed on December 30, 1994, the 125 Broad Street property was transferred to an affiliate of CIBC, Johnson & Higgins and Sullivan & Cromwell and O&Y (U.S.)'s interest in the 1250 Broadway property was transferred to an affiliate of CIBC. The takeover lease related to 7 Hanover Square was also transferred pursuant to the plan of reorganization. As a result of the transfers, O&Y (U.S.) was released from its mortgage obligations and its obligations under the takeover agreement. CIBC was also given a $26.2 million unsecured deficiency Claim against Devco and

                  Equityco, which Co-Proponent Unsecured Claim is being treated as described in section 7.11.2 of the Plan. In addition, JMB and Coopers & Lybrand OYDL, Inc./Limited, on behalf of 25 Realty LP, were given a $5 million and $6.75 million Unaffiliated Unsecured Claim against Devco and Equityco, respectively, which Claims are being treated as described in section 7.11 of the Plan.

                  2 Broadway, New York -- the property was sold to an unrelated third party on September 18, 1995 through a prenegotiated chapter 11 plan of reorganization. Under the plan and pursuant to the 970's Indenture, approximately $16.1 million in proceeds from the sale were transferred to 1290 Associates, LLC and 237 Park Avenue Associates, LLC to fund future leasing costs in the two buildings owned by those entities.

The major asset divestitures that have occurred in the Baden chain are as follows:

                  La Santa Maria, Florida -- the 6.4 acre site was sold on October 14, 1993 to an unrelated third party for approximately $11.4 million, which generated proceeds of $5 million to Baden, less certain closing costs.

                  Royal Lane/Ferrel Drive, Dallas -- an acre piece of vacant land was sold on September 21, 1994, for approximately $100,000.

                  Wood Ranch, California -- the Wood Ranch property was transferred to the lender on January 4, 1994, in full satisfaction of the $21.3 million mortgage debt on the property and a $6.2 million recourse obligation to the local school district.

                  Chino Hills, California - the Chino Hills properties were sold in stages in July, 1994 and April, 1995, for a total of approximately $14.5 million.

                  Two Clinton Square, Syracuse -- the property was sold on April 12, 1993 to an unrelated third party for approximately $4.6 million.

                  Cherry Creek, Colorado - sold right to purchase further lands in Cherry Creek, Colorado on January 14, 1994 for $250,000. In addition, 193,502 square feet of undeveloped land was sold July 14, 1994, to an unrelated third party for $726,000.

                  American Landmark Properties - O&Y (U.S.)'s interest in various joint ventures which own cooperative and condominium units in New York, New York and Arlington, Virginia were sold to an unrelated third party on June 14, 1993, for $1 million in Cash and an $8.3 million note.

          See "Significant Developments in the Debtors' Chapter 11 Cases -- The Exclusivity Litigation and the January 12th Settlement Agreement", for details of transfers of 237 Park Avenue, New York, New York, 1290 Avenue of the Americas, New York, New York, 11601 Wilshire Blvd., Los Angeles, California, West 31st Street, New York, New York and 400 South Hope Street, Los Angeles, California.

                                    EXHIBIT I

                      Chronology of the Creditor Proposals

          By the spring of 1995, management of O&Y (U.S.) was prepared to proceed with its recommendations to the Independent Board regarding an overall restructuring plan based on the Newco Plan Outline, with modifications.

          By late spring 1995, O&Y (U.S.) was advised that BPHI, CIBC and Dragon had formed a group (collectively, the "BPHI Group") for purposes of proposing a Newco plan to management. Prior to the April 25, 1995 meeting of the Independent Board, O&Y (U.S.) received a communication from BPHI, speaking for itself, CIBC and Dragon, requesting that management and the Independent Board defer making a recommendation and permit that group to pursue its negotiations to reach a consensus on an overall restructuring plan with other key parties in interest. O&Y (U.S.) received similar, separate written communications from Citibank and Apollo. All of these significant constituents requested that management of O&Y (U.S.) not proceed with its recommendations but, rather, permit discussions among the constituents to continue. Such constituents informed O&Y (U.S.) that they believed there were substantial prospects for reaching an understanding to accommodate their varying interests in an overall restructuring of the U.S. Operations, which management should consider prior to making recommendations on an overall restructuring to the Independent Board.

          In June 1995, in response to the April 6 letter, the constituents commenced submitting plan proposals. The BPHI Group submitted a written restructuring plan proposal on June 21, 1995, which was subsequently amended on July 22, 1995 and again on August 29, 1995 to reflect the involvement of Whitehall Limited Partnership V ("Whitehall"), a holder of $134 million in notes secured by two of the core properties (the "BPHI Group Proposal").

          On July 13, 1995, Apollo, an affiliate of Tishman Speyer Properties, L.P. and Coopers & Lybrand OYDL, Inc./Limited (collectively, the "A/T/S Group") submitted a written restructuring plan proposal, which was revised on August 18, 1995, and again on September 17, 1995 (the "A/T/S Group Proposal").

          On July 25, 1995, representatives of each of the A/T/S Group, the BPHI Group and Citibank met separately with the Independent Board. The BPHI Group presented its plan proposal; the A/T/S Group presented its plan proposal; and Citibank informed the Independent Board of the role it foresaw itself playing in the restructuring of the U.S. Operations and that it was carefully considering the various plan proposals with a view



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to negotiating a position of support for one or the other
proposal, with modifications.

                                    EXHIBIT J

                           Schedule of O&Y Affiliates

          O&Y Affiliates means the following Entities and any other Entity that controls, is controlled by or is under common control with such Entities:

1.       Amland Properties Corp.
2.       Olympia & York and Andrews Associates Venture
3.       Baden Real Estate Corp.
4.       Brunswash Development Corporation
5.       Olympia & York Bryan Holding Company
6.       Cabot Estate Development Company
7.       Olympia & York Cherry Creek Company
8.       Chicago-Superior Associates
9.       Olympia & York Co., Inc.
10.      Olympia & York Colorado Development Corp.
11.      Olympia & York Communications, Inc.
12.      O&Y Concord 60 Broad Street Company
13.      O&Y Construction Corp.
14.      Olympia & York Cypress Corp.
15.      O&Y Cypress Florida Inc.
16.      O&Y Dalland Corp.
17.      Olympia & York Denver Properties Corp.
18.      Devco-11601-A, L.P
19.      Devco-11601-B, L.P
20.      O&Y Devcon, Inc.
21.      O&Y Development Holding Corp.
22.      Olympia & York Development (Seattle) Company
23.      O&Y Equity Company, L.P
24.      O&Y Equity General Partner Corp.
25.      Olympia & York FCA Inc.
26.      O&Y FEC Corp.
27.      O&Y FEC Corp. Venture
28.      Federal Center Associates
29.      O&Y Financial Company
30.      Financial Plaza Trust
31.      O&Y Fiscal Corporation
32.      Olympia & York Florida Equity Corp.
33.      Forum Properties Corp.
34.      Olympia & York Fountain Plaza Company
35.      Olympia & York Grampian Corp.
36.      Hartford Park Associates
37.      Olympia & York Homes Corporation
38.      O&Y Hope Street, Inc.
39.      O&Y I/S Guide Inc.
40.      Izzard Corp.
41.      Olympia & York Jefferson Street Company
42.      Olympia & York KOIN Center Company
43.      O&Y Liberty Plaza Company
44.      Olympia & York Maiden Lane Company
45.      Olympia & York Maiden Lane Finance Corp.



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46.      O&Y Maintenance Corp.
47.      O&Y Management Corp.
48.      Olympia & York Mass. Investment Corp.
49.      Olympia & York Massachusetts Financial Company
50.      Miami Center Joint Venture
51.      NH Corp.
52.      O&Y NY Building Corp.
53.      O&Y OCP Corp.
54.      Olympia & York OLP Company
55.      Olympia/Roberts Company
56.      One Commercial Plaza (Unnamed Co-Tenancy)
57.      One Financial Plaza (Unnamed Joint Venture)
58.      Orion Limited Partnership
59.      OYCI Video, Inc.
60.      Pennland Properties Corp.
61.      Perkins Realty Trust
62.      O&Y Plaza Corp.
63.      Olympia & York Properties (Portland) Company
64.      Olympia & York Real Estate (USA) Inc.
65.      Olympia & York Realty Corp.
66.      Olympia & York Residential Corp.
67.      Senior Associates
68.      South Brunswick Industrial Properties Limited
           Partnership and Brunswash Development Corporation
69.      South Brunswick Industrial Properties Limited
           Partnership and Pennland Properties Corp.
70.      Olympia & York Southeast Equity Corp.
71.      Olympia & York State Limited Partnership
72.      Olympia & York State Street Company
73.      SYR Mall Corp.
74.      O&Y Tower A Holding Company
75.      O&Y Tower A Limited Partnership
76.      Olympia & York Tower B Company
77.      O&Y Tower B Holding Company I
78.      Olympia & York Tower B Lease Company
79.      O&Y Tower D Holding Company I
80.      O&Y Tower D Holding Company II
81.      Trinity Place Company
82.      O&Y (U.S.) Development Company, L.P.
83.      O&Y (U.S.) Development General Partner Corp.
84.      O&Y (U.S.) Financial Company
85.      Olympia & York (U.S.) Holdings Company
86.      O&Y Venture Corp.
87.      Olympia & York Water Street Company
88.      West 31st Street Associates
89.      O&Y WFC Maintenance Corp.
90.      Olympia & York WFC Retail Company
91.      WFC Tower A Company
92.      O&Y WFC Tower Corp.
93.      WFC Tower D Company



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94.      Olympia & York World Financial Center Finance Corp.
95.      O&Y YBG Corp.
96.      O&Y YBG L.P.
97.      Yerba Buena Gardens, L.P.
98.      York Venture Co.
99.      2 Broadway Associates
100.     2 Broadway Land Company
101.     O&Y 7 Hanover Leasing Company, L.P.
102.     O&Y 53 Finance Corp.
103.     O&Y 55 WS Lease Co., L.P.
104.     60 Broad Street Management Corp.
105.     125 Broad Street Company
106.     O&Y 233 Park South Company, L.P.
107.     237 Park Avenue Associates
108.     O&Y 245 Corp.
109.     Olympia & York 245 Lease Company
110.     245 Park Avenue Company
111.     Olympia & York 245 Park Avenue Holding Company, L.P.
112.     Olympia & York 320 G.O.T. Company
113.     Olympia & York 320 Park Company
114.     O&Y 320 Park Corp.
115.     1290 Associates
116.     1999 Bryan Street Ltd.
117.     11601 Wilshire Associates